As filed with the Securities and Exchange Commission on October 31, 2013

Registration Statement No. 333-191848

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

to

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

American Petroleum Tankers Partners LP

(Exact name of Registrant as specified in its charter)

Delaware	4400	80-0947184
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

600 W. Germantown Pike, Suite 400

Plymouth Meeting, PA 19462

(610) 940-1677

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Philip J. Doherty

Chief Financial Officer

600 W. Germantown Pike, Suite 400

Plymouth Meeting, PA 19462

(610) 940-1677

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Lesley Peng Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, New York 10017 (212) 455-2000	Alon Harnoy Shiboleth LLP 1 Penn Plaza, Suite 2527 New York, New York 10119 (212) 244-4111	Laura Lanza Tyson Baker Botts L.L.P. 98 San Jacinto Center, Suite 1500 Austin, Texas 78701 (512) 322-2500

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box.    ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee
Common units representing limited partner interests	$172,500,000	$22,218(3)

(1)	Includes common units issuable upon exercise of the underwriters’ option to purchase additional common units.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.
(3)	Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED OCTOBER 31, 2013

PRELIMINARY PROSPECTUS

American Petroleum Tankers Partners LP

                                                 Common Units

Representing Limited Partner Interests

This is the initial public offering of our common units. We currently expect the initial public offering price to be between $             and $            per common unit. We are selling                common units.

Prior to this offering, there has been no public market for our common units. We intend to apply to list the common units on the New York Stock Exchange under the symbol “JAT.”

We are an “emerging growth company,” and we are eligible for reduced reporting requirements. See “Summary—Implications of Being an Emerging Growth Company.” Investing in our common units involves risks. Please read “Risk Factors” beginning on page 25.

These risks include the following:

•

We have generated net losses in each of the last three fiscal years and may not have sufficient cash from operations following the establishment of cash reserves and payment of fees and expenses to enable us to pay the minimum quarterly distribution on our common units and subordinated units.

•

The assumptions underlying our forecast of cash available for distribution are inherently uncertain and are subject to significant business, economic, financial, regulatory and competitive risks and uncertainties that could cause actual results to differ materially from those forecasted.

•	Our ability to grow and to meet our financial needs may be adversely affected by our cash distribution policy.

•

We will derive all of our revenues from a limited number of customers and the loss of any of these customers or time charters with any of them could result in an adverse effect on our business and results of operations.

•	We will have a limited number of vessels and any loss of use of a vessel would adversely affect our results of operations.

•

Our business would be adversely affected if the Jones Act provisions on coastwise trade were waived, modified or repealed or if changes in international trade agreements or applicable law or government regulations were to occur or if the Oil Pollution Act of 1990 were modified.

•	Marine transportation is inherently risky and an incident involving significant loss or environmental contamination by any of our vessels could harm our reputation and business.

•	Decreases in United States refining activity, particularly in the U.S. Gulf Coast region, could adversely affect our business and financial condition.

•

A decrease in the cost of importing or transporting refined petroleum products could cause demand for U.S.-flag product carrier capacity and daily hire rates to decline, which would decrease our revenues and profitability.

•

Our Sponsors own a controlling interest in us and have limited contractual and fiduciary duties to us and our common unitholders, and they may favor their own interests to the detriment of us and our other common unitholders.

•	Our Sponsors own a controlling interest in us and their interests may conflict with ours or yours in the future.

•	Holders of our common units have limited voting rights and are not entitled to elect our general partner or its directors, which could reduce the price at which the common units trade.

•

Our partnership agreement limits the duties our general partner may have to our unitholders and restricts the remedies available to unitholders for actions taken by our general partner that might otherwise constitute breaches of fiduciary duty.

•	You will experience immediate and substantial dilution of $ per common unit on a tangible book value basis.

•	Our partnership agreement limits the ownership of common units by individuals and entities that are not U.S. citizens within the meaning of the Jones Act.
•	Our general partner has a limited call right that may require you to sell your common units at an undesirable time or price.

•	We are an “emerging growth company” and we are subject to reduced disclosure requirements applicable to emerging growth companies, which may make our common units less attractive to investors.

•

Our tax treatment depends on our status as a partnership for U.S. federal income tax purposes. If the IRS were to treat us as a corporation, which would subject us to entity-level taxation, our cash available for distribution to you may be materially reduced.

•	You will be required to pay taxes on your share of our taxable income even if you do not receive any cash distributions from us.

To the extent the underwriters sell more than                 common units in this offering, the underwriters have an option to purchase up to                 additional common units from us, at the public offering price, less underwriting discounts, for 30 days after the date of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Common Unit	Total
Public offering price	$	$
Underwriting discount(1)	$	$
Proceeds, before expenses, to American Petroleum Tankers Partners LP(2)	$	$

(1)	Excludes a structuring fee of 0.25% of the offering proceeds payable to Merrill Lynch, Pierce, Fenner & Smith Incorporated and Barclays Capital Inc.
(2)	We have agreed to reimburse the underwriters for certain FINRA-related expenses. See “Underwriting—Discounts and Fees.”

The underwriters expect to deliver the common units to purchasers on or about                 , 2013 through the book-entry facilities of The Depositary Trust Company.

BofA Merrill Lynch		Barclays

Credit Suisse	UBS Investment Bank	Wells Fargo Securities

The date of this prospectus is                 , 2013

We are responsible for the information contained in this prospectus and in any free writing prospectus we prepare or authorize. We have not authorized anyone to provide you with different information, and we take no responsibility for any other information others may give you. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date of this prospectus. Our business, financial condition, results of operation and prospects may have changed since that date.

i

INDUSTRY AND MARKET DATA

Navigistics Consulting (“Navigistics”) has provided us certain statistical and graphical information contained in this prospectus and relating to the maritime oil transportation industry. We do not have any knowledge that the information obtained from or provided by Navigistics is inaccurate in any material respect. Navigistics has advised us that this information is drawn from its database and other sources and that: (1) some information in Navigistics’ database is derived from its estimates or subjective judgments, (2) the information in the databases of other maritime data collection agencies may differ from the information in Navigistics’ database and (3) while Navigistics has taken reasonable care in the compilation of the statistical and graphical information provided by it and believes it to be accurate and correct, data compilation is subject to limited audit and validation procedures. We believe that, notwithstanding any such qualifications by Navigistics, the industry data provided by Navigistics is accurate in all material respects.

We obtained certain other information contained in this prospectus from the U.S. Energy Information Administration (“EIA”) and the U.S. Department of Transportation’s Maritime Administration (“MarAd”). We believe that the information obtained from EIA and MarAd is accurate in all material respects.

SUMMARY

This summary highlights information contained elsewhere in this prospectus. Unless we otherwise specify, all references to information and data in this prospectus about our business and fleet refer to the business and fleet to be contributed to us by American Petroleum Tankers Holding LLC (“Holding”) upon the closing of this offering (our “initial fleet”) but prior to our exercise of our option to purchase the newbuild vessels (the “State Class newbuild vessels”) from State Class Tankers II LLC and/or certain of its subsidiaries (collectively, “State Class Tankers”). See “—Our Fleet.” Prior to the closing of this offering, we will not own any vessels. Unless otherwise indicated, all references to size, age and capacity of our fleet and other Jones Act vessels are as of August 15, 2013.

Unless the context otherwise requires, all references in this prospectus to “we,” “our,” “us” and “the Partnership” or similar terms when used in a historical context refer to the assets, liabilities and operations of Holding, including its vessels and its subsidiaries that hold interests in the vessels in our initial fleet, which constitute 100% of its assets. When used in the present tense or prospectively, those terms refer to American Petroleum Tankers Partners LP and its subsidiaries. All references in this prospectus to “our general partner” refer to American Petroleum Tankers GP LLC, the general partner of American Petroleum Tankers Partners LP. All references in this prospectus to our “Sponsors” refer to Blackstone Capital Partners V USS L.P. (“BCPV”), a fund of The Blackstone Group, L.P., and its affiliates (collectively, “Blackstone”), affiliates of GSO Capital Partners LP (“GSO”) and affiliates of Cerberus Capital Management, L.P. (“Cerberus”), which together indirectly own substantially all of the equity interests of Holding and our general partner.

You should read the entire prospectus carefully, including our historical financial statements and the notes to those financial statements. The information presented in this prospectus assumes, unless otherwise noted, (1) an initial public offering price of $         per common unit and (2) that the underwriters do not exercise their option to purchase additional common units. You should read “Risk Factors” for more information about important risks that you should consider carefully before buying our common units.

American Petroleum Tankers Partners LP

We are a Delaware master limited partnership formed to own, operate and acquire tankers that transport refined petroleum products and crude oil in the U.S. domestic trade, which is commonly referred to as the Jones Act trade, under long-term time charter contracts. Our initial fleet will consist of five medium-range (“MR”) product tankers with an average age of 3.7 years, compared to an average age of 12 years for the rest of the fleet of tankers that satisfy the requirements to conduct Jones Act trade (or the “Jones Act fleet”). Our product tankers are modern, high quality vessels that are versatile and that we believe are among the most fuel efficient tankers in the Jones Act fleet. We intend to leverage the experience, reputation and relationships of our management team and Sponsors to capitalize on what we believe are significant growth opportunities in the Jones Act tanker market.

We operate our vessels under contracts, or time charters, with creditworthy counterparties, including affiliates of BP, p.l.c. (“BP”), Royal Dutch Shell plc (“Shell”), Chevron Corporation (“Chevron”), the Military Sealift Command of the U.S. Navy (“MSC”), a division of the U.S. Department of Defense, and, on a forward basis, with Phillips 66 Company (“Phillips 66”) and an affiliate of Tesoro Corporation (“Tesoro”). Each of the vessels in our initial fleet is either operating pursuant to a time charter with a remaining term of more than one year or is forward chartered to another counterparty for a multiple-year term (which we refer to, in either case, as a “long-term time charter”). These long-term time charters provide predictable and stable cash flows based on contracted daily rates of hire for our vessels and have allowed us to maintain utilization rates for our initial fleet in excess of 99% since their commencement.

We intend to grow our business and cash distributions through accretive acquisitions of additional Jones Act vessels from State Class Tankers, an affiliate of Blackstone that is building four new MR tankers that we have an option to purchase, and from third parties. The contracts on our existing fleet will also provide us with built-in cash flow growth as the two forward time charters we have in place on our MSC-chartered vessels will commence at substantially higher daily rates beginning as early as August 2014.

Our market is insulated from foreign competition by virtue of the Merchant Marine Act, 1920, and related coastwise trade laws, commonly referred to as the Jones Act. These laws generally restrict U.S. point-to-point maritime shipping to vessels operating under the U.S. flag, built in the United States, owned and operated by U.S.-organized companies that are controlled and at least 75% owned by U.S. citizens and manned predominantly by U.S. crews. All of the vessels in our initial fleet are, and each of the State Class newbuild vessels will be, permitted to transport cargo between U.S. ports under the Jones Act.

Our initial fleet and the related charter agreements will be contributed to us by Holding, which is owned by our Sponsors. Our revenues, Adjusted EBITDA and net loss were $94.8 million, $54.1 million and $51.9 million, respectively, for the year ended December 31, 2012 and $48.6 million, $27.8 million and $24.9 million, respectively, for the six months ended June 30, 2013. See “—Summary Historical Financial and Operating Data” for our definition of Adjusted EBITDA and a reconciliation of our net loss to Adjusted EBITDA. The net losses during these periods reflect the paid-in-kind interest and debt prepayment fees related to our former Sponsor facility and our senior secured notes which were converted into equity and redeemed in the second quarter of 2013. Assuming that this offering and the related formation transactions had been completed on January 1, 2012, our pro forma revenues, pro forma Adjusted EBITDA and pro forma net income would have been $94.8 million, $52.1 million and $16.8 million, respectively, for the year ended December 31, 2012 and $96.3 million, $52.8 million and $18.8 million, respectively, for the twelve-month period ended June 30, 2013. See “Our Cash Distribution Policy and Restrictions on Distributions—Unaudited Pro Forma Cash Available for Distribution for the Twelve-Month Period Ended June 30, 2013 and the Year Ended December 31, 2012.” Upon completion of this offering, our general partner will own our non-economic general partner interest and all of our incentive distribution rights and Holding will own a     % limited partnership interest in us.

Our Fleet

Upon the closing of this offering, we will own and operate a fleet of five modern 49,000 deadweight tonnage (“dwt”) MR product tankers designed for deep-sea trade. A product tanker is a self-propelled vessel with design features including special tank coatings, cargo segregations and piping systems that permit the simultaneous transportation of multiple grades of cargo.

All of the vessels in our initial fleet are currently employed under time charters, which provide for a fixed daily hire rate when the vessels are available for hire. The current average contracted rate charged on each day of the charter term other than off-hire days (or “daily hire rate”) for our initial fleet is approximately $54,000 per day. Under our time charters, our counterparties (the “charterers”) are responsible for the cost of fuel and port charges, and as a result our time charter revenues are not impacted by fluctuations in bunker fuel prices. In addition, our time charters contain fixed-rate escalation provisions to offset the effects of increases in operating expenses.

The table below summarizes the vessels in our initial fleet and their associated time charters:

Vessel	Charter Commencement Date	Charter Expiry(1)	Charterer	Charterer Ratings(2)	Initial Charter Term	Extension Options
Golden State	January 2009	January 2019	BP	A2/A	7 years	3 one-year options

Pelican State	July 2012	July 2017	Shell	Aa1/AA	3 years	2 one-year options

Sunshine State	January 2013	December 2017	Chevron	Aa1/AA	4 years	1 one-year option

Empire State(3)	October 2010	August 2015	MSC	Aaa/AA+(4)	1 year	3 one-year options; 1 eleven-month option

Vessel	Charter Commencement Date	Charter Expiry(1)	Charterer	Charterer Ratings(2)	Initial Charter Term	Extension Options
	Upon redelivery from MSC, but no earlier than August 2014	August 2019 to August 2020	Phillips 66	Baa1/BBB	5 years	N/A

Evergreen State(3)	January 2011	August 2015	MSC	Aaa/AA+(4)	1 year	3 one-year options; 1 eleven-month option

	Upon redelivery from MSC	August 2022 to August 2023	Tesoro	Ba1/BB+	4 years	2 two-year options

(1)	Assumes the exercise of each extension option.
(2)	Moody’s Investors Services, Inc./Standard & Poor’s Ratings Services. A rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
(3)	Option periods for the MSC time charters run in conjunction with the government fiscal year (October 1 through September 30). Upon redelivery from MSC, the Empire State or, at our option, the Evergreen State, will be chartered to Phillips 66, to begin no earlier than August 1, 2014, for an initial term of five years, with no extension options and, upon redelivery from MSC, the Evergreen State or, at our option, the Empire State, will be chartered to Tesoro for an initial term of four years, with two options to extend for two years each. The MSC time charters are subject to cancellation by MSC at its convenience.
(4)	U.S. Government Sovereign Rating.

The table below depicts the existing contracted terms and remaining extension options currently in place for our initial fleet:

(1)	Assumes the exercise of the final extension option by MSC and redelivery of the Empire State in August 2015.
(2)	Assumes the exercise of the final extension option by MSC and redelivery of the Evergreen State in August 2015.

The table below sets for the average contracted daily hire rates for the vessels in our initial fleet:

Year Ended December 31	Average Contracted Daily Hire Rates(1)
2013	$53,968
2014	$55,040
2015	$60,919
2016	$65,417

(1)	Assumes the exercise of each extension option.

Option to Purchase State Class Newbuild Vessels

Upon the closing of this offering, we will enter into an option agreement pursuant to which we will have an option to purchase each of the following Jones Act MR product tankers from State Class Tankers:

Vessel	Expected Delivery Date to State Class Tankers	Charter Expiry(1)	Charterer	Charterer Rating	Initial Charter Term	Extension Options
State Class Tanker 1	November 2015	November 2023	Major Oil Company	Aa1/AA	5 years	3 one-year options
State Class Tanker 2	April 2016	April 2024	Major Oil Company	Aa1/AA	5 years	3 one-year options
State Class Tanker 3	October 2016	October 2024	Major Oil Company	Aa1/AA	5 years	3 one-year options
State Class Tanker 4	July 2016	July 2024	Major Oil Company	Aa1/AA	5 years	3 one-year options

(1)	Assumes the exercise of each extension option.

State Class Tankers, an affiliate of Blackstone, has entered into a contract with the National Steel and Shipbuilding Company (“NASSCO”) shipyard of General Dynamics for the construction of four ECO-class MR product tankers. The vessels are being constructed based on a design by DSEC Co., Ltd., a subsidiary of Daewoo Shipbuilding & Marine Engineering, and will be among the most modern and fuel-efficient tankers in the Jones Act fleet. State Class Tankers has also entered into five-year time charters with a major oil company for each of the four State Class newbuild vessels that will begin on the vessels’ respective scheduled dates of delivery to the charterer.

Pursuant to an option agreement, which we intend to enter into with State Class Tankers at the closing of this offering, we will have an option to purchase each of the State Class newbuild vessels at an exercise price per vessel equal to its fair market value, subject to a minimum price, each as determined in accordance with the option agreement. If we do not exercise our option to purchase a State Class newbuild vessel within nine months of such vessel’s delivery date, the purchase option shall terminate for such vessel. Under the option agreement, Holding, State Class Tankers and any entity, other than the Partnership, operated by the Chief Executive Officer or the Chief Financial Officer of our general partner (each a “Related Entity”) will grant a right of first offer to us, subject to certain exceptions, for any Jones Act tanker vessel they own that is engaged in the Jones Act trade and operating under a time charter of three or more years. Additionally, under the option agreement, we and our subsidiaries will grant a similar right of first offer to the Related Entities on any proposed sale, transfer or other disposition of any MR product tanker engaged in the Jones Act trade and operating under a time charter of less than three years.

The decision to purchase a State Class newbuild vessel, the exercise price to be paid for a State Class newbuild vessel, and any other terms of our purchase must be approved by our conflicts committee. We are under no obligation to buy the State Class newbuild vessels. We intend to fund the acquisition of any State Class newbuild vessel through a combination of debt and equity, to be determined at the time of any such acquisition. Our ability to purchase the State Class newbuild vessels, should we exercise our right to purchase such vessels, is dependent on our ability to obtain financing to fund all or a portion of the acquisition costs of these vessels.

Please read “Certain Relationships and Related Party Transactions—Agreements Governing the Formation Transactions—Option Agreement” for a description of the agreement governing our relationship with State Class Tankers and our option to acquire the State Class newbuild vessels.

Jones Act Tanker Industry Fundamentals

Dynamics in the Jones Act tanker industry are impacted fundamentally by the domestic marine transportation demand for crude oil, refined petroleum products and chemicals and the available supply of vessels. We believe the following Jones Act industry trends will cause daily hire rates to increase as companies pursue longer term time charters in conjunction with rising demand and decreasing supply of vessels over time:

•	Our market enjoys significant barriers to entry. The Jones Act limitation on foreign-owned and/or constructed vessels protects the U.S. point-to-point maritime shipping market from foreign competition. Additionally, the scarcity of shipbuilding capacity in the United States limits the number of new tankers that can be constructed domestically. Currently, only two shipyards in the United States, NASSCO and Aker Philadelphia Shipyard, are actively building Jones Act tankers and have a favorable industry reputation and a track record of delivering Jones Act tankers at competitive prices based upon industry-approved technical designs. However, industry trade publications recently reported that the Avondale Shipyard is in discussions to build up to eight MR Jones Act tankers with the technical assistance of a foreign shipyard.

The number of Jones Act qualified tankers has declined significantly, from 48 ships at its recent peak in 2009 to 32 ships in 2013, and may continue to decline as approximately 19% of the existing tankers are over 28 years of age. Compliance with stricter environmental regulations, increasing customer vetting pressure and the commercial obsolescence of older tonnage has accelerated the retirement of many ships, while the high barriers to entry resulting from relatively high construction costs, limited shipyard capacity and the regulatory protection from foreign competition has limited the number of new ships entering the fleet. Despite these recent declines, the number of product tankers in the Jones Act fleet could begin to increase in 2015. Crowley Maritime Corporation and Aker Philadelphia Shipyard recently announced a joint venture to build four new product tankers to be delivered in 2015 and 2016, with an option to build up to four additional tankers in the future, and NASSCO has contracted with State Class Tankers to deliver the four State Class newbuild vessels in 2015 and 2016 and with Seabulk Tankers, Inc., a wholly-owned subsidiary of SEACOR Holdings Inc., to design and construct two 50,000 dwt product tankers to be delivered in 2016 and 2017.

•

Increasing U.S. production of crude oil and chemicals. U.S. crude oil production increased from 5.7 to 6.5 million barrels per day (“bbl/d”) from 2011 to 2012, and is expected to continue to increase to an average 7.5 million bbl/d in 2013 and 8.4 million bbl/d in 2014, according to the EIA. Increased U.S. oil production is boosting coastal shipments as oil companies move crude to domestic refineries, due to United States prohibitions on exports of most crude oil. In the past 12 months, eight tankers, representing 25% of the total Jones Act tanker fleet, have been reallocated from other Jones Act trade to crude transportation in the U.S. Gulf Coast; prior to this reallocation, there were no tankers committed to crude transportation in the U.S. Gulf Coast. U.S. chemical production has also increased significantly as increasing shale gas production provides a competitively priced feedstock. Modern Jones Act product tankers, including the product tankers in our initial fleet, are capable of carrying a wide range of liquid cargoes, including crude oil and certain chemicals, without retrofitting. Accordingly, increases in demand for coastwise transportation of crude oil and chemicals directly impact demand for the services of modern Jones Act product tankers. Domestic chemical suppliers are expected to reclaim market share on the East Coast, business which was lost to imports during the last decade, potentially providing increased demand for Jones Act tonnage.

•

U.S. refinery and pipeline capacity driving increased reliance on coastwise transportation. Marine transportation provides a critical link between a number of major refined petroleum product producing and consuming regions of the United States. The growth in U.S. Gulf of Mexico refinery capacity and refinery closures in the Northeast and in the Caribbean have further accentuated the refined petroleum product surplus on the U.S. Gulf Coast and the supply deficit in the U.S. Atlantic States, driving additional demand for coastwise transportation. There are currently only two pipelines (the Colonial and the Plantation) that carry refined petroleum products from the U.S. Gulf of Mexico to the U.S. Mid-Atlantic and Southern Atlantic regions, and they are operating at full capacity. While a number of pipeline projects to move crude out of Canada, Texas and the Bakken region are scheduled to come on line over the next few years, the rapid growth in shale and unconventional oil production is outpacing the construction of pipeline capacity. Tankers and barges, as well as rail, are expected to be widely used to supplement the insufficient pipeline capacity and cover routes not practicably covered by pipelines.

See “The Jones Act Product Carrier Market.”

Competitive Strengths

We believe that our future prospects for success are enhanced by the following aspects of our business:

•

Modern, high quality fleet. We have one of the youngest Jones Act tanker fleets, with an average age of approximately 3.7 years, compared to the average age of 12 years for the rest of the Jones Act tanker fleet, which we believe provides us with a competitive advantage and will allow us to capture new charter opportunities in the near and long-term. In addition, newer vessels are more fuel-efficient, cost-effective and environmentally sound than older vessels, while requiring less annual capital expenditures to maintain. As a result, we believe our vessels and the State Class newbuild vessels will be more attractive to customers with increasingly stringent vetting and inspection standards.

•

Stable cash flows from long-term time charters with creditworthy counterparties. We benefit from the stable cash flows and high utilization rates associated with our long-term time charters. The vessels in our initial fleet are currently employed under long-term time charters with affiliates of creditworthy counterparties, including BP (currently rated A2 / A), Shell (currently rated Aa1 / AA), and Chevron (currently rated Aa1 / AA) and MSC, a subdivision of the U.S. Government (Aaa / AA+), and two of our vessels are forward chartered to Tesoro (Ba1/BB+) and Phillips 66 (Baa1/BBB). In addition, the four State Class newbuild vessels that we have the option to purchase will also operate under long-term time charters with a major oil company. Our focus on modern high quality vessels and our employment strategy have allowed us to maintain utilization rates in excess of 99% for our initial fleet since the commencement of our current time charters. In addition, our time charters contain fixed-rate escalation provisions to offset the effects of increases in operating expenses.

•

Multiple visible growth opportunities. We will have an option to purchase from State Class Tankers four newbuild Jones Act tankers, which will increase the capacity of our initial fleet by up to an aggregate of 197,720 dwt, or approximately 80%. Our existing fleet will also provide us with considerable built-in cash flow growth as we have already entered into forward time charters on existing vessels at substantially higher daily hire rates than the existing time charters with MSC. We believe our option to purchase the State Class newbuild vessels, as well as future acquisition opportunities, and the new forward time charters we have entered into will allow us to grow our cash distributions.

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Platform and financial flexibility to support our growth. We believe that we benefit from the relationships that our management and Sponsors have developed over time with leading charterers, financing sources and shipping and energy industry participants, although our management and Sponsors may have conflicts of interest as described under “—Summary of Conflicts of Interest and Fiduciary Duties.” We believe we will have access to the public debt and equity markets in order to pursue expansion opportunities. We expect to have a moderate level of indebtedness upon consummation of this offering and the application of the net proceeds therefrom. In addition, as of June 30, 2013, after giving effect to the formation transactions, this offering and the use of proceeds therefrom, we would have had approximately $             million of available borrowing capacity under our credit facility that could be used for working capital purposes and acquisitions.

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Superior executive and technical management teams. Our executive management team has over 40 years of combined industry experience and retains all strategic and commercial management of our vessels, while the technical management of the vessels is outsourced to certain affiliates of Crowley Maritime Corporation (our “Vessel Manager”). Our Vessel Manager has significant Jones Act expertise, with over 120 years of history in the industry and a reputation for high standards of safety, operating performance and customer service.

We can provide no assurance, however, that we will be able to utilize our strengths described above. For further discussion of the risks that we face, please read “Risk Factors.”

Business Strategies

Our primary business objective is to generate stable cash flows that will enable us to pay quarterly cash distributions to our unitholders and to increase these quarterly cash distributions over time by executing the following strategies:

•

Manage our fleet and deepen our customer relationships to provide a stable base of cash flows. We intend to maintain and grow our cash flows over time by emphasizing customer service and strengthening our relationships with our charterers. We will actively seek the extension and/or renewal of existing time charters in addition to new opportunities to serve our customers. We charter our existing fleet to a number of the world’s leading energy companies as well as an agency within the U.S. Navy. We believe our close relationships with these parties will provide attractive opportunities as domestic marine transportation-related activity is expected to grow in coming years. We will continue to stress the importance of safety, health, security and environmental stewardship as they relate to all aspects of our operation in order to satisfy our customers and fully comply with all applicable national and international rules and regulations.

•

Pursue strategic and accretive acquisitions of product tankers on long-term, fixed-rate time charters. We will seek to pursue strategic and accretive acquisitions. Under the option agreement that we will enter into with State Class Tankers upon the closing of this offering, we will have the option to purchase four State Class newbuild vessels, expected to be delivered to time charterers during 2015 and 2016. We expect to be able to capitalize on improved industry fundamentals and rising daily hire rates as the existing time charters on our initial fleet expire over the next several years.

We can provide no assurance, however, that we will be able to implement our business strategies described above. For further discussion of the risks that we face, please read “Risk Factors.”

Our Vessel Manager

Operationally, we will retain all strategic and commercial management of our vessels, while the technical management of the vessels will be outsourced to certain affiliates of Crowley Maritime Corporation, an entity unaffiliated with our Sponsors. We believe Crowley Maritime Corporation is one of the leading technical managers in the Jones Act tanker industry. Our Vessel Manager’s technical management services include crewing, maintenance and repair, purchasing, insurance and claims administration, and security as well as certain accounting and reporting services. Founded in 1892, our Vessel Manager is one of the oldest maritime transportation companies in the United States, employing approximately 5,300 employees across 92 office locations as of December 31, 2012. We benefit from our Vessel Manager’s operational expertise, purchasing power and relationships with vendors, suppliers and major labor organizations which are key to providing skilled and experienced crews.

Pursuant to the Vessel Management Agreements (as defined under “Business—Our Vessel Manager—Vessel Management Agreements”), we will reimburse our Vessel Manager for the reasonable costs and expenses incurred in connection with providing administrative and technical services to us. We expect that we will pay our Vessel Manager approximately $2.9 million in the aggregate under the Vessel Management Agreements for the twelve-month period ending September 30, 2014. For a more detailed description of our Vessel Manager and our relationship with it, please read “Business—Our Vessel Manager.”

Our Sponsors

We believe that one of our principal strengths is our relationship with our Sponsors. We believe we will benefit from our Sponsors’ experience in the energy industry, and from our Sponsors’ relationships with financing sources and suppliers of technical, commercial and managerial expertise. Our Sponsors will indirectly control us through their ownership of our general partner. Following this offering, our Sponsors will indirectly own an aggregate of a     % limited partnership interest in us, all of our incentive distribution rights and will control our general partner.

Blackstone is an affiliate of The Blackstone Group L.P. (the “Blackstone Group”), which was founded in 1985 and is one of the world’s leading investment and advisory firms. The Blackstone Group’s alternative asset management businesses include the management of private equity funds, real estate funds, funds of hedge funds, credit-oriented funds and closed end mutual funds. The Blackstone Group also provides various financial advisory services, including mergers and acquisition advisory, restructuring and reorganizational advisory and fund placement services.

GSO is the credit platform of the Blackstone Group and manages assets across multiple strategies within the leveraged finance marketplace.

Cerberus, founded in 1992 and headquartered in New York, manages assets across multiple strategies including control and non-control private equity, commercial middle-market direct lending, real estate-related investments and underperforming securities and assets.

Formation Transactions

General

We were formed on August 21, 2013 as a Delaware limited partnership to provide Jones Act marine transportation services for refined petroleum products and crude oil in the U.S. domestic trades. Prior to the closing of this offering, we will not own any vessels.

At or prior to the closing of this offering, the following transactions will occur:

•	we will issue to Holding, an entity owned and controlled by our Sponsors, common units and all of our subordinated units, representing a % limited partner interest in us;

•	Holding will contribute to us the existing subsidiaries of Holding which directly or indirectly own the Golden State, the Pelican State, the Sunshine State, the Empire State and the Evergreen State;

•

we will issue to American Petroleum Tankers GP LLC, an entity owned and controlled by our Sponsors, a non-economic general partner interest in us and all of our incentive distribution rights, which will entitle American Petroleum Tankers GP LLC to increasing percentages of the cash we distribute in excess of $         per unit per quarter;

•	we will sell common units to the public in this offering, representing a % limited partner interest in us; and

•	we will use the proceeds from this offering to repay a portion of the borrowings under our existing credit facility and to fund a cash distribution to Holding.

In addition, at or prior to the closing of this offering:

•	we will enter into an option agreement with State Class Tankers and our general partner governing our option to purchase the State Class newbuild vessels.

We refer to the transactions described above as the “formation transactions.” For further details on our agreements with Holding, State Class Tankers and their respective affiliates, including amounts involved, please read “Certain Relationships and Related Party Transactions.”

Holding Company Structure

We are a holding entity and will conduct our operations and business through subsidiaries, as is common with publicly traded limited partnerships, to maximize operational flexibility. We believe that conducting our operations through a publicly traded limited partnership will offer us the following advantages:

•	access to the public equity and debt capital markets;

•	a lower cost of capital for expansion and acquisitions; and

•	an enhanced ability to use equity securities as consideration in future acquisitions.

Simplified Organizational and Ownership Structure After this Offering

The following diagram depicts our simplified organizational and ownership structure after giving effect to the offering and formation transactions, assuming no exercise of the underwriters’ option to purchase additional common units:

(1)	The diagram excludes APT New Intermediate Holdco LLC, which is the parent of American Petroleum Tankers Parent LLC and a guarantor under our existing credit facility.

	Number of Units	Percentage Ownership
Public Common Units(1)
Holding Common Units(1)
Holding Subordinated Units
Non-economic General Partner Interest	—	—	(2)

		100.0%

(1)	Assumes the underwriters do not exercise their option to purchase additional common units. If and to the extent the underwriters exercise their option to purchase additional common units, the number of common units purchased by the underwriters pursuant to such exercise will be sold to the public and the remainder of the additional common units, if any, will be issued to Holding. Any such units issued to Holding will be issued for no additional consideration. If the underwriters’ option is exercised in full, then Holding would own common units, or %, and the public would own common units, or %. All of the net proceeds from any exercise of the underwriters’ option to purchase additional common units will be used to make an additional cash distribution to Holding.
(2)	Our general partner will own a non-economic general partner interest in us.

Our Management

Our general partner will manage our operations and activities. Our Sponsors own and control our general partner. Our general partner will not receive any management fee or other compensation in connection with its activities as general partner, but will be entitled to reimbursement of all direct expenses incurred on our behalf. If specified requirements are met, our general partner will be entitled to distributions on its incentive distribution rights. Please read “Our Cash Distribution Policy and Restrictions on Distributions” and “Certain Relationships and Related Transactions.” Unlike stockholders in a publicly traded corporation, our unitholders will not be entitled to elect our general partner or its directors. In addition, both of the officers of our general partner are also officers of State Class Tankers and will spend a significant amount of time overseeing the management, operations, corporate development and future acquisition initiatives of both our business and the business of State Class Tankers.

Summary of Conflicts of Interest and Fiduciary Duties

Our general partner has a fiduciary duty to manage us in a manner beneficial to our unitholders, subject to significant contractual limitations set forth in our Partnership Agreement as described under “Conflicts of Interest and Fiduciary Duties.” However, conflicts of interest may arise between us and our unaffiliated limited partners on the one hand, and our Sponsors and their affiliates, including Holding and our general partner, on the other hand, or between us and our unaffiliated limited partners on the one hand, and State Class Tankers and its affiliates on the other hand. The resolution of these conflicts may not be in the best interest of us or our unaffiliated limited partners. In particular:

•

our partnership agreement permits our general partner to make a number of decisions in its individual capacity, as opposed to in its capacity as our general partner, which entitles our general partner to consider only the interests and factors that it desires, and it has no duty or obligations to give any consideration to any interest of or factors affecting us, our affiliates or any unitholder; when acting in its individual capacity, our general partner may act without any fiduciary obligation to us or the unitholders whatsoever;

•

any agreement between us, on the one hand, and our general partner and its affiliates, on the other, will not grant to the unitholders, separate and apart from us, the right to enforce the obligations of our general partner and its affiliates in our favor;

•

borrowings by us and our affiliates do not constitute a breach of any duty owed by our general partner to our unitholders, including borrowings that have the purpose or effect of: (i) enabling our general partner or its affiliates to receive distributions on any subordinated units held by them or the incentive distribution rights or (ii) hastening the expiration of the subordination period;

•

the holder or holders of a majority of our incentive distribution rights, which will initially be our general partner, have the right to reset the minimum quarterly distribution and the cash target distribution levels upon which the incentive distributions payable to such holder are based to higher levels without the approval of unitholders or the conflicts committee of our general partner’s board of directors at any time when there are not subordinated units outstanding and we have made cash distributions to the holders of the incentive distribution rights at the highest level of incentive distribution for each of the prior four consecutive fiscal quarters; in connection with such resetting and the corresponding relinquishment by such holder of incentive distribution payments based on the cash target distribution levels prior to the reset, such holder will be entitled to receive a number of newly issued common units based on a predetermined formula described under “How We Make Cash Distributions—Our General Partner’s Right to Reset Incentive Distribution Levels”;

•

both of our general partner’s officers will also serve as officers of State Class Tankers and its affiliates and, while acting in such capacity, may consider only the interests and factors that are beneficial to the equityholders of State Class Tankers, which may cause them to pursue business strategies that disproportionately benefit State Class Tankers or its affiliates or which otherwise are not in the best interests of us or our unitholders. In addition, State Class Tankers is owned and controlled by BCPV and, as GSO and Cerberus do not own any interests in State Class Tankers, there is a conflict of interest among our Sponsors with respect to transactions between us and State Class Tankers;

•	any of Holding, State Class Tankers or any of their affiliates may compete with us and could own and operate product tankers under time charters that may compete with our vessels;

•

the doctrine of corporate opportunity, or any analogous doctrine, will not apply to the general partner and its affiliates, and, as a result, neither the general partner nor any of its affiliates will have any obligation to present business opportunities to us; and

•

in connection with the offering, we will enter into an option agreement with State Class Tankers and we may enter into additional agreements in the future with State Class Tankers, relating to the purchase of additional vessels, and other matters. In the performance of its obligations under these agreements, State Class Tankers is not held to a fiduciary duty standard of care to us, our general partner or our limited partners, but rather to the standard of care specified in these agreements.

For a more detailed description of our management structure, please read “Management—Directors and Executive Officers of our General Partner” and “Certain Relationships and Related Party Transactions.”

The board of directors of our general partner will initially be comprised of three members, all of whom will be designated by our Sponsors and one of whom will be independent in accordance with the requirements of the New York Stock Exchange (the “NYSE”). In compliance with the rules of the NYSE and the SEC, two additional independent directors will be appointed within twelve months of listing. Neither our general partner nor its board of directors will be elected by our unitholders. Our Sponsors own all of the equity interests of our general partner and will have the right to appoint our general partner’s board of directors, including the independent directors. In this prospectus, when we refer to our board of directors, we are referring to the board of directors of our general partner. Our general partner’s board of directors will have a conflicts committee composed of independent directors. Our general partner may, but is not obligated to, seek approval of the conflicts committee for resolutions of conflicts of interest that may arise as a result of the relationships between Holding and its affiliates, on the one hand, and us and our unaffiliated limited partners, on the other. There can be no assurance that a conflict of interest will be resolved in favor of the Partnership or for the benefit of the limited partners.

For a more detailed description of the conflicts of interest and fiduciary duties of our general partner and its affiliates, please read “Conflicts of Interest and Fiduciary Duties.” For a description of our other relationships with our affiliates, please read “Certain Relationships and Related Party Transactions.”

Our partnership agreement limits the liability and reduces the fiduciary duties of our general partner to our unitholders. Our partnership agreement also restricts the remedies available to unitholders for actions that might otherwise constitute a breach of our general partner’s fiduciary duties owed to our unitholders. By purchasing a common unit, you are treated as having consented to various actions contemplated in the partnership agreement and to conflicts of interest that might otherwise be considered a breach of fiduciary or other duties under applicable state law. Please read “Conflicts of Interest and Fiduciary Duties—Fiduciary Duties of the General Partner” for a description of the fiduciary duties imposed on our general partner by Delaware law, the material modifications of these duties contained in our partnership agreement and certain legal rights and remedies available to our unitholders.

Risk Factors

An investment in our common units involves risks associated with our business, our partnership structure and the tax characteristics of our common units. These risks are described under “Risk Factors” beginning on page 24 of this prospectus and include:

Risks Inherent in Our Business

•

We have generated net losses in each of the last three fiscal years, and may not have sufficient cash from operations following the establishment of cash reserves and payment of fees and expenses to enable us to pay the minimum quarterly distribution on our common units and subordinated units.

•

The assumptions underlying our forecast of cash available for distribution are inherently uncertain and are subject to significant business, economic, financial, regulatory and competitive risks and uncertainties that could cause actual results to differ materially from those forecasted.

•	Our ability to grow and to meet our financial needs may be adversely affected by our cash distribution policy.

•

We will derive all of our revenues from a limited number of customers and the loss of any of these customers or time charters with any of them could result in an adverse effect on our business and results of operations.

•	We will have a limited number of vessels and any loss of use of a vessel would adversely affect our results of operations.

•

Our business would be adversely affected if the Jones Act provisions on coastwise trade were waived, modified or repealed or if changes in international trade agreements or applicable law or government regulations were to occur or if the Oil Pollution Act of 1990 (“OPA 90”) were modified.

•	Marine transportation is inherently risky and an incident involving significant loss or environmental contamination by any of our vessels could harm our reputation and business.

•	Decreases in United States refining activity, particularly in the U.S. Gulf Coast region, could adversely affect our business and financial condition.

•

A decrease in the cost of importing or transporting refined petroleum products could cause demand for U.S.-flag product carrier capacity and daily hire rates to decline, which would decrease our revenues and profitability.

•	An increase in the supply of Jones Act vessels without an increase in demand for such vessels could cause daily hire rates to decline.

•	We have high levels of fixed costs that will be incurred regardless of our level of business activity.

Risks Inherent in an Investment in Us

•

Our Sponsors own a controlling interest in us and have limited contractual and fiduciary duties to us and our common unitholders, and they may favor their own interests to the detriment of us and our other common unitholders.

•	Our Sponsors own a controlling interest in us and their interests may conflict with ours or yours in the future.

•	Holders of our common units have limited voting rights and are not entitled to elect our general partner or its directors, which could reduce the price at which the common units trade.

•

Our partnership agreement limits the duties our general partner may have to our unitholders and restricts the remedies available to unitholders for actions taken by our general partner that might otherwise constitute breaches of fiduciary duty.

•	You will experience immediate and substantial dilution of $ per common unit on a tangible book value basis.

•	We may issue additional equity securities, including securities senior to the common units, without your approval, which would dilute your ownership interests.

•

Our partnership agreement limits the ownership of common units by individuals and entities that are not U.S. citizens within the meaning of the Jones Act. This may affect the liquidity of our common units and may result in non-U.S. citizens being required to disgorge profits, sell their units at a loss or relinquish their voting and distribution rights.

•	Our general partner has a limited call right that may require you to sell your common units at an undesirable time or price.

•	We are an “emerging growth company” and we are subject to reduced disclosure requirements applicable to emerging growth companies, which may make our common units less attractive to investors.

Tax Risks to Common Unitholders

•

Our tax treatment depends on our status as a partnership for U.S. federal income tax purposes. If the IRS were to treat us as a corporation, which would subject us to entity-level taxation, our cash available for distribution to you may be materially reduced.

•	You will be required to pay taxes on your share of our taxable income even if you do not receive any cash distributions from us.

Implications of Being an Emerging Growth Company

We had less than $1.0 billion in revenue during our last fiscal year, which means that we qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act (the “JOBS Act”). An emerging growth company may take advantage of specified reduced reporting and other burdens that are otherwise applicable generally to public companies. The provisions we intend to avail ourselves of include:

•	exemption from the auditor attestation requirement in the assessment of the emerging growth company’s internal control over financial reporting;

•	exemption from new or revised financial accounting standards applicable to public companies until such standards are also applicable to private companies;

•

exemption from compliance with any new requirements adopted by the Public Company Accounting Oversight Board (the “PCAOB”), requiring mandatory audit firm rotation or a supplement to the auditor’s report in which the auditor would be required to provide additional information about the audit and financial statements;

•	less extensive disclosure requirements about our executive compensation arrangements; and

•	no requirement for shareholder non-binding advisory votes on executive compensation or golden parachute arrangements.

We may take advantage of these provisions until the end of the fiscal year following the fifth anniversary of our initial public offering or such earlier time that we are no longer an emerging growth company. We will cease to be an emerging growth company if we have more than $1.0 billion in annual revenues, have more than $700 million in market value of our common units held by non-affiliates, or issue more than $1.0 billion of non-convertible debt over a three-year period. For as long as we take advantage of the reduced reporting obligations, the information that we provide unitholders may be different than information provided by other public companies.

Principal Executive Offices and Internet Address; SEC Filing Requirements

Our principal executive offices are located at 600 W. Germantown Pike, Suite 400, Plymouth Meeting, PA 19462, and our phone number is (610) 940-1677. We expect to make our periodic reports and other information filed with or furnished to the United States Securities and Exchange Commission (the “SEC”) available, free of charge, through our website at http://www.americanpetroleumtankers.com, as soon as reasonably practicable after those reports and other information are electronically filed with or furnished to the SEC. Information on our website or any other website is not incorporated by reference into this prospectus and does not constitute a part of this prospectus. Please read “Where You Can Find More Information” for an explanation of our reporting requirements.

The Offering

Common units offered to the public	common units.

common units if the underwriters exercise in full their option to purchase additional common units.

Units outstanding after this offering	common units and subordinated units, representing a % and % limited partner interest in us, respectively. If and to the extent the underwriters exercise their option to purchase additional common units, the number of common units purchased by the underwriters pursuant to such exercise will be sold to the public, and the remainder of such common units, if any, will be issued to Holding. Any such units issued to Holding will be issued for no additional consideration. Accordingly, exercise of the underwriters’ option will not affect the total number of common units outstanding or the amount of cash needed to pay the minimum quarterly distribution on all units.

In addition, our general partner will own a non-economic general partner interest in us.

Use of proceeds	We intend to use the net proceeds from this offering, after deducting underwriting discounts, the structuring fee and estimated offering expenses payable by us, to repay a portion of the borrowings under our existing credit facility and to fund a cash distribution to Holding.

The net proceeds from any exercise of the underwriters’ option to purchase additional common units will be used to fund a cash distribution to Holding. See “Use of Proceeds.”

Cash distributions	We intend to make minimum quarterly distributions of $ per common unit ($ per unit on an annualized basis) to the extent we have sufficient cash from operations after establishment of cash reserves and payment of fees and expenses, including payments to our general partner. In general, we will pay any cash distributions we make each quarter in the following manner:

•	first, to the holders of common units, until each common unit has received a minimum quarterly distribution of $ plus any arrearages from prior quarters;

•	second, to the holders of subordinated units, until each subordinated unit has received a minimum quarterly distribution of $ ; and

•	third, to all unitholders, pro rata, until each unit has received an aggregate distribution of $ .

We must distribute all of our cash on hand at the end of each quarter, less reserves established by our general partner to provide for the proper conduct of our business, to comply with any applicable debt instruments or to provide funds for future distributions. We refer to this cash as “available cash,” and we define its meaning in our partnership agreement. The amount of available cash may be greater than or less than the aggregate amount of the minimum quarterly distribution to be distributed on all units.

Within 45 days after the end of each fiscal quarter (beginning with the quarter ending , 2013), we will distribute all of our available cash to unitholders of record on the applicable record date. We will adjust the minimum quarterly distribution for the period from the closing of the offering through , 2013 based on the actual length of the period. Our ability to pay our minimum quarterly distribution is subject to various restrictions and other factors described in more detail under the caption “Our Cash Distribution Policy and Restrictions on Distributions.”

If cash distributions to our unitholders exceed $ per unit in a quarter, holders of our incentive distribution rights (initially, our general partner) will receive increasing percentages, up to 50.0%, of the cash we distribute in excess of that amount. We refer to these distributions as “incentive distributions.”

Pro forma cash available for distribution generated during the year ended December 31, 2012 and the twelve-month period ended June 30, 2013 was approximately $ million and $ million, respectively. The amount of available cash we will need to pay the minimum quarterly distribution for four quarters on our common units and subordinated units to be outstanding upon completion of this offering will be approximately $ (or an average of approximately $ per quarter). As a result, we would have generated available cash sufficient to pay the full minimum quarterly distribution of $ per unit per quarter ($ per unit on an annualized basis) on all of our common and subordinated units for the year ended December 31, 2012 and the twelve-month period ended on June 30, 2013. Please read “Our Cash Distribution Policy and Restrictions on Distributions—Unaudited Pro Forma Cash Available for Distribution for the Year Ended December 31, 2012 and the Twelve-Month Period Ended June 30, 2013.”

We believe, based on the estimates contained in and the assumptions listed under “Our Cash Distribution Policy and Restrictions on Distributions—Estimated Cash Available for Distribution for the Twelve-Month Period Ending September 30, 2014,” that we will have sufficient cash available for distribution to enable us to pay the minimum quarterly distribution of $             on all of our common and subordinated units for the twelve-month period ending September 30, 2014. However, we do not have a legal obligation to pay quarterly distributions at our minimum quarterly distribution rate or at any other rate. There is no guarantee that we will distribute quarterly cash distributions to our unitholders in any quarter. Unanticipated events may occur that could adversely affect the actual results we achieve during the forecast period. Consequently, our actual results of operations, cash flows and financial condition during the forecast period may vary from the forecast, and such variations may be material. Prospective investors are cautioned to not place undue reliance on the forecast and should make their own independent assessment of our future results of operations, cash flows and financial condition.

Please read “Risk Factors” and “Our Cash Distribution Policy and Restrictions on Distributions—Estimated Cash Available for Distribution for the Twelve-Month Period Ending September 30, 2014.”

Subordinated units	Holding will initially own all of our subordinated units. The principal difference between our common units and subordinated units is that in any quarter during the subordination period the subordinated units are entitled to receive the minimum quarterly distribution of $ per unit only after the common units have received the minimum quarterly distribution and arrearages in the payment of the minimum quarterly distribution from prior quarters. If we do not pay distributions on our subordinated units, our subordinated units will not accrue arrearages for those unpaid distributions.

Conversion of subordinated units	The subordination period will end if:

•

we have earned and paid at least $         (the minimum quarterly distribution on an annualized basis) on each outstanding common and subordinated unit for any three consecutive non-overlapping four-quarter periods ending on or after                     , 2016; or

•	we have earned and paid at least $ (150.0% of the annualized minimum quarterly distribution) on each outstanding unit for any four-quarter period ending on or before the date of determination;

in each case, provided that there are no arrearages on our common units at that time.

For purposes of determining whether the subordination period will end, the three consecutive four-quarter periods for which the determination is being made may include one or more quarters with respect to which arrearages in the payment of the minimum quarterly distribution on the common units have accrued, provided that all such arrearages have been repaid prior to the end of each such four-quarter period.

In addition, at any time on or after , 2016, provided there are no arrearages in the payment of the minimum quarterly distribution on the common units and subject to approval by our conflicts committee, the holder or holders of a majority of our subordinated units will have the option to convert each subordinated unit into a number of common units at a ratio that may be less than one-to-one on a basis equal to the percentage of available cash from operating surplus paid out over the previous four-quarter period in relation to the total amount of distributions required to pay the minimum quarterly distribution in full over the previous four quarters.

The subordination period will also end with respect to a holder of subordinated units upon the removal of our general partner other than for cause if no subordinated units or common units held by such holder of subordinated units or its affiliates are voted in favor of such removal.

When the subordination period ends, all subordinated units will convert into common units on a one-for-one basis (or, on or after , 2016, at the option of the holder or holders of a majority of our subordinated units, at a ratio that may be less than one-to-one), and the common units will no longer be entitled to arrearages and the converted units will then participate pro rata with the other common units in distributions of available cash.

Please read “How We Make Cash Distributions—Subordination Period.”

Our general partner’s right to reset the target distribution levels	The holder or holders of a majority of our incentive distribution rights, which will initially be our general partner, have the right, at a time when there are no subordinated units outstanding, if they have received incentive distributions at the highest level to which they are entitled (50.0%) for each of the prior four consecutive fiscal quarters and the amount of the total distribution of available cash for each quarter did not exceed adjusted operating surplus for such quarter, to reset the initial cash target distribution levels at higher levels based on the distribution at the time of the exercise of the reset election. Following a reset election, the minimum quarterly distribution amount will be reset to an amount equal to the average cash distribution amount per common unit for the two fiscal quarters immediately preceding the reset election (we refer to such amount as the “reset minimum quarterly distribution amount”), and the target distribution levels will be reset to correspondingly higher levels based on the same percentage increases above the reset minimum quarterly distribution amount as our current target distribution levels.

In connection with resetting these target distribution levels, the holder or holders of our incentive distribution rights will be entitled to receive a number of common units equal to that number of common units whose aggregate quarterly cash distributions equaled the average of the distributions on the incentive distribution rights in the prior two quarters. For a more detailed description of the right of the holder or holders of a majority of our incentive distribution rights to reset the target distribution levels upon which the incentive distribution payments are based and the concurrent right of such holder or holders to receive common units in connection with this reset, please read “How We Make Cash Distributions— Our General Partner’s Right to Reset Incentive Distribution Levels.”

Issuance of additional units

Our partnership agreement authorizes us to issue an unlimited number of additional units, including units that are senior to the common units in rights of distribution, liquidation and voting, on the terms and conditions determined by our general partner, without the consent of our unitholders. Please read “Units Eligible for Future Sale” and “The Partnership Agreement—Issuance of Additional Partnership Interests.”

Limited voting rights	Except as otherwise described herein, each outstanding common unit is entitled to one vote on matters subject to a vote of common unitholders.

Unlike stockholders in a publicly traded corporation, our unitholders will not be entitled to elect our general partner or its directors. Our general partner may not be removed except by a vote of the holders of at least 66 2/3% of the outstanding units, including any units owned by Holding, our general partner or any of their affiliates, voting together as a single class. Upon consummation of this offering (assuming that the underwriters do not exercise their option to purchase additional common units), Holding will own of our common units and all of our subordinated units, representing a % limited partner interest in us. If the underwriters’ option to purchase additional common units is exercised in full, Holding will own of our common units and all of our subordinated units, representing a % limited partner interest in us. As a result, you will initially be unable to remove our general partner without its or Holding’s consent, because Holding will own sufficient units upon completion of this offering to be able to prevent the general partner’s removal. Please read “The Partnership Agreement—Voting Rights.”

Jones Act ownership limitation	Our partnership agreement restricts ownership of our common units by non-U.S. citizens within the meaning of the Jones Act to a percentage of not greater than 19.9% of our outstanding common units.

Our partnership agreement provides for a number of procedures to effect this ownership limitation. Please read “The Partnership Agreement—Ownership by Non-U.S. Citizens.”

Limited call right	If at any time our general partner and its affiliates (including Holding) own more than 80% of the outstanding common units, our general partner has the right, but not the obligation, to purchase all, but not less than all, of the remaining common units at a price equal to not less than the current market price of the common units, as calculated pursuant to the terms of our partnership agreement. Our general partner is not obligated to obtain a fairness opinion regarding the value of the common units to be repurchased by it upon the exercise of this limited call right. Please read “The Partnership Agreement—Limited Call Right.”

U.S. federal income tax considerations	We estimate that if you own the common units you purchase in this offering through the record date for distributions for the period ending , you will be allocated, on a cumulative basis, an amount of federal taxable income for that period that will be % or less of the cash distributed to you with respect to that period. Please read “Material U.S. Federal Income Tax Considerations—Tax Consequences to Unitholders—Ratio of Taxable Income to Distributions.”

For a discussion of other material U.S. federal income tax considerations that may be relevant to prospective unitholders who are individual citizens or residents of the United States, please read “Material U.S. Federal Income Tax Considerations.”

Exchange listing	We intend to apply to list the common units on the NYSE under the symbol “JAT.”

Summary Historical Financial and Operating Data

The following table presents, in each case for the periods and as of the dates indicated, all of the summary historical financial and operating data of Holding, which includes the subsidiaries that own the vessels in the initial fleet and all of their related assets, liabilities, revenues, expenses and cash flows. The formation transactions will be accounted for as a reorganization under common control and assets will be recorded at Holding’s historical book values. Our summary historical financial data for the years ended December 31, 2012, 2011 and 2010 and as of December 31, 2012 and 2011 have been derived from our audited consolidated financial statements which are included elsewhere in this prospectus. Our summary historical financial data for the six months ended June 30, 2013 and 2012 and as of June 30, 2013 have been derived from our unaudited condensed consolidated financial statements which are included elsewhere in this prospectus. Our summary historical balance sheet data as of June 30, 2012 has been derived from our unaudited condensed consolidated financial statements not included in this prospectus. In the opinion of management, such unaudited condensed consolidated financial data for the six months ended June 30, 2013 and 2012 reflect all adjustments, consisting only of normal and recurring adjustments, necessary for a fair presentation of the results for those periods. However, operating results for interim periods are not necessarily indicative of the results that may be expected for the entire fiscal year.

The following financial data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Capitalization,” our consolidated financial statements and the notes thereto, in each case included elsewhere in this prospectus. For information regarding our pro forma balance sheet after giving effect to this offering and the formation transactions, including the application of the net proceeds from this offering, please see “Capitalization” and our pro forma balance sheet as of June 30, 2013 and December 31, 2012, each as included elsewhere in this prospectus.

Our results of operations, cash flows and financial condition presented below may not be indicative of our future operating results or financial performance.

	American Petroleum Tankers Holding LLC
	For Year Ended December 31,			For the Six Months Ended June 30,
(dollars in thousands, except Average Daily Results)	2012	2011	2010	2013	2012
Statement of Operations Data:
Revenues	$94,827	$106,282	$63,600	$48,616	$47,171
Expenses:
Vessel operating expenses	35,405	34,306	24,771	18,363	17,665
General and administrative expenses	2,797	2,246	2,058	1,404	1,199
Depreciation and amortization	23,786	23,749	17,302	11,893	11,893
Vessel management expenses	2,760	2,969	2,489	1,405	1,368

Total expenses	64,748	63,270	46,620	33,065	32,125
Other income(1)	—	—	—	1,500	—

Operating income	30,079	43,012	16,980	17,051	15,046

Interest income	2	7	125	—	—
Interest expense	(80,245)	(75,710)	(50,312)	(26,422)	(39,018)
Debt extinguishment expense	—	(2,220)	(7,640)	(15,540)	—
Write-off of Title XI deferred financing costs(2)	(1,536)	—	—	—	—
Derivative (losses) gains	(223)	(718)	(1,561)	11	(188)

Net loss	$(51,923)	$(35,629)	$(42,408)	$(24,900)	$(24,160)

	American Petroleum Tankers Holding LLC
	For Year Ended December 31,			For the Six Months Ended June 30,
(dollars in thousands, except Average Daily Results)	2012	2011	2010	2013		2012
Balance Sheet Data (at end of period):
Cash and cash equivalents	$61,148	$31,402	$18,241		$8,863	$49,248
Vessels and equipment, net	645,558	669,260	692,178		633,707	657,409
Total assets	726,909	726,408	745,718		665,128	727,160
Long-term debt (net of current portion)(3)	710,130	659,141	639,985		266,002	683,532
Members’ equity(3)	2,099	54,022	89,651		388,663	29,862

Cash Flow Data:
Net cash provided by operating activities	$30,661	$35,414	$18,438		$6,986	$18,163
Net cash (used in) provided by investing activities	—	6,665	(175,510)		(118)	—
Net cash provided by (used in) financing activities	(915)	(28,918)	167,420		(59,153)	(317)

Other Financial Data:
EBITDA(4)	$52,106	$63,823	$25,081		$13,415	$26,751
Adjusted EBITDA(4)	54,139	66,545	33,134		27,760	27,104
Capital expenditures	—	1,258	170,387		118	—

As Adjusted Data(5):
Total Debt				$
Ratio of total debt to Adjusted EBITDA(4)(6)					x

Fleet Data:
Operating days for fleet(7)	1,808	1,825	1,253		903	889
Ownership days for fleet(8)	1,830	1,825	1,276		905	910
Fleet utilization(9)	98.8%	100.0%	98.2%		99.8%	97.7%

Average Daily Results:
Time charter equivalent(10)	$52,449	$58,237	$50,637		$53,838	$53,061
Direct vessel operating expense(11)	19,347	18,798	19,398		20,291	19,409

(1)	Other income in the six months ended June 30, 2013 was due to the final settlement of the construction contract and warranty claims with NASSCO.
(2)	Represents fees incurred due to application for U.S. Title XI Federal Ship Financing Program loan guarantees, which was denied in November 2012. See “Business—Legal Proceedings.”
(3)	In the three months ended June 30, 2013, we refinanced the remaining $258.0 million principal amount of the 2015 Notes. Concurrently with such refinancing, we converted the balance of $468.5 million outstanding under the sponsor facility into Class A member interests of Holding.
(4)	EBITDA and Adjusted EBITDA. EBITDA, Adjusted EBITDA and ratios derived from these amounts are non-GAAP financial measures. EBITDA is defined as earnings before interest expense, income tax expense, depreciation and amortization. Adjusted EBITDA is defined EBITDA, adjusted to remove or add back certain unusual and non-cash charges. EBITDA is used as a supplemental financial measure by management and external users of financial statements to assess our financial and operating performance. Adjusted EBITDA is used as a supplemental financial measure by management and external users of financial statements, such as investors, to assess our financial and operating performance. We believe that Adjusted EBITDA assists our management and investors by increasing the comparability of our performance from period to period and against the performance of other companies in our industry that provide Adjusted EBITDA information. This increased comparability is achieved by excluding the potentially disparate effects between periods or companies of interest, other financial items, depreciation and amortization and taxes, which items are affected by various and possibly changing financing methods, capital structure and historical cost basis and which items may significantly affect net income between periods. We believe that including Adjusted EBITDA as an operating measure benefits investors in (a) selecting between investing in us and other investment alternatives and (b) monitoring our ongoing operational strength in assessing whether to continue to hold common units. However, EBITDA and Adjusted EBITDA have important limitations as analytical tools. These limitations include, but are not limited to, the following:

•	EBITDA and Adjusted EBITDA do not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our debt;

•

Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA and Adjusted EBITDA do not reflect any cash requirements for such replacements;

•	EBITDA and Adjusted EBITDA do not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments; and

•	EBITDA and Adjusted EBITDA do not reflect changes in, or cash requirements for, our working capital needs.

EBITDA and Adjusted EBITDA should not be considered alternatives to net income, operating income, cash flow from operating activities or any other measure of financial performance presented in accordance with U.S. GAAP. EBITDA and Adjusted EBITDA exclude some, but not all, items that affect net income, and these measures may vary among other companies. Therefore, EBITDA and Adjusted EBITDA as presented below may not be comparable to similarly titled measures of other companies. The following tables reconcile EBITDA and Adjusted EBITDA to net income (loss), the most directly comparable U.S. GAAP financial measure, for the periods presented:

	American Petroleum Tankers Holding LLC
	Year Ended December 31,			Six Months Ended June 30,
	2012	2011	2010	2013	2012
	(dollars in thousands)
Reconciliation to net loss:
Net loss	$(51,923)	$(35,629)	$(42,408)	$(24,900)	$(24,160)
Less:
Interest income	(2)	(7)	(125)	—	—
Add:
Interest expense	80,245	75,710	50,312	26,422	39,018
Depreciation and amortization	23,786	23,749	17,302	11,893	11,893

EBITDA	$52,106	$63,823	$25,081	$13,415	$26,751
Add:
Straight-line charter revenues	(30)	(216)	(1,148)	(80)	165
Other income(A)	—	—	—	(1,500)	—
Debt extinguishment expense	—	2,220	7,640	15,540	—
Write-off of Title XI deferred financing costs(B)	1,536	—	—	—	—
Derivative losses (gains)	223	718	1,561	(11)	188
MarAd expenses(C)	304	—	—	396	—

Adjusted EBITDA	$54,139	$66,545	$33,134	$27,760	$27,104

(A)	Other income in the six months ended June 30, 2013 was due to the final settlement of the construction contract and warranty claims with NASSCO.
(B)	Represents fees incurred due to application for U.S. Title XI Federal Ship Financing Program loan guarantees, which was denied in November 2012.

(C)	Represents one-time expenses related to litigation with MarAd in connection with the U.S. Title XI Federal Ship Financing Program application, which expenses were included in general and administrative expenses.
(5)	As adjusted data reflects the completion of this offering and the use of proceeds therefrom as set forth under “Use of Proceeds.”
(6)	Represents as adjusted total debt divided by Adjusted EBITDA for the year ended December 31, 2012 and the six months ended June 30, 2013.
(7)	Operating days represent the number of days in a period that the vessels were operating and earning revenue.
(8)	Ownership days represent the aggregate number of days in a period during which each vessel in the initial fleet was owned by Holding.
(9)	Fleet utilization is calculated by dividing the number of our operating days during a period by the number of our ownership days during that period.
(10)	Time charter equivalent rates (“TCE”) represent our charter revenues less voyage expenses (including fuel and port charges to the extent we are responsible for them) during a period divided by the number of operating days during the period.
(11)	Direct vessel operating expenses include the costs for crewing, insurance, lubricants, spare parts, provisions, stores, repairs, maintenance, statutory and classification society expense, dry docking, intermediate and special surveys and other miscellaneous items. Daily vessel operating expenses are calculated by dividing total vessel operating expenses by ownership days for the relevant period. These expenses are borne by us as the owner of the vessel. Fuel and port charges are borne by the charterers under the time charter arrangements.

RISK FACTORS

Limited partner interests are inherently different from the capital stock of a corporation, although many of the business risks to which we are subject are similar to those that would be faced by a corporation engaged in a similar business. You should carefully consider the following risk factors together with all of the other information included in this prospectus in evaluating an investment in our common units.

If any of the following risks were actually to occur, our business, financial condition, results of operations and ability to make cash distributions to our unitholders could be materially adversely affected. In that case, we might not be able to make distributions on our common units, the trading price of our common units could decline and you could lose all or part of your investment.

Risks Inherent in Our Business

We have generated net losses in each of the last three fiscal years, and may not have sufficient cash from operations following the establishment of cash reserves and payment of fees and expenses to enable us to pay the minimum quarterly distribution on our common units and subordinated units.

In order to pay the minimum quarterly distribution of $             per unit, or $             per unit on an annualized basis, we will require available cash of approximately $             million per quarter, or $             million per year, based on the number of common and subordinated units to be outstanding immediately after completion of this offering. We may not have sufficient cash from operations to pay the minimum quarterly distribution. The amount of cash we can distribute on our units principally depends upon the amount of cash we generate from our operations, which may fluctuate from quarter to quarter based on the risks described in this section, including, among other things:

•	the rates we obtain from our time charters;

•	the price and level of production of, and demand for, crude oil and refined products;

•	the level of our operating costs, such as the cost of crews and insurance and overhead costs, including payments to our general partner;

•	the number of off-hire days for our fleet and the timing of, and number of days required for, drydocking of vessels;

•	the supply of and demand for Jones Act product tankers;

•	prevailing global and regional economic and political conditions;

•	changes in local income tax rates; and

•	the effect of governmental regulations and maritime self-regulatory organization standards on the conduct of our business.

In addition, the actual amount of cash we will have available for distribution will depend on other factors, including:

•	the level of capital expenditures we make, including for drydocking, retrofit repairs, replacing vessels, building new vessels, acquiring existing vessels and complying with regulations;

•	our debt service requirements, including fluctuations in interest rates, and restrictions on distributions contained in our debt instruments, including our credit agreement;

•

the restrictions imposed on us pursuant to our credit agreement or any future financing agreements and their potential to impair our ability to pay distributions to our unitholders or take advantage of strategic opportunities to grow our business;

•	the level of debt we may incur if we exercise our option to purchase the State Class newbuild vessels;

•	fluctuations in our working capital needs;

•

our ability to obtain additional financing for working capital, capital expenditures, debt service requirements, restructuring, acquisitions, including to purchase the State Class newbuild vessels, or general corporate purposes may be impaired, which could be exacerbated by further volatility in the credit markets; and

•	the amount of any cash reserves, including reserves for future maintenance and replacement capital expenditures, working capital and other matters, established by our general partner.

The amount of cash we generate from our operations may differ materially from our profit or loss for the period, which will be affected by non-cash items. For example, in each of the years ended December 31, 2011 and 2012 and the six months ended June 30 2013, we had net losses of $35.6 million, $51.9 million and $24.9 million, respectively. However, of these amounts, $44.0 million, $49.5 million and $12.9 million were a result of non-cash, paid-in-kind interest expense relating to the sponsor facility, where all outstanding debt amounts were converted into Class A member interests of Holding in April 2013. In addition, we incurred debt extinguishment expense of $15.5 million in the six months ended June 30, 2013. As a result of this and the other factors mentioned above, we may make cash distributions during periods when we record losses and may not make cash distributions during periods when we record net income. For a description of additional restrictions and factors that may affect our ability to make cash distributions, please read “Our Cash Distribution Policy and Restrictions on Distributions.”

The assumptions underlying our forecast of cash available for distribution are inherently uncertain and are subject to significant business, economic, financial, regulatory and competitive risks and uncertainties that could cause actual results to differ materially from those forecasted.

The forecast of cash available for distribution set forth in “Our Cash Distribution Policy and Restrictions on Distributions” includes our forecasted results of operations, Adjusted EBITDA and cash available for distribution for the twelve-month period ending September 30, 2014. We estimate that our total cash available for distribution for the twelve-month period ending September 30, 2014 will be approximately $             million, as compared to $             million and $             million of pro forma cash available for distribution for the year ended December 31, 2012 and the twelve-month period ended June 30, 2013, respectively. The financial forecast has been prepared by management and we have not received an opinion or report on it from our or any other independent auditor. The assumptions underlying the forecast are inherently uncertain and are subject to significant business, economic, regulatory and competitive risks and uncertainties that could cause actual results to differ materially from those forecasted. We expect that any significant variances between actual revenues during the forecast period and forecasted revenues in any period will be primarily driven by the level of demand for Jones Act product tanker services, the daily hire rate earned by our vessels, the number of vessels owned by us and the number of off-hire days during such period, each of which may be higher or lower than forecasted, as well the failure of any charterer to exercise any extension option which we expect to be exercised or the early termination of any of our time charters.

If we do not achieve the forecasted results, we may not be able to pay the full minimum quarterly distribution or any amount on our common units, in which event the market price of the common units may decline materially.

Our ability to grow and to meet our financial needs may be adversely affected by our cash distribution policy.

Our cash distribution policy, which is consistent with our partnership agreement, requires us to distribute all of our available cash (as defined in our partnership agreement) each quarter. Please read “How We Make Cash Distributions.” Accordingly, our growth may not be as fast as businesses that reinvest their available cash to expand ongoing operations.

In determining the amount of cash available for distribution, our general partner approves the amount of cash reserves to set aside, including reserves for future maintenance and replacement capital expenditures, working capital and other matters. We also rely upon external financing sources, including commercial borrowings, to fund our capital expenditures. Accordingly, to the extent we do not have sufficient cash reserves or are unable to obtain financing, our cash distribution policy may significantly impair our ability to meet our financial needs or to grow.

If capital expenditures are financed through cash from operations or by issuing debt or equity securities, our ability to make cash distributions may be diminished, our financial leverage could increase or our unitholders may be diluted.

Use of cash from operations to expand or maintain our fleet will reduce cash available for distribution to unitholders. Our ability to obtain bank financing or to access the capital markets for future offerings may be limited by our financial condition at the time of any such financing or offering as well as by adverse market conditions resulting from, among other things, general economic conditions and contingencies and uncertainties that are beyond our control. Our failure to obtain the funds for future capital expenditures could have a material adverse effect on our business, financial condition, results of operations and ability to make cash distributions to our unitholders. Even if we are successful in obtaining necessary funds, the terms of such financings could limit our ability to pay cash distributions to unitholders. In addition, incurring additional debt may significantly increase our interest expense and financial leverage, and issuing additional equity securities may result in significant unitholder dilution and would increase the aggregate amount of cash required to maintain our current level of quarterly distributions to unitholders, both of which could have a material adverse effect on our ability to make cash distributions.

Our debt levels may limit our flexibility in obtaining additional financing, pursuing other business opportunities and paying distributions to you.

As of June 30, 2013, after giving effect to the formation transactions and the use of proceeds from this offering, we estimate that our total debt will be approximately $             million. Following this offering, we will continue to have the ability to incur additional indebtedness, which could exacerbate the risks that we and our subsidiaries face. Please read “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Borrowing Activities.” Our level of debt could have important consequences to us, including the following:

•

our ability to obtain additional financing, if necessary, for working capital, capital expenditures, acquisitions or other purposes may be impaired or such financing may not be available on favorable terms;

•

we will need a substantial portion of our cash flow to make principal and interest payments on our debt, reducing the funds that would otherwise be available for operations, future business opportunities and distributions to unitholders;

•	our debt level may make us more vulnerable than our competitors with less debt to competitive pressures or a downturn in our industry or the economy generally;

•	our debt level may limit our flexibility in responding to changing business and economic conditions; and

•

if we are unable to satisfy the restrictions included in our credit agreement or any future financing agreements or are otherwise in default under any of those agreements, as a result of our debt levels or otherwise, we will not be able to make cash distributions to you, notwithstanding our stated cash distribution policy.

Our ability to service our debt depends upon, among other things, our future financial and operating performance, which will be affected by prevailing economic conditions and financial, business, regulatory and other factors, some of which are beyond our control. If our operating results are not sufficient to service our current or future indebtedness, we will be forced to take actions such as reducing distributions, reducing or delaying our business activities, acquisitions, investments or capital expenditures, selling assets, restructuring or refinancing our debt, or seeking additional equity capital or bankruptcy protection. We may not be able to effect any of these remedies on satisfactory terms, or at all.

We may not be able to generate sufficient cash to service all of our indebtedness and to pay distributions on our units, and may be forced to take other actions to satisfy our obligations under our indebtedness, which may not be successful.

Our ability to make scheduled payments or to refinance our debt obligations and to pay distributions on our units depends on our financial and operating performance, which is subject to prevailing economic and competitive conditions and to certain financial, business and other factors beyond our control. We may not be able to maintain a level of cash flow from operating activities sufficient to permit us to pay the principal, premium, if any, and interest on our indebtedness.

If our cash flows and capital resources are insufficient to fund our debt service obligations, we may be forced to reduce or delay capital expenditures, sell assets, seek additional capital or seek to restructure or refinance our indebtedness. These alternative measures may not be successful and may not permit us to meet our scheduled debt service obligations. In the absence of such operating results and resources, we could face substantial liquidity problems and might be required to sell material assets or operations to attempt to meet our debt service and other obligations. Our credit agreement restricts our ability to sell certain of our assets. We may not be able to consummate those asset sales to raise capital or sell assets at prices that we believe are fair and proceeds that we do receive may not be adequate to meet any debt service obligations then due.

Financing agreements, including our credit agreement, containing operating and financial restrictions may restrict our business and financing activities.

The operating and financial restrictions and covenants in our credit agreement and any future financing agreements could adversely affect our ability to finance future operations or capital needs or to engage, expand or pursue our business activities. For example, such financing agreements may restrict the ability of us and our subsidiaries to:

•	incur additional indebtedness, make guarantees and enter into hedging arrangements;

•	create or permit liens to exist on assets;

•	engage in mergers or consolidations or other fundamental changes;

•	transfer, sell or otherwise dispose of assets;

•	pay dividends and distributions on, and repurchases of, capital stock;

•	make investments, loans and advances, including acquisitions;

•	engage in certain transactions with affiliates;

•	make changes in nature of business; and

•	make prepayments of junior debt.

In addition, our credit agreement requires us to comply with certain financial ratios and tests, including, among others, the requirement to maintain a maximum net total leverage ratio not to exceed 6.50 to 1.00. Our ability to comply with the restrictions and covenants, including financial ratios and tests, contained in our credit agreement and any future financing agreements is dependent on future performance and may be affected by events beyond our control, including prevailing economic, financial and industry conditions. If market or other economic conditions deteriorate, our ability to comply with these covenants may be impaired.

If we are unable to comply with the restrictions and covenants in our credit agreement or any future financing agreements, there could be a default or event of default under the terms of those agreements. If an event of default occurs under these agreements, lenders could terminate their commitments to lend and/or accelerate the outstanding loans and declare all other outstanding amounts due and payable. We and our subsidiaries have pledged our vessels and substantially all of our other tangible and intangible assets as security for the outstanding indebtedness under our credit agreement. If our lenders were to foreclose on our vessels and/or such other tangible and intangible property upon an event of default, this may adversely affect our ability to finance future operations or capital needs or to engage, expand or pursue our business activities. If any of these events occur, we cannot guarantee that our assets will be sufficient to repay in full all of our outstanding indebtedness, and our unitholders could experience a partial or total loss of their investment. In addition, we may be unable to find alternative financing. Even if we could obtain alternative financing, that financing might not be on terms that are favorable or acceptable to us. Any of these events would adversely affect our ability to make distributions to our unitholders and cause a decline in the market price of our common units. Please read “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Borrowing Activities.”

Restrictions in our credit agreement and future debt agreements may prevent us or our subsidiaries from paying distributions.

Our ability to make distributions to our unitholders is principally dependent on the amount of cash our subsidiaries dividend or otherwise distribute to us. Our credit agreement prohibits the payment of distributions upon the occurrence of any of the following events, among others:

•	failure to pay any principal, interest, fees, expenses or other amounts when due;

•	breach of negative covenants and certain affirmative covenants;

•	failure to observe any other agreement, security instrument, obligation or covenant beyond specified cure periods in certain cases;

•	failure of any representation or warranty to be correct;

•	default under other indebtedness;

•	bankruptcy or insolvency events;

•	a change of control, as defined in our credit agreement; and

•	certain ERISA events, as defined in our credit agreement.

The ability of our subsidiaries to make such distributions may be further limited by their failure to maintain a minimum consolidated total net leverage ratio after giving effect to any distributions.

In addition, our credit agreement requires mandatory prepayments of the outstanding term loans upon the occurrence of certain events, as well as mandatory annual prepayments of the outstanding term loans with a portion of excess cash flow. Each such mandatory prepayment (and the payment of principal and interest generally on our debt) will reduce the amount available for distribution to us and on our units.

We expect that any future financing agreements will contain similar provisions. For more information regarding our credit agreement, please read “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Borrowing Activities.”

The failure to consummate or integrate acquisitions in a timely and cost-effective manner could have an adverse effect on our financial condition and results of operations.

Acquisitions that expand our fleet are an important component of our strategy, in particular our plan to exercise our option to purchase the State Class newbuild vessels. Under the option agreement that we will enter into with State Class Tankers in connection with the closing of this offering, we will have an option to purchase each of the State Class newbuild vessels, at an exercise price with respect to each of the State Class newbuild vessels as determined pursuant to the procedure set forth in the option agreement. The decision to purchase a State Class newbuild vessel, the exercise price to be paid for a State Class newbuild vessel, and any other terms of our purchase must be approved by our conflicts committee. We are under no obligation to buy the State Class newbuild vessels or any other vessels and, accordingly, we may not complete the purchase of any of such vessels.

In addition, there are no assurances that we will be able to obtain adequate financing on terms that are acceptable to us. We could decide to finance the purchase in whole or in part by issuing additional common units, which would dilute your ownership interest in us. We could also use cash from operations, incur borrowings or issue debt securities to fund these capital expenditures. Use of cash from operations will reduce cash available for distributions. Our ability to obtain bank financing or issue debt securities may be limited by our financial condition at the time of any such financing and adverse market conditions resulting from, among other things, general economic conditions, contingencies and uncertainties that are beyond our control. Even if we are successful in obtaining necessary funds, the terms of such financing could reduce or eliminate our cash distributions.

We believe that other acquisition opportunities may arise from time to time, and any such acquisition could be significant. Any acquisition of a vessel or business may not be profitable at or after the time of acquisition and may not generate cash flow sufficient to justify the investment. In addition, our acquisition growth strategy exposes us to risks that may harm our business, financial condition, results of operations and ability to make cash distributions to our unitholders, including risks that we may:

•	fail to realize anticipated benefits, such as new customer relationships, cost-savings or cash flow enhancements;

•	be unable to contract with vessel managers who are able to attract, hire, train or retain qualified shore and seafaring personnel to manage and operate our growing business and fleet;

•	decrease our liquidity by using a significant portion of available cash or borrowing capacity to finance acquisitions;

•	significantly increase our interest expense or financial leverage if we incur additional debt to finance acquisitions;

•	incur or assume unanticipated liabilities, losses or costs associated with the business or vessels acquired; or

•	incur other significant charges, asset devaluation or restructuring charges.

In addition, we may in the future acquire existing vessels, which typically do not carry warranties as to their condition. While we would expect to generally inspect existing vessels prior to purchase, such an inspection would normally not provide us with as much knowledge of a vessel’s condition as we would possess if it had been built for us and operated by us during its life. Repairs and maintenance costs for existing vessels are difficult to predict and may be substantially higher than for vessels we have operated since they were built. These costs could decrease our cash flow and reduce our liquidity.

Certain acquisition and investment opportunities may not result in the consummation of a transaction. In addition, we may not be able to obtain acceptable terms for the required financing for any such acquisition or investment that arises. We cannot predict the effect, if any, that any announcement or consummation of an acquisition would have on the trading price of our common units. Our future acquisitions could present a number of risks, including the risk of incorrect assumptions regarding the future results of acquired vessels or businesses or expected cost reductions or other synergies expected to be realized as a result of acquiring vessels or businesses, the risk of failing to successfully and timely integrate the operations or management of any acquired vessels or businesses and the risk of diverting management’s attention from existing operations or other priorities. If we fail to consummate and integrate our acquisitions in a timely and cost-effective manner, our business, financial condition, results of operations and cash available for distribution could be adversely affected.

Delays in deliveries of the State Class newbuild vessels may affect our ability to grow and could harm our results of operations.

Under the option agreement that we will enter into with State Class Tankers upon the closing of this offering, we will have the option to purchase each of the State Class newbuild vessels during a period of at least six months prior to and up to nine months following such vessel’s delivery from NASSCO, expected during 2015 and 2016. If the delivery of these vessels is delayed or canceled, the expected revenues from these vessels will be delayed or eliminated.

Delivery of any of the State Class newbuild vessels could be delayed or canceled due to:

•	the failure by State Class Tankers to make construction payments on a timely basis or otherwise comply with its construction contracts with NASSCO;

•	quality control or engineering problems;

•	changes in governmental regulations or maritime self-regulatory organization standards;

•	work stoppages or other labor disturbances at the shipyard;

•	U.S. Government directives regarding the prioritization of NASSCO’s resources for work performed for the U.S. Government;

•	bankruptcy or other financial difficulties of NASSCO;

•	weather interference or catastrophic event, such as a major hurricane or fire;

•	NASSCO failing to deliver the vessels in accordance with State Class Tankers’ vessel specifications;

•	any requests by State Class Tankers for changes to the original vessel specifications;

•	shortages of or delays in the receipt of necessary construction materials, such as steel;

•	State Class Tankers’ inability to finance the construction of the newbuild vessels; or

•	State Class Tankers’ inability to obtain requisite permits or approvals.

We have high levels of fixed costs that will be incurred regardless of our level of business activity.

Our business has high fixed costs that continue even if our vessels are not in service. In addition, low utilization due to reduced demand or other causes or a significant decrease in daily hire rates could have a significant negative effect on our business and results of operations.

We will derive all of our revenues from a limited number of customers and the loss of any of these customers or time charters with any of them could result in an adverse effect on our business and results of operations.

Upon completion of the offering, our fleet will consist of five Jones Act product tankers. We will initially derive all of our revenues through time charters with four customers: MSC, BP, Chevron and Shell. For the year ended December 31, 2012, these four customers represented approximately 43%, 22%, 14% and 10% of our revenues, respectively. We could lose a charterer or the benefits of a time charter because of disagreements with a customer or if a customer exercises specific limited rights to terminate a time charter. The loss of any of our customers or time charter with them, or a decline in payments under our time charters, could have an adverse effect on our revenues and results of operations.

Our time charters with our existing customers are scheduled to expire at the earliest of: with respect to BP, January 2016; with respect to Shell, July 2015; with respect to Chevron, December 2016, and with respect to MSC, September 2014. Generally, the time charters provide for termination by our customers prior to the expiration date if the vessel experiences a prolonged period of off-hire or we breach certain terms of the time charters. Furthermore, the time charters with MSC are subject to termination for default based upon performance or termination for the convenience of the U.S. Government. Although the terms of our charters with MSC provide that MSC must pay us cancellation fees in the event of an early termination, those fees would not adequately cover our inability to enter into a substitute charter. Furthermore, although we have contracted with Phillips 66 and Tesoro to charter our vessels currently chartered to MSC following the expiration of its time charters (which we expect to occur in August 2015), there can be no assurance that, if we fail to renew our agreements or if our agreements are terminated prior to their expiration dates, we will be successful in negotiating and entering into substitute agreements with third parties and, even if we succeed in doing so, the terms and conditions of these new agreements, individually or in the aggregate, may be significantly less favorable to us than the terms and conditions of our existing agreements, which may adversely affect our results of operations and financial condition. If any of our vessels are unable to generate revenues as a result of the expiration or termination of its time charter or sustained periods of off-hire time, our results of operations and financial condition could be materially adversely affected. Furthermore, if we do enter into substitute time charters with third parties, changes in our operations to comply with the requirements of these new agreements may cause disruptions to our business, which could be significant, and may result in additional costs and expenses. For more information regarding the termination of our time charters, please read “Business—Our Customers and Charters.”

We will have a limited number of vessels and any loss of use of a vessel would adversely affect our results of operations.

Immediately upon consummation of this offering, we will own and rely exclusively on the revenues generated by the five vessels in our existing fleet, which will be operating under time charters. In the event any of our vessels has to be taken out of service for more than a few days, we may be unable to fulfill our obligations under our time charters with our remaining vessels. If we are unable to fulfill such obligations, we would have to contract with a third party for use of a vessel, at our expense, to transport the charterer’s products, which may not be possible on acceptable terms or at all, or default under the contract, which would allow the charterer to terminate the contract.

Due to our limited number of vessels and our lack of business diversification, an adverse development in our business or involving our fleet would have a significantly greater impact on our business and results of operations than if we maintained and operated a more diverse business.

We depend on U.S. Government contracts, and our time charter with MSC could be materially reduced, extended, or terminated as a result of the government’s continuing assessment of priorities, changes in government priorities or the implementation of sequestration.

We derived 43% of our revenues in 2012 from our time charters with MSC. We expect to continue to derive a similar level of our revenues from MSC through the terms of the MSC time charters. Those contracts are conditioned upon the continuing availability of U.S. Congressional appropriations. The U.S. Congress usually appropriates funds on a fiscal-year basis even though contract performance may extend over many years. However, upon redelivery from MSC, we have contracted with Phillips 66 and Tesoro to charter the vessels currently chartered to MSC.

Our contracts with MSC must compete with other programs and policy imperatives for consideration during the budget and appropriation process. In August 2011, the Budget Control Act (the “Budget Act”) reduced the U.S. defense top line budget by approximately $490 billion through 2021. The Budget Act further reduced the defense top line budget by an additional $500 billion through 2021 if the U.S. Congress did not enact $1.2 trillion in further budget reductions by January 15, 2012. Should the U.S. Congress in future years provide funding above the yearly spending limits of the Budget Act, sequestration will automatically take effect. The annual spending limits of the Budget Act will remain in place until current law is changed. On March 1, 2013, sequestration was implemented for the U.S. Government fiscal year 2013 (“GFY2013”), canceling $42.7 billion of planned U.S. defense budgetary spending.

The U.S. Department of Defense (“DoD”) is in the process of identifying specific program and contract reductions required by the GFY2013 sequestration order. As such, at this time we cannot determine how sequestration will impact our MSC time charters. Any reductions, cancellations or delays impacting existing contracts or programs could have a material effect on our results of operations, financial position and/or cash flows.

In addition, in years when the U.S. Government does not complete its budget process before the end of its fiscal year (September 30), government operations typically are funded through a continuing resolution that authorizes agencies of the U.S. Government to continue to operate, but does not authorize new spending initiatives. When the U.S. Government operates under a continuing resolution, delays can occur in contract awards due to lack of funding.

As a U.S. Department of Defense contractor, we are subject to a number of procurement rules and regulations.

We must comply with and are affected by laws and regulations relating to the award, administration, and performance the of DoD contracts. Laws and regulations applicable to U.S. Government contracts, including those with DoD, affect how we do business with DoD and, in some instances, impose added costs on our business. A violation of specific laws and regulations could result in the imposition of fines and penalties, the termination of our DoD contracts, or debarment from bidding on future DoD contracts. We face significant exposure to rules and regulations relating to DoD contracts, as our time charters with MSC represented approximately 43% of our revenues for the year ended December 31, 2012.

In some instances, these laws and regulations impose terms or rights that are more favorable to the DoD than those typically available to commercial parties in negotiated transactions. For example, the U.S. Navy may terminate our MSC time charters at its convenience or for default based on performance. Upon termination for convenience, we normally are entitled, subject to negotiation, to receive the purchase price for certain delivered items, reimbursement for allowable costs for work-in-process, and an allowance for profit on the contract or adjustment for loss if completion of performance would have resulted in a loss. Our ability to recover is subject to the U.S. Congress having appropriated sufficient funds to cover the termination costs. As funds are typically appropriated on a fiscal-year basis and as the costs of a termination for convenience may exceed the costs of continuing a program in a given fiscal year, many on-going programs do not have sufficient funds appropriated to cover the termination costs were the U.S. Government to terminate them for convenience. The U.S. Congress is not required to appropriate additional funding under these circumstances.

A termination arising out of our default may expose us to liability and have a material adverse effect on our ability to compete for future contracts and orders with the U.S. Government.

Our business could be adversely affected by a negative audit by the U.S. Government.

U.S. Government agencies, including the Defense Contract Audit Agency and various agency inspectors general, routinely audit and investigate government contractors. These agencies review a contractor’s performance under its contracts, cost structure, and compliance with applicable laws, regulations, and standards. The U.S. Government also reviews the adequacy of, and a contractor’s compliance with, its internal control systems and policies, including the contractor’s management, purchasing, property, estimating, compensation, accounting, and information systems. Any costs found to be misclassified may be subject to repayment. If an audit or investigation uncovers improper or illegal activities, we may be subject to civil or criminal penalties and administrative sanctions, including termination of contracts, forfeiture of profits, suspension of payments, fines, and suspension or prohibition from doing business with the U.S. Government. In addition, we could suffer serious reputational harm if allegations of impropriety were made against us.

Our business would be adversely affected if the Jones Act provisions on coastwise trade were waived, modified or repealed or if changes in international trade agreements or applicable law or government regulations were to occur or if OPA 90 were modified.

We are subject to the Jones Act, which generally restricts U.S. point-to-point maritime shipping to vessels operating under the U.S. flag, built in the United States, owned and operated by U.S.-organized companies that are controlled and at least 75% owned by U.S. citizens and manned by predominately U.S. crews. Further, we are also subject to OPA 90, which sets forth various technical and operating requirements for tankers operating in U.S. waters. If the restrictions contained in the Jones Act or OPA 90 were repealed, amended, modified or altered, the maritime transportation of cargo between U.S. ports could be opened to foreign-flag, foreign-built or foreign-owned vessels or vessels not satisfying OPA 90 standards. The Secretary of the Department of Homeland Security (the “Secretary”) is vested with the authority and discretion to waive the coastwise laws if the Secretary deems that such action is necessary in the interest of national defense. On two occasions during 2005, the Secretary, at the direction of the President of the United States, issued limited waivers of the Jones Act for the transportation of crude oil and refined petroleum products in response to the extraordinary circumstances created by Hurricanes Katrina and Rita and their effect on Gulf Coast refineries and petroleum product pipelines. A limited waiver was also granted in 2012 in response to the extraordinary circumstances caused by storm Sandy. Any waiver of the coastwise laws, whether in response to natural disasters or otherwise, could result in increased competition from foreign product tanker operators.

Furthermore, interest groups have lobbied the U.S. Congress in the past to repeal or modify the Jones Act in order to facilitate foreign-flag competition for trades and cargoes currently reserved for U.S.-flag vessels under the Jones Act or applicable law or government regulations. Foreign-flag vessels generally have lower construction costs and generally operate at significantly lower costs than we do in U.S. markets or under contract to the U.S. Government, which would likely result in reduced daily hire rates. We believe that continued efforts may be made to modify or repeal the Jones Act. If these efforts are successful, foreign-flag vessels could be permitted to trade in the United States coastwise trade and significantly increase competition with our fleet, which could adversely affect our business and results of operations. There can be no assurance as to the occurrence or timing of any future amendment, suspension, repeal or waivers of or to the Jones Act or applicable law or government regulations.

Additionally, the Jones Act restrictions on maritime cabotage services are not currently subject to certain international trade agreements, including the General Agreement on Trade in Services and the North American Free Trade Agreement. If maritime cabotage services were included in the General Agreement on Trade in Services, the North American Free Trade Agreement or other international trade agreements, the transportation of maritime cargo between U.S. ports could be opened to foreign-flag, foreign-built or foreign-owned vessels. Because foreign vessels may have lower construction costs and operate at significantly lower costs than we do in U.S. markets, this could significantly increase competition in the coastwise trade, which could have a material adverse effect on our business, results of operations and financial condition and our ability to pay interest on, and principal of, our indebtedness.

Compliance with the Jones Act, including restrictions on ownership by non-U.S. citizens of our vessels, could limit our ability to sell any portion of our business or result in the forfeiture of our vessels.

Our business would be adversely affected if we fail to comply with the Jones Act provisions on coastwise trade. The Jones Act contains requirements concerning the non-U.S. ownership interests in the entities that directly or indirectly own the vessels which we operate. If we do not comply with any of these requirements, we would be prohibited from operating our vessels in the U.S. coastwise trade and, under certain circumstances, we could be deemed to have undertaken an unapproved transfer to non-U.S. citizens that could result in severe penalties, including permanent loss of U.S. coastwise trading rights for our vessels, fines or forfeiture of vessels.

If we were to seek to sell any portion of our business that owns any of our vessels, we would have fewer potential purchasers, since some potential purchasers might be unable or unwilling to satisfy the restrictions on ownership by non-U.S. citizens described above. As a result, the sales price for that portion of our business may not attain the amount that could be obtained in an unregulated market.

Marine transportation is inherently risky and an incident involving significant loss or environmental contamination by any of our vessels could harm our reputation and business.

The operation of vessels that carry crude oil or refined petroleum products carries with it an inherent risk of catastrophic maritime disaster, mechanical failure, collision, and loss of or damage to cargo. Our vessels and their cargoes are at risk of being damaged or lost because of events such as:

•	marine disasters;

•	bad weather and natural disasters (including hurricanes in the U.S. Gulf of Mexico, particularly during the period ranging from June to November);

•	mechanical failures;

•	grounding, fire, explosions and collisions;

•	human error; and

•	war and terrorism.

An accident involving any of our vessels could result in any of the following:

•	death or injury to persons, loss of property (including vessels);

•	oil spills or other environmental damage;

•	rerouting or delays in the delivery of cargo;

•	our vessels being placed off-hire, which may lead to loss of revenues from or termination of time charters;

•	governmental fines, penalties or restrictions on conducting business;

•	private claims for damages and other compensation;

•	higher insurance rates; and

•	damage to our reputation and customer relationships.

The transportation of crude oil and petroleum products exposes us to additional risks, such as spills and explosions. The risk of loss from accidents, natural disasters or other incidents is heightened when such accidents, disasters or incident involve crude oil or petroleum products. For example, in July 2013 a train transporting crude oil through Lac-Megantic, Quebec, Canada crashed, with the resulting explosion and fire caused by the crude oil cargo causing significant damage and loss of life. Also, in the course of the operation of our vessels, business interruption due to political or other developments or labor disputes and strikes could result in loss of revenue and suspension of operations.

A decrease in shipping volume in our markets will adversely affect our business.

Demand for our shipping services depends on levels of shipping in our markets, as well as on economic growth and logistics. Cyclical or other recessions in the continental United States or in our markets can negatively affect our operating results as customers may decrease the shipping volume of crude oil and refined petroleum products. We cannot predict whether or when such downturns will occur.

According to Navigistics, Jones Act product tanker demand (including large articulated tug barges) reached a peak of 19.9 million barrels of vessel capacity in 2006, and then began a decline with the onset of the financial crisis, falling to 17.9 million barrels of capacity in 2010. However, demand for Jones Act product tankers (and large articulated tug barges) began to recover and in 2012 reached a supply constrained 19.1 million barrels of capacity, due to the economic recovery and increased demand for domestic transportation of crude oil in the lower 48 states.

Decreases in United States refining activity, particularly in the U.S. Gulf Coast region, could adversely affect our business and financial condition.

The demand for our services is heavily influenced by the level of refinery capacity in the United States, particularly in the U.S. Gulf Coast region where three of our five vessels operate, where either the Empire State or the Evergreen State are expected to operate when the forward time charters to Phillips 66 and Tesoro begin in 2014 or 2015 and where we expect the State Class newbuild vessels to operate. We expect either the Empire State or the Evergreen State to operate on the U.S. West Coast once it begins its forward charter in 2014 or 2015. Any decline in refining capacity on the U.S. Gulf Coast or the West Coast, even on a temporary basis, may significantly reduce the demand for waterborne movements of crude oil and refined petroleum products. For example, following Hurricanes Katrina and Rita in 2005, movements of refined petroleum products from the U.S. Gulf Coast were significantly reduced in 2005 and 2006, with repairs to hurricane-damaged U.S. Gulf Coast refineries being completed in late 2006. In 2009, we saw proposed refinery expansions being delayed or not completed. While we expect that these refinery expansions will increase demand for waterborne transportation of refined petroleum products, if refining capacity is not expanded or decreases from current levels, demand for our vessels could decrease.

A decrease in the cost of importing or transporting refined petroleum products could cause demand for U.S.-flag product carrier capacity and daily hire rates to decline, which would decrease our revenues and profitability.

The demand for U.S.-flag product carriers is influenced by the cost of importing refined petroleum products. Historically, daily hire rates for vessels qualified to participate in the U.S. coastwise trade under the Jones Act have been higher than daily hire rates for foreign-flag vessels. This is due to the higher construction and operating costs of U.S.-flag vessels under the Jones Act, which requires that such vessels must be built in the United States and manned predominately by U.S. crews. This has made it less expensive for certain areas of the United States that are underserved by pipelines or which lack local refining capacity, such as in the Northeast, to import refined petroleum products carried aboard foreign-flag vessels than to obtain them from U.S. refineries. If the cost of importing refined petroleum products decreases to the extent that it becomes less expensive to import refined petroleum products to other regions of the East Coast and the West Coast than to produce such products in the United States and transporting them on U.S.-flag vessels, demand for our vessels, and the daily hire rates for them, could decrease.

A decline in demand for, and the level of consumption of, crude oil and refined petroleum products could cause demand for tanker capacity and daily hire rates to decline, which would decrease our revenues and profitability.

A long-term global recession could reduce the demand for domestic crude oil and refined petroleum transportation services, and could increase costs, thus adversely affecting our results of operations. Any of these factors could adversely affect the demand for tanker capacity and daily hire rates. Any decrease in demand for tanker capacity or decrease in daily hire rates could adversely affect our business, financial condition and results of operations.

The U.S.-flag shipping industry is unpredictable and historically volatile, which may lead to lower daily hire rates and over time, vessel values may fluctuate substantially and, if these values are lower at a time when we are attempting to dispose of a vessel, we may incur a loss.

The nature, timing and degree of changes in U.S.-flag shipping industry conditions are unpredictable and may result in significant fluctuations in the amount of daily hire we earn. Daily hire rates may fluctuate over time due to changes in the demand for U.S.-flag product carriers. In the past decade, we estimate that daily hire rates for U.S.-flag product tankers have ranged from a low of approximately $35,000 on average in 2003 to a high of approximately $65,000 on average for the period from January 1, 2013 to September 30, 2013. The factors that influence the demand for U.S.-flag product carriers include:

•	the level of crude oil refined in the United States;

•	the demand for refined petroleum products in the United States;

•	environmental concerns and regulations;

•	new pipeline construction and expansions;

•	weather;

•	competition from alternative sources of energy; and

•	competition from other types of vessels, including tank barges.

Vessel values for our fleet can fluctuate substantially over time due to a number of additional different factors, including:

•	the prevailing and expected levels of daily hire rates;

•	number of newbuild deliveries;

•	the age of our vessels;

•	types and sizes of vessels;

•	the capacity of U.S. pipelines;

•	the capacity of U.S. refineries;

•	changes in global commodity supply and demand;

•	the number of vessels in the Jones Act fleet;

•	the efficiency of the Jones Act fleet; and

•

the cost of retrofitting or modifying existing vessels as a result of technological advances in vessel design or equipment, changes in applicable environmental or other regulations or standards or otherwise.

Our inability to dispose of a vessel at a certain value could result in a loss on its sale. Pursuant to a settlement agreement we entered into in 2009 to settle litigation between U.S. Shipping Partners L.P. (“USS”), certain of its affiliates and our Sponsors, USS and certain of its affiliates have a right of first offer to purchase the vessels in our initial fleet to the extent we determine to sell such vessels in the future. Declining vessel values could adversely affect our liquidity by limiting our ability to raise cash by arranging debt secured by our vessels or refinancing such debt. In such instances, if we are unable to pledge additional collateral to offset the decline in vessel values, our lenders could accelerate our debt and foreclose on our vessels pledged as collateral for the loans.

An increase in the supply of Jones Act vessels without an increase in demand for such vessels could cause daily hire rates to decline.

The supply of vessels generally increases with deliveries of new vessels and decreases with the scrapping of older vessels. Crowley Maritime Corporation and Aker Philadelphia Shipyard recently announced a joint venture to build four new product tankers to be delivered in 2015 and 2016, with an option to build up to four additional tankers. In the first quarter of 2013, VT Halter Marine, Inc., a subsidiary of VT Systems, Inc., announced new contracts to build two articulated tug barges for Bouchard Transportation Co., Inc., with scheduled delivery dates in mid-2015. In addition, in September 2013, NASSCO entered into a contract with Seabulk Tankers, Inc., a wholly-owned subsidiary of SEACOR Holdings Inc., to design and construct two 50,000 dwt product tankers to be delivered in 2016 and 2017. No assurance can be given that the order book will not increase further in proportion to the existing fleet. If the number of newbuild vessels delivered exceeds the number of vessels being scrapped, capacity will increase. In addition, any retrofitting of existing vessels may result in additional capacity that the market will not be able to absorb at the anticipated demand levels. If supply increases and demand does not, the daily hire rates for our vessels could decline significantly.

We may face increased competition from Jones Act vessels built at an additional U.S. shipyard.

Currently, only two U.S. shipyards are building large product tankers for the Jones Act trade: the NASSCO shipyard of General Dynamics and the Aker Philadelphia Shipyard. Industry trade publications recently reported that the Avondale Shipyard (owned by Huntington Ingalls Industries), located in Louisiana, is in discussions with private equity interests to build up to eight MR Jones Act tankers and is negotiating with Samsung Heavy Industries, a Korean Shipyard, to provide Avondale with design, engineering and procurement support to enable Avondale to fulfill the potential order. In addition, other U.S. shipyards could, in the future, enter the market to build Jones Act tankers. If Avondale or U.S. additional shipyards are able to enter the market to build new Jones Act tankers, the overall capacity of the Jones Act product tankers fleet would likely increase, and the market may not be able to absorb that increased capacity. This could lead to lower daily hire rates and lower revenues for us. In addition, if the new vessels are built for lower costs or have lower operating costs than ours, we could be at a disadvantage in bidding for new charters, and our existing charterers could decide not to exercise extension options or could seek the early termination of our time charters. This could adversely affect our business, results of operations and financial condition and our ability to pay interest on, and principal of, our indebtedness and the full minimum quarterly distribution or any amount on our common units, in which event the market price of the common units may decline materially.

Our business depends on our ability to compete successfully against other shipping companies, as well as other sources of transportation.

While long-term time charters have the potential to provide income at pre-determined rates over the duration of the time charters, the competition for such time charters is intense and obtaining such time charters generally requires a lengthy and time consuming screening and bidding process that may extend for months. In addition to the availability, quality, age and suitability of the vessel, long-term time charters tend to be awarded based upon a variety of factors relating to the vessel operator, including the operator’s:

•	environmental, health and safety record;

•	compliance with regulatory and industry standards;

•	reputation for customer service and technical and operating expertise;

•	shipping experience and quality of ship operations, including cost-effectiveness;

•	ability to finance vessels at competitive rates and overall financial stability;

•	relationships with shipyards and the ability to obtain suitable berths;

•	construction management experience;

•	willingness to accept operational risks pursuant to the time charter; and

•	competitiveness of the bid price.

Some of our competitors may have greater financial resources and larger operating staffs than we do. Accordingly, they may be able to react quicker to changes in market dynamics, potentially to our detriment.

We also compete with pipelines that carry refined petroleum products and crude oil. Long-haul transportation of refined petroleum products and crude oil is generally less costly by pipeline than by vessel. The construction of new pipelines to carry refined petroleum products and crude oil into the markets we serve, including pipeline segments that connect with existing pipelines, the expansion of existing pipelines and the conversion of pipelines that do not currently carry refined products and crude oil, while costly, could adversely affect our ability to compete in particular locations. For example, the U.S. Government is currently considering revised proposals to extend the Keystone pipeline to the U.S. Gulf of Mexico. The extension of the Keystone pipeline or construction of other pipelines in the future could decrease demand for our vessels and cause our daily hire rates to decline.

Rising fuel prices may adversely affect our profits in the future.

Fuel is a significant vessel operating expense for our industry. Under our current time charters, the charterer bears the risk of fuel prices. However, if our time charters change or we trade under consecutive voyage charters, contracts of affreightment or in the spot market, we would bear the risk of rising fuel prices. As a result, an increase in the price of fuel may adversely affect our results of operations. For future charters, there can be no assurance that our customers will agree to bear any fuel surcharges without a reduction in their volumes of business with us nor any assurance that our future fuel hedging efforts (if any) will be successful. The price and supply of fuel is unpredictable and fluctuates based on events outside our control, including geopolitical developments, supply and demand for oil and gas, actions by the Organization of Petroleum Exporting Countries and other oil and gas producers, war and unrest in oil producing countries and regions, regional production patterns and environmental concerns.

We are subject to complex laws and regulations, including environmental regulations, which can adversely affect the cost, manner or feasibility of doing business and which may affect our ability to sell, lease, charter or otherwise transfer our vessels.

Our operations are subject to significant U.S. federal, state and local regulations, as well as international conventions and the laws of foreign jurisdictions where we operate. Increasingly stringent federal, state and local laws and regulations governing worker health and safety, environmental protection, insurance requirements and the manning, operation and transfer of vessels significantly affect our operations. Many aspects of the marine transportation industry are subject to extensive governmental regulation by the U.S. Coast Guard, U.S. Customs and Border Protection (“Customs”), the International Maritime Organization (“IMO”), the U.S. Department of Homeland Security, the U.S. Environmental Protection Agency (“EPA”) and the U.S. Maritime Administration, as well as to regulation by private industry organizations such as the American Bureau of Shipping (“ABS”). The U.S. Coast Guard and the National Transportation Safety Board set safety standards and are authorized to investigate marine casualties and recommend improved safety standards. The U.S. Coast Guard is authorized to inspect vessels at will.

Our operations are specifically subject to federal, state, local laws and regulations and international conventions that regulate and control the discharge and emission of pollutants into the environment or otherwise relate to environmental protection. Compliance with such laws, regulations and conventions may require installation of costly equipment or operational changes. Failure to comply with applicable laws, regulations and conventions may result in administrative and civil penalties, criminal sanctions or the suspension or termination of our operations. Some environmental laws impose strict liability for removal costs and damages related to releases of oil and hazardous substances, which could subject us to liability without regard to whether we were negligent or at fault. Under OPA 90, owners, operators and bareboat charterers are jointly and severally strictly liable for the removal costs and damages resulting from the discharge of oil within the 200-mile exclusive economic zone around the United States. Additionally, an oil spill could result in significant liability, including fines, penalties, criminal liability and costs for natural resource and other damages under other federal and state laws or civil actions. The potential for these releases could increase as we increase our fleet capacity. Many states bordering on a navigable waterway have enacted legislation more stringent than OPA 90, providing for potentially unlimited liability for the discharge of pollutants within their waters.

In order to maintain compliance with existing and future laws, we incur, and expect to continue to incur, substantial costs in meeting maintenance and inspection requirements, developing and implementing emergency preparedness procedures, and obtaining insurance coverage or other required evidence of financial responsibility sufficient to address pollution incidents. Non-compliance with these laws can:

•	reduce the economic value of our vessels;

•	require a reduction in cargo carrying capacity or other structural or operational changes;

•	make our vessels less desirable to potential charterers;

•	lead to decreases in available insurance coverage for affected vessels; or

•	result in the denial of access to certain ports.

We believe that regulation of the shipping industry will continue to become more stringent and more expensive for us and our competitors. Further, a serious marine incident occurring in U.S. waters that results in significant oil pollution could result in additional regulation. Future environmental and other requirements, as well as more stringent enforcement policies, may be adopted that could limit our ability to operate, require us to incur substantial additional costs or otherwise have a material adverse effect on our business, results of operations or financial condition. See “Business—Regulation—Environmental.”

Climate change and greenhouse gas restrictions may adversely impact our operations and markets.

Due to concern over the risk of climate change, a number of countries, including the United States, and the IMO have adopted, or are considering the adoption of, regulatory frameworks to reduce greenhouse gas emissions from vessels. These regulatory measures include, among others, adoption of cap and trade regimes, carbon taxes, increased efficiency standards and incentives or mandates for renewable energy. Compliance with changes in laws, regulations and obligations relating to climate change could increase our costs related to operating and maintaining our vessels and require us to install new emission controls, acquire allowances or pay taxes related to our greenhouse gas emissions or administer and manage a greenhouse gas emissions program. Revenue generation and strategic growth opportunities may also be adversely affected.

Adverse effects upon the oil industry relating to climate change, including growing public concern about the environmental impact of climate change, may also adversely affect demand for our tanker services. Although we do not expect that demand for oil will lessen dramatically over the short term, in the long-term climate change may reduce the demand for oil or increased regulation of greenhouse gases may create greater incentives for use of alternative energy sources. Any long-term material adverse effect on the oil industry could have a significant financial and operational adverse impact on our business that we cannot predict with certainty at this time.

We may be required to make maintenance and capital expenditures to maintain the operating capacity of our fleet, which will reduce cash available for distribution. In addition, each quarter we are required to deduct estimated maintenance and replacement capital expenditures from operating surplus, which may result in less cash available to unitholders than if actual maintenance and replacement capital expenditures were deducted.

In general, capital expenditures and other costs necessary for maintaining a vessel in good operating condition increase as the age of the vessel increases. Accordingly, as the age of our vessels increases it is likely that our operating costs will increase. Our initial estimated maintenance and replacement capital expenditures for purposes of establishing a maintenance and replacement capital expenditure reserve will be $13.5 million for the twelve-month period ending September 30, 2014. Maintenance and replacement capital expenditures include capital expenditures associated with the removal of a vessel from the water for inspection, maintenance and/or repair of submerged parts (or drydocking) and modifying an existing vessel or acquiring a new vessel to the extent these expenditures are incurred to maintain or replace the operating capacity of our fleet. These expenditures could vary significantly from quarter to quarter and could increase as a result of changes in:

•	the cost of labor and materials;

•	customer requirements;

•	the size of our fleet;

•	the cost of replacement vessels;

•	length of time charters;

•	governmental regulations and maritime self-regulatory organization standards relating to safety, security or the environment; and

•	competitive standards.

Our partnership agreement requires our general partner to deduct estimated, rather than actual, maintenance and replacement capital expenditures from operating surplus each quarter in an effort to reduce fluctuations in operating surplus (as defined in our partnership agreement). The amount of estimated maintenance and replacement capital expenditures deducted from operating surplus is subject to review and change by our conflicts committee at least once a year. In years when estimated maintenance and replacement capital expenditures are higher than actual maintenance and replacement capital expenditures, the amount of cash available for distribution to unitholders will be lower than if actual maintenance and replacement capital expenditures were deducted from operating surplus. If our general partner underestimates the appropriate level of estimated maintenance and replacement capital expenditures, we may have less cash available for distribution in future periods when actual capital expenditures exceed our previous estimates.

Drydocking of our vessels may require substantial expenditures and may result in the vessels being off-hire for significant periods of time.

Each of our vessels must undergo scheduled and, on occasion, unscheduled shipyard maintenance.

The U.S. Coast Guard requires our vessels to be drydocked for inspection and maintenance twice every five years. However, up until the fifteenth year of operation, we are permitted to do an underwater hull inspection of the vessel in lieu of one of these drydockings. In addition, vessels may have to be drydocked in the event of accidents or other unforeseen damage or for capital improvements. Costs for drydocking are difficult to estimate and may be higher than we currently anticipate. Vessels in drydock will generally not generate any income.

In addition, the time when a vessel is out of service for maintenance is determined by a number of factors including regulatory deadlines, market conditions, shipyard availability and customer requirements. Because U.S. shipyards have limited availability for drydocking a vessel, they may not have the capacity to perform drydock maintenance on our vessels at the times required, particularly in the event of an unscheduled drydock due to accident. This may require us to have the work performed at an overseas shipyard and result in the vessel being off-hire for a longer period of time.

We do not maintain and do not intend to purchase off-hire insurance, which covers the loss of revenues during extended vessel off-hire periods, such as for unscheduled drydocking due to damage to vessels from accidents. Accordingly, we will not be compensated for any off-hire periods that may arise and any extended vessel off-hire period could have a material adverse effect on our business, results of operations and financial condition and our ability to pay distributions on our units.

We are subject to, and may in the future be subject to, legal or other proceedings that could have a material adverse effect on us.

The nature of our business exposes us to the potential for legal or other proceedings from time to time relating to labor and employment matters, personal injury and property damage, environmental matters and other matters, as discussed in the other risk factors herein. Results of legal proceedings cannot be predicted with certainty. Irrespective of their merits, legal proceedings may be both lengthy and disruptive to our operations and may cause significant expenditure and diversion of management attention. We may be faced with significant monetary damages or injunctive relief against us that could have a material adverse effect on a portion of our business operations or a material adverse effect on our financial condition and results of operations.

Our insurance may be insufficient to cover losses that may occur to our property or result from our operations and we may face increased insurance costs in the future.

The operation of vessels that carry crude oil or refined petroleum products is inherently risky. Although we carry insurance to protect against most of the accident-related risks involved in the conduct of our business, risks may arise for which we are not adequately insured. For example, a catastrophic spill could exceed our insurance coverage. Any particular claim may not be paid by our insurance and any claims covered by insurance would be subject to deductibles, the aggregate amount of which could be material. Any uninsured or underinsured loss could harm our business and financial condition and have a material adverse effect on our operations. In addition, our insurance may be voidable by the insurers as a result of negligence on our part or certain of our actions, such as our vessels failing to maintain certification with applicable maritime self-regulatory organizations. Furthermore, even if insurance coverage is adequate to cover our losses, we may not be able to obtain a replacement ship in a timely manner in the event of a loss.

Because we obtain our insurance through protection and indemnity associations, we may be subject to calls, or premiums, in amounts based not only on our own claim records, but also the claim records of all other members of the protection and indemnity associations through which we receive insurance coverage for tort liability, including pollution-related liability. Our payment of these calls could result in significant expenses to us, which could reduce our profits or cause losses. Moreover, the protection and indemnity clubs and other insurance providers reserve the right to make changes in insurance coverage with little or no advance notice.

In addition, we may not be able to procure adequate insurance coverage at commercially reasonable rates in the future. In the past, new and stricter environmental regulations have led to higher costs for insurance covering environmental damage or pollution and new regulations could lead to similar increases, or even make this type of insurance unavailable. Changes in the insurance markets attributable to terrorist attacks may also make certain types of insurance more difficult to obtain. The insurance that may be available to us in the future may be significantly more expensive than our existing coverage.

Please read “Business—Insurance and Risk Management.”

The loss or insufficient attention of key personnel could negatively impact our results of operations and ability to make distributions to our unitholders.

Our success will be largely dependent upon the continued services of the chief executive officer of our general partner, Mr. Robert K. Kurz and the chief financial officer of our general partner, Philip J. Doherty. Mr. Kurz and Mr. Doherty have significant experience in our business and have developed strong relationships with a broad range of industry participants. The loss of any of these executives could have a material adverse effect on our relationships with these industry participants, our results of operations and our ability to make distributions to our unitholders. We may not be able to locate or employ on acceptable terms qualified replacements for senior management or key employees if their services were no longer available. We do not carry any key man insurance on any of our employees.

We currently depend on a third party to manage the technical operations of our business.

Pursuant to the Vessel Management Agreements, we outsource substantially all of our technical operations to our Vessel Manager. Our Vessel Manager provides us with technical and administrative services, crewing, purchasing, insurance, safety, security, quality and environmental administration services, shipyard supervision, accounting and reporting functions and other support services.

Two of the Vessel Management Agreements will expire in July 2014, the third will expire in November 2014, the fourth will expire in June 2015 and the fifth will expire in November 2015. If during the term of these agreements we fail to make our payment obligations to our Vessel Manager or breach certain terms of these agreements, our Vessel Manager has the right to terminate the agreements prior to their expiration dates. If we fail to renew any of these agreements upon or prior to their expirations, the requirements of our business will necessitate that we enter into substitute agreements with third parties for the services contemplated under the existing agreements. There can be no assurance that we will be successful in negotiating and entering into substitute agreements with third parties and, even if we succeed in doing so, the terms and conditions of these new agreements, individually or in the aggregate, may be significantly less favorable to us than the terms and conditions of our existing Vessel Management Agreements. Furthermore, if we do enter into substitute agreements with third parties, changes in our operations to comply with the requirements of these new agreements may cause disruptions to our business, which could be significant and may adversely affect our business and results of operations.

Our operational success and ability to execute our growth strategy, including our ability to enter into new time charters and expand our customer relationships, will depend significantly upon the satisfactory performance by our Vessel Manager of the services required to be performed by it and our business will be harmed if our Vessel Manager fails to perform these services satisfactorily. Our Vessel Manager also owns and operates product tankers for its own account and may continue to directly compete with us in the future. For example, our Vessel Manager recently announced a joint venture with Aker Philadelphia Shipyard to build four new product tankers to be delivered in 2015 and 2016, with an option to build up to four additional tankers. In addition, our Vessel Manager provides technical management services to other customers who may also be our competitors. Accordingly, we face conflicts of interest with our Vessel Manager and could face conflicts of interest with the other businesses to which it provides services. Furthermore, if our Vessel Manager suffers material damage to its reputation, relationships or business generally, it may harm our ability to:

•	renew existing time charters upon their expiration;

•	obtain new time charters;

•	interact successfully with shipyards;

•	obtain financing on commercially acceptable terms;

•	attract, hire, train or retain qualified shore and seafaring personnel to manage and operate our fleet;

•	maintain satisfactory relationships with suppliers and other third parties; or

•	effectively operate our vessels.

In addition, although the fees payable to our Vessel Manager under the Vessel Management Agreements are fixed, the expenses incurred by our Vessel Manager and which we are obligated to reimburse depend upon a variety of factors, many of which are beyond our or our Vessel Manager’s control. Some of these costs may increase in the future. Increases in any of these costs would decrease our earnings, cash flows and the amount of cash available for distributions to our unitholders. Further, it is possible that the level of our operating costs may materially change following any renewal of the Vessel Management Agreements or pursuant to a change in vessel managers. Any increase in the costs and expenses associated with the provision of these services by our Vessel Manager in the future, such as the condition and age of our vessels, costs of crews for our time chartered vessels and insurance, will lead to an increase in the fees we would have to pay to our Vessel Manager or another third party under any new agreements we enter into.

We indirectly depend upon unionized labor for the provision of our services. Any work stoppages or labor disturbances could disrupt our business.

Our Vessel Manager provides us with technical and administrative services for each of our vessels and our general partner will directly employ only its chief executive officer, its chief financial officer and its controller. See “—We currently depend on a third party to manage the technical operations of our business.” The shore-based and seagoing personnel that service our vessels are directly employed by our Vessel Manager. All unlicensed marine personnel are employed by our Vessel Manager under a collective bargaining agreement with the Seafarers International Union (“SIU”). The SIU collective bargaining agreement expires (i) in July 2017, with respect to crewing for Golden State, Pelican State, and Sunshine State and (ii) in September 2015 with respect to crewing for Empire State and Evergreen State. All licensed officers, including our captains, are employed by our Vessel Manager under a collective bargaining agreement with the American Maritime Officers Union (“AMO”). The AMO collective bargaining agreement expires (i) on April 30, 2014 with respect to crewing for Golden State, Pelican State, and Sunshine State and (ii) in September 2015 with respect to Empire State and Evergreen State. Any work stoppages or other labor disturbances could have a material adverse effect on our business, results of operations and financial condition and our ability to pay distributions on our units.

Maritime claimants could arrest our vessels.

Crew members, suppliers of goods and services to a vessel, shippers of cargo and other parties may be entitled to a maritime lien against that vessel for unsatisfied debts, claims or damages. In many jurisdictions, a maritime lien holder may enforce its lien by arresting a vessel through foreclosure proceedings. The arrest or attachment of one or more of our vessels could adversely affect our business and results of operations and require us to pay whatever amount may be required to have the arrest lifted.

The U.S. Government could requisition our vessels during a period of war or emergency without adequate compensation.

The U.S. Government could requisition one or more of our vessels for title or for hire. Requisition for title occurs when a government takes control of a vessel and becomes its owner. Requisition for hire occurs when a government takes control of a vessel and effectively becomes its charterer at dictated daily hire rates. Generally, requisitions occur during periods of war or emergency, although the U.S. Government may elect to requisition vessels in other circumstances. Although we would be entitled to compensation in the event of a requisition of one or more of our vessels, the amount and timing of payment would be uncertain.

Terrorist attacks have resulted in increased costs for our industry and any new attacks could disrupt our business.

Heightened awareness of security needs after the terrorist attacks of September 11, 2001 has caused the U.S. Coast Guard, Customs, the IMO and the states and local ports to adopt heightened security procedures relating to ports and vessels. Complying with these procedures, as well as conducting security assessments and developing security plans for our vessels required by the Maritime Transportation Security Act of 2002 (“MTSA”), imposes costs on us.

Any future terrorist attacks could disrupt harbor operations in the ports in which we operate, and lead to, among other things, bodily injury or loss of life, vessel or other property damage, increased vessel operating costs, including insurance costs, and the inability to transport crude oil and refined petroleum products to or from certain locations. Terrorist attacks, war or other events beyond our control that adversely affect the distribution, production or transportation of crude oil and refined petroleum products to be shipped by us could entitle our customers to terminate the time charters for our vessels. The long-term impact that terrorist attacks and the threat of terrorist attacks may have on the petroleum industry in general, and on us in particular, is not known at this time. Uncertainty surrounding continued hostilities in the Middle East (including the recent events in Egypt and the ongoing civil war in Syria) or other sustained military campaigns may affect our operations in unpredictable ways, including disruptions of petroleum supplies and markets, and the possibility that infrastructure facilities could be direct targets of, or indirect casualties of, an act of terror.

Changes in the insurance markets attributable to terrorist attacks may make certain types of insurance more difficult for us to obtain. Moreover, the insurance that may be available to us may be significantly more expensive than our existing insurance coverage. Instability in the financial markets as a result of terrorism or war could affect our ability to raise capital.

Risks Inherent in an Investment in Us

Our Sponsors own a controlling interest in us and have limited contractual and fiduciary duties to us and our common unitholders, and they may favor their own interests to the detriment of us and our other common unitholders.

Following this offering, the Sponsors, through Holding, will own a     % limited partnership interest in us, assuming no exercise of the underwriters’ over-allotment option. Our Sponsors will also control us through their control of our general partner. As such, our Sponsors will appoint all of the officers and directors of our general partner. As a result of these relationships, conflicts of interest may arise between us and our unaffiliated limited partners on the one hand, and our Sponsors and their affiliates, including Holding and our general partner, on the other hand, or between us and our unaffiliated limited partners on the one hand, and State Class Tankers and its affiliates on the other hand. The resolution of these conflicts may not be in the best interest of us or our limited partners. Please read “—Our partnership agreement limits the duties our general partner may have to our unitholders and restricts the remedies available to unitholders for actions taken by our general partner that might otherwise constitute breaches of fiduciary duty.” These conflicts include, among others, the following situations:

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our partnership agreement permits our general partner to make a number of decisions in its individual capacity, as opposed to in its capacity as our general partner, which entitles our general partner to consider only the interests and factors that it desires, including its own interests, and it has no duty or obligations to give any consideration to any interest of or factors affecting us, our affiliates or any unitholder; when acting in its individual capacity, our general partner may act without any fiduciary obligation to us or the unitholders whatsoever;

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any agreement between us, on the one hand, and our general partner and its affiliates, on the other, will not grant to the unitholders, separate and apart from us, the right to enforce the obligations of our general partner and its affiliates in our favor;

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borrowings by us and our affiliates do not constitute a breach of any duty owed by our general partner to our unitholders, including borrowings that have the purpose or effect of: (i) enabling our general partner or its affiliates to receive distributions on any subordinated units or incentive distribution rights held by them or (ii) hastening the expiration of the subordination period;

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our general partner has limited its liability and reduced its fiduciary duties under the partnership agreement, while also restricting the remedies available to our unitholders for actions that, without these limitations, might constitute breaches of fiduciary duty;

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our general partner determines the amount and timing of asset purchases and sales, capital expenditures, borrowings, issuances of additional partnership securities, and the establishment, increase or decrease in the amounts of reserves, each of which can affect the amount of cash that is distributed to our unitholders;

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our general partner determines the amount and timing of any capital expenditures and whether a capital expenditure is a maintenance capital expenditure, which reduces operating surplus, or an expansion capital expenditure, which does not reduce operating surplus. This determination can affect the amount of cash that is distributed to our unitholders and the ability of the subordinated units to convert to common units;

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our partnership agreement does not restrict our general partner from causing us to pay it or its affiliates for any services rendered on terms that are fair and reasonable to us or entering into additional contractual arrangements with any of these entities on our behalf;

•	our general partner may exercise its right to call and purchase our common units if it and its affiliates own more than 80% of our common units;

•	our general partner may incur costs that are reimbursable by us;

•	our general partner intends to limit its liability regarding our contractual and other obligations and, in some circumstances, is entitled to be indemnified by us;

•	our general partner decides whether to retain separate counsel, accountants or others to perform services for us;

•

our partnership agreement permits us to classify up to $         million as operating surplus, even if it is generated from asset sales, non-working capital borrowings or other sources that would otherwise constitute capital surplus. This cash may be used to fund distributions on our subordinated units or incentive distribution rights;

•	our general partner may transfer its incentive distribution rights (in whole or in part) at any time without unitholder approval;

•	our general partner is not obligated to obtain a fairness opinion regarding the value of the common units to be repurchased by it upon the exercise of its limited call right;

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The holder or holders of a majority of our incentive distribution rights, which initially will be our general partner, may elect to cause us to issue common units to them in connection with a resetting of the target distribution levels related to the incentive distribution rights without the approval of the conflicts committee of the board of directors of our general partner or our unitholders. This election may result in lower distributions to our common unitholders in certain situations;

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certain of our general partner’s directors and both of our general partner’s officers will also serve as directors or officers of affiliates of State Class Tankers and will have fiduciary duties to manage State Class Tankers in a manner beneficial to its equityholders, which may cause them to pursue business strategies that disproportionately benefit State Class Tankers or its affiliates or which otherwise are not in the best interests of us or our unitholders;

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State Class Tankers is owned and controlled by BCPV and, as GSO and Cerberus do not own interests in State Class Tankers, there is a conflict of interest among our Sponsors with respect to transactions between us and State Class Tankers;

•

although we have the option to purchase the State Class newbuild vessels, we may not complete such purchases and State Class Tankers and its affiliates may compete with us and could own and operate the State Class newbuild vessels or additional vessels under time charters that may compete with our vessels;

•

the doctrine of corporate opportunity, or any analogous doctrine, will not apply to the general partner and its affiliates and, as a result, neither the general partner nor any of its affiliates will have any obligation to present business opportunities to us; and

•

in connection with the offering, we will enter into an option agreement with State Class Tankers, and we may enter into additional agreements in the future with State Class Tankers, relating to the purchase of additional vessels, and other matters. In the performance of its obligations under these agreements, State Class Tankers is not held to a fiduciary duty standard of care to us, our general partner or our limited partners, but rather to the standard of care specified in these agreements.

By purchasing a common unit, you are treated as having consented to the modified standard of fiduciary duties, various actions contemplated in the partnership agreement and conflicts of interest that might otherwise be considered a breach of fiduciary or other duties under applicable state law, all as set forth in the partnership agreement. Please read “Conflicts of Interest and Fiduciary Duties—Fiduciary Duties of the General Partner” for a description of the fiduciary duties imposed on our general partner by Delaware law, the material modifications of these duties contained in our partnership agreement and certain legal rights and remedies available to our unitholders.

Our Sponsors own a controlling interest in us and their interests may conflict with ours or yours in the future.

Immediately following this offering, our Sponsors will beneficially own a         % limited partnership interest in us, or approximately         % if the underwriters exercise in full their option to purchase additional units. In addition, our Sponsors own our general partner and will have the ability to elect all of the members of its board of directors and thereby control our policies and operations, including the appointment of management, future issuances of our common units or other securities, the payment of distributions on our common units, the incurrence of debt by us, amendments to our partnership agreement and the entering into of extraordinary transactions, and their interests may not in all cases be aligned with your interests. In addition, our Sponsors may have an interest in pursuing acquisitions, divestitures and other transactions, including through State Class Tankers in the case of certain Sponsors, that, in their judgment, could enhance their investments, even though such transactions might involve risks to you or expose us to competition. For example, our Sponsors could cause us to make acquisitions that increase our indebtedness or cause us to sell revenue-generating assets. Our Sponsors are in the business of making investments in companies and may from time to time acquire and hold interests in businesses that compete directly or indirectly with us. Our option agreement will provide that none of our Sponsors, any of their respective affiliates or any of our general partner’s directors or his or her affiliates will have any duty to refrain from engaging, directly or indirectly, in the same business activities or similar business activities or lines of business in which we operate. Our Sponsors also may pursue acquisition opportunities independently, through State Class Tankers or through entities that may be complementary to our business, and, as a result, those acquisition opportunities may not be available to us. So long as our Sponsors continue to own a significant amount of our and our general partner’s combined voting power, even if such amount is less than 50%, they will continue to be able to strongly influence or effectively control our decisions. In addition, our Sponsors will be able to determine the outcome of all matters requiring unitholder approval after the subordination period ends and will be able to cause or prevent a change of control of our general partner or a change in the composition of our general partner’s board of directors and could preclude any unsolicited acquisition of the Partnership. The concentration of ownership could deprive you of an opportunity to receive a premium for your common units as part of a sale of our Partnership’s businesses and ultimately might affect the market price of our common units.

Holders of our common units have limited voting rights and are not entitled to elect our general partner or its directors, which could reduce the price at which the common units trade.

Unlike the holders of common stock in a corporation, unitholders have only limited voting rights on matters affecting our business and, therefore, limited ability to influence management’s decisions regarding our business. Unitholders will have no right to elect our general partner or its board of directors on an annual or ongoing basis. The board of directors of our general partner is chosen entirely by our Sponsors. Furthermore, if the unitholders are dissatisfied with the performance of our general partner, they will have little ability to remove our general partner. As a result of these limitations, the price at which the common units will trade could be diminished because of the absence or reduction of a control premium in the trading price. Our partnership agreement also contains provisions limiting the ability of unitholders to call meetings or to acquire information about our operations, as well as other provisions limiting the unitholders’ ability to influence the manner or direction of management.

Certain of our officers face conflicts in the allocation of their time to our business.

Certain of our officers and employees are not required to work full-time on our affairs and also perform services for other companies, including State Class Tankers. Robert K. Kurz, who is our general partner’s Chief Executive Officer, also provides services in a similar capacity for State Class Tankers. In addition, Philip J. Doherty, who is our general partner’s Chief Financial Officer, also acts as the Chief Financial Officer of State Class Tankers. State Class Tankers may conduct substantial businesses and activities of their own in which we have no economic interest. As a result, there could be material competition for the time and effort of our officers and employees who also provide services to other companies, which could have a material adverse effect on our business, results of operations and financial condition. Please read “Management—Management of American Petroleum Tankers Partners LP.”

Our partnership agreement limits the duties our general partner may have to our unitholders and restricts the remedies available to unitholders for actions taken by our general partner that might otherwise constitute breaches of fiduciary duty.

Our partnership agreement contains provisions that replace the standards to which our general partner would otherwise be held by state fiduciary duty law with contractual standards. For example, our partnership agreement:

•

permits our general partner to make a number of decisions in its individual capacity, as opposed to in its capacity as our general partner, free of any duties to us or our unitholders other than the implied contractual covenant of good faith and fair dealing. This entitles our general partner to consider only the interests and factors that it desires, including its own interests, and it has no duty or obligation to give any consideration to any interest of, or factors affecting, us, our affiliates or any limited partner. Examples include the exercise of its limited call right, the exercise of its rights to transfer or vote the units it owns, the exercise of its registration rights, whether, as the initial holder of all of our incentive distribution rights, to reset target distribution levels or to transfer the incentive distribution rights or any units it owns to a third party, and its determination whether or not to consent to any merger or consolidation of the Partnership or amendment to the partnership agreement;

•

provides that our general partner will not have any liability to us or our unitholders for decisions made in its capacity as general partner, as long as it acted in good faith, meaning that it subjectively believed the decision was in the best interests of our Partnership, and, except as specifically provided by our partnership agreement, will not be subject to any other or different standard imposed by our partnership agreement, Delaware law, or any other law, rule or regulation or at equity;

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generally provides that affiliated transactions and resolutions of conflicts of interest not approved by the conflicts committee of the board of directors of our general partner and not involving a vote of unitholders must be on terms no less favorable to us than those generally being provided to or available from unrelated third parties or be “fair and reasonable” to us and that, in determining whether a transaction or resolution is “fair and reasonable,” our general partner may consider the totality of the relationships between the parties involved, including other transactions that may be particularly favorable or advantageous to us;

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provides that our general partner, its affiliates and their officers and directors will not be liable for monetary damages to us or our limited partners for any acts or omissions unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that our general partner or those other persons acted in bad faith or engaged in fraud, willful misconduct or, in the case of a criminal matter, acted with knowledge that such conduct was criminal;

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provides that in resolving conflicts of interest, it will be presumed that in making its decision the general partner acted in good faith, and in any proceeding brought by or on behalf of any limited partner or us, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption; and

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provides that our general partner may consult with legal counsel, accountants, appraisers, management consultants, investment bankers and other consultants and advisers selected by it, and any act or omission by our general partner in reliance upon the advice or opinion of such persons as to matters that our general partner reasonably believes to be within such person’s professional or expert competence shall be conclusively presumed to have been done or omitted in good faith and in accordance with such advice or opinion, and our general partner will not have any liability to us or the unitholders for such reliance made in good faith.

By purchasing a common unit, a unitholder will become bound by the provisions of our partnership agreement, including the provisions described above. Please read “Description of the Common Units—Transfer of Common Units.”

Our partnership agreement contains provisions that may have the effect of discouraging a person or group from attempting to remove our current management or our general partner, and even if public unitholders are dissatisfied, they will be unable to remove our general partner without Holding’s consent, unless Holding’s ownership interest in us is decreased, all of which could diminish the trading price of our common units.

Our partnership agreement contains provisions that may have the effect of discouraging a person or group from attempting to remove our current management or our general partner.

•

The unitholders will be unable initially to remove our general partner without its consent because our general partner and its affiliates will own sufficient units upon completion of this offering to be able to prevent its removal. The vote of the holders of at least 66 2/3% of all outstanding common and subordinated units voting together as a single class is required to remove the general partner. At the

closing of this offering, Holding will own                      common units and all of our subordinated units, representing a     % limited partnership interest in us, assuming no exercise of the underwriters’ option to purchase additional common units. This will give Holding the ability to initially prevent the involuntary removal of our general partner.

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If our general partner is removed without “cause” during the subordination period and units held by Holding are not voted in favor of that removal, all subordinated units not voted in favor of such removal will automatically convert into common units on a one-for-one basis, any existing arrearages on the common units will be extinguished, and the holders of the incentive distribution rights will have the right to convert such incentive distribution rights into common units or to receive cash in exchange for those interests based on the fair market value of those interests at the time. A removal of our general partner under these circumstances would adversely affect the common units by prematurely eliminating their distribution and liquidation preference over the subordinated units, which would otherwise have continued until we had met certain distribution and performance tests. Any conversion of our incentive distribution rights would be dilutive to existing unitholders. Furthermore, any cash payment in lieu of such conversion could be prohibitively expensive. Cause is narrowly defined in our partnership agreement to mean that a court of competent jurisdiction has entered a final, non-appealable judgment finding our general partner liable for actual fraud or willful misconduct in its capacity as our general partner. Cause does not include most cases of poor management of the business, so the removal of the general partner because of the unitholder’s dissatisfaction with our general partner’s performance in managing our Partnership will most likely result in the termination of the subordination period and conversion of all subordinated units to common units.

There are no restrictions in our partnership agreement on our ability to issue equity securities. The effect of these provisions may be to diminish the price at which the common units will trade.

The control of our general partner may be transferred to a third party without unitholder consent.

Our general partner may transfer its general partner interest to a third party in a merger or in a sale of all or substantially all of its assets without the consent of the unitholders. In addition, our partnership agreement does not restrict the ability of the members of our general partner from transferring their respective membership interests in our general partner to a third party. The new owner of our general partner would then be in a position to replace the board of directors and officers of our general partner with its own designees and thereby exert significant control over the decisions made by the board of directors and officers. This effectively permits a “change of control” without the vote or consent of the unitholders.

Substantial future sales of our common units in the public market could cause the price of our common units to fall.

We will grant registration rights to our Sponsors and certain of their affiliates. See “Certain Relationships and Related Party Transactions—Agreements Governing the Formation Transactions—Registration Rights Agreement.” These unitholders will have the right, subject to some conditions, to require us to file registration statements covering any of our common, subordinated or other equity securities owned by them or to include those securities in registration statements that we may file for ourselves or other unitholders. Upon the closing of this offering and assuming no exercise of the underwriters’ option to purchase additional common units, our Sponsors will own through Holding and our general partner                      common units and all of our subordinated units, representing a         % limited partnership interest in us, and all of the incentive distribution rights. Following their registration and sale under the applicable registration statement, those securities will become freely tradable. By exercising their registration rights and selling a large number of common units or other securities, these unitholders could cause the price of our common units to decline.

You will experience immediate and substantial dilution of $             per common unit on a tangible book value basis.

The assumed initial public offering price of $             per common unit exceeds pro forma net tangible book value of $             per common unit. Based on the assumed initial public offering price, you will incur immediate and substantial dilution of $             per common unit. This dilution results primarily because the assets contributed by Holding and its affiliates are recorded at their historical cost, and not their fair value, in accordance with U.S. GAAP. Please read “Dilution.”

The NYSE does not require a publicly traded partnership like us to comply with certain of its corporate governance requirements.

We intend to apply to list our common units on the NYSE. Unlike most corporations, we are not required by the rules of the exchange to have, and we do not intend to have, a majority of independent directors on our general partner’s board of directors, a compensation committee or a nominating and corporate governance committee. Additionally, any future issuance of additional common units or other securities, including to affiliates, will not be subject to the exchange’s shareholder approval rules. Accordingly, unitholders will not have the same protections afforded to certain corporations that are subject to all of the corporate governance requirements of the exchange. Please read “Management.”

The holder or holders of a majority of our incentive distribution rights, which initially will be our general partner, may elect to cause us to issue additional common units to them in connection with a resetting of the minimum quarterly distribution and the target distribution levels related to our incentive distribution rights without the approval of the conflicts committee of our general partner’s board of directors or holders of our common units and subordinated units. This may result in lower distributions to holders of our common units in certain situations.

The holder or holders of a majority of our incentive distribution rights, which initially will be our general partner, have the right, at a time when there are no subordinated units outstanding and the holders of our incentive distribution rights have received incentive distributions at the highest level to which they are entitled (50%), for each of the prior four consecutive fiscal quarters, to reset the minimum quarterly distribution and initial cash target distribution levels at higher levels based on the distribution at the time of the exercise of the reset election. Following a reset election, the minimum quarterly distribution amount will be reset to an amount equal to the average cash distribution amount per common unit for the two fiscal quarters immediately preceding the reset election (such amount is referred to as the “reset minimum quarterly distribution”), and the target distribution levels will be reset to correspondingly higher levels based on the same percentage increases above the reset minimum quarterly distribution amount.

In connection with resetting the minimum quarterly distributions and the target distribution levels, the holder of the incentive distribution rights will be entitled to receive a number of common units equal to that number of common units whose aggregate quarterly cash distributions equaled the average of the distributions to our general partner on the incentive distribution rights in the prior two quarters. We anticipate that the holder or holders of a majority of our incentive distribution rights would exercise this reset right in order to facilitate acquisitions or internal growth projects that would not be sufficiently accretive to cash distributions per common unit without such conversion; however, it is possible that such holder or holders could exercise this reset election at a time when they are experiencing, or may be expected to experience, declines in the cash distributions they receive related to their incentive distribution rights and may therefore desire to be issued our common units, rather than retain the right to receive incentive distributions based on the initial target distribution levels. This risk could be elevated if our incentive distribution rights have been transferred to any third party. As a result, a reset election may cause our common unitholders to experience dilution in the amount of cash distributions that they would have otherwise received had we not issued additional common units to the holder or holders of our incentive distribution rights in connection with resetting the target distribution levels. Please read “How We Make Cash Distributions—General Partner Interest and Incentive Distribution Rights” and “How We Make Cash Distributions—Our General Partner’s Right to Reset Incentive Distribution Levels.”

We may issue additional equity securities, including securities senior to the common units, without your approval, which would dilute your ownership interests.

We may, without the approval of our unitholders, issue an unlimited number of additional units or other equity securities. In addition, we may issue an unlimited number of units that are senior to the common units in right of distribution, liquidation and voting. The issuance by us of additional common units or other equity securities of equal or senior rank will have the following effects:

•	our unitholders’ proportionate ownership interest in us will decrease;

•	the amount of cash available for distribution on each unit may decrease;

•

because a lower percentage of total outstanding units will be subordinated units, the risk that a shortfall in the payment of the minimum quarterly distribution will be borne by our common unitholders will increase;

•

because the amount payable to holders of our incentive distribution rights is based on a percentage of the total cash available for distribution, the distributions to holders of our incentive distribution rights will increase even if the per unit distribution on common units remains the same;

•	the ratio of taxable income to distributions may increase;

•	the relative voting strength of each previously outstanding unit may be diminished; and

•	the market price of the common units may decline.

Upon the expiration of the subordination period, the subordinated units will convert into common units and will then participate pro rata with other common units in distributions of available cash.

During the subordination period, which we define elsewhere in this prospectus, the common units will have the right to receive distributions of available cash from operating surplus in an amount equal to the minimum quarterly distribution of $             per unit, plus any arrearages in the payment of the minimum quarterly distribution on the common units from prior quarters, before any distributions of available cash from operating surplus may be made on the subordinated units. Distribution arrearages do not accrue on the subordinated units. The purpose of the subordinated units is to increase the likelihood that during the subordination period there will be available cash from operating surplus to be distributed on the common units. Upon the expiration of the subordination period, the subordinated units will convert into common units on a one-for-one basis (or, on or after                     , 2016, at the option of the holder or holders of a majority of our subordinated units, at a ratio that may be less than one-to-one) and will then participate pro rata with other common units in distributions of available cash. See “How We Make Cash Distributions—Subordination Period” and “How We Make Cash Distributions—Distributions of Available Cash From Operating Surplus After the Subordination Period.”

Our partnership agreement limits the ownership of common units by individuals and entities that are not U.S. citizens within the meaning of the Jones Act. This may affect the liquidity of our common units and may result in non-U.S. citizens being required to disgorge profits, sell their units at a loss or relinquish their voting and distribution rights.

We are subject to the Jones Act and, as a result, at least 75% of the outstanding units of each class or series of our limited partnership interests must be owned and controlled by U.S. citizens within the meaning of the Jones Act. To maintain our compliance with the Jones Act, our partnership agreement includes provisions limiting the rights of non-U.S. citizens to own our common units. Our partnership agreement limits such ownership of our common units to no more than 19.9% of our outstanding common units. Certain provisions of our partnership agreement are intended to facilitate compliance with this requirement and may have an adverse effect on holders of our common units.

Under the provisions of our partnership agreement, any transfer, or attempted transfer, of any common units of our limited partnership interests will be void if the effect of such transfer, or attempted transfer, would be to cause one or more non-U.S. citizens in the aggregate to own (of record or beneficially) in excess of 19.9% of the outstanding common units or a single non-U.S. citizen (and any other non-U.S. citizen whose ownership position would be aggregated with such non-U.S. citizen) to own in excess of 4.9% of the outstanding common units. However, in order for us to comply with the conditions to listing specified by the NYSE, our partnership agreement provides that nothing therein, such as the foregoing restrictions regarding transfers, precludes the settlement of any transaction entered into through the facilities of the NYSE or any other national securities exchange or automated inter-dealer quotation service so long as our common units are listed on the                     . To the extent such restrictions voiding transfers are effective, the liquidity or market value of our common units may be adversely impacted.

In the event such restrictions voiding transfers would be ineffective for any reason, our partnership agreement provides additional protective provisions in the circumstance that any transfer would otherwise result in the number of common units owned (of record or beneficially) in the aggregate by non-U.S. citizens being in excess of 19.9% of the outstanding common units or a single non-U.S. citizen (and any other non-U.S. citizen whose ownership position would be aggregated with such non-U.S. citizen) to own in excess of 4.9% of the outstanding common units, including that:

•	such transfer will cause such excess units to be automatically transferred to a trust for the exclusive benefit of one or more charitable beneficiaries that are U.S. citizens, or

•

to the extent that the trust transfer provisions would be ineffective for any reason, we, in our sole discretion, shall be entitled to redeem all or any portion of such units most recently acquired (as determined by the board of directors of our general partner in accordance with guidelines that are set forth in our partnership agreement), including common units offered pursuant to this prospectus, by non-U.S. citizens in excess of the applicable permitted percentage at a redemption price based on a fair market value formula.

As a result of the above provisions, a proposed transferee (including a proposed transferee of common units offered pursuant to this prospectus) that is a non-U.S. citizen or a record or beneficial owner whose citizenship status change results in excess units may not receive any return on its investment in units it purportedly purchases or owns, as the case may be, and it may sustain a loss.

In addition, our partnership agreement permits us to require that any record or beneficial owner of any units of our limited partnership interests provide us from time to time with certain documentation concerning such owner’s citizenship. In the event that a person does not submit such requested or required documentation to us, our partnership agreement provides us with certain remedies, including the suspension of the voting rights of such person’s units of our limited partnership interests and the payment of distributions with respect to those units into an escrow account. See “The Partnership Agreement—Ownership by Non-U.S. Citizens.”

In addition to the risks described above, the foregoing restrictions on ownership of our units by non-U.S. citizens could delay, defer or prevent a transaction or change in control that might involve a premium price for our common unit or otherwise be in the best interest of our unitholders.

In establishing cash reserves, our general partner may reduce the amount of cash available for distribution to you.

Our partnership agreement provides that our general partner will approve the amount of reserves from our consolidated cash flow that will be retained by us to fund its future operating and capital expenditures. Our partnership agreement requires our general partner to deduct from operating surplus cash reserves that it determines are necessary to fund our future operating and capital expenditures. These reserves also will affect the amount of cash available for distribution by us to our unitholders. In addition, our general partner may establish reserves for distributions on the subordinated units, but only if those reserves will not prevent us from distributing the full minimum quarterly distribution, plus any arrearages, on the common units for the following four quarters. As described above in “—Risks Inherent in Our Business—We may be required to make maintenance and capital expenditures to maintain the operating capacity of our fleet, which will reduce cash available for distribution. In addition, each quarter we are required to deduct estimated maintenance and replacement capital expenditures from operating surplus, which may result in less cash available to unitholders than if actual maintenance and replacement capital expenditures were deducted,” our partnership agreement requires our general partner each quarter to deduct from operating surplus estimated maintenance and replacement capital expenditures, as opposed to actual maintenance and replacement capital expenditures, which could reduce the amount of available cash for distribution. The amount of estimated maintenance and replacement capital expenditures deducted from operating surplus is subject to review and change by our general partner at least once a year, provided that any change must be approved by the conflicts committee of our general partner.

Our general partner has a limited call right that may require you to sell your common units at an undesirable time or price.

If at any time our general partner and its affiliates (including Holding) own more than 80% of the common units, our general partner will have the right, which it may assign to any of its affiliates or to us, but not the obligation, to acquire all, but not less than all, of the common units held by unaffiliated persons at a price not less than the then-current market price of our common units. Our general partner is not obligated to obtain a fairness opinion regarding the value of the common units to be repurchased by it upon the exercise of this limited call right. As a result, you may be required to sell your common units at an undesirable time or price and may not receive any return on your investment. You may also incur a tax liability upon a sale of your units. For additional information about the limited call right, please read “The Partnership Agreement—Limited Call Right.”

At the completion of this offering and assuming no exercise of the underwriters’ over-allotment option, Holding will own     % of our common units. At the end of the subordination period, assuming no additional issuances of common units, no exercise of the underwriters’ over-allotment option, no repurchases or redemptions of common units and the conversion of our subordinated units into common units, Holding will own     % of our common units.

Our partnership agreement restricts the voting rights of unitholders (other than our general partner and its affiliates) owning 20% or more of any class of our units.

Our partnership agreement restricts unitholders’ voting rights by providing that any units held by a person that owns 20% or more of any class of units then outstanding, other than our general partner and its affiliates, their transferees and persons who acquired such units with the prior approval of the board of directors of our general partner, cannot vote on any matter. The partnership agreement also contains provisions limiting the ability of unitholders to call meetings or to acquire information about our operations, as well as other provisions limiting the unitholders’ ability to influence the manner or direction of management.

Our partnership agreement prohibits a unitholder (other than our general partner and its affiliates) who acquires 15% or more of our limited partner units without the approval of our general partner from engaging in a business combination with us for three years unless certain approvals are obtained. This provision could discourage a change of control that our unitholders may favor, which could negatively affect the price of our common units.

Our partnership agreement effectively adopts Section 203 of the General Corporation Law of the State of Delaware (or the “DGCL”). Section 203 of the DGCL as it applies to us prevents an interested unitholder, defined as a person (other than our general partner and its affiliates) who owns 15% or more of our outstanding limited partner units, from engaging in business combinations with us for three years following the time such person becomes an interested unitholder unless certain approvals are obtained. Section 203 broadly defines “business combination” to encompass a wide variety of transactions with or caused by an interested unitholder, including mergers, asset sales and other transactions in which the interested unitholder receives a benefit on other than a pro rata basis with other unitholders. This provision of our partnership agreement could have an anti-takeover effect with respect to transactions not approved in advance by our general partner, including discouraging takeover attempts that might result in a premium over the market price for our common units.

Increases in interest rates may cause the market price of our common units to decline.

An increase in interest rates may cause a corresponding decline in demand for equity investments in general, and in particular for yield-based equity investments such as our common units. Any such increase in interest rates or reduction in demand for our common units resulting from other relatively more attractive investment opportunities may cause the trading price of our common units to decline.

There is no existing market for our common units, and a trading market that will provide you with adequate liquidity may not develop. The price of our common units may fluctuate significantly, and you could lose all or part of your investment.

Prior to this offering, there has been no public market for the common units. Immediately after this offering, there will be only                      publicly traded common units, assuming no exercise of the underwriters’ option to purchase additional common units. We do not know the extent to which investor interest will lead to the development of a trading market or how liquid that market might be. You may not be able to resell your common units at or above the initial public offering price. Additionally, the lack of liquidity may result in wide bid-ask spreads, contribute to significant fluctuations in the market price of the common units and limit the number of investors who are able to buy the common units.

The initial public offering price for the common units will be determined by negotiations between us and the representatives of the underwriters and may not be indicative of the market price of the common units that will prevail in the trading market. The market price of our common units may decline below the initial public offering price. The market price of our common units may also be influenced by many factors, some of which are beyond our control, including:

•	the level of our quarterly distributions;

•	our quarterly or annual earnings or those of other companies in our industry;

•	the loss of a large customer;

•	announcements by us or our competitors of significant contracts or acquisitions;

•	general economic conditions;

•	the failure of securities analysts to cover our common units after this offering or changes in financial estimates by analysts;

•	future sales of our common units; and

•	other factors described in these “Risk Factors.”

We are an “emerging growth company” and we are subject to reduced disclosure requirements applicable to emerging growth companies, which may make our common units less attractive to investors.

We are an “emerging growth company,” as defined in the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” as described under “Summary—Implications of Being an Emerging Growth Company.” We cannot predict if investors will find our common units less attractive because we may rely on these exemptions. If some investors find our common units less attractive as a result, there may be a less active trading market for our common units and our unit price may be more volatile. We will remain an emerging growth company for up to five years, although we will lose that status sooner if we have more than $1.0 billion of revenues in a fiscal year, have more than $700 million in market value of our limited partner interests held by non-affiliates, or issue more than $1.0 billion of non-convertible debt over a three-year period.

Under the JOBS Act, our independent registered public accounting firm will not be required to attest to the effectiveness of the our internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 for so long as we are an emerging growth company. For as long as we take advantage of the reduced reporting obligations, the information that we provide unitholders may be different than information provided by other public companies. In addition, pursuant to the JOBS Act, as an “emerging growth company,” we have elected to take advantage of the extended transition period for any new or revised accounting standards that may be issued by the Public Company Accounting Oversight Board (PCAOB) or the SEC. This means that when a standard is issued or revised and it has different application dates for public or private companies, we can, for so long as we are an “emerging growth company,” adopt the standard for private companies. This may make comparison of our financial statements with any other public company that either is not an “emerging growth company” or has opted out of using the extended transition period difficult or impossible as a result of our use of different accounting standards.

We will incur increased costs as a result of being a publicly traded limited partnership.

While American Petroleum Tankers Parent LLC (“APT Parent”) has previously filed reports with the SEC on a voluntary basis, we have no history as an entity with publicly traded equity securities. In addition to the SEC’s reporting requirements, as a publicly traded partnership, we will be required to comply with certain corporate governance and related requirements of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), the SEC and the NYSE. We expect these rules and regulations to increase our legal and financial compliance costs and to make activities more time-consuming and costly. For example, as a result of becoming a publicly traded partnership, we will be required to have at least three independent directors within a year of the date of this prospectus. In addition, we will incur significant legal, accounting and other expenses in complying with these and other applicable regulations. Before we are able to make distributions to our unitholders, we must first pay or reserve cash for our expenses, including the costs of being a publicly-traded partnership. We anticipate that our incremental general and administrative expenses as a publicly traded limited partnership will be approximately $2.0 million annually and will include costs associated with annual and quarterly reporting, tax return and Schedule K-1 preparation and distribution expenses, Sarbanes-Oxley compliance, listing on the NYSE, investor relations, registrar and transfer agent fees, incremental auditing and legal costs, incremental director and officer liability insurance expenses, director compensation and non-cash equity incentive compensation expense.

You may not have limited liability if a court finds that unitholder action constitutes control of our business.

A general partner of a partnership generally has unlimited liability for the obligations of the partnership, except for contractual obligations of the partnership that are expressly made without recourse to the general partner. We are organized under Delaware law, and we conduct business in other states. As a limited partner in a partnership organized under Delaware law, you could be held liable for our obligations to the same extent as a general partner if a court determined that the right or the exercise of the right by our unitholders as a group to remove or replace our general partner, to approve some amendments to the partnership agreement or to take other action under our partnership agreement constituted participation in the “control” of our business. In addition, limitations on the liability of holders of limited partner interests for the obligations of a limited partnership have not been clearly established in many jurisdictions. Please read “The Partnership Agreement—Limited Liability.”

You may have liability to repay distributions wrongfully made.

Under certain circumstances, our unitholders may have to repay amounts wrongfully distributed to them. Under Section 17-607 of the Delaware Revised Uniform Limited Partnership Act, we may not make a distribution to our unitholders if the distribution would cause our liabilities to exceed the fair value of our assets. Delaware law provides that, for a period of three years from the date of the impermissible distribution, partners who received such a distribution and who knew at the time of the distribution that it violated Delaware law will be liable to the Partnership for the distribution amount. Liabilities to partners on account of their partner interests and liabilities that are non-recourse to the Partnership are not counted for purposes of determining whether a distribution is permitted.

We can borrow money to pay distributions, which would reduce the amount of credit available to operate our business.

Our partnership agreement allows us to make working capital borrowings to pay distributions. Accordingly, if we have available borrowing capacity, we can make distributions on all our units even though cash generated by our operations may not be sufficient to pay such distributions. Any working capital borrowings by us to make distributions will reduce the amount of working capital borrowings we can make for operating our business. For more information, please read “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources.”

Tax Risks to Common Unitholders

In addition to reading the following risk factors, you should read “Material U.S. Federal Income Tax Considerations” for a more complete discussion of the expected material U.S. federal income tax considerations of owning and disposing of common units.

Our tax treatment depends on our status as a partnership for U.S. federal income tax purposes. If the IRS were to treat us as a corporation, which would subject us to entity-level taxation, our cash available for distribution to you may be materially reduced.

The anticipated after-tax economic benefit of an investment in our common units depends largely on our being treated as a partnership for U.S. federal income tax purposes.

Despite the fact that we are a limited partnership under Delaware law, it is possible in certain circumstances for a partnership such as ours to be treated as a corporation for U.S. federal income tax purposes. A change in our business or a change in current law could cause us to be treated as a corporation for U.S. federal income tax purposes or otherwise subject us to taxation as an entity.

If we were treated as a corporation for U.S. federal income tax purposes, we would pay U.S. federal income tax on our taxable income at the corporate tax rate, which is currently a maximum of 35%, and we likely would pay state and local taxes as well at varying rates. Distributions to you would generally be taxed again as corporate distributions, and no income, gains, losses, deductions or credits would flow through to you. Because a tax would be imposed upon us as a corporation, the cash available for distributions to you may be materially reduced. Therefore, treatment of us as a corporation could result in a material reduction in the anticipated cash flow and after-tax return to you, and thus could result in a substantial reduction in the value of our common units.

Our partnership agreement provides that, if a law is enacted or existing law is modified or interpreted in a manner that subjects us to taxation as a corporation or otherwise subjects us to entity-level taxation, the minimum quarterly distribution amount and the target distribution amounts may be adjusted to reflect the impact of that law on us.

If we were subjected to additional entity-level taxation by individual states, it would reduce our cash available for distribution to you.

Changes in current state law may subject us to additional entity-level taxation by individual states. Because of widespread state budget deficits and other reasons, several states are evaluating ways to subject partnerships to entity-level taxation through the imposition of state income, franchise and other forms of taxation. Imposition of any such additional tax on us by a state would reduce the cash available for distribution to you. Our partnership agreement provides that, if a law is enacted or existing law is modified or interpreted in a manner that subjects us to entity-level taxation, the minimum quarterly distribution amount and the target distribution amounts may be adjusted to reflect the impact of that law on us.

The tax treatment of publicly traded partnerships or an investment in our common units could be subject to potential legislative, judicial or administrative changes and differing interpretations of applicable law, possibly on a retroactive basis.

The present U.S. federal income tax treatment of publicly traded partnerships, including us, or an investment in our common units, may be modified by legislative, judicial or administrative changes or interpretations of applicable law at any time. For example, from time to time, members of the U.S. Congress propose and consider substantive changes to the existing U.S. federal income tax laws that affect publicly traded partnerships. One such recent legislative proposal would have eliminated the qualifying income exception upon which we rely for our treatment as a partnership for U.S. federal income tax purposes. Please read “Material U.S. Federal Income Tax Considerations—Partnership Status.” We are unable to predict whether any of these changes or any other proposals that are adverse to us or our unitholders will be reintroduced or will ultimately be enacted or whether judicial or administrative interpretations of applicable law will change. Any such changes could negatively impact the value of an investment in our common units. Any modification to the U.S. federal income tax laws may be applied retroactively and could make it more difficult or impossible to meet the exception allowing certain publicly traded partnerships to be treated as partnerships for U.S. federal income tax purposes.

You will be required to pay taxes on your share of our taxable income even if you do not receive any cash distributions from us.

Because our unitholders will be treated as partners to whom we will allocate taxable income, which could be different in amount from the cash that we distribute, you will be required to pay U.S. federal income taxes and, in some cases, state and local income taxes on your share of our taxable income even if you do not receive any cash distributions from us. You may not receive cash distributions from us equal to your share of our taxable income or even equal to the actual tax liability which results from your share of our taxable income.

A successful IRS contest of the U.S. federal income tax positions that we take may adversely impact the market for our common units, and the costs of any contests will be borne by our unitholders and our general partner.

The IRS may adopt positions that differ from the conclusions of our counsel expressed in this prospectus or from the positions that we take, even positions taken with advice of counsel, and the IRS’s positions may ultimately be sustained. It may be necessary to resort to administrative or court proceedings to sustain some or all of the positions that we take. A court may not agree with some or all of the positions that we take. Any contest with the IRS, and the outcome of any IRS contest, may materially and adversely impact the market for our common units and the price which they trade. In addition, the costs of any contest with the IRS (principally legal, accounting and related fees) will be borne indirectly by our unitholders and our general partner because the costs will reduce our cash available for distribution.

Tax gain or loss on the disposition of our common units could be different than expected.

If you sell common units, you will recognize gain or loss equal to the difference between the amount realized and your tax basis in those common units. Prior distributions to you in excess of the total net taxable income a unitholder is allocated for a common unit, which decreased your tax basis in that common unit, will, in effect, become taxable income to you if the common unit is sold at a price greater than your tax basis in that common unit, even if the price you receive is less than your original cost. Furthermore, a substantial portion of the amount realized, whether or not representing gain, may be ordinary income to you due to potential recapture items, including depreciation recapture. In addition, because the amount realized includes a unitholder’s share of our nonrecourse liabilities, if you sell your common units, you may incur a tax liability in excess of the amount of cash you receive from the sale. Please read “Material U.S. Federal Income Tax Considerations—Disposition of Common Units—Recognition of Gain or Loss” for a further discussion of the foregoing.

Tax-exempt entities and non-U.S. persons face unique tax issues from owning common units that may result in adverse tax consequences to them.

Investment in common units by tax-exempt entities, such as individual retirement accounts (IRAs), and by non-U.S. persons, raises issues unique to them. For example, virtually all of our income allocated to organizations exempt from U.S. federal income tax, including IRAs and other retirement plans, will be unrelated business taxable income and will be taxable to them. Distributions to non-U.S. persons will be reduced by withholding taxes at the highest applicable effective tax rate and non-U.S. persons will be required to file U.S. federal income tax returns and pay tax on their share of our taxable income. If you are a tax-exempt entity or a non-U.S. person, you are urged to consult a tax advisor before investing in our common units.

We will treat each of our common unitholders as having the same tax benefits without regard to the actual common units held. The IRS may challenge this treatment, which could adversely affect the value of our common units.

Because we cannot match transferors and transferees of common units, we will adopt depreciation and amortization positions that may not conform with all aspects of existing Treasury Regulations. A successful IRS challenge to those positions could adversely affect the amount of tax benefits available to our common unitholders. It also could affect the timing of these tax benefits or the amount of gain from a sale of common units and could have a negative impact on the value of our common units or result in audit adjustments to the common unitholders’ tax returns.

We will prorate our items of income, gain, loss and deduction for U.S. federal income tax purposes between transferors and transferees of our units each month based upon the ownership of our units on the first day of each month, instead of on the basis of the date a particular unit is transferred. The IRS may challenge this treatment, which could change the allocation of items of income, gain, loss and deduction among our unitholders.

We will prorate our items of income, gain, loss and deduction for U.S. federal income tax purposes between transferors and transferees of our units each month based upon the ownership of our units on the first day of each month, instead of on the basis of the date a particular unit is transferred. The use of this proration method may not be permitted under existing Treasury Regulations, and although the U.S. Department of the Treasury issued proposed Treasury Regulations allowing a similar monthly simplifying convention, such regulations are not final and do not specifically authorize the use of the proration method we have adopted. If the IRS were to challenge this method or new Treasury Regulations were issued, we may be required to change the allocation of items of income, gain, loss and deduction among our unitholders. Our counsel has not rendered an opinion with respect to our monthly convention for allocating taxable income and losses. Please read “Material U.S. Federal Income Tax Considerations—Disposition of Common Units—Allocations Between Transferors and Transferees.”

A unitholder whose common units are loaned to a “short seller” to cover a short sale of common units may be considered as having disposed of those common units. If so, the unitholder would no longer be treated for U.S. federal income tax purposes as a partner with respect to those common units during the period of the loan and may recognize gain or loss from the disposition.

Because a unitholder whose common units are loaned to a “short seller” to cover a short sale of common units may be considered as having disposed of the loaned common units, the unitholder may no longer be treated for U.S. federal income tax purposes as a partner with respect to those common units during the period of the loan to the short seller and may recognize gain or loss from such disposition. As a result, during the period of the loan to the short seller, any of our income, gain, loss or deduction with respect to those common units may not be reportable by the common unitholder and any cash distributions received by the unitholder as to those common units could be fully taxable as ordinary income. Our counsel has not rendered an opinion regarding the treatment of a unitholder where common units are loaned to a short seller to cover a short sale of common units; therefore, our unitholders desiring to assure their status as partners and avoid the risk of gain recognition from a loan to a short seller are urged to consult a tax advisor to discuss whether it is advisable to modify any applicable brokerage account agreements to prohibit their brokers from loaning their common units.

We will adopt certain valuation methodologies and monthly conventions for U.S. federal income tax purposes that may result in a shift of income, gain, loss and deduction between our general partner and our unitholders. The IRS may challenge this treatment, which could adversely affect the value of the common units.

When we issue additional units or engage in certain other transactions, we will determine the fair market value of our assets and allocate any unrealized gain or loss attributable to our assets to the capital accounts of our unitholders and our general partner. Our methodology may be viewed as understating the value of our assets. In that case, there may be a shift of income, gain, loss and deduction between certain unitholders and our general partner, which may be unfavorable to such unitholders. Moreover, under our valuation methods, subsequent purchasers of common units may have a greater portion of their Internal Revenue Code Section 743(b) adjustment allocated to our tangible assets and a lesser portion allocated to our intangible assets. The IRS may challenge our valuation methods, or our allocation of the Section 743(b) adjustment attributable to our tangible and intangible assets, and allocations of taxable income, gain, loss and deduction between our general partner and certain of our unitholders.

A successful IRS challenge to these methods or allocations could adversely affect the amount of taxable income or loss being allocated to our unitholders. It also could affect the amount of taxable gain from our unitholders’ sale of common units and could have a negative impact on the value of the common units or result in audit adjustments to our unitholders’ tax returns without the benefit of additional deductions.

An IRS audit of our information return may result in an audit of your own tax return.

We may be audited by the IRS. Adjustments resulting from an IRS audit may require you to adjust a prior year’s tax liability and possibly may result in an audit of your own tax return. Any audit of your tax return could result in adjustments not related to our tax returns as well as those related to our tax returns.

You will likely be subject to state and local taxes and return filing requirements as a result of an investment in our common units.

In addition to U.S. federal income taxes, you will likely be subject to other taxes, including state and local income taxes, unincorporated business taxes and estate, inheritance or intangible taxes that are imposed by the various jurisdictions in which we do business or own property now or in the future, even if you do not live in any of these jurisdictions. You will likely be required to file state and local income tax returns and pay state and local income taxes in some or all of these various jurisdictions. Furthermore, you may be subject to penalties for failure to comply with those requirements. We may own property or conduct business in other states or foreign countries in the future. It is your responsibility to file all U.S. federal, state and local tax returns. Our counsel has not rendered an opinion on the state and local tax consequences of an investment in our common units.

The sale or exchange of 50% or more of our capital and profits interests during any twelve-month period will result in the termination of our Partnership for U.S. federal income tax purposes.

Our Partnership will be considered to have terminated for U.S. federal income tax purposes if there is a sale or exchange of 50% or more of the total interests in our capital and profits within a twelve-month period. A constructive termination would result in the close of our taxable year for all unitholders and could result in a deferral of depreciation deductions allowable in computing our taxable income. Please read “Material U.S. Federal Income Tax Considerations—Administrative Matters—Constructive Termination” for a discussion of the considerations relating to a constructive termination of our Partnership for U.S. federal income tax purposes.

FORWARD-LOOKING STATEMENTS

Statements included in this prospectus concerning plans and objectives of management for future operations or economic performance, or assumptions related thereto, including our financial forecast, contain forward-looking statements. In addition, we and our representatives may from time to time make other oral or written statements that are also forward-looking statements. Such statements include, in particular, statements about our plans, strategies, business prospects, changes and trends in our business, and the markets in which we operate as described in this prospectus. In some cases, you can identify the forward-looking statements by the use of words such as “may,” “could,” “should,” “would,” “expect,” “plan,” “anticipate,” “intend,” “forecast,” “believe,” “estimate,” “predict,” “propose,” “potential,” “continue” or the negative of these terms or other comparable terminology.

Forward-looking statements appear in a number of places and include statements with respect to, among other things, those set forth herein under “Risk Factors.” These and other forward-looking statements are made based upon management’s current plans, expectations, estimates, assumptions and beliefs concerning future events impacting us and therefore involve a number of risks and uncertainties. The risks, uncertainties and assumptions involve known and unknown risks and are inherently subject to significant uncertainties and contingencies, many of which are beyond our control. We caution that forward-looking statements are not guarantees and that actual results could differ materially from those expressed or implied in the forward-looking statements.

We undertake no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict all of these factors. Further, we cannot assess the impact of each such factor on our business or the extent to which any factor, or combination of factors, may cause actual results to be materially different from those contained in any forward-looking statement.

USE OF PROCEEDS

We expect to receive net proceeds of approximately $             million from the sale of            common units offered by this prospectus, assuming an initial public offering price of $             per unit (the mid-point of the range set forth on the cover of this prospectus) and after deducting underwriting discounts, the structuring fee and estimated offering expenses payable by us. We will use approximately $             million of the net proceeds from this offering to repay term loan borrowings under our existing credit facility and approximately $             million to fund a cash distribution to Holding.

Term loan borrowings under our credit facility mature on October 2, 2019 and during the six months ended June 30, 2013 bore interest at a weighted average interest rate of 4.75% per annum. Term loan borrowings under our credit facility were incurred on April 2, 2013 and the proceeds thereof were used to refinance our 2015 Notes. Please read “Management’s Discussion and Analysis of Financial Condition and Results of Operation—Liquidity and Capital Resources—Borrowing Activities” for a description of our existing credit agreement.

If and to the extent the underwriters exercise their option to purchase additional common units, the number of common units purchased by the underwriters pursuant to such exercise will be sold to the public, and the remainder of the                      common units, if any, will be issued to Holding. Any such units issued to Holding will be issued for no additional consideration. Accordingly, exercise of the underwriters’ option will not affect the total number of common units outstanding or the amount of cash needed to pay the minimum quarterly distribution on all units. If the underwriters exercise their option to purchase additional common units in full, the additional net proceeds would be approximately $             million. The net proceeds from any exercise of the underwriters’ option to purchase additional common units will be distributed to Holding. Please read “Underwriting.”

A $1.00 increase or decrease in the assumed initial public offering price of $             per common unit would cause the net proceeds from this offering, after deducting the underwriting discounts, the structuring fee and estimated offering expenses payable by us, to increase or decrease, respectively, by approximately $             million. In addition, we may also increase or decrease the number of common units we are offering. Each increase of 100,000 common units offered by us, together with a concomitant $1.00 increase in the assumed initial public offering price to $             per common unit, would increase net proceeds to us from this offering by approximately $             million. Similarly, each decrease of 100,000 common units offered by us, together with a concomitant $1.00 decrease in the assumed initial public offering price to $             per common unit, would decrease the net proceeds to us from this offering by approximately $             million.

CAPITALIZATION

The following table shows:

•	our historical cash and capitalization as of June 30, 2013; and

•

our as adjusted cash and capitalization as of June 30, 2013, after giving effect to this offering and the formation transactions, including the application of the net proceeds from this offering as described under “Use of Proceeds.”

This table is derived from and should be read together with our historical consolidated financial statements and the accompanying notes contained elsewhere in this prospectus. You should also read this table in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	As of June 30, 2013
	Historical	As Adjusted
	(dollars in thousands)
Cash and cash equivalents	$8,863	$

Debt(1):
Term loan	$268,702

Total debt	268,702

Equity:
Members’ equity	$388,663	$
Partners’ equity:
Held by public:
Common units	—
Held by Holding and our general partner:	—
Common units — Holding	—
Subordinated units — Holding	—
General partner interest	—

Equity attributable to Holding	388,663

Total capitalization(2)	$657,365		$(3)

(1)	All of our outstanding debt is secured by our vessels. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Borrowing Activities.”
(2)	A $1.00 increase or decrease in the assumed initial public offering price of $ per common unit would cause the net proceeds from this offering, after deducting the underwriting discounts, the structuring fee and estimated offering expenses payable by us, to increase or decrease, respectively, by approximately $ million. In addition, we may also increase or decrease the number of common units we are offering. Each increase of 100,000 common units offered by us, together with a concomitant $1.00 increase in the assumed initial public offering price to $ per common unit, would increase net proceeds to us from this offering by approximately $ million. Similarly, each decrease of 100,000 common units offered by us, together with a concomitant $1.00 decrease in the assumed initial public offering price to $ per common unit, would decrease the net proceeds to us from this offering by approximately $ million.
(3)	Does not reflect any write-off of deferred financing fees associated with the prepayment of our term loan borrowings.

DILUTION

Dilution is the amount by which the offering price will exceed the net tangible book value per common unit after this offering. Based on the assumed initial public offering price of $             per common unit, on a pro forma basis as of June 30, 2013, after giving effect to this offering of common units, the formation transactions and the application of the net proceeds in the manner described under “Use of Proceeds”, our net tangible book value would have been $             million, or $             per common unit. Purchasers of common units in this offering will experience substantial and immediate dilution in net tangible book value per common unit for financial accounting purposes, as illustrated in the following table.

Assumed initial public offering price per common unit		$
Pro forma net tangible book value per common unit before this offering(1)	$
Increase in net tangible book value per common unit attributable to purchasers in this offering

Less: Pro forma net tangible book value per common unit after this offering(2)

Immediate dilution in net tangible book value per common unit to purchasers in this offering(3)(4)		$

(1)	Determined by dividing the total number of units ( common units and subordinated units) to be issued to Holding for its contribution of assets and liabilities to us into the net tangible book value of the contributed assets and liabilities.
(2)	Determined by dividing the total number of units to be outstanding after this offering ( common units and subordinated units) into our pro forma net tangible book value, after giving effect to the application of the net proceeds of this offering.
(3)	Each $1.00 increase or decrease in the assumed initial public offering price of $ per common unit would increase or decrease, respectively, our pro forma net tangible book value by approximately $ million, or approximately $ per common unit, and dilution per common unit to investors in this offering by approximately $ per common unit, after deducting the underwriting discounts, the structuring fee and estimated offering expenses payable by us. We may also increase or decrease the number of common units we are offering. An increase of 100,000 common units offered by us, together with a concomitant $1.00 increase in the assumed initial public offering price to $ per common unit, would result in a pro forma net tangible book value of approximately $ million, or $ per common unit, and dilution per common unit to investors in this offering would be $ per common unit. Similarly, a decrease of 100,000 common units offered by us, together with a concomitant $1.00 decrease in the assumed initial public offering price to $ per common unit, would result in a pro forma net tangible book value of approximately $ million, or $ per common unit, and dilution per common unit to investors in this offering would be $ per common unit. The information discussed above is illustrative only and will be adjusted based on the actual public offering price and other terms of this offering determined at pricing.
(4)	Because the total number of units outstanding following this offering will not be impacted by any exercise of the underwriters’ option to purchase additional common units and any net proceeds from such exercise will not be retained by us, there will be no change to the dilution in net tangible book value per common unit to purchasers in this offering due to any exercise of the underwriters’ option.

The following table sets forth the number of units that we will issue and the total consideration contributed to us by Holding and its affiliates and by the purchasers of common units in this offering upon consummation of the transactions contemplated by this prospectus.

	Units Acquired			Total Consideration
	Number	Percent		Amount	Percent
Holding and its affiliates(1)(2)			%	$		%
New investors

Total		100%		$	100%

(1)	Upon consummation of the formation transactions and this offering, Holding will own an aggregate of common units and subordinated units, representing a % limited partnership interest in us. The assets contributed by Holding and its affiliates were recorded at historical book value, rather than fair value, in accordance with U.S. GAAP.
(2)	Assumes the underwriters’ option to purchase additional units is not exercised.

OUR CASH DISTRIBUTION POLICY AND RESTRICTIONS ON DISTRIBUTIONS

You should read the following discussion of our cash distribution policy and restrictions on distributions in conjunction with specific assumptions included in this section. In addition, you should read “Forward-Looking Statements” and “Risk Factors” for information regarding statements that do not relate strictly to historical or current facts and certain risks inherent in our business. For additional information regarding our historical operating results, you should refer to our historical financial statements and related notes included elsewhere in this prospectus.

General

Rationale for Our Cash Distribution Policy

Our cash distribution policy reflects a judgment that our unitholders will be better served by our distributing our available cash rather than retaining it. Because we believe we will generally finance any expansion capital expenditures from external financing sources, we believe that our investors are best served by our distributing all of our available cash. Our cash distribution policy is consistent with the terms of our partnership agreement, which requires that we distribute all of our available cash quarterly. Our partnership agreement generally defines available cash as the sum of (i) our cash on hand at the end of a quarter after the payment of our expenses and the establishment of cash reserves and (ii) if our general partner so determines, all or any portion of the cash on hand immediately prior to the date of distribution of available cash for the quarter, including cash on hand resulting from working capital borrowings made at the end of the quarter. Because we are not subject to an entity-level federal income tax, we expect to have more cash to distribute to unitholders than would be the case if we were subject to entity-level federal income tax.

Limitations on Cash Distributions and Our Ability to Change Our Cash Distribution Policy

There is no guarantee that unitholders will receive quarterly distributions from us. We do not have a legal obligation to pay the minimum quarterly distributions or any other distribution except as provided in our partnership agreement. Our distribution policy is subject to certain restrictions and may be changed at any time, including:

•

We will be subject to restrictions on distributions under our credit agreement and any future financing agreements. Our credit agreement contains material financial tests and covenants that must be satisfied in order to pay distributions. If we are unable to satisfy the restrictions included in our credit agreement or any future financing agreements or are otherwise in default under any of those agreements, as a result of our debt levels or otherwise, we will not be able to make cash distributions to you, notwithstanding our stated cash distribution policy. These financial tests and covenants are described in this prospectus in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources.”

•

We are required to make substantial capital expenditures to maintain and replace our fleet. These expenditures may fluctuate significantly over time, particularly as our vessels near the end of their useful lives. In order to minimize these fluctuations, our partnership agreement requires us to deduct estimated, as opposed to actual, maintenance and replacement capital expenditures from the amount of cash that we would otherwise have available for distribution to our unitholders. In years when estimated maintenance and replacement capital expenditures are higher than actual maintenance and replacement capital expenditures, the amount of cash available for distribution to unitholders will be lower than if actual maintenance and replacement capital expenditures were deducted.

•

Our general partner is entitled to reimbursement of all direct and indirect expenses incurred on our behalf. Our partnership agreement provides that our general partner will determine in good faith the expenses that are allocable to us.

•

Although our partnership agreement requires us to distribute all of our available cash, our partnership agreement, including provisions contained therein requiring us to make cash distributions, may be amended. Our partnership agreement generally may not be amended during the subordination period without the approval of non-affiliated unitholders, except in certain circumstances when our general partner can amend our partnership agreement without unitholder approval. After the subordination period has ended, our partnership agreement can be amended with the consent of our general partner and the approval of a majority of the outstanding common units. At the closing of this offering, assuming no exercise of the underwriters’ option to purchase additional units, Holding will own                 common units and all of our subordinated units, representing a         % limited partner interest in us. Please read “The Partnership Agreement—Amendment of the Partnership Agreement.”

•

Even if our cash distribution policy is not modified or revoked, the amount of distributions we pay under our cash distribution policy and the decision to make any distribution is determined by our general partner, taking into consideration the terms of our partnership agreement.

•

Under Section 17-607 of the Delaware Revised Uniform Limited Partnership Act (the “Delaware Act”), we may not make a distribution to our unitholders if the distribution would cause our liabilities to exceed the fair value of our assets.

•

We may lack sufficient cash to pay distributions to our unitholders due to decreases in total operating revenues, decreases in daily hire rates, the loss of a vessel, increases in operating or general and administrative expenses, principal and interest payments on outstanding debt, taxes, working capital requirements, maintenance and replacement capital expenditures or unanticipated cash needs. Please read “Risk Factors” for a discussion of these factors.

•

If and to the extent our cash available for distribution materially declines, we may elect to reduce our quarterly cash distributions in order to service or repay our debt or fund expansion capital expenditures.

All available cash distributed by us on any date from any source will be treated as distributed from operating surplus until the sum of all available cash distributed since the closing of this offering equals the operating surplus from the closing of this offering through the end of the quarter immediately preceding that distribution. We anticipate that distributions from operating surplus will generally not represent a return of capital. However, operating surplus, as defined in our partnership agreement, includes certain components, including a $         million cash basket, that represent non-operating sources of cash. Accordingly, it is possible that return of capital distributions could be made from operating surplus. Any cash distributed by us in excess of operating surplus will be deemed to be capital surplus under our partnership agreement. Our partnership agreement treats a distribution of capital surplus as the repayment of the initial unit price from this initial public offering, which is a return of capital. We do not anticipate that we will make any distributions from capital surplus.

Our Ability to Grow Depends on Our Ability to Access External Expansion Capital

Because we distribute all of our available cash, we may not grow as quickly as businesses that reinvest their available cash to expand ongoing operations. We expect that we will rely primarily upon external financing sources, including bank borrowings and the issuance of debt and equity securities, to fund acquisitions and expansion and investment capital expenditures. As a result, to the extent we are unable to finance growth externally, our cash distribution policy will significantly impair our ability to grow. To the extent we issue additional units in connection with any acquisitions or other capital expenditures, the payment of distributions on those additional units and any incremental distributions on the incentive distribution rights may increase the risk that we will be unable to maintain or increase our per unit distribution level. There are no limitations in our partnership agreement on our ability to issue additional units, including units ranking senior to the common units. The incurrence of additional borrowings or other debt by us to finance our growth would result in increased interest expense, which in turn may affect the available cash that we have to distribute to our unitholders.

Our Minimum Quarterly Distribution

Upon completion of this offering, our partnership agreement will provide for a minimum quarterly distribution of $         per unit for each whole quarter, or $        per unit on an annualized basis. This equates to an

aggregate cash distribution of $        million per quarter, or $        million per year, in each case based on the number of common units and subordinated units outstanding immediately after completion of this offering.

If and to the extent the underwriters exercise their option to purchase additional common units, the number of units purchased by the underwriters pursuant to such exercise will be sold to the public and the remainder, if any, will be issued to Holding. Accordingly, the exercise of the underwriters’ option will not affect the total number of units outstanding or the amount of cash needed to pay the minimum quarterly distribution on all units.

Our ability to make cash distributions at the minimum quarterly distribution rate pursuant to this policy will be subject to the factors described above under “—General—Limitations on Cash Distributions and Our Ability to Change Our Cash Distribution Policy.” Quarterly distributions, if any, will be made within 45 days after the end of each quarter, on or about the 15th of each of February, May, August and November, to holders of record on or about the first day of each such month. If the distribution date does not fall on a business day, we will make the distribution on the first business day immediately following the indicated distribution date. We will adjust our first distribution for the period from the closing of this offering through                 , 2013 based on the actual length of the period.

The table below sets forth the number of outstanding common units and subordinated units upon the closing of this offering and the aggregate distribution amounts payable on such units during the year following the closing of this offering at our minimum quarterly distribution rate of $        per unit per quarter ($        per unit on an annualized basis).

	Number of Units	Distributions
		One Quarter		Four Quarters
Publicly held Common Units(1)		$		$
Common units held by Holding(1)
Subordinated units held by Holding
Non-economic General Partner Interest(2)

Total			$(3)	$

(1)	Assumes no exercise of the underwriters’ option to purchase additional common units.
(2)	Our general partner will own a non-economic general partner interest in us.
(3)	Actual payments of distributions on the common units and subordinated units are expected to be approximately $ for the period between the estimated closing date of this offering and the end of the fiscal quarter in which the closing date of this offering occurs.

During the subordination period, before we make any quarterly distributions to subordinated unitholders, our common unitholders are entitled to receive payment of the full minimum quarterly distribution plus any arrearages in distributions from prior quarters. Please read “How We Make Cash Distributions—Subordination Period.” We cannot guarantee, however, that we will pay the minimum quarterly distribution or any amount on the common units in any quarter. Except during the subordination period, if distributions on our common units are not paid at the minimum quarterly distribution rate during any fiscal quarter, our common unitholders will not be entitled to receive minimum quarterly distributions in arrears.

Our general partner will initially hold the incentive distribution rights, which entitle the holder to increasing percentages, up to a maximum of 50.0%, of the cash we distribute in excess of $         per unit per quarter.

Although holders of our common units may pursue judicial action to enforce provisions of our partnership agreement, including those related to requirements to make cash distributions as described above, our partnership agreement provides that any decision made by our general partner in its capacity as our general partner must be made in good faith and that any such decision will not be subject to any other standard imposed by the Delaware Act or any other law, rule or regulation or at equity. Our partnership agreement provides that, in order for a decision by our general partner to be made in “good faith,” our general partner must subjectively believe that the decision is in the best interest of the Partnership. Please read “Conflicts of Interest and Fiduciary Duties.”

Our cash distribution policy, as expressed in our partnership agreement, may not be modified or repealed without amending our partnership agreement. The actual amount of our cash distributions for any quarter is subject to fluctuations based on the amount of cash we generate from our business and the amount of reserves our general partner establishes in accordance with our partnership agreement as described above.

Unaudited Pro Forma Cash Available for Distribution for the Twelve-Month Period Ended June 30, 2013 and the Year Ended December 31, 2012

If we had completed this offering and related transactions on January 1, 2012, our unaudited pro forma cash available for distribution would have been approximately $30.1 million and $30.7 million for the year ended December 31, 2012 and the twelve-month period ended June 30, 2013, respectively. These amounts would have been sufficient to pay the minimum quarterly distribution of $         per unit per quarter ($         per unit on an annualized basis) on all of our common units and subordinated units for such period. These amounts would have exceeded by $         million and $         million, respectively, the amounts needed to pay the aggregate annualized minimum quarterly distribution of $         per unit on all of our common and subordinated units for the twelve-month period ending September 30, 2014.

Our unaudited pro forma available cash for the year ended December 31, 2012 and the twelve-month period ended June 30, 2013 includes $2.0 million of estimated incremental general and administrative expenses that we expect to incur as a result of becoming a publicly traded partnership. Incremental general and administrative expenses related to being a publicly traded partnership include costs associated with annual and quarterly reporting, tax return and Schedule K-1 preparation and distribution expenses, Sarbanes-Oxley compliance, listing on the NYSE, investor relations, registrar and transfer agent fees, incremental auditing and legal costs, incremental director and officer liability insurance expenses, director compensation and non-cash equity incentive compensation expense. Our incremental general and administrative expense is not reflected in Holdings’ historical financial statements.

We have based the pro forma assumptions upon currently available information and specific estimates and assumptions. The pro forma amounts below do not purport to present the results of our operations had the transactions contemplated in this prospectus actually been completed as of the dates indicated. Moreover, the pro forma adjustments made below contain adjustments that may be in addition to or different from the adjustments made to our pro forma financial statements appearing elsewhere in this prospectus.

In addition, cash available to pay distributions is primarily a cash accounting concept, while our historical financial statements included elsewhere in this prospectus have been prepared on an accrual basis. As a result, you should view the amount of historical as adjusted pro forma cash available for distribution only as a general indication of the amount of cash available to pay distributions that we might have generated had we completed this offering on the dates indicated. The pro forma amounts below are presented on an annual basis or twelve-month basis, and there is no guarantee that we would have had available cash sufficient to pay the full minimum quarterly distribution on all of our outstanding common units and subordinated units for each quarter within such periods presented.

The following table illustrates, on a pro forma basis, for the twelve-month period ended June 30, 2013 and the year ended December 31, 2012, the amount of cash that would have been available for distribution to our unitholders, assuming that this offering and the related formation transactions had been completed on July 1, 2012 and January 1, 2012, respectively. Each of the adjustments reflected or presented below is explained in the footnotes to such adjustment.

AMERICAN PETROLEUM TANKERS PARTNERS LP

UNAUDITED PRO FORMA CASH AVAILABLE FOR DISTRIBUTION

	Twelve-Month Period Ended June 30, 2013	Year Ended December 31, 2012
(dollars in thousands except per unit items)
(unaudited)
Revenues(1)	$96,272	$94,827
Expenses:
Vessel operating expenses	36,103	35,405
General and administrative expenses	5,002	4,797
Depreciation and amortization	23,786	23,786
Vessel management expenses	2,797	2,760

Total expenses	67,688	66,748
Other income(2)	1,500	—

Operating income	30,084	28,079

Interest income	—	—
Interest expense(3)	(9,758)	(9,731)
Write-off of Title XI deferred financing costs(4)	(1,536)	(1,536)

Net income attributable to partners	$18,790	$16,812

Plus:
Interest expense(3)	9,758	9,731
Depreciation and amortization	23,786	23,786

EBITDA(5)	$52,334	$50,329

Plus:
Straight-line charter revenues(6)	(275)	(30)
Other income(2)	(1,500)	—
Write-off of Title XI deferred financing costs(4)	1,536	1,536
MarAd expenses(7)	700	304

Adjusted EBITDA(5)	$52,795	$52,139

Less:
Interest income	—	—
Cash interest expense	(8,605)	(8,578)
Drydocking capital expenditure reserve	(2,000)	(2,000)
Replacement capital expenditure reserve	(11,511)	(11,511)

Cash available for distribution	$30,679	$30,050

Distribution per unit
Distributions to our public common unitholders
Distributions to Holding—common units
Distributions to Holding—subordinated units
Total distribution
Excess (shortfall)
Annualized minimum quarterly distribution per unit
Aggregate distributions based on an annualized minimum quarterly distribution

(1)	Revenues presented on a GAAP basis (including the impact of straight-line adjustment).
(2)	Other income in the twelve months ended June 30, 2013 was due to the final settlement of the construction contract and warranty claims with NASSCO.

(3)	Assumes a term loan balance of approximately $180.0 million after repaying a portion of the borrowings under our existing credit facility with net proceeds from this offering and an average interest rate of approximately 5.0% per annum. Assumes the April 2013 refinancing occurred on January 1, 2012. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Borrowing Activities—April 2013 Refinancing.” Includes deferred financing costs associated with entering into our senior secured credit facility in April 2013, which are adjusted to reflect the partial prepayment of term loans in connection with this offering.
(4)	Represents fees incurred due to application for U.S. Title XI Federal Ship Financing Program loan guarantees, which was denied in November 2012. See “Business—Legal Proceedings.”
(5)	EBITDA and Adjusted EBITDA are non-GAAP financial measures. EBITDA is defined as earnings before interest expense, income tax expense, depreciation and amortization. Adjusted EBITDA is defined EBITDA, adjusted to remove or add back certain unusual and non-cash charges. EBITDA is used as a supplemental financial measure by management and external users of financial statements to assess our financial and operating performance. Adjusted EBITDA is used as a supplemental financial measure by management and external users of financial statements, such as investors, to assess our financial and operating performance. We believe that Adjusted EBITDA assists our management and investors by increasing the comparability of our performance from period to period and against the performance of other companies in our industry that provide Adjusted EBITDA information. This increased comparability is achieved by excluding the potentially disparate effects between periods or companies of interest, other financial items, depreciation and amortization and taxes, which items are affected by various and possibly changing financing methods, capital structure and historical cost basis and which items may significantly affect net income between periods. We believe that including Adjusted EBITDA as an operating measure benefits investors in (a) selecting between investing in us and other investment alternatives and (b) monitoring our ongoing operational strength in assessing whether to continue to hold common units. However, EBITDA and Adjusted EBITDA have important limitations as analytical tools. These limitations include, but are not limited to, the following:

•	EBITDA and Adjusted EBITDA do not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our debt;

•

Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA and Adjusted EBITDA do not reflect any cash requirements for such replacements;

•	EBITDA and Adjusted EBITDA do not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments; and

•	EBITDA and Adjusted EBITDA do not reflect changes in, or cash requirements for, our working capital needs.

EBITDA and Adjusted EBITDA should not be considered alternatives to net income, operating income, cash flow from operating activities or any other measure of financial performance presented in accordance with U.S. GAAP. EBITDA and Adjusted EBITDA exclude some, but not all, items that affect net income, and these measures may vary among other companies. Therefore, EBITDA and Adjusted EBITDA as presented below may not be comparable to similarly titled measures of other companies.

(6)	Non-cash adjustment for multi-year charter revenues, as required by GAAP.
(7)	Represents one-time expenses related to litigation with MarAd in connection with the U.S. Title XI Federal Ship Financing Program application, which expenses were included in general and administrative expenses.

Estimated Cash Available for Distribution for the Twelve-Month Period Ending September 30, 2014

In this section, we present in detail the basis for our belief that we will be able to pay our minimum quarterly distribution on all of our outstanding common units and subordinated units for the twelve-month period ending September 30, 2014. Based on our estimate of cash available for distribution and related assumptions set forth below, we forecast that our cash available for distribution generated during the twelve-month period ending September 30, 2014 will be approximately $29.5 million, as compared to approximately $30.1 million and approximately $30.7 million for the year ended December 31, 2012 and the twelve-month period ended June 30, 2013, respectively. This amount would be sufficient to pay 100% of the minimum quarterly distribution of $             per unit on all of our common units and subordinated units for the twelve-month period ending September 30, 2014. Actual payments of distributions on the common units and subordinated units are expected to be $             million for the period between the estimated closing date of this offering and the end of the fiscal quarter in which the closing date of this offering occurs.

The financial forecast has been prepared by, and is the responsibility of, our management. Our financial forecast reflects our judgment, as of the date of this prospectus, of conditions we expect to exist and the course of action we expect to take during the twelve-month period ending September 30, 2014. Our financial forecast is based on assumptions that we believe to be reasonable with respect to the forecast period as a whole. The assumptions and estimates used in the financial forecast are inherently uncertain and represent those that we believe are significant to our financial forecast. We believe that we have a reasonable objective basis for those assumptions. To the extent that there is a shortfall during any quarter in the forecast period, we believe we would be able to make working capital borrowings to pay distributions in such quarter and would be able to repay such borrowings in a subsequent quarter, because we believe the total cash available for distribution for the forecast period will be more than sufficient to pay the aggregate minimum quarterly distribution to all unitholders. We believe our actual results of operations will approximate those reflected in our financial forecast, but we can give no assurance that our forecasted results will be achieved. There will likely be differences between our financial forecast and the actual results and those differences could be material. Our operations are subject to numerous risks that are beyond our control. If the financial forecast is not achieved, we may not be able to pay cash distributions on our units at the minimum quarterly distribution rate of $             per unit per quarter ($             per unit on an annualized basis) or at all.

Our financial forecast is a forward-looking statement and should be read together with our audited consolidated financial statements, our unaudited condensed consolidated financial statements and the accompanying notes included elsewhere in this prospectus and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

We do not, as a matter of course, make public projections as to future revenues, earnings or other results. However, our management has prepared the financial forecast set forth below in support of our belief that we will have sufficient cash available to allow us to pay the minimum quarterly distribution on all of our outstanding common units and subordinated units during the twelve-month period ending September 30, 2014. The accompanying prospective financial information was not prepared with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information, but, in the view of management, the accompanying financial forecast was prepared on a reasonable basis, reflects the best currently available estimates and judgments, and presents, to the best of our knowledge and belief, the expected course of action and our expected future financial performance. However, this information is not fact and should not be relied upon as being necessarily indicative of future results, and readers of this prospectus are cautioned not to place undue reliance on the financial forecast.

Neither our independent registered public accounting firm, nor any other independent registered public accounting firm, has compiled, examined or performed any procedures with respect to the forecasted financial information contained herein, nor has it expressed any opinion or given any other form of assurance on such information or its achievability, and it assumes no responsibility for such forecasted financial information. Our independent registered public accounting firm’s report included in this prospectus relates to our audited consolidated financial information. That report does not extend to the tables and the related forecasted financial information contained in this section and should not be read to do so.

When considering our financial forecast, you should keep in mind the risk factors and other cautionary statements included under the heading “Risk Factors” elsewhere in this prospectus. Any of the risks discussed in this prospectus or unanticipated events could cause our actual results of operations, cash flows and financial condition to vary significantly from the financial forecast and such variations may be material. Prospective investors are cautioned to not place undue reliance on the financial forecast and should make their own independent assessment of our future results of operations, cash flows and financial condition.

We are providing the financial forecast to supplement our audited consolidated financial statements and our unaudited condensed consolidated financial statements in support of our belief that we will have sufficient cash available to allow us to pay cash distributions on all of our units for the twelve-month period ending September 30, 2014 at our minimum quarterly distribution rate of $             per unit per quarter. Our forecast is based on those material assumptions and reflects our judgment of conditions we expect to exist and the course of action we expect to take. The assumptions disclosed in our financial forecast are those that we believe are significant to generate the forecasted Adjusted EBITDA. Please read “—Forecast Assumptions and Considerations—Summary of Significant Forecast Assumptions” for further information as to the assumptions we have made for the financial forecast.

We do not undertake any obligation to release publicly the results of any future revisions we may make to the financial forecast or to update the financial forecast to reflect events or circumstances after the date of this prospectus, even in the event that any or all of the underlying assumptions are shown to be in error. Therefore, we caution you not to place undue reliance on this information.

Our forecast presents, to the best of our knowledge and belief, our expected results of operations for the forecast period. Although we anticipate exercising our option to purchase each of the State Class newbuild vessels, the expected completion of such purchases is after the forecast period. As a result, our forecast does not reflect the expected results of operations or related financing of any of such vessels.

AMERICAN PETROLEUM TANKERS PARTNERS LP

UNAUDITED ESTIMATED CASH AVAILABLE FOR DISTRIBUTIONS

Twelve-Month Period Ending September 30, 2014
(dollars in thousands except per unit items) (unaudited)
Revenues(1)	$95,926
Expenses:
Vessel operating expenses(2)	37,810
General and administrative expenses(3)	4,418
Depreciation and amortization	24,268
Vessel management expenses	2,904

Total expenses	69,400

Operating income	26,526
Interest expense(4)	(9,849)

Net income attributable to partners	$16,677

Plus:
Interest expense(4)	9,849
Depreciation and amortization	24,268

EBITDA(5)	$50,794

Plus:
Straight-line charter revenues(6)	902

Adjusted EBITDA(5)	$51,696

Less:
Cash interest paid, net of interest income(7)	(8,696)
Drydocking capital expenditure reserve	(2,000)
Replacement capital expenditure reserve	(11,511)

Estimated cash available for distribution	$29,489

Annualized Distribution per unit
Distributions to our public common unitholders
Distributions to Holding—common units
Distributions to Holding—subordinated units
Total distribution
Excess (shortfall)
Annualized minimum quarterly distribution per unit
Aggregate distributions based on an annualized minimum quarterly distribution

(1)	Revenues presented on a GAAP basis (including the impact of straight-line adjustment).
(2)	The most significant direct vessel operating expenses are manning costs, vessel maintenance and repairs and insurance expenses.
(3)	General and administrative expenses consist of employment costs for shoreside staff and cost of facilities as well as legal, audit and other administrative expenses. Forecasted general and administrative expenses for the twelve-month period ending September 30, 2014 include $2.0 million in incremental costs related to being a publicly traded partnership, including costs associated with annual and quarterly reporting, tax return and Schedule K-1 preparation and distribution expenses, Sarbanes-Oxley compliance, listing on the NYSE, investor relations, registrar and transfer agent fees, incremental auditing and legal costs, incremental director and officer liability insurance expenses, director compensation and non-cash equity incentive compensation expense.

(4)	Assumes a term loan balance of approximately $180.0 million after repaying a portion of the borrowings under our existing credit facility with net proceeds from this offering and an average interest rate of approximately 5.0% per annum. Assumes the April 2013 refinancing occurred on January 1, 2012. See Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Borrowing Activities—April 2013 Refinancing.” Includes deferred financing costs associated with entering into our senior secured credit facility in April 2013, which are adjusted to reflect the partial prepayment of term loans in connection with this offering.
(5)	EBITDA and Adjusted EBITDA are non-GAAP financial measures. EBITDA is defined as earnings before interest expense, income tax expense, depreciation and amortization. Adjusted EBITDA is defined EBITDA, adjusted to remove or add back certain unusual and non-cash charges. EBITDA is used as a supplemental financial measure by management and external users of financial statements to assess our financial and operating performance. Adjusted EBITDA is used as a supplemental financial measure by management and external users of financial statements, such as investors, to assess our financial and operating performance. We believe that Adjusted EBITDA assists our management and investors by increasing the comparability of our performance from period to period and against the performance of other companies in our industry that provide Adjusted EBITDA information. This increased comparability is achieved by excluding the potentially disparate effects between periods or companies of interest, other financial items, depreciation and amortization and taxes, which items are affected by various and possibly changing financing methods, capital structure and historical cost basis and which items may significantly affect net income between periods. We believe that including Adjusted EBITDA as an operating measure benefits investors in (a) selecting between investing in us and other investment alternatives and (b) monitoring our ongoing operational strength in assessing whether to continue to hold common units. However, EBITDA and Adjusted EBITDA have important limitations as analytical tools. These limitations include, but are not limited to, the following:

•	EBITDA and Adjusted EBITDA do not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our debt;

•

Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA and Adjusted EBITDA do not reflect any cash requirements for such replacements;

•	EBITDA and Adjusted EBITDA do not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments; and

•	EBITDA and Adjusted EBITDA do not reflect changes in, or cash requirements for, our working capital needs.

EBITDA and Adjusted EBITDA should not be considered alternatives to net income, operating income, cash flow from operating activities or any other measure of financial performance presented in accordance with U.S. GAAP. EBITDA and Adjusted EBITDA exclude some, but not all, items that affect net income, and these measures may vary among other companies. Therefore, EBITDA and Adjusted EBITDA as presented below may not be comparable to similarly titled measures of other companies.

(6)	Non-cash adjustment for multi-year charter revenues, as required by GAAP.
(7)	Consists of interest expense less assumed amortization of deferred financing costs of approximately $1.2 million associated with entering into our senior secured credit agreement in April 2013, which are adjusted to reflect the partial prepayment of term loans in connection with this offering and amortized over the term of the related financing.

Please read the accompanying summary of significant accounting policies and forecast assumptions.

Forecast Assumptions and Considerations

Basis of Presentation

The accompanying financial forecast and related notes present our estimated cash available for the twelve-month period ending September 30, 2014 based on the assumption that:

•	we will issue to Holding, an entity owned and controlled by our Sponsors, common units and all of our subordinated units, representing a % limited partner interest in us;

•

we will issue to our general partner, an entity owned and controlled by our Sponsors, a non-economic general partner interest in us and all of our incentive distribution rights, which will entitle our general partner to increasing percentages of the cash we distribute in excess of $             per unit per quarter;

•	Holding will contribute to us the existing subsidiaries of Holding which directly or indirectly own the Golden State, the Pelican State, the Sunshine State, the Empire State and the Evergreen State;

•	we will sell common units to the public in this offering, representing a % limited partner interest in us; and

•	we will use approximately $ million of the proceeds from this offering to repay a portion of the borrowings under our existing credit facility, and to fund a cash distribution to Holding.

Significant accounting policies are discussed in Note 2 (Summary of Significant Accounting Policies) of the notes to our audited consolidated financial statements appearing elsewhere in this prospectus.

Summary of Significant Forecast Assumptions

Vessels. The forecast assumes the following regarding our fleet:

•	342 days of operations under a time charter for the Golden State;

•	342 days of operations under a time charter for the Pelican State;

•	362 days of operations under a time charter for the Sunshine State;

•	362 days of operations under a time charter for the Empire State; and

•	361 days of operations under a time charter for the Evergreen State.

We have assumed that we will not make any acquisitions during the forecast period.

Revenues. We estimate that we will generate revenues of approximately $96.0 million for the twelve-month period ending September 30, 2014, compared to revenues of approximately $94.8 million for the year ended December 31, 2012, an increase of approximately $1.2 million, or approximately 1%. Our forecasted revenues are based on contracted daily charter rates for each vessel, including the relevant straight-line adjustment, and the total number of days our vessels are expected to be on-hire during the forecast period as noted above. We expect each of our vessels to be employed under time charter contracts during the twelve-month period ending September 30, 2014, consistent with the year ended December 31, 2012. The hire rate on our time charters is fixed and increases annually by a fixed percentage to enable us to offset expected increases in operating costs. We expect the average daily hire rate for our vessels to be approximately $54,200 for the twelve-month period ending September 30, 2014, compared to approximately $54,000 for the year ended December 31, 2012, an increase of less than 1%.

We have assumed three base off-hire days for each vessel that is not undergoing a routine drydock for the twelve-month period ending September 30, 2014 to account for unexpected operating interruptions, compared to an average of 4.4 unscheduled off-hire days per vessel for the year ended December 31, 2012. Our off-hire days in 2012 were higher than prior periods as a result of unexpected mechanical issues with our vessels. In contrast, we had less than eight hours of total off-hire time across our fleet in 2011 and have only had two off-hire days in our fleet for the first six months of 2013. In addition, we expect the Golden State and the Pelican State to undergo drydocking during the quarters ending March 31, 2014 and June 30, 2014, respectively, with each drydocking resulting in 21 off-hire days per vessel, plus 2 additional off-hire days for unexpected operating interruptions. In the year ended December 31, 2012, no ships underwent a routine drydocking. Furthermore, we expect the Evergreen State to undergo an intermediate underwater survey in the twelve-month period ending September 30, 2014, resulting in one additional off-hire day for the period. In the year ended December 31, 2012, the Pelican State and the Sunshine State underwent an intermediate underwater survey, resulting in approximately 0.8 off-hire days for each surveyed vessel during such period. When a vessel is off-hire, or not available for service, our customers are generally not required to pay the daily hire rate, and we are responsible for all costs.

As a result of the expected drydocking of the Golden State and the Pelican State during the first half of 2014, we expect that cash available for distributions in the first quarter of 2014 and the second quarter of 2014 will be less than the minimum quarterly distributions for such periods. However, to the extent that there is a shortfall during such quarters, we believe we would be able to make working capital borrowings to pay distributions in such quarters. We believe that the total cash available for distribution for the twelve-month period ending September 30, 2014 will be sufficient to pay the aggregate minimum quarterly distribution to all unitholders for such period.

The actual number of off-hire days could vary and will depend upon, among other things, the time a vessel spends in drydocking for repairs, maintenance or inspection, equipment breakdowns or delays due to accidents, crewing strikes, certain vessel detentions or similar problems as well as failure to maintain the vessel in compliance with its specifications and contractual standards or to provide the required crew.

Vessel Operating Expenses. We estimate that we will incur vessel operating expenses of approximately $37.8 million for the twelve-month period ending September 30, 2014, compared to approximately $35.4 million for the year ended December 31, 2012, an increase of approximately $2.4 million, or approximately 7%.

Our forecasted vessel operating expenses are based on the applicable estimated daily vessel operating expense rate and the total number of days in the forecast period. The most significant direct vessel operating expenses we expect to incur during the forecast period include manning costs, vessel maintenance and repairs (including underwater hull inspection surveys, but excluding drydocking) and insurance. Labor and related costs are forecasted based upon inflation expectations and estimated headcount and contractual unionized wage rates. Insurance costs are estimated based upon anticipated premiums.

Based on the terms of our time charters, expenses such as fuel, port charges, canal dues, and cargo handling operations are either paid by the customer or paid by us and reimbursed by the customer. Such expenses, if paid by us, are presented net of reimbursements from customers.

General and Administrative Expenses. We estimate that we will incur general and administrative expenses of approximately $4.4 million for the twelve-month period ending September 30, 2014, compared to approximately $2.8 million for the year ended December 31, 2012, an increase of approximately $1.6 million, or approximately 58%.

Our forecasted general and administrative expenses consist of our estimates of employment costs for shoreside staff and cost of facilities as well as legal, audit and other administrative costs in addition to the assumption that we will incur approximately $2.0 million in incremental expenses as a result of being a publicly traded limited partnership. These incremental expenses include costs associated with annual and quarterly reporting, tax return and Schedule K-1 preparation and distribution expenses, Sarbanes-Oxley compliance, listing on the New York Stock Exchange, investor relations, registrar and transfer agent fees, incremental auditing and legal costs, incremental director and officer liability insurance expenses, director compensation and non-cash equity incentive compensation expense.

Depreciation and Amortization. We estimate that we will incur depreciation and amortization of approximately $24.3 million (including $0.4 million in amortization of capitalized drydocking costs) for the twelve-month period ending September 30, 2014, compared to approximately $23.8 million for the year ended December 31, 2012, an increase of approximately $0.5 million, or approximately 2%. Our forecasted depreciation expense is based on the cost of our initial fleet less the estimated residual value and calculated on a straight-line basis over the fleet’s economic useful life. Vessels and equipment are recorded at cost, including capitalized interest and transaction fees where appropriate, and depreciated to scrap value using the straight-line method. Amortization of capitalized drydocking costs is calculated on a straight-line basis over the estimated period between drydockings. The aggregate number of drydockings undertaken in a given period and the nature of the work performed determine the level of drydocking expenditures.

Vessel Management Expenses. Our forecasted vessel management expenses consist of fees we pay to certain affiliates of Crowley Maritime Corporation for crewing, maintenance and repairs, purchasing, insurance and claims administration and security, as well as certain accounting and reporting services pursuant to the terms of the Vessel Management Agreements (as defined below). We estimate that we will incur vessel management expenses of approximately $2.9 million for the twelve-month period ending September 30, 2014, compared to approximately $2.8 million for the year ended December 31, 2012, an increase of approximately $0.1 million, or approximately 5%.

Interest Expense. We estimate that we will incur interest expense of approximately $9.8 million for the twelve-month period ending September 30, 2014, compared to interest expense of approximately $80.2 million in the year ended December 31, 2012, a decrease of approximately $70.4 million, or approximately 88%. Our forecast for the twelve-month period ending September 30, 2014 assumes we will have an average outstanding term loan balance of approximately $180.0 million, after repaying a portion of the borrowings under our existing credit facility with the net proceeds from this offering, and an average interest rate of approximately 5.0% per annum. We also expect to incur a commitment fee of 0.50% per annum on the unused portion of our revolving credit facility, which we assume to be $10.0 million throughout the forecast period.

Our forecasted interest expense includes assumed deferred financing costs of approximately $1.2 million associated with entering into our senior secured credit agreement in April 2013, which are adjusted to reflect the partial prepayment of term loans in connection with this offering and amortized over the term of the related financing.

Taxes. We have assumed that we will not incur any income tax expense during the forecast period. We did not incur any income taxes during the year ended December 31, 2012.

Maintenance and Replacement Capital Expenditure Reserve. Our partnership agreement requires our general partner to deduct from operating surplus each quarter estimated maintenance and replacement capital expenditures, as opposed to actual maintenance and replacement capital expenditures, in order to reduce disparities in operating surplus caused by fluctuating maintenance and replacement capital expenditures, such as drydocking and vessel replacement. Our general partner, with the approval of the conflicts committee of its board of directors, may determine that one or more of our assumptions should be revised, which could cause our general partner to increase the amount of estimated maintenance and replacement capital expenditures. We may elect to finance some or all of our maintenance and replacement capital expenditures through the issuance of additional common units, which could be dilutive to our existing unitholders. Please read “Risk Factors—Risks Inherent in Our Business—We may be required to make maintenance and capital expenditures to maintain the operating capacity of our fleet, which will reduce cash available for distribution. In addition, each quarter we are required to deduct estimated maintenance and replacement capital expenditures from operating surplus, which may result in less cash available to unitholders than if actual maintenance and replacement capital expenditures were deducted.”

Because of the substantial capital expenditures we are required to make to maintain our fleet, our initial estimated maintenance and replacement capital expenditures for purposes of establishing a maintenance and replacement capital expenditure reserve will be $13.5 million for the twelve-month period ending September 30, 2014, which is comprised of a $2.0 million drydocking capital expenditure reserve and a $11.5 million replacement capital expenditure reserve, which includes financing costs for replacing our vessels at the end of their useful lives.

Drydocking Capital Expenditure Reserve. Our initial annual estimated drydocking capital expenditure reserve for our vessels will be approximately $2.0 million for the twelve-month period ending September 30, 2014, compared to no capital expenditure reserve for the year ended December 31, 2012.

ABS and the U.S. Coast Guard establish drydocking schedules. The U.S. Coast Guard requires our vessels to be drydocked for inspection and maintenance twice every five years. However, up until the fifteenth year of operation, we are permitted to do an underwater hull inspection of the vessel in lieu of one of these drydockings. In addition, vessels may have to be drydocked in the event of accidents or other unforeseen damage or for capital improvements. Vessels in drydock will generally not generate any charter revenues.

Our estimate assumes that our vessels are placed in drydock only as required by ABS and the U.S. Coast Guard inspection schedules. Our estimates for the forecast period include expenses for routine drydocking of the Golden State and the Pelican State and a routine intermediate underwater hull inspection survey of the Evergreen State. Because we assume that two of our vessels will undergo routine drydocking in the twelve-month period ending September 30, 2014, we expect our cash expenditures for drydocking in the period to be approximately $4.0 million.

In connection with such routine drydockings, we may elect to make additional discretionary investments, which we believe will lead to improved profitability over the long term. Costs for drydocking are difficult to estimate and may be higher than we currently anticipate.

Replacement Capital Expenditure Reserve. We did not make any replacement capital expenditures in the year ended December 31, 2012. The $11.5 million for future vessel replacement is based on assumptions and estimates regarding the remaining useful lives of the vessels, a long-term net investment rate equivalent to our current expected long-term borrowing costs, vessel replacement values based on current market conditions and residual value of the vessels at the end of their useful lives based on current steel prices. The actual cost of replacing the vessels in our fleet will depend on a number of factors, including prevailing market conditions, daily hire rates and the availability and cost of financing at the time of replacement.

Regulatory, Industry and Economic Factors. Our financial forecast for the twelve-month period ending September 30, 2014 is based on the following assumptions related to regulatory, industry and economic factors:

•	no material nonperformance or credit-related defaults by suppliers, customers or vendors;

•	no new regulation or interpretation of existing regulations or governmental action that, in either case, would be materially adverse to our business;

•	no material accidents, environmental incidents, releases, weather-related incidents, unscheduled downtime or similar unanticipated events;

•	no major adverse change in the markets in which we operate resulting from oil production an refinery disruptions, reduced demand for oil or significant changes in the market price for oil; and

•	no material changes to market, regulatory and overall economic conditions or in prevailing interest rates.

Compliance with Debt Covenants. Our ability to make distributions could be affected if we do not remain in compliance with the restrictions and covenants of our credit agreement or any future financing agreements. Our fleet is subject to our existing credit agreement. We have assumed that we will be in compliance with all of the covenants in such credit agreement during the forecast period. Please read “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Borrowing Activities” for a further description of our credit agreement, including these financial covenants.

HOW WE MAKE CASH DISTRIBUTIONS

Set forth below is a summary of the significant provisions of our partnership agreement that relate to cash distributions. This summary assumes that we do not issue additional classes of equity interests. Statements of percentages of cash and allocations of gain and loss paid or allocated to our general partner assume that our general partner does not transfer any incentive distribution rights.

Distributions of Available Cash

General

Within 45 days after the end of each quarter, beginning with the quarter ending                     , 2013, we will distribute all of our available cash (defined below) to unitholders of record on the applicable record date. We will adjust the minimum quarterly distribution for the period from the closing of this offering through                     , 2013, based on the actual length of the period.

Definition of Available Cash

Available cash generally means, for each fiscal quarter, all cash on hand at the end of the quarter (including our proportionate share of cash on hand of subsidiaries we do not wholly own):

•	less, the amount of cash reserves (including our proportionate share of cash reserves of subsidiaries we do not wholly own) established by our general partner and our subsidiaries to:

•	provide for the proper conduct of our business (including reserves for future capital expenditures and for our anticipated credit needs);

•	comply with applicable law, any of our debt instruments or other agreements; and/or

•	provide funds for distributions to our unitholders and to our general partner for any one or more of the next four quarters;

•

plus, all cash on hand (including our proportionate share of cash on hand of subsidiaries we do not wholly own) on the date of determination of available cash for the quarter resulting from (1) working capital borrowings made after the end of the quarter and (2) cash distributions received after the end of the quarter from any equity interest in any person (other than a subsidiary of us), which distributions are paid by such person in respect of operations conducted by such person during such quarter. Working capital borrowings are generally borrowings that are made under a revolving credit facility and in all cases are used solely for working capital purposes or to pay distributions to partners.

Intent to Distribute the Minimum Quarterly Distribution

We intend to distribute to the holders of common units and subordinated units on a quarterly basis at least the minimum quarterly distribution of $         per unit, or $         per unit per year, to the extent we have sufficient cash on hand to pay the distribution after we establish cash reserves and pay fees and expenses. The amount of available cash from operating surplus needed to pay the minimum quarterly distribution for one quarter on all units outstanding immediately after this offering is approximately $         million.

There is no guarantee that we will pay the minimum quarterly distribution on the common units and subordinated units in any quarter. Even if our cash distribution policy is not modified or revoked, the amount of distributions paid under our policy and the decision to make any distribution is determined by our general partner, taking into consideration the terms of our partnership agreement. We will be prohibited from making any distributions to unitholders if it would cause an event of default, or an event of default is then existing, under our credit agreement. Please read “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Borrowing Activities” for a discussion of the restrictions contained in our credit agreement that may restrict our ability to make distributions.

General Partner Interest and Incentive Distribution Rights

Our general partner owns a non-economic general partner interest in us, which does not entitle it to receive cash or other distributions in respect of that interest. However, our general partner may in the future own common units or other equity securities in us and will be entitled to receive distributions on any such interests.

Incentive distribution rights represent the right to receive an increasing percentage (15.0%, 25.0% and 50.0%) of quarterly distributions of available cash from operating surplus after the minimum quarterly distribution and the target distribution levels have been achieved. Our general partner will initially hold all of the incentive distribution rights but may transfer these rights following completion of this offering, subject to restrictions in the partnership agreement. Any transfer by our general partner of the incentive distribution rights would not change the percentage allocations of quarterly distributions with respect to such rights.

Operating Surplus and Capital Surplus

General

All cash distributed to unitholders will be characterized as either “operating surplus” or “capital surplus.” We treat distributions of available cash from operating surplus differently than distributions of available cash from capital surplus.

Definition of Operating Surplus

Operating surplus for any period generally means:

•	the sum of the following items, without duplication:

•	$ million (as described below);

•

all of our cash receipts (including our proportionate share of cash receipts of subsidiaries we do not wholly own) after the closing of this offering (provided that cash receipts from the termination of an interest rate, currency or commodity hedge contract prior to its specified termination date will be included in operating surplus in equal quarterly installments over the remaining scheduled life of such hedge contract), excluding cash from (1) borrowings, refinancings or refundings of indebtedness other than working capital borrowings and items purchased on open account or for a deferred purchase price in the ordinary course of business, (2) sales of equity and debt securities, (3) sales or other dispositions of assets outside the ordinary course of business, (4) capital contributions or (5) corporate reorganizations or restructurings;

•

working capital borrowings (including our proportionate share of working capital borrowings for subsidiaries we do not wholly own) made after the end of a quarter but before the date of determination of operating surplus for the quarter;

•

interest paid on debt incurred (including periodic net payments under related hedge contracts) and cash distributions paid on equity securities issued (including the amount of any incremental distributions made to the holders of our incentive distribution rights and our proportionate share of such interest and cash distributions paid by subsidiaries we do not wholly own), in each case, to finance all or any portion of the construction, replacement or improvement of a capital asset (such as a vessel) in respect of the period from such financing until the earlier to occur of the date the capital asset is put into service or the date that it is abandoned or disposed of; and

•

interest paid on debt incurred (including periodic net payments under related hedge contracts) and cash distributions paid on equity securities issued (including the amount of any incremental distributions made to the holders of our incentive distribution rights and our proportionate share of such interest and cash distributions paid by subsidiaries we do not wholly own), in each case, to pay the construction period interest on debt incurred (including periodic net payments under related interest rate swap agreements), or to pay construction period distributions on equity issued, to finance the construction projects described in the immediately preceding bullet;

•	less the following items, without duplication:

•

all of our “operating expenditures” (which includes estimated maintenance and replacement capital expenditures and is further described below) of us and our subsidiaries (including our proportionate share of operating expenditures by subsidiaries we do not wholly own) immediately after the closing of this offering;

•

the amount of cash reserves (including our proportionate share of cash reserves for subsidiaries we do not wholly own) established by our general partner to provide funds for future operating expenditures;

•	any cash loss realized on dispositions of assets acquired using investment capital expenditures; and

•	all working capital borrowings (including our proportionate share of working capital borrowings by subsidiaries we do not wholly own) not repaid within twelve months after having been incurred.

The proceeds of working capital borrowings increase operating surplus and repayments of working capital borrowings are generally operating expenditures (as described below) and thus reduce operating surplus when repayments are made. However, if a working capital borrowing, which increases operating surplus, is not repaid during the twelve-month period following the borrowing, it will be deemed repaid at the end of such period, thus decreasing operating surplus at such time. When such outstanding working capital borrowing is in fact repaid, it will not be treated as a reduction in operating surplus because operating surplus will have been previously reduced by the deemed repayment.

As described above, operating surplus does not reflect actual cash on hand that is available for distribution to our unitholders and is not limited to cash generated by operations. For example, it includes a provision that will enable us, if we choose, to distribute as operating surplus up to $         million of cash we receive in the future from non-operating sources, such as asset sales, issuances of securities and long-term borrowings, that would otherwise be distributed as capital surplus. In addition, the effect of including, as described above, certain cash distributions on equity securities or interest payments on debt in operating surplus would be to increase operating surplus by the amount of any such cash distributions or interest payments. As a result, we may also distribute as operating surplus up to the amount of any such cash distributions or interest payments we receive from non-operating sources.

Operating expenditures generally means all of our cash expenditures, including but not limited to taxes, employee and director compensation, reimbursement of expenses to our general partner and its affiliates, repayment of working capital borrowings, debt service payments and payments made under any interest rate, currency or commodity hedge contracts (provided that payments made in connection with the termination of any hedge contract prior to the expiration of its specified termination date be included in operating expenditures in equal quarterly installments over the remaining scheduled life of such hedge contract and amounts paid in connection with the initial purchase of a hedge contract will be amortized over the life of such hedge contract), provided, however, that operating expenditures will not include:

•	deemed repayments of working capital borrowings deducted from operating surplus pursuant to the last bullet point of the definition of operating surplus above when such repayment actually occurs;

•	payments (including prepayments and payment penalties) of principal of and premium on indebtedness, other than working capital borrowings;

•	expansion capital expenditures, investment capital expenditures or actual maintenance and replacement capital expenditures (which are discussed in further detail under “—Capital Expenditures” below);

•	payment of transaction expenses (including taxes) relating to interim capital transactions;

•	distributions to partners;

•	repurchases of partnership interests (other than repurchases we make to satisfy obligations under employee benefit plans); or

•	any other expenditures or payments using the proceeds of this offering that are described in “Use of Proceeds.”

Capital Expenditures

For purposes of determining operating surplus, maintenance and replacement capital expenditures are those capital expenditures required to maintain over the long term the operating capacity of or the revenue generated by our capital assets, and expansion capital expenditures are those capital expenditures that increase the operating capacity of or the revenue generated by our capital assets. In our partnership agreement, we refer to these maintenance and replacement capital expenditures as “maintenance capital expenditures.” To the extent, however, that capital expenditures associated with acquiring a new vessel or improving an existing vessel increase the revenues or the operating capacity of our fleet, those capital expenditures would be classified as expansion capital expenditures.

Investment capital expenditures are those capital expenditures that are neither maintenance and replacement capital expenditures nor expansion capital expenditures. Investment capital expenditures largely will consist of capital expenditures made for investment purposes. Examples of investment capital expenditures include traditional capital expenditures for investment purposes, such as purchases of equity securities, as well as other capital expenditures that might be made in lieu of such traditional investment capital expenditures, such as the acquisition of a capital asset for investment purposes.

Examples of maintenance and replacement capital expenditures include capital expenditures associated with drydocking, modifying an existing vessel or acquiring a new vessel to the extent such expenditures are incurred to maintain the operating capacity of or the revenue generated by our fleet. Maintenance and replacement capital expenditures will also include interest (and related fees) on debt incurred and distributions on equity issued (including the amount of any incremental distributions made to the holders of our incentive distribution rights) to finance the construction of a replacement vessel and paid in respect of the construction period, which we define as the period beginning on the date that we enter into a binding construction contract and ending on the earlier of the date that the replacement vessel commences commercial service or the date that the replacement vessel is abandoned or disposed of. Debt incurred to pay or equity issued to fund construction period interest payments, and distributions on such equity (including the amount of any incremental distributions made to the holders of our incentive distribution rights), will also be considered maintenance and replacement capital expenditures.

Because our maintenance and replacement capital expenditures can be very large and vary significantly in timing, the amount of our actual maintenance and replacement capital expenditures may differ substantially from period to period, which could cause similar fluctuations in the amounts of operating surplus, adjusted operating surplus and available cash for distribution to our unitholders than if we subtracted actual maintenance and replacement capital expenditures from operating surplus each quarter. Accordingly, to eliminate the effect on operating surplus of these fluctuations, our partnership agreement will require that an amount equal to an estimate of the average quarterly maintenance and replacement capital expenditures necessary to maintain the operating capacity of or the revenue generated by our capital assets over the long term be subtracted from operating surplus each quarter, as opposed to the actual amounts spent. In our partnership agreement, we refer to these estimated maintenance and replacement capital expenditures to be subtracted from operating surplus as “estimated maintenance capital expenditures.” The amount of estimated maintenance and replacement capital expenditures deducted from operating surplus is subject to review and change by our general partner at least once a year, provided that any change must be approved by our conflicts committee. The estimate will be made at least annually and whenever an event occurs that is likely to result in a material adjustment to the amount of our maintenance and replacement capital expenditures, such as a major acquisition or the introduction of new governmental regulations that will affect our fleet. For purposes of calculating operating surplus, any adjustment to this estimate will be prospective only. For a discussion of the amounts we have allocated toward estimated maintenance and replacement capital expenditures, please read “Our Cash Distribution Policy and Restrictions on Distributions.”

The use of estimated maintenance and replacement capital expenditures in calculating operating surplus will have the following effects:

•

it will reduce the risk that actual maintenance and replacement capital expenditures in any one quarter will be large enough to make operating surplus less than the minimum quarterly distribution to be paid on all the units for that quarter and subsequent quarters;

•	it may reduce the need for us to borrow to pay distributions;

•	it will be more difficult for us to raise our distribution above the minimum quarterly distribution and pay incentive distributions to our general partner; and

•

it will reduce the likelihood that a large maintenance and replacement capital expenditure in a period will prevent Holding from being able to convert some or all of its subordinated units into common units since the effect of an estimate is to spread the expected expense over several periods, mitigating the effect of the actual payment of the expenditure on any single period.

Definition of Capital Surplus

Capital surplus generally will be generated only by:

•	borrowings other than working capital borrowings;

•	sales of debt and equity securities; and

•

sales or other dispositions of assets for cash, other than inventory, accounts receivable and other current assets sold in the ordinary course of business or non-current assets sold as part of normal retirements or replacements of assets.

Characterization of Cash Distributions

We will treat all available cash distributed as coming from operating surplus until the sum of all available cash distributed since the closing of this offering equals the operating surplus from the closing of this offering through the end of the quarter immediately preceding that distribution. We will treat any amount distributed in excess of operating surplus, regardless of its source, as capital surplus. As described above, operating surplus does not reflect actual cash on hand that is available for distribution to our unitholders. For example, it includes a provision that will enable us, if we choose, to distribute as operating surplus up to $         million of cash we receive in the future from non-operating sources, such as asset sales, issuances of securities and long-term borrowings, that would otherwise be distributed as capital surplus. We do not anticipate that we will make any distributions from capital surplus.

Subordination Period

General

During the subordination period, which we define below, the common units will have the right to receive distributions of available cash from operating surplus in an amount equal to the minimum quarterly distribution of $         per unit, plus any arrearages in the payment of the minimum quarterly distribution on the common units from prior quarters, before any distributions of available cash from operating surplus may be made on the subordinated units. Distribution arrearages do not accrue on the subordinated units. The purpose of the subordinated units is to increase the likelihood that during the subordination period there will be available cash from operating surplus to be distributed on the common units.

Definition of Subordination Period

Except as described below, the subordination period will begin on the closing date of this offering and will extend until the second business day following the distribution of available cash from operating surplus in respect of any quarter, ending on or after                     , 2016, that each of the following tests are met:

•

distributions of available cash from operating surplus on each of the outstanding common units and subordinated units equaled or exceeded the sum of the minimum quarterly distribution for each of the three consecutive, non-overlapping four-quarter periods immediately preceding that date;

•

the “adjusted operating surplus” (as defined below) generated during each of the three consecutive, non-overlapping four-quarter periods immediately preceding that date equaled or exceeded the sum of the minimum quarterly distributions on all of the outstanding common units and subordinated units during those periods on a fully diluted weighted average basis during those periods; and

•	there are no outstanding arrearages in payment of the minimum quarterly distribution on the common units.

For purposes of determining whether the tests in the bullets above have been met, the three consecutive, non-overlapping four-quarter periods for which the determination is being made may include one or more quarters with respect to which arrearages in the payment of the minimum quarterly distribution on the common units have accrued, provided that all such arrearages have been repaid prior to the end of each such four-quarter period.

Early termination of subordination period

Notwithstanding the foregoing, the subordination period will automatically terminate on the first business day after the distribution to unitholders in respect of any quarter, if each of the following has occurred:

•

Distributions from cash from operating surplus on each of the outstanding common and subordinated units equaled or exceeded $                 (150.0% of the annualized minimum quarterly distribution) for the four-quarter period immediately preceded that date;

•

the “adjusted operating surplus” (as defined below) generated during the four-quarter period immediately preceding that date equaled or exceeded $                 (150.0% of the annualized minimum quarterly distribution) on all of the outstanding common units and subordinated units on a fully diluted weighted average basis and the related distributions on the incentive distribution rights; and

•	there are no outstanding arrearages in payment of the minimum quarterly distribution on the common units.

If the unitholders remove our general partner without cause, the subordination period may end before                     , 2016.

If the expiration of the subordination period occurs as a result of us having met the tests described above, each outstanding subordinated unit will convert into one common unit and will then participate pro rata with the other common units in distributions of available cash.

In addition, at any time on or after                     , 2016, provided that there are no outstanding arrearages in payment of the minimum quarterly distribution on the common units and with the approval of our general partner’s conflicts committee, the holder or holders of a majority of our outstanding subordinated units will have the option to convert each subordinated unit into a number of common units determined by multiplying the number of outstanding subordinated units to be converted by a fraction, (i) the numerator of which is equal to the aggregate amount of distributions of available cash from operating surplus (not to exceed adjusted operating surplus) on the outstanding subordinated units (“historical distributions”) for the four fiscal quarters preceding the date of conversion (the “measurement period”) and (ii) the denominator of which is equal to the aggregate amount of distributions that would have been required during the measurement period to pay the minimum quarterly distribution on all outstanding subordinated units during such four-quarter period; provided, that if the forecasted distributions to be paid from forecasted operating surplus (not to exceed forecasted adjusted operating surplus) on the outstanding subordinated units for the four fiscal quarter period immediately following the measurement period (“forecasted distributions”), as determined by our general partner’s conflicts committee, is less than historical distributions, then the numerator shall be forecasted distributions; provided, further, however, that the subordinated units may not convert into common units at a ratio that is greater than one-to-one. If the option to convert the subordinated units into common units is exercised as described above, the outstanding subordinated units will convert into the prescribed number of common units and will then participate pro rata with other common units in distributions of available cash.

Definition of Adjusted Operating Surplus

Adjusted operating surplus, for any period, generally means:

•	the sum of the following items, without duplication:

•

operating surplus generated with respect to that period (excluding any amounts attributable to the item described in the second bullet point under “—Operating Surplus and Capital Surplus—Definition of Operating Surplus” above);

•

the amount of any net decrease in working capital borrowings (including our proportionate share of any changes in working capital borrowings of any subsidiaries we do not wholly own) with respect to that period;

•

the amount of any net increase in cash reserves for operating expenditures (including our proportionate share of cash reserves of any subsidiaries we do not wholly own) over that period required by any debt instrument for the repayment of principal, interest or premium; and

•

the amount of any net decrease made in subsequent periods to cash reserves for operating expenditures initially established with respect to such period to the extent such decrease results in a reduction in adjusted operating surplus in subsequent periods.

•	Less the following items, without duplication:

•

the amount of any net increase in working capital borrowings (including our proportionate share of any changes in working capital borrowings of any subsidiaries we do not wholly own) with respect to that period; and

•

the amount of any net reduction in cash reserves for operating expenditures (including our proportionate share of cash reserves of any subsidiaries we do not wholly own) over that period not relating to an operating expenditure made during that period.

Adjusted operating surplus is intended to reflect the cash generated from operations during a particular period and therefore excludes net increases in working capital borrowings and net drawdowns of reserves of cash generated in prior periods.

Effect of Removal of Our General Partner on the Subordination Period

If the unitholders remove our general partner other than for cause and units held by our general partner and its affiliates are not voted in favor of such removal:

•

the subordination period will end and each subordinated unit held by any person who did not, and whose affiliates did not, vote any units in favor of the removal of our general partner will immediately convert into one common unit and will then participate pro rata with the other common units in distributions of available cash; and

•	any existing arrearages in payment of the minimum quarterly distribution on the common units will be extinguished.

Distributions of Available Cash From Operating Surplus During the Subordination Period

We will make distributions of available cash from operating surplus for any quarter wholly during the subordination period in the following manner:

•	first, to the common unitholders, pro rata, until we distribute for each outstanding common unit an amount equal to the minimum quarterly distribution for that quarter;

•

second, to the common unitholders, pro rata, until we distribute for each outstanding common unit an amount equal to any arrearages in payment of the minimum quarterly distribution on the common units for any prior quarters during the subordination period;

•	third, to the subordinated unitholders, pro rata, until we distribute for each subordinated unit an amount equal to the minimum quarterly distribution for that quarter; and

•	thereafter, in the manner described in “—General Partner Interest and Incentive Distribution Rights” below.

The preceding paragraph is based on the assumption that we do not issue additional classes of equity securities.

Distributions of Available Cash From Operating Surplus After the Subordination Period

We will make distributions of available cash from operating surplus for any quarter after the subordination period in the following manner:

•	first, to all unitholders, pro rata, until we distribute for each outstanding unit an amount equal to the minimum quarterly distribution for that quarter; and

•	thereafter, in the manner described in “—General Partner Interest and Incentive Distribution Rights” below.

The preceding paragraph is based on the assumption that we do not issue additional classes of equity securities.

General Partner Interest and Incentive Distribution Rights

Our general partner owns a non-economic general partner interest in us, which does not entitle it to receive cash or other distributions in respect of that interest. However, our general partner may in the future own common units or other equity securities in us and will be entitled to receive distributions on any such interests.

Incentive distribution rights represent the right to receive an increasing percentage (15.0%, 25.0% and 50.0%) of quarterly distributions of available cash from operating surplus after the minimum quarterly distribution and the target distribution levels have been achieved. Our general partner will initially hold all of the incentive distribution rights but may transfer these rights following completion of this offering, subject to restrictions in the partnership agreement. Any transfer by our general partner of the incentive distribution rights would not change the percentage allocations of quarterly distributions with respect to such rights.

If for any quarter:

•	we have distributed available cash from operating surplus to the common and subordinated unitholders in an amount equal to the minimum quarterly distribution; and

•	we have distributed available cash from operating surplus on outstanding common units in an amount necessary to eliminate any cumulative arrearages in payment of the minimum quarterly distribution;

then, we will distribute any additional available cash from operating surplus for that quarter among the unitholders and the holders of our incentive distribution rights in the following manner:

•	first, to all unitholders, pro rata, until each unitholder receives a total of $ per unit for that quarter (the “first target distribution”);

•

second, 85.0% to all unitholders, pro rata, and 15.0% to the holders of the incentive distribution rights, pro rata, until each unitholder receives a total of $         per unit for that quarter (the “second target distribution”);

•

third, 75.0% to all unitholders, pro rata, and 25.0% to the holders of the incentive distribution rights, pro rata, until each unitholder receives a total of $         per unit for that quarter (the “third target distribution”); and

•	thereafter, 50.0% to all unitholders, pro rata and 50.0% to the holders of the incentive distribution rights, pro rata.

In each case, the amount of the target distribution set forth above is exclusive of any distributions to common unitholders to eliminate any cumulative arrearages in payment of the minimum quarterly distribution. The percentage interests set forth above assume that we do not issue additional classes of equity securities.

Percentage Allocations of Available Cash From Operating Surplus

The following table illustrates the percentage allocations of the additional available cash from operating surplus among the unitholders and the holders of the incentive distribution rights up to the various target distribution levels. The amounts set forth under “Marginal Percentage Interest in Distributions” are the percentage interests of the unitholders and the holders of the incentive distribution rights in any available cash from operating surplus we distribute up to and including the corresponding amount in the column “Total Quarterly Distribution Target Amount,” until available cash from operating surplus we distribute reaches the next target distribution level, if any. The percentage interests shown for the unitholders and the holders of the incentive distribution rights for the minimum quarterly distribution are also applicable to quarterly distribution amounts that are less than the minimum quarterly distribution.

	Total Quarterly Distribution Per Unit Target Amount	Marginal Percentage Interest in Cash Distributions
		Unitholders	Holders of IDRs
Minimum Quarterly Distribution		$100.0%	—
First Target Distribution	up to $	100.0%	—
Second Target Distribution	above $ up to $	85.0%	15.0%
Third Target Distribution	above $ up to $	75.0%	25.0%
Thereafter	above $	50.0%	50.0%

Our General Partner’s Right to Reset Incentive Distribution Levels

The holder or holders of a majority of our incentive distribution rights have the right under our partnership agreement, subject to certain conditions, to elect to relinquish the right of the holders of our incentive distribution rights to receive incentive distribution payments based on the initial cash target distribution levels and to reset, at higher levels, the minimum quarterly distribution amount and cash target distribution levels upon which the incentive distribution payments to our general partner would be set. The incentive distribution rights may be transferred at any time. The right to reset the minimum quarterly distribution amount and the cash target distribution levels upon which the incentive distributions payable are based may be exercised, without approval of our unitholders or the conflicts committee of our general partner, at any time when there are no subordinated units outstanding and we have made cash distributions to the holders of the incentive distribution rights at the highest level of incentive distribution for each of the prior four consecutive fiscal quarters. If at the time of any election to reset the minimum quarterly distribution amount and the cash target distribution levels our general partner and its affiliates are not the holders of a majority of our incentive distribution rights, then any such election to reset shall be subject to the prior written concurrence of our general partner that the conditions described in the immediately preceding sentence have been satisfied. The reset minimum quarterly distribution amount and cash target distribution levels will be higher than the minimum quarterly distribution amount and the cash target distribution levels prior to the reset such that there will be no incentive distributions paid under the reset cash target distribution levels until cash distributions per unit following this event increase as described below. We anticipate that our general partner or another holder would exercise this reset right in order to facilitate acquisitions or internal growth projects that would otherwise not be sufficiently accretive to cash distributions per common unit, taking into account the existing levels of incentive distribution payments being made.

In connection with the resetting of the minimum quarterly distribution amount and the cash target distribution levels and the corresponding relinquishment of incentive distribution payments based on the cash target distribution levels prior to the reset, the holder or holder of a majority of our incentive distribution rights will be entitled to receive an aggregate number of newly issued common units based on a predetermined formula described below that takes into account the “cash parity” value of the average cash distributions related to the incentive distribution rights received for the two quarters prior to the reset event, as compared to the average cash distributions per common unit during this period.

The number of common units that the holder or holder of a majority of our incentive distribution rights would be entitled to receive from us in connection with a resetting of the minimum quarterly distribution amount and the cash target distribution levels then in effect would be equal to (x) the average amount of cash distributions made by us in respect of the incentive distribution rights during the two consecutive fiscal quarters ended immediately prior to the date of such reset election divided by (y) the average of the amount of cash distributed per common unit during each of these two quarters. The issuance of the additional common units will be conditioned upon approval of the listing or admission for trading of such common units by the national securities exchange on which the common units are then listed or admitted for trading. If the national securities exchange on which the common units are then listed or admitted for trading has not approved the listing or admission for trading of the common units to be issued in connection with a resetting of the minimum quarterly distribution amount, then the holder or holders of a majority of our incentive distribution rights shall have the right to either rescind its election or elect to receive other partnership interests having such terms as our general partner may approve, with the approval of the conflicts committee.

Following a reset election, the minimum quarterly distribution amount will be reset to an amount equal to the average cash distribution amount per common unit for the two fiscal quarters immediately preceding the reset election (such amount is referred to as the “reset minimum quarterly distribution”) and the cash target distribution levels will be reset to be correspondingly higher such that we would distribute all of our available cash from operating surplus for each quarter thereafter as follows:

•	first, to all unitholders, pro rata, until each unitholder receives an amount equal to 115.0% of the reset minimum quarterly distribution for that quarter;

•

second, 85.0% to all unitholders, pro rata and 15.0% to the holders of the incentive distribution rights, pro rata, until each unitholder receives an amount per unit equal to 125.0% of the reset minimum quarterly distribution for that quarter;

•

third, 75.0% to all unitholders, pro rata and 25.0% to the holders of the incentive distribution rights, pro rata, until each unitholder receives an amount per unit equal to 150.0% of the reset minimum quarterly distribution for that quarter; and

•	thereafter, 50.0% to all unitholders, pro rata and 50.0% to the holders of the incentive distribution rights, pro rata.

The following table illustrates the percentage allocation of available cash from operating surplus between the unitholders and the holders of the incentive distribution rights at various levels of cash distribution levels pursuant to the cash distribution provision of our partnership agreement in effect at the closing of this offering as well as following a hypothetical reset of the minimum quarterly distribution and cash target distribution levels based on the assumption that the average quarterly cash distribution amount per common unit during the two fiscal quarters immediately preceding the reset election was $            .

	Quarterly Distribution per Unit Prior to Reset	Marginal Percentage Interest in Cash Distributions		Quarterly Distribution per Unit following Hypothetical Reset
		Unitholders	Holders of IDRs
Minimum Quarterly Distribution		$100.0%	—	$
First Target Distribution	up to $	100.0%	—	Up to $(1)
Second Target Distribution	above $ up to $	85.0%	15.0%	above $ up to $(2)
Third Target Distribution	above $ up to $	75.0%	25.0%	above $ up to $(3)
Thereafter	above $	50.0%	50.0%	above $

(1)	This amount is 115% of the hypothetical reset minimum quarterly distribution.
(2)	This amount is 125% of the hypothetical reset minimum quarterly distribution.
(3)	This amount is 150% of the hypothetical reset minimum quarterly distribution.

The following table illustrates the total amount of available cash from operating surplus that would be distributed to the unitholders and the holders of the incentive distribution rights based on an average of the amounts distributed per quarter for the two quarters immediately prior to the reset. The table assumes that, immediately prior to the reset, there are                  common units outstanding, and that the average distribution to each common unit is $         for the two quarters prior to the reset. The assumed number of outstanding units assumes the conversion of all subordinated units into common units and no additional unit issuances.

	Quarterly Distribution per Unit Prior to Reset	Common Unitholders Cash Distributions Prior to Reset	Additional Common Units	IDR Holders Cash Distributions Prior to Reset		Total Distributions
				IDRs	Total

Minimum Quarterly Distribution	$	$		$	$	$
First Target Distribution	$
Second Target Distribution	$
Third Target Distribution	$

Thereafter	$	$		$	$	$

The following table illustrates the total amount of available cash from operating surplus that would be distributed to the unitholders and the holders of the incentive distribution rights with respect to the quarter in which the reset occurs, assuming that the distribution per unit in respect of such quarter equals the average distribution per unit for the two quarters immediately prior to the reset. The table reflects that as a result of the

reset there would be                 common units outstanding, and that the average distribution to each common unit is $        . The number of additional common units was calculated by dividing (x) $         as the average of the amounts received by the holders of our incentive distribution rights, for the two quarters prior to the reset as shown in the table above by (y) the $         of available cash from operating surplus distributed to each common unit as the average distributed per common unit for the two quarters prior to the reset.

	Quarterly Distribution per Unit After Reset	Common Unitholders Cash Distributions After Reset	Additional Common Units	IDR Holders Cash Distributions After Reset		Total Distributions
				IDRs	Total

Minimum Quarterly Distribution	$	$		$	$	$
First Target Distribution	$
Second Target Distribution	$
Third Target Distribution	$

Thereafter	$	$		$	$	$

The holder or holders of a majority of our incentive distribution rights will be entitled to cause the minimum quarterly distribution amount and the cash target distribution levels to be reset on more than one occasion, provided that they may not make a reset election except at a time when the holders of the incentive distribution rights have received incentive distributions for the prior four consecutive fiscal quarters based on the highest level of incentive distributions that the holders of incentive distribution rights are entitled to receive under our partnership agreement.

Distributions From Capital Surplus

How Distributions From Capital Surplus Will Be Made

We will make distributions of available cash from capital surplus, if any, in the following manner:

•	first, to all unitholders, pro rata, until the minimum quarterly distribution is reduced to zero, as described below;

•

second, to the common unitholders, pro rata, until we distribute for each common unit an amount of available cash from capital surplus equal to any unpaid arrearages in payment of the minimum quarterly distribution on the common units; and

•	thereafter, we will make all distributions of available cash from capital surplus as if they were from operating surplus.

The preceding paragraph is based on the assumption that we do not issue additional classes of equity securities.

Effect of a Distribution from Capital Surplus

The partnership agreement treats a distribution of capital surplus as the repayment of the consideration for the issuance of the units, which is a return of capital. Each time a distribution of capital surplus is made, the minimum quarterly distribution and the cash target distribution levels will be reduced in the same proportion as the distribution had in relation to the fair market value of the common units prior to the announcement of the distribution. Because distributions of capital surplus will reduce the minimum quarterly distribution and target distribution levels after any of these distributions are made, it may be easier for our general partner to receive incentive distributions and for the subordinated units to convert into common units. However, any distribution of capital surplus before the minimum quarterly distribution is reduced to zero cannot be applied to the payment of the minimum quarterly distribution or any arrearages.

Once we distribute capital surplus on a unit issued in this offering in an amount equal to the unrecovered initial unit price, we will reduce the minimum quarterly distribution and the cash target distribution levels to zero. We will then make all future distributions 50.0% to the holders of units and 50.0% to the holders of the incentive distribution rights (initially, our general partner).

Adjustment to the Minimum Quarterly Distribution and Target Distribution Levels

In addition to adjusting the minimum quarterly distribution and cash target distribution levels to reflect a distribution of capital surplus, if we combine our units into a lesser number of units or subdivide our units into a greater number of units, we will proportionately adjust:

•	the minimum quarterly distribution;

•	the cash target distribution levels;

•	the unrecovered initial unit price; and

•	the arrearages in the payment of the minimum quarterly distribution on the common units.

For example, if a two-for-one split of the units should occur, the minimum quarterly distribution, the cash target distribution levels and the unrecovered initial unit price would each be reduced to 50.0% of its initial level. If we combine our common units into a lesser number of units or subdivide our common units into a greater number of units, we will combine our subordinated units or subdivide our subordinated units, using the same ratio applied to the common units. We will not make any adjustment by reason of the issuance of additional units for cash or property.

In addition, if legislation is enacted or if the official interpretation of existing law is modified by a governmental authority, so that we become taxable as a corporation or otherwise subject to taxation as an entity for federal, state or local income tax purposes, our partnership agreement specifies that the minimum quarterly distribution and the target distribution levels for each quarter may be reduced by multiplying each distribution level by a fraction, the numerator of which is available cash for that quarter (reduced by the amount of the estimated tax liability for such quarter payable by reason of such legislation or interpretation) and the denominator of which is the sum of available cash for that quarter (reduced by the amount of the estimated tax liability for such quarter payable by reason of such legislation or interpretation) plus our general partner’s estimate of our aggregate liability for the quarter for such income taxes payable by reason of such legislation or interpretation. To the extent that the actual tax liability differs from the estimated tax liability for any quarter, the difference may be accounted for in subsequent quarters.

Distributions of Cash Upon Liquidation

If we dissolve in accordance with the partnership agreement, we will sell or otherwise dispose of our assets in a process called liquidation. We will first apply the proceeds of liquidation to the payment of our creditors. We will distribute any remaining proceeds to our unitholders and the holders of our incentive distribution rights in accordance with their capital account balances, as adjusted to reflect any gain or loss upon the sale or other disposition of our assets in liquidation.

The allocations of gain and loss upon liquidation are intended, to the extent possible, to entitle the holders of units to a repayment of the initial value contributed by a unitholder to us for their units, which we refer to as the “unrecovered initial unit price” for each unit. The unrecovered initial unit price for the common units will be the price paid for the common units issued in this offering less distributions from capital surplus. The allocations of gain and loss upon liquidation are also intended, to the extent possible, to entitle the holders of common units to a preference over the holders of subordinated units upon our liquidation, to the extent required to permit common unitholders to receive their unrecovered initial unit price plus the minimum quarterly distribution for the quarter during which liquidation occurs plus any unpaid arrearages in payment of the minimum quarterly distribution on the common units. However, there may not be sufficient gain upon our liquidation to enable the holders of common units to fully recover all of these amounts, even though there may be distributable cash flow available to the holders of subordinated units. Any further net gain recognized upon liquidation will be allocated in a manner that takes into account the incentive distribution rights.

Manner of Adjustments for Gain

If our liquidation occurs before the end of the subordination period, we will allocate any gain to the unitholders in the following manner:

•	first, to our general partner to the extent of any negative balance in its capital account;

•

second, to the common unitholders, pro rata, until the capital account for each common unit is equal to the sum of: (1) the unrecovered initial unit price; (2) the amount of the minimum quarterly distribution for the quarter during which our liquidation occurs; and (3) any unpaid arrearages in payment of the minimum quarterly distribution;

•

third, to the subordinated unitholders, pro rata, until the capital account for each subordinated unit is equal to the sum of: (1) the unrecovered initial unit price; and (2) the amount of the minimum quarterly distribution for the quarter during which our liquidation occurs;

•

fourth, to all unitholders, pro rata, until the capital account for each common unit is equal to the sum of: (1) the unrecovered initial unit price; (2) the amount of the minimum quarterly distribution for the quarter during which our liquidation occurs; (3) any unpaid arrearages in payment of the minimum quarterly distribution; and (4) (a) the sum of the excess of the first target distribution per unit over the minimum quarterly distribution per unit for each quarter of our existence; less (b) the cumulative amount per unit of any distributions of cash from distributable cash flow in excess of the minimum quarterly distribution per unit that we distributed to the unitholders, pro rata, for each quarter of our existence;

•

fifth, 85.0% to all unitholders, pro rata, and 15.0% to the holders of the incentive distribution rights, until we allocate under this paragraph an amount per unit equal to: (1) the sum of the excess of the second target distribution per unit over the first target distribution per unit for each quarter of our existence; less (2) the cumulative amount per unit of any distributions of cash from distributable cash flow in excess of the first target distribution per unit that we distributed 85.0% to the unitholders, pro rata, and 15.0% to the holders of the incentive distribution rights for each quarter of our existence;

•

sixth, 75.0% to all unitholders, pro rata, and 25.0% to the holders of the incentive distribution rights, until we allocate under this paragraph an amount per unit equal to: (1) the sum of the excess of the third target distribution per unit over the second target distribution per unit for each quarter of our existence; less (2) the cumulative amount per unit of any distributions of cash from distributable cash flow in excess of the second target distribution per unit that we distributed 75.0% to the unitholders, pro rata, and 25.0% to the holders of the incentive distribution rights for each quarter of our existence; and

•	thereafter, 50.0% to all unitholders, pro rata and 50.0% to holders of incentive distribution rights.

If the liquidation occurs after the end of the subordination period, the distinction between common units and subordinated units will disappear, so that clause (3) of the second and fourth bullet points above and all of the third bullet point above will no longer be applicable.

Manner of Adjustments for Losses

If our liquidation occurs before the end of the subordination period, after making allocations of loss to our general partner and the unitholders in a manner intended to offset in reverse order the allocations of gains that have previously been allocated, we will generally allocate any loss in the following manner:

•	first, to holders of subordinated units in proportion to the positive balances in their capital accounts until the capital accounts of the subordinated unitholders have been reduced to zero; and

•	second, to the holders of common units in proportion to the positive balances in their capital accounts until the capital accounts of the common unitholders have been reduced to zero;

•	thereafter, 100% to our general partner.

If the liquidation occurs after the end of the subordination period, the distinction between common units and subordinated units will disappear, so that all of the first bullet point above will no longer be applicable.

Adjustments to Capital Accounts Upon Issuance of Additional Units

Our partnership agreement requires that we make adjustments to capital accounts upon the issuance of additional units. In doing so, we generally will allocate any unrealized and, for tax purposes, unrecognized gain resulting from the adjustments to the unitholders and the holders of the incentive distribution rights in the same manner as we allocate gain upon liquidation. In the event that we make positive adjustments to the capital accounts upon the issuance of additional units, our partnership agreement requires that we generally allocate any later negative adjustments to the capital accounts resulting from the issuance of additional units or upon our liquidation in a manner which results, to the extent possible, in the partners’ capital account balances equaling the amount which they would have been if no earlier positive adjustments to the capital accounts had been made. In contrast to the allocations of gain, and except as provided above, we generally will allocate any unrealized and unrecognized loss resulting from the adjustments to capital accounts upon the issuance of additional units to the unitholders based on their percentage ownership of us. In this manner, prior to the end of the subordination period, we generally will allocate any such loss equally with respect to our common and subordinated units. In the event we make negative adjustments to the capital accounts as a result of such loss, future positive adjustments resulting from the issuance of additional units will be allocated in a manner designed to reverse the prior negative adjustments, and special allocations will be made upon liquidation in a manner that results, to the extent possible, in our unitholders’ capital account balances equaling the amounts they would have been if no earlier adjustments for loss had been made.

SELECTED HISTORICAL FINANCIAL DATA

The following table presents, in each case for the periods and as of the dates indicated, all of the selected historical financial data of Holding, which includes the subsidiaries that own the vessels in the initial fleet and all of their related assets, liabilities, revenues, expenses and cash flows. The formation transactions will be accounted for as a reorganization under common control and assets will be recorded at Holding’s historical book values. Our selected historical financial data for the years ended December 31, 2012, 2011 and 2010 and as of December 31, 2012 and 2011 have been derived from our audited consolidated financial statements which are included elsewhere in this prospectus. Our selected historical financial data for the six months ended June 30, 2013 and 2012 and as of June 30, 2013 have been derived from our unaudited condensed consolidated financial statements which are included elsewhere in this prospectus. Our selected historical balance sheet data as of June 30, 2012 has been derived from our unaudited condensed consolidated financial statements not included in this prospectus. In the opinion of management, such unaudited condensed consolidated financial data for the six months ended June 30, 2013 and 2012 reflect all adjustments, consisting only of normal and recurring adjustments, necessary for a fair presentation of the results for those periods. However, operating results for interim periods are not necessarily indicative of the results that may be expected for the entire fiscal year.

The following financial data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Capitalization,” our historical consolidated financial statements and the notes thereto, in each case included elsewhere in this prospectus. For information regarding our pro forma balance sheet after giving effect to this offering and the formation transactions, including the application of the net proceeds from this offering, please see “Capitalization” and our pro forma balance sheet as of June 30, 2013, each as included elsewhere in this prospectus.

	American Petroleum Tankers Holding LLC
	For Year Ended December 31,			For the Six Months Ended June 30,
	2012	2011	2010	2013	2012
(dollars in thousands)
Statement of Operations Data:
Revenues	$94,827	$106,282	$63,600	$48,616	$47,171
Expenses:
Vessel operating expenses	35,405	34,306	24,771	18,363	17,665
General and administrative expenses	2,797	2,246	2,058	1,404	1,199
Depreciation and amortization	23,786	23,749	17,302	11,893	11,893
Vessel management expenses	2,760	2,969	2,489	1,405	1,368

Total expenses	64,748	63,270	46,620	33,065	32,125
Other income(1)	—	—	—	1,500	—

Operating income	30,079	43,012	16,980	17,051	15,046

Interest income	2	7	125	—	—
Interest expense	(80,245)	(75,710)	(50,312)	(26,422)	(39,018)
Debt extinguishment expense	—	(2,220)	(7,640)	(15,540)	—
Write-off of Title XI deferred financing costs(2)	(1,536)	—	—	—	—
Derivative (losses) gains	(223)	(718)	(1,561)	11	(188)

Net loss	$(51,923)	$(35,629)	$(42,408)	$(24,900)	$(24,160)

Balance Sheet Data (at end of period):
Cash and cash equivalents	$61,148	$31,402	$18,241	$8,863	$49,248
Vessels and equipment, net	645,558	669,260	692,178	633,707	657,409
Total assets	726,909	726,408	745,718	665,128	727,160
Long-term debt (net of current portion)	710,130	659,141	639,985	266,002	683,532
Members’ equity	2,099	54,022	89,651	388,663	29,862

	American Petroleum Tankers Holding LLC
	For Year Ended December 31,			For the Six Months Ended June 30,
	2012	2011	2010	2013	2012
(dollars in thousands)
Cash Flow Data:
Net cash provided by operating activities	$30,661	$35,414	$18,438	$6,986	$18,163
Net cash (used in) provided by investing activities	—	6,665	(175,510)	(118)	—
Net cash provided by (used in) financing activities	(915)	(28,918)	167,420	(59,153)	(317)

(1)	Other income in the six months ended June 30, 2013 was due to the final settlement of the construction contract and warranty claims with NASSCO.
(2)	Represents fees incurred due to application for U.S. Title XI Federal Ship Financing Program loan guarantees, which was denied in November 2012. See “Business—Legal Proceedings.”

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion of our financial condition and results of operations in conjunction with our audited consolidated financial statements and related notes and our unaudited condensed consolidated financial statements and related notes included elsewhere in this prospectus. Among other things, those financial statements include more detailed information regarding the basis of presentation for the following information.

Some of the information contained in this discussion includes forward-looking statements based on assumptions about our future business. Our actual results could differ materially from those contained in those forward-looking statements. Please read “Forward-Looking Statements” for more information. You should also review “Risk Factors” for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by those forward-looking statements.

Prior to the closing of this offering, we will not own any vessels. The following discussion relates to the historical business of Holding, including its direct and indirect subsidiaries, which we will own following the closing of this offering. The formation transactions will be accounted for as a reorganization under common control and therefore the book values of our assets will be recorded at Holding’s historical book values. The vessels in the existing fleet and all of their related assets, liabilities, revenues, expenses and cash flows contributed to us in connection with this offering reflect all of the net assets included in the consolidated financial statements in the periods discussed below. We manage our business and analyze and report our results of operations in a single segment.

Overview

We are a Delaware master limited partnership formed to own, operate and acquire tankers that transport refined petroleum products and crude oil in the U.S. domestic trade, which is commonly referred to as the Jones Act trade, under long-term time charter contracts. Our initial fleet will consist of five MR product tankers with an average age of 3.7 years, compared to an average age of 12 years for the rest of the Jones Act tanker fleet. Our product tankers are modern, high quality vessels that are versatile and that we believe are among the most fuel efficient tankers in the Jones Act fleet. We intend to leverage the experience, reputation and relationships of our management team and Sponsors to capitalize on what we believe are significant growth opportunities in the Jones Act tanker market.

We operate our vessels under long-term time charters with creditworthy counterparties, including affiliates of BP, Shell, Chevron, MSC, and, on a forward basis, with Phillips 66 and Tesoro. These long-term time charters provide predictable and stable cash flows based on contracted daily rates of hire for our vessels and have allowed us to maintain utilization rates for our initial fleet in excess of 99% since their commencement.

We intend to grow our business and cash distributions through accretive acquisitions of additional Jones Act vessels from State Class Tankers, an affiliate of Blackstone that is building four new MR tankers that we have an option to purchase, and from third parties. The contracts on our existing fleet will also provide us with built-in cash flow growth as the two forward time charters we have in place on our MSC-chartered vessels will commence at substantially higher daily rates beginning as early as August 2014.

Our market is insulated from foreign competition by virtue of the Merchant Marine Act, 1920, and related coastwise trade laws, commonly referred to as the Jones Act. These laws generally restrict U.S. point-to-point maritime shipping to vessels operating under the U.S. flag, built in the United States, owned and operated by U.S.-organized companies that are controlled and at least 75% owned by U.S. citizens and manned predominantly by U.S. crews. All of the vessels in our initial fleet are and each of the State Class newbuild vessels will be permitted to transport cargo between U.S. ports under the Jones Act.

Items You Should Consider When Evaluating Our Historical Financial Performance and Assessing Our Future Prospects

You should consider the following facts when evaluating our historical results of operations and assessing our future prospects:

•

The size of our fleet continues to change. Our historical results of operations reflect changes in the size and composition of our fleet due to certain vessel conversions and deliveries. The Golden State, the Pelican State and the Sunshine State were built in 2009. In addition, each of the Evergreen State and Empire State were delivered from the shipyard during 2010 and did not have any historical operations prior to that time. In addition, pursuant to the option agreement, we will have an option to purchase each of the four State Class newbuild vessels from State Class Tankers. Furthermore, we may grow through the acquisition in the future of additional vessels as part of our growth strategy.

•

Upon completion of this offering, our leverage and associated finance expenses will be reduced. We intend to repay certain outstanding balances under our credit agreement with the proceeds of this offering, therefore, we expect to have less debt outstanding and lower interest expense upon completion of this offering. For descriptions of our credit agreement, please read “—Liquidity and Capital Resources—Borrowing Activities.”

•

We will incur additional general and administrative expense as a publicly traded partnership. We expect we will incur approximately $2.0 million in additional general and administrative expenses as a publicly traded limited partnership that we have not previously incurred, including costs associated with annual and quarterly reporting, tax return and Schedule K-1 preparation and distribution expenses, Sarbanes-Oxley compliance, listing on the NYSE, investor relations, registrar and transfer agent fees, incremental auditing and legal costs, incremental director and officer liability insurance expenses, director compensation and non-cash equity incentive compensation expense.

Factors Affecting Our Results of Operations

We believe the principal factors that will affect our future results of operations include:

•	our ability to successfully employ our vessels at economically attractive daily hire rates as time charters expire or are otherwise terminated;

•	our ability to maintain and continue good relationships with our existing customers and to increase the number of customer relationships;

•	the number and availability of our vessels, including our ability to exercise our options to purchase any of the State Class newbuild vessels;

•	the levels of demand for Jones Act product tanker services;

•	the daily hire rate earned by our vessels, unscheduled off-hire days and the level of our vessel operating expenses;

•	the effective and efficient technical management of our vessels;

•	our ability to obtain and maintain major oil and gas company approvals and to satisfy their technical, health, safety and compliance standards;

•	economic, regulatory, political and governmental conditions that affect the Jones Act transportation industry;

•	interest rate changes;

•	our access to capital required to acquire additional vessels and/or to implement our business strategy;

•	crewing and insurance costs;

•	our level of debt and the related interest expense; and

•	our level of any distribution on our common units.

Please read “Risk Factors” for a discussion of certain risks inherent in our business.

Results of Operations

The following table presents our operating results for the years ended December 31, 2012, 2011 and 2010, as well as the six months ended June 30, 2013 and 2012.

	For the Year Ended December 31,			For the Six Months Ended June 30,
	2012	2011	2010	2013	2012
(dollars in thousands)
Statement of Operations Data:
Revenues	$94,827	$106,282	$63,600	$48,616	$47,171
Expenses:
Vessel operating expenses	35,405	34,306	24,771	18,363	17,665
General and administrative expenses	2,797	2,246	2,058	1,404	1,199
Depreciation and amortization	23,786	23,749	17,302	11,893	11,893
Vessel management expenses	2,760	2,969	2,489	1,405	1,368

Total expenses	64,748	63,270	46,620	33,065	32,125
Other income	—	—	—	1,500	—

Operating income	30,079	43,012	16,980	17,051	15,046

Interest income	2	7	125	—	—
Interest expense	(80,245)	(75,710)	(50,312)	(26,422)	(39,018)
Debt extinguishment expense	—	(2,220)	(7,640)	(15,540)	—
Write-off of Title XI deferred financing costs	(1,536)	—	—	—	—
Derivative (losses) gains	(223)	(718)	(1,561)	11	(188)

Net loss	$(51,923)	$(35,629)	$(42,408)	$(24,900)	$(24,160)

Six Months Ended June 30, 2013 Compared to the Six Months Ended June 30, 2012

Revenues

In the six months ended June 30, 2013, revenues were $48.6 million compared to $47.2 million in the six months ended June 30, 2012, an increase of 3%, which was primarily due to increased operating days and marginally higher charter rates. In the first half of 2013, overall utilization was nearly 100% based on 903 operating days and 905 ownership days while in the first half of 2012 utilization was 98% based on 889 operating days and 910 ownership days.

Vessel Operating Expenses

In the six months ended June 30, 2013, vessel operating expenses were $18.4 million compared to $17.7 million in the six months ended June 30, 2012, an increase of 4%, which was primarily due to higher crew, stores and repairs expense.

General and Administrative Expenses

In the six months ended June 30, 2013, general and administrative expenses were $1.4 million compared to $1.2 million in the six months ended June 30, 2012, an increase of 17%, which was primarily due to higher legal and professional fees, including $0.4 million for litigation with MarAd in connection with the U.S. Title XI Federal Ship Financing Program.

Depreciation and Amortization

In the six months ended June 30, 2013 and 2012, depreciation and amortization was $11.9 million.

Vessel Management Expenses

Vessel management expenses were $1.4 million in the six months ended June 30, 2013 and 2012. The vessel management expenses increased marginally due to contractual escalation.

Other Income

Other income was $1.5 million in the six months ended June 30, 2013, due to the final settlement of the construction contract and warranty claims with NASSCO. There was no other income in the six months ended June 30, 2012.

Interest Expense

In the six months ended June 30, 2013, interest expenses was $26.4 million compared to $39.0 million in the six months ended June 30, 2012, a decrease of 32%, which was primarily due to the prepayment of the 2015 Notes (which bore interest at a rate of 10.25% per annum) and the conversion of the sponsor facility (as described under “—Liquidity and Capital Resources—Borrowing Activities—April 2013 Refinancing”) (which bore interest at a rate of 12% per annum) to members’ equity, which occurred on April 2, 2013, partially offset by interest on the new term loan that was entered into on April 2, 2013, which had a variable interest rate of approximately 4.75% through June 30, 2013.

Debt Extinguishment Expense

Debt extinguishment expense was $15.5 million in the six months ended June 30, 2013, which was related to the prepayment of the 2015 Notes on April 2, 2013. There was no debt extinguishment expense in the six months ended June 30, 2012.

Derivative Gains/Losses

In the six months ended June 30, 2013, we experienced modest derivative gains compared to derivative losses of $0.2 million in the six months ended June 30, 2012, due to a small increase in the fair value of our interest rate cap.

Net Loss

Net loss in the six months ended June 30, 2013 was $24.9 million compared to $24.2 million in the six months ended June 30, 2012, an increase of 3%, which was primarily due to the $15.5 million debt extinguishment expense in 2013, partially offset by a $12.6 million reduction in interest expense.

Year Ended December 31, 2012 Compared to the Year Ended December 31, 2011

Revenues

In 2012, vessel revenues were $94.8 million compared to $106.3 million in 2011, a decrease of 10.8%. This decrease was due to lower contracted daily hire rates with MSC for the Empire State and the Evergreen State and slightly lower utilization. Overall utilization in 2012 was 99% based on 1,808 operating days and 1,830 ownership days while utilization in 2011 was 100% based on 1,825 operating days and 1,825 ownership days.

Vessel Operating Expenses

In 2012, vessel operating expenses were $35.4 million compared to $34.3 million in 2011, an increase of 3.2%. Vessel operating expenses increased in 2012 primarily due to higher crew and insurance costs.

General and Administrative Expenses

General and administrative expenses were $2.8 million in 2012 compared to $2.2 million in 2011, or an increase of $0.6 million or 24.5%, due to higher legal and professional fees, including $0.3 million for litigation with MarAd in connection with the U.S. Title XI Federal Ship Financing Program.

Depreciation and Amortization

Depreciation and amortization expense increased slightly, to $23.8 million in 2012 from $23.7 million in 2011, or less than 1%. The change was due to a full year of software amortization in 2012.

Vessel Management Expenses

Vessel management expenses decreased to $2.8 million in 2012 from $3.0 million in 2011, or 7.0%, primarily as a result of the costs associated with the transition of accounting services from our Vessel Manager in 2011.

Interest Expense

Interest expense increased to $80.2 million in 2012, from $75.7 million in 2011, or 6.0%. The increase was primarily the result of a higher weighted-average outstanding balance of our sponsor facility due to the capitalization of paid-in-kind interest.

Debt Extinguishment Expense

Debt extinguishment expense was $2.2 million in 2011 due to the prepayment of $27.0 million of the 2015 Notes in April 2011. No debt was prepaid in 2012.

Write-off of Title XI Deferred Financing Costs

Write-off of Title XI deferred financing costs was $1.5 million in 2012. This loss was due to the write-off of costs related to our application for U.S. Title XI Federal Ship Financing Program loan guarantees, which was denied in November 2012.

Derivative Losses

Derivative losses decreased $0.5 million, or 68.9%, from $0.7 million in 2011 to $0.2 million in 2012 due to decreases in the fair value of our interest rate cap.

Net Loss

Net loss in 2012 was $51.9 million compared $35.6 million in 2011, an increase of $16.3 million, primarily due to the $11.5 million, or 10.8%, decrease in revenues in 2012 combined with increases in operating expenses and interest expense in 2013.

Year Ended December 31, 2011 Compared to the Year Ended December 31, 2010

Revenues

In 2011, vessel revenues were $106.3 million compared to $63.6 million in 2010, an increase of $42.7 million, or 67.1%. This increase was due to the deliveries in July and December 2010 of the Empire State and the Evergreen State, respectively. Overall utilization in 2011 was 100% based on 1,825 operating days and 1,825 ownership days while utilization in 2010 was 98% based on 1,253 operating days and 1,276 ownership days.

Vessel Operating Expenses

In 2011, vessel operating expenses increased $9.5 million, or 38.5%, to $34.3 million compared to $24.8 million in 2010. This increase was primarily due to the deliveries of the Empire State in July 2010, and the Evergreen State in December 2010.

General and Administrative Expenses

General and administrative expenses increased approximately $0.2 million, or 9.1%, to $2.2 million in 2011 from $2.1 million in 2010, with higher compensation costs and audit fees somewhat offset by lower legal and consulting fees.

Depreciation and Amortization

Depreciation expense increased $6.4 million, or 37.3%, to $23.7 million in 2011 from $17.3 million in 2010. The changes were primarily due to the deliveries of the Empire State in July 2010, and the Evergreen State in December 2010.

Vessel Management Expenses

Vessel management expenses increased $0.5 million, or 19.3%, to $3.0 million in 2011 from $2.5 million in 2010, primarily as a result of the deliveries of the Empire State in July 2010 and the Evergreen State in December 2010.

Interest Expense

Interest expense increased $25.4 million, or 50.5%, to $75.7 million during 2011, compared to $50.3 million in 2010. The increase was primarily the result of: (a) a higher weighted-average outstanding balance of our sponsor facility due to the capitalization of paid-in-kind interest; (b) a higher interest rate following the conversion of the sponsor facility’s interest rate in May 2010 from a variable rate to a fixed rate; (c) interest expense incurred in 2011 under the 2015 Notes (described under “—Borrowing Activities—April 2013 Refinancing”), which were issued in May 2010; and (d) a decrease in interest capitalized as part of the construction cost of the vessels due to the delivery of one vessel in July 2010 and one vessel in December 2010.

Debt Extinguishment Expense

Debt extinguishment expense was $2.2 million in 2011 due to the prepayment of $27.0 million of the 2015 Notes in April 2011, and $7.6 million in 2010 due to the prepayment of our former senior secured credit facility, representing a decrease of $5.4 million or 70.9%.

Derivative Losses

Derivative losses decreased $0.8 million, or 54.0%, to $0.7 million during 2011, compared with losses of $1.6 million during 2010 due to decreases in the fair value of our interest rate cap.

Net Loss

Net loss in 2011 was $35.6 million compared $42.4 million in 2010, a decrease of $6.8 million, or 16%, primarily due to the $42.7 million increase in revenues and a $5.4 million decrease in debt extinguishment expense in 2011, partially offset by increases in vessel operating expenses, depreciation and amortization and interest expense in 2011.

Liquidity and Capital Resources

Liquidity and Cash Needs

We operate in a capital-intensive industry, and we expect to finance the purchase of any additional vessels and other capital expenditures through a combination of bank borrowings, cash generated from operations and debt and equity financings. In addition to paying distributions, our other liquidity requirements relate to servicing our debt, funding investments (including the equity portion of investments in vessels to the extent we exercise our option to purchase any of the State Class newbuild vessels), funding working capital and maintaining cash reserves against fluctuations in operating cash flows. We believe our current resources are sufficient to meet our working capital requirements for our current business. Generally, our long-term sources of funds will be cash from operations, long-term bank borrowings and other debt and equity financings. Because we will distribute all of our available cash, we expect that we will rely upon external financing sources, including bank borrowings and the issuance of debt and equity securities, to fund acquisitions and other expansion capital expenditures. Long-term liquidity needs will depend upon the timing and amount of drydocking expenditures, repairs and maintenance activity, vessel additions and dispositions and fluctuations in working capital balances and scheduled maintenance. As of June 30, 2013 after giving effect to the formation transactions, this offering and the use of proceeds therefrom, we would have had total outstanding debt (including the current portion of long-term obligations) of $        , including $         of term loans and would have had availability of $         under our revolving credit facility, after giving effect to $         of outstanding letters of credit. See “—Borrowing Activities—Senior Secured Credit Agreement.”

Our time charters are structured such that we are paid in advance of providing the service, typically at the start of each month, with the exception of MSC who pays daily hire every 15 days in arrears. As a result, we receive cash prior to recognizing revenue or expense, thus minimizing working capital requirements.

Our funding and treasury activities are intended to increase investment returns while maintaining appropriate liquidity. Cash and cash equivalents are held primarily in U.S. Dollars. Our use of derivative instruments, principally an interest rate cap, is limited to non-trading purposes and is designed to manage exposure to interest rate risks. The fair value of our interest rate cap represents the amount that would be paid to us by the counterparty to terminate the cap at the reporting date and is estimated based on a discounted cash flow model using a quoted interest rate.

We estimate that we will spend in total approximately $4.0 million for drydocking for the vessels in our initial fleet in the twelve month period ended September 30, 2014. As our fleet matures and expands, our drydocking expenses will likely increase. Ongoing costs for compliance with environmental regulations are primarily included as part of our drydocking and society classification survey costs or are a component of our vessel operating expenses. We are not aware of any regulatory changes or environmental liabilities that we anticipate will have a material impact on our current or future operations.

Estimated Maintenance and Replacement Capital Expenditures

Our partnership agreement requires our general partner to deduct from operating surplus each quarter estimated maintenance and replacement capital expenditures, as opposed to actual maintenance and replacement capital expenditures, in order to reduce disparities in operating surplus caused by fluctuating maintenance and replacement capital expenditures, such as drydocking and vessel replacement. Because of the substantial capital expenditures we are required to make to maintain our fleet, our initial annual estimated maintenance and replacement capital expenditures for purposes of estimating maintenance and replacement capital expenditures will be $13.5 million per year, which is composed of $2.0 million for drydocking and $11.5 million, which includes financing costs for replacing our vessels at the end of their useful lives.

The $11.5 million for future vessel replacement is based on assumptions and estimates regarding the remaining useful lives of our vessels, a long-term net investment rate equivalent to our current expected long-term borrowing costs, vessel replacement values based on current market conditions and residual value of the vessels at the end of their useful lives based on current steel prices. The actual cost of replacing the vessels in our fleet will depend on a number of factors, including prevailing market conditions, daily hire rates and the availability and cost of financing at the time of replacement. Our general partner, with the approval of the conflicts committee, may determine that one or more of our assumptions should be revised, which could cause our general partner to increase the amount of estimated maintenance and replacement capital expenditures. We may elect to finance some or all of our maintenance and replacement capital expenditures through the issuance of additional common units which could be dilutive to existing unitholders. Please read “Risk Factors—Risks Inherent in Our Business— We may be required to make maintenance and capital expenditures to maintain the operating capacity of our fleet, which will reduce cash available for distribution. In addition, each quarter we are required to deduct estimated maintenance and replacement capital expenditures from operating surplus, which may result in less cash available to unitholders than if actual maintenance and replacement capital expenditures were deducted.”

Working Capital

Working capital at December 31, 2012 was $57.2 million compared with $31.1 million at December 31, 2011. This increase was primarily due to the increase in cash and cash equivalents. Working capital at June 30, 2013 was $12.0 million, a decrease of 79% from December 31, 2012. This decrease was primarily due to the return of capital of $57.0 million to our Sponsors, and was partially offset by operating cash flows.

Cash Flows

The following table summarizes our net cash flows provided by operating activities, (used in) provided by investing activities and provided by (used in) financing activities.

	For the Year Ended December 31,			For the Six Months Ended June 30,
	2012	2011	2010	2013	2012
(dollars in thousands)
Net cash flow provided by operating activities	$30,661	$35,414	$18,438	$6,986	$18,163
Net cash flow (used in) provided by investing activities	—	6,665	(175,510)	(118)	—
Net cash flow provided by (used in) financing activities	(915)	(28,918)	167,420	(59,153)	(317)

Operating cash flows

Net cash flow provided by operating activities was $7.0 million and $18.2 million for the six months ended June 30, 2013 and 2012, respectively, a decrease of 62%. The decrease in operating cash flows was primarily due to changes in working capital accounts, primarily due to increases in accounts receivable, decreases in accrued expenses and other liabilities and decreases in accrued interest.

Net cash flow provided by operating activities was $30.7 million for 2012 and $35.4 million for 2011, a decrease of $4.8 million or 14%. The decrease in operating cash flows was primarily due to the decrease in the daily hire rates for the Empire State and the Evergreen State.

Net cash flow provided by operating activities was $35.4 million for 2011 and $18.4 million for 2010, an increase of $17.0 million or 92%. The increase in operating cash flows was primarily from the operation of five vessels during 2011, as the Empire State and the Evergreen State were delivered and placed into service in July and December 2010, respectively, and was partially offset by higher interest payments.

Investing cash flows

Cash flows used in investing activities for the six months ended June 30, 2013 were $0.1 million, representing final payment for vessel construction costs. There were no investing activities for the six months ended June 30, 2012.

Net cash provided by investing activities was $6.7 million in 2011 compared to net cash used in investing activities of $175.5 million in 2010, an increase of $182.2 million. The increase in investing cash flows was primarily from the release of $7.9 million of restricted cash for general corporate purposes, versus the deposit of $170.8 million and withdrawals of $165.7 million of restricted cash in 2010. The restricted cash was provided by the offering of the 2015 Notes and was used to fund the construction of the Empire State and the Evergreen State. Vessel and equipment additions were $1.3 million in 2011 compared with $170.4 million 2010.

Financing cash flows

Net cash used in financing activities was $59.2 million for the six months ended June 30, 2013 and $0.3 million for the six months ended June 30, 2012. We repaid $258.0 million of the 2015 Notes in April 2013 with the proceeds of the $270 million term loan. We incurred debt prepayment penalty fees of $6.6 million with the repayment of the 2015 Notes, and paid $6.2 million in debt issuance costs for the term loan borrowings under our credit agreement. In addition, we converted the sponsor facility to equity and returned capital totaling $57.0 million to our Sponsors in April 2013.

Net cash used in financing activities was $0.9 million for 2012 and $28.9 million for 2011, a decrease of $28.0 million, or 96.8%. We repaid $27.0 million of the 2015 Notes in April 2011 and paid $0.8 million in debt prepayment penalty fees and paid $1.1 million in debt issuance costs.

Net cash used in financing activities was $28.9 million for 2011 compared to net cash provided by financing activities of $167.4 million for 2010, or a decrease of $196.3 million. We repaid $27.0 million of the 2015 Notes in April 2011 and paid $0.8 million in debt prepayment penalty fees and paid $1.1 million in debt issuance costs. In 2010, we received net proceeds of $277.0 million from the 2015 Notes offering, prepaid our former senior secured credit facility for $96.9 million, paid $2.8 million for prepayment penalties, and paid $9.9 million in debt issuance costs with the proceeds from the issuance of the 2015 Notes.

Borrowing Activities

April 2013 Refinancing

On April 2, 2013, APT Parent, our wholly-owned subsidiary, entered into a senior secured credit agreement, described below. The net proceeds of borrowings under the credit agreement were used to redeem all of the outstanding $285.0 million aggregate principal amount of the 10.25% First Priority Senior Secured Notes due 2015, which were originally co-issued in May 2010 (the “2015 Notes”) by APT Parent and AP Tankers Co, its wholly-owned finance subsidiary. Substantially concurrently with such transaction, all of the $468.5 million outstanding under a second lien credit facility of American Petroleum Tankers LLC, a wholly owned subsidiary of APT Parent, originally dated as of August 7, 2006, as amended, with lenders who are also our Sponsors, Blackstone Corporate Debt Administration L.L.C., as administrative agent, and The Bank of New York Mellon, as security agent (the “sponsor facility”), were converted to Class A member interests of Holding.

Senior Secured Credit Agreement

On April 2, 2013, APT Parent, as borrower, APT New Intermediate Holdco LLC, as parent, and our guarantor subsidiaries described below entered into a credit agreement with Bank of America, N.A., as administrative agent, collateral agent, security trustee, swing line lender and letter of credit issuer, Bank of America, N.A. and Citigroup Global Markets Inc., as joint lead arrangers and joint bookrunners, Citigroup Global Markets Inc., as syndication agent, and the lenders from time to time party thereto.

Our credit agreement consists of:

•	$270.0 million of initial term loans, which will mature on October 2, 2019; and

•

the $10.0 million revolving credit facility, $10.0 million of which was available for borrowing as of June 30, 2013. There are no outstanding letters of credit. This facility will mature on April 2, 2018.

APT Parent is the borrower under our credit agreement. The revolving credit facility includes borrowing capacity available for letters of credit and for short-term borrowings referred to as the swing line borrowings. In addition, our credit agreement also provides APT Parent with the option to raise incremental credit facilities, refinance the loans with debt incurred outside our credit agreement and extend the maturity date of the borrowings under the revolving credit facility and the term loans, subject to certain limitations.

Interest Rate and Fees

Borrowings for the term loans bear interest, at our option, at a rate per annum equal to a margin plus either (a) a base rate determined by reference to the highest of (1) the administrative agent’s prime lending rate, (2) the federal funds effective rate plus 0.5% and (3) the LIBOR rate plus 1.00%, subject to a base rate floor of 2.25% or (b) a LIBOR rate determined by reference to the British Bankers’ Association LIBOR rate for the interest period relevant to such borrowing, subject to a LIBOR floor of 1.25%. The margin for the term loans is 2.50%, in the case of base rate loans, and 3.50%, in the case of LIBOR rate loans.

Borrowings of revolving loans under the revolving credit facility bear interest, at our option, at a rate per annum equal to a margin plus either (a) a base rate determined by reference to the highest of (1) the administrative agent’s prime lending rate, (2) the federal funds effective rate plus 0.5% and (3) the LIBOR rate plus 1.00% or (b) a LIBOR rate determined by reference to the British Bankers’ Association LIBOR rate for the interest period relevant to such borrowing. The margin for the revolving credit facility is 2.25%, in the case of base rate loans, and 3.25%, in the case of LIBOR rate loans.

In addition to paying interest on outstanding principal under our credit agreement, we are required to pay a commitment fee to the lenders under the revolving credit facility in respect of the unutilized commitments thereunder. The commitment fee rate is 0.50% per annum. We are also required to pay customary letter of credit fees.

Prepayments

Our credit agreement requires us to prepay outstanding term loans, subject to certain exceptions, with a portion of our annual excess cash flow, the net cash proceeds of all non-ordinary course asset sales or other dispositions of property (including casualty events), subject to reinvestment and certain other permitted investments, and the net proceeds of any incurrence of debt by APT Parent or any of its restricted subsidiaries, other than debt permitted to be incurred or issued under our credit agreement.

Notwithstanding any of the foregoing, each lender of term loans has the right to reject its pro rata share of mandatory prepayments described above, in which case we may retain the amounts so rejected.

The foregoing mandatory prepayments will be applied pro rata to installments of term loans in direct order of maturity.

We may voluntarily repay outstanding loans at any time without premium or penalty, other than prepayment premium on voluntary prepayment of term loans on or prior to October 2, 2013 in connection with certain repricing transactions and customary breakage costs with respect to LIBOR rate loans.

Amortization

We are currently required to repay installments on the term loans in quarterly installments equal to 0.25% per annum of the aggregate principal amount of all term loans outstanding on the initial closing date, with the remaining amount payable on the maturity date with respect to such term loans.

Guarantees and Security Interest

The obligations under our credit agreement are unconditionally and irrevocably guaranteed by (i) APT New Intermediate Holdco LLC, so long as it is the direct parent of APT Parent, or, if APT New Intermediate Holdco LLC is no longer the direct parent of APT Parent, any subsidiary of APT New Intermediate Holdco LLC that directly owns 100% of the issued and outstanding equity interests of APT Parent, and (ii) subject to certain exceptions, each of APT Parent’s existing and future material domestic wholly-owned subsidiaries.

In addition, the obligations under our credit agreement are secured by first priority or equivalent security interests in (i) all the capital stock of, or other equity interests in, APT Parent and in its direct or indirect domestic subsidiaries and 65% of the capital stock of, or other equity interests in, any of the first-tier foreign subsidiaries owned by it or its material domestic wholly-owned subsidiaries and (ii) substantially all tangible and intangible assets of APT New Intermediate Holdco LLC, APT Parent and APT Parent’s material domestic wholly-owned subsidiaries (subject to certain exceptions and qualifications).

The Partnership will not become a borrower or a guarantor under our credit facility following this offering.

Certain Covenants and Events of Default

Our credit agreement contains a number of significant negative covenants. Such negative covenants, among other things, restrict, subject to certain exceptions, the ability of APT Parent and its restricted subsidiaries to:

•	incur additional indebtedness, make guarantees and enter into hedging arrangements;

•	create or permit liens to exist on assets;

•	engage in mergers or consolidations or other fundamental changes;

•	transfer, sell or otherwise dispose of assets;

•	pay dividends and distributions on, and repurchase, capital stock;

•	make investments, loans and advances, including acquisitions;

•	engage in certain transactions with affiliates;

•	change the nature of business;

•	prepay junior debt; and

•	maintain a maximum net total leverage ratio in excess of 6.50:1.00.

Our credit agreement restricts the ability of APT Parent and its subsidiaries (which will constitute substantially all of our assets) to make distributions on their equity (and, as a result, restricts APT Parent’s ability to make distributions to us to fund our payment of quarterly distributions), subject to compliance with a consolidated net leverage ratio of no more than 4.00:1.00 on a pro forma basis after giving effect to any such distributions. We expect that immediately following the consummation of this offering, the consolidated net leverage ratio will be less than 4:00:1:00. However, there can be no assurance that such net leverage ratio will be maintained for any future period.

Our credit agreement also contains certain customary representations and warranties, affirmative covenants and events of default. If an event of default occurs, the lenders under our credit agreement will be entitled to take various actions, including the acceleration of amounts outstanding under our credit agreement and all actions otherwise permitted to be taken by a secured creditor under applicable law.

As of June 30, 2013, we were in compliance with all covenants contained in the documents governing the credit facility. On July 31, 2013, we made a prepayment of $10 million of borrowings under our credit facility.

Contractual Obligations

The following table reflects our contractual commitments associated with our debt and other obligations as of December 31, 2012, but does not reflect this offering or the use of proceeds therefrom.

	Payments Due by Period
(in thousands)	< 1 year	1 – 3 years	3 – 5 years	> 5 years	Total
Long-term debt obligations(1)	$26,445	$297,668	$667,847	—	$991,960
Vessel construction costs payable(2)	1,900	—	—	—	1,900

Total	$28,345	$297,668	$667,847	—	$993,860

(1)	The long-term debt obligations at December 31, 2012 consisted of principal values of $258,000 of 2015 Notes and $455,530 under our sponsor facility, which bore interest at 10.25% per annum and 12.0% calculated over a 360-day year, respectively. Amounts included contractual interest payments and paid-in-kind interest. On May 2, 2013, we completed the redemption of the remaining $258,000 principal amount of the 2015 Notes. On April 2, 2013 in conjunction with the refinancing noted above, we converted the balance of the sponsor facility of $468,464 into Class A member interests in Holding.
(2)	Contractual commitments at December 31, 2012 were related to remaining amounts payable under the NASSCO contract (the “vessel construction contract”) for construction of the vessels in our initial fleet. These contractual commitments do not include amounts payable to our Vessel Manager pursuant to our Vessel Management Agreements as we may cancel such agreements at any time and without cause upon 90-days notice. We reached a final settlement with NASSCO with respect to the remaining amounts payable on the vessel construction contract and warranty claims on March 18, 2013.

The following table reflects our contractual commitments associated with our debt and other obligations as of June 30, 2013, but does not reflect this offering or the use of proceeds therefrom.

	Payments Due by Period
	< 1 year	1 –3 years	3 – 5 years	> 5 years	Total
(in thousands)
Long-term debt obligations(1)	$15,654	$30,954	$30,365	$271,952	$348,925

Total	$15,654	$30,954	$30,365	$271,952	$348,925

(1)	The long-term debt consists of principal values of $270.0 million of term loans and no revolving loans under our credit agreement, which bear interest at varying rates as described under “—Liquidity and Cash Flows—Borrowing Activities—Senior Secured Credit Agreement.” The commitments do not reflect a prepayment of $10 million that was made on July 31, 2013.

The commitments do not include any obligations we may incur in the exercise of our option to purchase any of the State Class newbuild vessels pursuant to our option agreement with State Class Tankers. Please read “Certain Relationships and Related Party Transactions—Agreements Governing the Formation Transactions—Option Agreement” for more information on the terms of the option agreement.

Off-Balance Sheet Arrangements

Currently, we do not have any off-balance sheet arrangements.

Critical Accounting Policies and Estimates

The preparation of our consolidated financial statements requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and related disclosures about contingent assets and liabilities. We base these estimates and assumptions on historical experience and on various other information and assumptions that we believe to be reasonable. Our critical accounting estimates are important to the portrayal of both our financial condition and results of operations and require us to make subjective or complex assumptions or estimates about matters that are uncertain. Significant accounting policies are discussed in Note 2 (Summary of Significant Accounting Policies) of the notes to our audited consolidated financial statements appearing elsewhere in this prospectus. We believe that the following are the critical accounting estimates used in the preparation of our consolidated financial statements. In addition, there are other items within our consolidated financial statements that require estimation.

Vessels and Equipment

Vessels are stated at cost. Construction costs of new vessels are capitalized and included in construction-in-progress until completed. Interest is capitalized in conjunction with our construction of vessels. Normal repair and maintenance expenditures are expensed as incurred. Depreciation is computed using the straight-line method over the vessels’ estimated useful lives of 30 years based on the vessels’ cost less their estimated salvage value.

In accordance with Accounting Standards Codification (“ASC”) Subtopic 360-10, “Property, Plant and Equipment” (“ASC 360-10”), the Partnership assesses recoverability of the carrying value of a long-lived asset when indicators of impairment are present by estimating the future undiscounted net cash flows expected to result from the asset, including eventual disposition. If the future net cash flows are less than the carrying value of the asset, an impairment loss is recorded equal to the difference between the asset’s carrying value and its fair value. Indicators of potential impairment include, but are not limited to; (i) unanticipated changes in demand for transportation of crude oil and petroleum products, (ii) greater than anticipated levels of construction of new tankers or lower than anticipated levels of tanker retirements; (iii) significant damage to vessels, (iv) significant increase in operating costs and (v) changes in rules or regulations applicable to the industry. The Partnership has not identified any indicators of potential impairment and, accordingly, has not performed the analysis of future undiscounted cash flows on its vessels.

Any assessment of recoverability of the carrying value of vessels would require the Partnership to make assumptions about future cash flows, with significant assumptions being related to charter rates, utilization, vessel operating expenses, drydocking costs, and the estimated remaining useful lives of the vessels. These assumptions would be based on historical trends as well as future expectations. Future charter rates would be based on existing contracts with estimated rates for the remainder of the estimated useful life of the vessel. Our current average time charter rate of $54,000 per day is expected to increase to approximately $60,000 and $65,000 per day in 2015 and 2016, respectively. Utilization estimates would be based on historic averages with adjustments for required drydock periods. Estimated vessel operating expenses and drydocking requirements would be based on historical and/or budgeted costs and adjusted for assumed inflation.

In the chart below, we list each of our vessels, the date it was delivered, the total cost and its carrying value at December 31, 2012 and 2011.

			Carrying Value at December 31,
Vessel Name	Delivery Date	Total Cost	2012	2011
Golden State	1/09/2009	$184,508	$160,109	$166,209
Pelican State	6/15/2009	139,231	123,164	127,755
Sunshine State	12/03/2009	134,328	121,047	125,474
Empire State	7/13/2010	133,502	122,870	127,269
Evergreen State	12/07/2010	127,085	118,368	122,554

Total		$718,654	$645,558	$669,260

There were first preferred ship mortgages on all of these vessels as collateral for the First Priority Senior Secured Notes as described in Note 7 and these vessels are currently pledged to secure our obligations under our credit facility. The Partnership is not required by its debt agreements or otherwise to determine the fair value of its vessels. As indicated in the table above, the Golden State has a higher carrying value relative to the other four vessels due to higher construction costs assigned to this vessel. As a result, any potential impairment on the Golden State would likely be higher than the impairment on the other four vessels.

Revenue and Expense Recognition

Revenues from time charters of vessels with fixed annual escalation clauses are recognized on a straight-line basis over the term of the contract. We currently have long-term time charters on three vessels of two to approximately seven years, inclusive of extension options, and time charters on two vessels of one year, each with one remaining extension option of eleven months. Certain of the time charters allow us to prebill for daily hires one month in advance. Such prebillings are recognized as accounts receivable and unearned revenue. Based on the terms of the time charters, expenses such as fuel, port charges, canal dues, and cargo handling operations are either paid by the customer or paid by the Partnership and reimbursed by the customer. Such expenses, if paid by us, are presented net of reimbursements from customers. We recognize all other expenses as incurred.

The time charters generally provide for a pro-rata adjustment to charter revenues for off-hire days due to the scheduled or unscheduled repair or maintenance of the vessels. We also assess renewal options on time charters for bargain renewal options, and account for any bargain renewal options as a constructive extension of the lease term.

Drydocking Costs

The U.S. Coast Guard requires our vessels to be drydocked for inspection and maintenance twice every five years. However, up until the fifteenth year of operation, we are permitted to do an underwater hull inspection of the vessel in lieu of one of these drydockings. Vessel drydocking costs, consisting of costs incurred at the drydocking site, are deferred and amortized on a straight-line basis over the estimated period between drydockings. All other costs incurred during drydocking, including the underwater hull inspection costs and mobilization costs to and from the drydocking site, are expensed as incurred. No drydocking costs have been incurred.

Derivative Instruments

Our use of derivative instruments, principally an interest rate cap, is limited to non-trading purposes and is designed to manage exposure to interest rate risks. The fair value of our interest rate cap represents the amount that would be paid to us by the counterparty to terminate the cap at the reporting date and is estimated based on a discounted cash flow model using a quoted interest rate.

New Accounting Pronouncements

There are no recently issued accounting standards that we believe will have a material impact on our consolidated financial position, results of operations or cash flows.

Quantitative and Qualitative Disclosures About Market Risk

Our debt obligations are subject to movements in interest rates. We use an interest rate cap to manage our exposure to interest rate risks. As of December 31, 2012, we had one outstanding interest rate cap, entered into on April 1, 2007, with a notional amount of $100.0 million. This interest rate cap of the three-month U.S. Dollar LIBOR of 6.0% was designed to manage exposure to interest rate risks. The fair market value of the interest rate cap at December 31, 2012 was insignificant.

We attempt to obtain favorable interest rates and, as a result, our surplus funds may in the future be placed in fixed deposits with reputable financial institutions which yield better returns than bank deposits. The deposits generally have short-term maturities so as to provide us with the flexibility to meet working capital and capital investments.

Concentration of Credit Risk

We place our temporary cash investments with high credit quality financial institutions. In 2012, we chartered our vessels to MSC, and affiliates of BP, Chevron, Marathon Oil Corporation (“Marathon”) and Shell, who represented approximately 43%, 22%, 14%, 11%, and 10% of total revenues, respectively. In 2011, we chartered our vessels to MSC, and affiliates of BP, Marathon and Chevron, who represented approximately 49%, 19%, 19%, and 13% of total revenues, respectively. In 2010, we chartered our vessels to affiliates of BP, Chevron and Marathon as well as MSC, who represented approximately 32%, 31%, 19% and 18% of total revenues, respectively. We monitor our credit risk by chartering to customers with a high credit quality. We regularly monitor our exposure to counterparty credit risk, to confirm that we only contract with major institutions with strong credit ratings. Our outstanding trade receivables from MSC, BP and Shell represented 49%, 26%, and 25% of total accounts receivable at December 31, 2012, respectively, while outstanding trade receivables from MSC, BP, and Marathon represented 62%, 20%, and 18% of total accounts receivable at December 31, 2011, respectively.

Retained Risk

For a description of our insurance coverage, including the risks retained by us related to our insurance policies, please see “Business—Insurance and Risk Management.”

THE JONES ACT PRODUCT CARRIER MARKET

The information and data in this section relating to the Jones Act product carrier industry have been provided by Navigistics Consulting, a petroleum shipping, logistics and economics consultancy. Navigistics based its analysis on information drawn from published and private industry sources, including its databases, the EIA, the International Energy Agency (“IEA”) of the Organization for Economic Co-operation and MarAd. Data is taken from the most recently available published sources.

The Jones Act, which is also known as the Merchant Marine Act, 1920, refers to a set of federal statutes which generally reserve U.S. point-to-point maritime shipping to vessels that must be:

•	operating under the U.S.-flag;

•	built in the United States;

•	manned by crews comprised primarily of U.S. citizens; and

•	owned and operated by U.S.-organized companies that are controlled and at least 75% owned by U.S. citizens.

Accordingly, only Jones Act product carriers can transport crude oil, refined petroleum products and chemicals between ports in the continental United States (including through the Panama Canal) or between mainland ports and Puerto Rico, Alaska and Hawaii.

In the United States, refined petroleum products are transported by pipelines, marine transportation, trucks and railroads. Waterborne transportation is the most important mode of transportation for refined petroleum products after pipelines. Rail cars and trucks are generally only cost-effective for moving refined petroleum products over short distances. Marine transportation provides a vital link between a number of major refined petroleum product producing and consuming regions of the United States. A number of areas along the U.S. coast have access to refined petroleum products only by marine transportation.

The Jones Act product carrier industry involves the following cargo movements:

•

U.S. Gulf Coast to Atlantic Coast Clean Product Trade. This trade involves transportation of clean petroleum products (primarily gasoline) from the U.S. Gulf Coast refineries to ports in Florida (including Tampa, Port Everglades and Jacksonville), Savannah and further north.

•

Intra West Coast Clean Product Trade. This trade involves transportation of clean petroleum products from San Francisco Bay area and Puget Sound-based refineries to the Southern California and Portland, Oregon markets.

•	Chemical and Specialty Product Trade. This trade involves the transportation of chemicals and specialty products, primarily between the U.S. Gulf and Atlantic Coasts.

•

ANS Trade: This trade involves the transportation of Alaskan North Slope (“ANS”) crude oil from Valdez, Alaska to Tesoro’s refinery in Nikiski, Alaska. While in the past, the ANS trade was typically limited to a single 45,000 to 50,000 dwt product tanker, there are currently four Jones Act product tankers used in the ANS trade, serving specific producer/customer requirements.

•

Lower 48 Crude Oil Trade. This trade primarily involves transportation of Light Tight Oil (“LTO”), including Eagle Ford crude from Corpus Christi, Texas to U.S. Gulf Coast refineries (either directly or via the Louisiana Offshore Oil Port (“LOOP”) and Mid-Atlantic refineries. There is also demand for shuttle tankers to move crude oil from deepwater offshore U.S. Gulf of Mexico production sites that are not connected to the U.S. Gulf of Mexico pipeline gathering system.

•	U.S. Gulf Coast to Atlantic Coast Dirty Product Trade. This trade involves transportation of residual fuel oils and refinery feedstocks and blendstocks from the U.S. Gulf Coast to the Atlantic Coast.

•

Intra West Coast Dirty Product Trade. This trade involves transportation of residual fuel oils and refinery feedstocks and blendstocks, primarily between Southern California, the San Francisco Bay area and the Puget Sound area.

•	MSC Service. This trade involves charters of Jones Act commercial vessels by the MSC.

Overview of U.S. Programs and Legislation Impacting the Jones Act Product Carrier Industry

U.S. programs and legislation impacts the Jones Act product carrier industry in several ways including:

•

OPA 90. The mandatory phase out of certain tank vessels in accordance with the OPA 90’s requirements has largely occurred except for some small vessels. OPA 90 also increased liability limits for oil spills and required vessel oil spill response plans.

•

Title XI of the Merchant Marine Act, 1936. The U.S. Title XI Federal Ship Financing Program provides for a full faith and credit guarantee by the U.S. government of certain qualified debt obligations for U.S.-built vessels or U.S. shipyard modernization. Title XI is subject to annual funding (appropriations) by Congress and applications are reviewed and processed by MarAd.

•

Capital Construction Funds. The Capital Construction Fund (“CCF”) program is another financing mechanism administered by MarAd that enables U.S. shipping companies to deposit pre-tax earnings into an account for use in the construction of ships in U.S. shipyards. CCF cannot be used for the construction of ships operating between ports in the lower 48 states, but it is regularly used for Jones Act tankers in the ANS trade.

•	U.S. Coast Guard Regulations. There are numerous U.S. Coast Guard regulations that impact the design, construction, and operation of Jones Act product carriers.

•

Classification Societies. Classification societies, such as ABS, inspect and survey Jones Act tankers at regularly scheduled intervals to ensure compliance with structural standards and certain applicable environmental and safety requirements.

The Supply of and Types of Vessels in the Jones Act Product Carrier Industry

There are three main types of vessels in the Jones Act product carrier industry including:

•

Product tankers: These are self-propelled vessels that carry oil or other liquid cargo in bulk in integrated tanks. Jones Act tankers range in size from 30,000 to 52,000 dwt capacity with cargo carrying capacity of 240,000 to 340,000 barrels. Larger Jones Act tankers, ranging from 125,000 to 188,000 dwt, are used exclusively in the ANS trade.

•

Articulated tug barges: Articulated tug barges (“ATBs”) are tank barges that are mechanically linked with a paired tug. The tug fits into a notch at the stern of the barge with a mechanical connection to lock the two together. The tug can separate from the barge when desired. ATBs are fully ocean-going vessels. Jones Act ATBs in the coastal product trades range in size from 50,000 barrels to 330,000 barrels.

•

Inland tank barges: These are smaller tank barges, which typically range in size from 10,000 to 25,000 barrels, and are used exclusively on inland waterways such as the Mississippi River and the Gulf and Intercoastal Waterway (“GIWW”). One tug may operate in a three barge arrangement (called a unit tow) or in a line-haul fashion, which involves pushing multiple barges wired together. Inland tank barges cannot travel outside of a protected waterway and, therefore, do not compete with Jones Act coastwise tankers.

Product tankers and large ATBs (i.e. those with over 140,000 barrel capacity) compete in similar markets. The two types of vessels compare as follows:

•

Product tankers are more expensive to build than ATBs, but have relatively similar construction costs on a per barrel of capacity basis. As of August 2013, the cost to build a 50,000 dwt Jones Act product tanker was approximately $125 million to $135 million, or approximately $370 to $400 per barrel. By comparison, the construction of a 250,000-barrel capacity Jones Act ATB, scheduled to be completed in mid-2015 is reported to cost approximately $100 million. On a per barrel basis, the cost of a 250,000-barrel capacity Jones Act ATB, contracted in early 2013, was approximately $400 per barrel, with per barrel cost decreasing as barge size increases.

•

ATBs typically have lower operating costs primarily driven by lower manning requirements as ATBs can be crewed using a two-watch system, in which crews work six-hour shifts, with six hours off between each shift. The U.S. Coast Guard requires that product tankers operate with a three-watch system, in which crews work four-hour shifts, with eight hours off between each shift. The typical operating costs for a product tanker in the first nine months of 2013 ranged from approximately $21,000 to $23,000 per day. By comparison, during the same period, typical operating costs for a 250,000-barrel capacity ATB ranged from approximately $11,000 to $13,000 per day. These operating costs include crew, insurance, maintenance and repair expenses, but exclude fuel costs, port charges and capital costs.

•

Product tankers have significantly better deliverability. Tankers are generally larger, faster, more flexible and more capable of operating at their maximum capabilities in a wider range of adverse weather conditions, providing better delivered costs in most Jones Act petroleum trades than are provided by ATBs.

•	Product tankers have significantly better fuel economy due to better hull hydrodynamics and propulsion efficiency than ATBs.

The current Jones Act product carrier fleet is comprised of 32 product tankers ranging in size from 30,000 dwt to 51,000 dwt. In addition, there are 42 Jones Act ATBs ranging in size from 143,000-barrel capacity to 330,000-barrel capacity 750 Class ATBs. The breakdown of the existing fleet is shown in the following table:

Jones Act Vessels	Product Tankers	Barges	Total
Number	31	42	73

Total Capacity (barrels in thousands)	10,104	8,370	18,474

Minimum Capacity (barrels in thousands)	240	143	143

Maximum Capacity (barrels in thousands)	373	330	373

Average Capacity (barrels in thousands)	326	199	253

Source: Navigistics.

Note: Excludes the MV Lawrence H. Gianella, a T-5 product tanker owned by the U.S. Government. All fleet data as of August 2013.

The supply of Jones Act product carriers is driven by several key factors including the following:

•

The Jones Act product carrier fleet and, importantly, the age of each product carrier in the fleet, combined with an understanding of the likely retirement age of the product carrier in the fleet. On a fleet-wide basis Navigistics applied a rule (the “30/40-year rule”) that product carriers would trade to a maximum of 30 years of age. For product carriers that were converted from single- to double-hull for OPA 90 compliance, Navigistics assumed that the maximum age from conversion is also 30 years but with the added limitation that the product carrier cannot trade beyond 40 years from the date of its original build.

•

This 30/40-year rule was adjusted based on ABS special survey due dates and charter contract status. Product carriers are scrapped when their scrap value exceeds their expected future revenues, less future operating expenses, including repair, maintenance, drydock and survey costs. In strong charter rate environments, owners will try to keep product carriers in service as long as possible.

•

Major oil company vetting requirements, which place a strong emphasis on the age of the vessel, will continue to have a dramatic impact on the Jones Act product carrier fleet going forward. Some major oil companies use a risk-based vetting system in which age is one component of the analysis. Other major oil companies have internal policies preferring vessels with ages under 20 to 25 years. However, only BP has published a strict 20-year age limit for Jones Act product carriers, and anecdotal evidence indicates that other major oil companies generally evaluate Jones Act product carriers on a case-by-case basis given the tight supply dynamics in the Jones Act market in the first nine months of 2013.

•

Future supply of tankers is constrained by U.S. shipyard capacities. Currently only Aker Philadelphia Shipyard (“Aker”) and NASSCO in San Diego are actively building large product tankers of 45,000 dwt and up. Aker and NASSCO are booked through 2016 and possibly beyond. State Class Tankers has contracted with NASSCO for the construction of four Jones Act product tankers to be delivered in 2015 and 2016. In addition, Crowley Maritime Corporation and Aker recently announced a joint venture to build four new product tankers to be delivered in 2015 and 2016. Each of these arrangements includes an option for the construction of up to four additional vessels. Those options have not been declared and it is uncertain whether they will be declared. Further, in September 2013, NASSCO entered into a contract with Seabulk Tankers, Inc., a wholly-owned subsidiary of SEACOR Holdings Inc., to design and construct two 50,000 dwt product tankers to be delivered in 2016 and 2017. Navigistics estimates that NASSCO can build a maximum of four large vessels per year and that Aker can build a maximum of three large vessels per year, assuming a series (multiple ship) construction with all initial design and engineering work having already been completed. NASSCO also builds supply-type vessels for the U.S. Navy. Aker does not work for the U.S. Navy at this time. Navigistics assumes that Aker would need to receive orders for the construction of at least two large vessels (tankers or container ships) per year in order to remain viable going forward. In the past, Aker has built vessels without an order in place (“on spec”) in order to maintain operations. Navigistics expects that the U.S. Navy’s need for replacement tankers will likely take at least one building slot per year from 2017 onwards and that these replacement vessels will most likely be built by NASSCO. NASSCO has also contracted with a subsidiary of TOTE, Inc. for the construction of two large containerships for delivery in parallel with the current State Class Tankers product tanker series.

In response to these capacity constraints, other shipyards could enter the market to build Jones Act tankers. Industry trade publications recently reported that Avondale Shipyard (owned by Huntington Ingalls Industries), located in Louisiana, is in discussions with private equity interests to build up to eight MR Jones Act tankers and is negotiating with Samsung Heavy Industries, a Korean shipyard, to provide Avondale with design, engineering and procurement support to enable Avondale to fulfill the potential order. If Avondale or other U.S. shipyards enter the market to build new Jones Act product tankers, the supply of Jones Act tankers would increase and could result in excess capacity of Jones Act tanker tonnage over the longer term.

Estimated supply of Jones Act product tankers and large ATBs through 2020 is shown in the following chart:

Source: Navigistics.

The key factors included in the supply analysis shown in the table above include:

•

The fleet is expected to contract given the age of existing vessels. The actual retirement age of the existing vessels will also be influenced by oil company chartering and vetting practices and requirements.

•	Analysis includes only newbuilds contracted as of August 30, 2013 and does not include the exercise of any options for additional vessels.

•	Navigistics assumed that all of the tankers currently operating exclusively in the ANS trade will continue to operate in the ANS trade and will not be transferred into other Jones Act trades.

The Demand for Jones Act Product Carriers and Deployment of the Existing Jones Act Fleet

The deployment of the Jones Act product carrier fleet by trade as of the third quarter of 2013 is shown in the following chart:

Source: Navigistics.

•	Clean USG. U.S. Gulf Coast to Atlantic Coast Clean Product trade.

•	Dirty USG. U.S. Gulf Coast to Atlantic Coast Dirty Product trade.

•	Chemicals. Chemical and Specialty Products trade.

•

West Coast. This category encompasses the Intra West Clean Product trade and the Intra West Dirty Product trade, as well as Alaskan crude oil moves by product tankers under 55,000 dwt and the emerging movement of LTO in the Pacific Northwest. This category recognizes that West Coast Jones Act tankers often switch service on a voyage-to-voyage basis.

•

Crude Oil. This category encompasses movement of crude oil and lease condensates between the U.S. Gulf Coast, the Atlantic Coast and deepwater Gulf of Mexico and Jones Act vessels employed in the Philadelphia lightering service.

•	MSC. MSC service.

The breakdown in deployment of the Jones Act product carrier fleet between product tankers and ATBs as of August 2013 is set forth in the following table:

	Clean USG	Dirty USG	Chemicals	Crude Oil	West Coast	MSC	Total
Capacity (barrels in thousands)
Tankers	2,615	0	623	2,515	3,691	660	10,104
Barges	3,477	648	1,320	1,560	1,365	0	8,370
Tankers and Barges	6,092	648	1,943	4,075	5,056	660	18,474
% of Capacity	33.0%	3.5%	10.5%	22.1%	27.4%	3.6%	100.0%

Number
Tankers	8	0	2	8	11	2	31
Barges	15	4	8	7	8	0	42
Tankers and Barges	23	4	10	15	19	2	73
% of Number	31.5%	5.5%	13.7%	20.5%	26.0%	2.7%	100.0%

Source: Navigistics.

Note: Barges employed in the Philadelphia lightering services are included in the Crude Oil trade. Excludes the MV Lawrence H. Gianella, a T-5 product tanker owned by the U.S. Government.

As of August 2013, all Jones Act product carriers are under term contracts. A significant portion of the Jones Act product tanker fleet has signed forward time charters that will begin when their existing time charters expire. The demand for Jones Act product carriers has been driven upward by numerous factors including the following:

•	An increase in U.S. Gulf Coast refinery capacity resulting in increased transportation of clean petroleum products in the U.S. Gulf Coast to Atlantic Coast Clean Product trade.

•

The reconfiguration of the European refining industry through rationalization and capacity upgrades has reduced, but not eliminated, the over supply of gasoline in Europe. This has reduced U.S. imports of European gasoline, resulting in increased Atlantic Coast reliance on the supply of clean petroleum products from the U.S. Gulf Coast.

•

The Colonial pipeline reached its maximum capacity on its Line 1, which transports gasoline from Houston, Texas to Greensboro, North Carolina and is pro-rationing shipments. The Plantation pipeline is also reported to be operating near capacity.

•

The dramatic increase in production of LTO and crude oil from deepwater Gulf of Mexico production sites that are not connected to the U.S. Gulf of Mexico pipeline gathering system, has resulted in approximately 25% of the Jones Act product tanker fleet being employed in that trade.

•

Increased domestic production of crude oil and refined petroleum products resulting in lower U.S. net imports of liquid fuels, which are expected to decrease from 7.4 million bbl/d in 2012 to 5.3 million bbl/d in 2014, as seen in the chart below. The EIA expects net imports as a share of total U.S. consumption of liquid fuels to decline to 28% in 2014, the lowest level since 1985.

Source: EIA.

Other factors influencing the Jones Act carrier trades include:

•

Increased production of LTO has impacted movement of clean petroleum products between the Midwest and Atlantic Coast regions. Previously, Philadelphia area refineries moved significant volumes of clean petroleum products by pipeline to Pittsburgh and Ohio. However, increased production of LTO has improved self-sufficiency in the Midwest region, with LTO feeding Midwest refineries. This has resulted in lower demand in the Midwest region for clean petroleum products from the U.S. Gulf Coast refineries, increasing the availability of U.S. Gulf Coast clean petroleum products to supply the Atlantic Coast.

•

Continued imbalances in refinery production and consumption along the U.S. West Coast, in which the Los Angeles area is a net importer of petroleum products and the San Francisco Bay and Puget Sound areas are net exporters continues to drive demand in the West Coast trade. Hawaii’s refinery situation has been clarified with Tesoro Corporation’s sale of its refinery to Par Energy and the reopening of that facility.

•

Trade in the petrochemical commodities is heavily driven by the economy and the anticipated continuing recovery of the U.S. economy will maintain demand for Jones Act product carriers serving this segment. The availability of low cost natural gas in the United States (also as a result of the hydraulic fracturing and horizontal drilling/production technology) is further strengthening the U.S. chemical industry.

•

Employment of Jones Act product tankers in Lower 48 Crude Oil trade is likely to increase over the forecast horizon. As shown in the chart below, U.S. crude oil production, led by the Lower 48 States, is expected to increase from 6.5 million bbl/d in 2012 to 8.4 million bbl/d in 2014, an increase of 30%, according to the EIA. Pipelines and railroad routings will certainly change as will the use of waterborne transport. Navigistics’ believes that these changes will likely place upward pressure on demand for Jones Act product tankers in the Lower 48 Crude Oil trade.

Source: EIA.

•

The movement of LTO from the Bakken formation by rail to the Pacific Northwest has commenced with some direct rail shipments to two major refineries in that region. Other Puget Sound area refineries either do not have direct rail connections or lack the space for “unit” train offloading facilities and are served indirectly by Jones Act tankers. Tesoro and Savage Services, a major terminal operator, plan to construct a 120,000 bbl/d rail to tanker facility in Vancouver, Washington, which is expected to serve both Puget Sound and San Francisco Bay area refineries.

Charter Rates in the Jones Act Product Tanker Industry

As of August 2013, contracted daily hire rates under existing time charters in the Jones Act product tanker industry are strong with the most recent time charters for modern 45,000 dwt to 50,000 dwt product tankers contracted at initial daily hire rates from approximately $67,000 to $73,000 per day and terms of three to seven years. Navigistics expects the current supply/demand dynamics to continue as the value of the transportation provided by a Jones Act product tanker far surpasses the cost of the service. For example, according to Navigistics, as of August 2013, the cost to deliver a gallon of gasoline from a U.S. Gulf Coast refinery to Port Everglades, Florida is less than $0.06 at a daily hire rate of $70,000 per day. The chart below summarizes the estimated average time charter rates for Jones Act product tankers from 2006 to 2013.

Average Daily Time Charter Rate ($ in 000’s)

Year	2006	2007	2008	2009	2010	2011	2012	2013
Rate	$52.0	$53.0	$53.0	$46.0	$42.0	$46.0	$58.0	$70.0

Source: Navigistics — based on various industry sources.

In the second and third quarters of 2013, forward time charter rates commencing in 2015 for product tankers in the Jones Act fleet have been contracted at daily hire rates in excess of $70,000 with two percent per year escalators over terms of five years or longer.

The charterers of Jones Act product tankers include major oil companies and refiners, such as BP, Exxon Mobil Corporation, Chevron, Citgo Petroleum Corporation, Shell, Tesoro Corporation, Philadelphia Energy Solutions (ex Sunoco), Phillips 66 Company, Valero Energy Corporation, Koch Industries, Inc., Petróleo Brasileiro S.A. and Marathon. Other charterers include MSC and major chemical companies.

BUSINESS

American Petroleum Tankers Partners LP

We are a Delaware master limited partnership formed to own, operate and acquire tankers that transport refined petroleum products and crude oil in the U.S. domestic trade, which is commonly referred to as the Jones Act trade, under long-term time charter contracts. Our initial fleet will consist of five MR product tankers with an average age of 3.7 years, compared to an average age of 12 years for the rest of the Jones Act tanker fleet. Our product tankers are modern, high quality vessels that are versatile and that we believe are among the most fuel efficient tankers in the Jones Act fleet. We intend to leverage the experience, reputation and relationships of our management team and Sponsors to capitalize on what we believe are significant growth opportunities in the Jones Act tanker market.

We operate our vessels under long-term time charters with creditworthy counterparties, including affiliates of BP, Shell, Chevron, MSC, and, on a forward basis, with Phillips 66 and Tesoro. Our long-term time charters provide predictable and stable cash flows based on contracted daily rates of hire for our vessels and have allowed us to maintain utilization rates for our initial fleet in excess of 99% since their commencement.

We intend to grow our business and cash distributions through accretive acquisitions of additional Jones Act vessels from State Class Tankers, an affiliate of Blackstone that is building four new MR tankers that we have an option to purchase, and from third parties. The contracts on our existing fleet will also provide us with built-in cash flow growth as the two forward time charters we have in place on our MSC-chartered vessels will commence at substantially higher daily rates beginning as early as August 2014.

Our market is insulated from foreign competition by virtue of the Merchant Marine Act, 1920, and related coastwise trade laws, commonly referred to as the Jones Act. These laws generally restrict U.S. point-to-point maritime shipping to vessels operating under the U.S. flag, built in the United States, owned and operated by U.S.-organized companies that are controlled and at least 75% owned by U.S. citizens and manned predominantly by U.S. crews. All of the vessels in our initial fleet are and each of the State Class newbuild vessels will be permitted to transport cargo between U.S. ports under the Jones Act.

Our Fleet

Upon the closing of this offering, we will own and operate a fleet of five modern 49,000 dwt MR product tankers designed for deep-sea trade. A product tanker is a self-propelled vessel with design features including special tank coatings, cargo segregations and piping systems that permit the simultaneous transportation of multiple grades of cargo.

All of the vessels in our initial fleet are currently employed under time charters, which provide for a fixed daily hire rate when the vessels are available for hire. The current average contracted daily hire rate for our initial fleet is approximately $54,000 per day, including contracted daily hire rates of $53,500 for each of the vessels chartered to MSC. Under our time charters, the charterers are responsible for the cost of fuel and port charges, and as a result our time charter revenues are not impacted by fluctuations in bunker fuel prices. In addition, our time charters contain fixed-rate escalation provisions ranging from 1.40% to 2.25% of the daily hire rate per year to offset the effects of increases in operating expenses.

The table below summarizes the vessels in our initial fleet and their associated time charters:

Vessel	Charter Commencement Date	Charter Expiry(1)	Charterer	Charterer Ratings(2)	Initial Charter Term	Extension Options
Golden State	January 2009	January 2019	BP	A2/A	7 years	3 one-year options

Pelican State	July 2012	July 2017	Shell	Aa1/AA	3 years	2 one-year options

Sunshine State	January 2013	December 2017	Chevron	Aa1/AA	4 years	1 one-year option

Empire State(3)	October 2010	August 2015	MSC	Aaa/AA+ (4)	1 year	3 one-year options; 1 eleven-month option

	Upon redelivery from MSC, but no earlier than August 2014	August 2019 to August 2020	Phillips 66	Baa1/BBB	5 years	N/A

Evergreen State(3)	January 2011	August 2015	MSC	Aaa/AA+ (4)	1 year	3 one-year options; 1 eleven-month option
	Upon redelivery from MSC	August 2022 to August 2023	Tesoro	Ba1/BB+	4 years	2 two-year options

(1)	Assumes the exercise of each extension option.
(2)	Moody’s Investors Services, Inc./Standard & Poor’s Ratings Services. A rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
(3)	Option periods for the MSC time charters run in conjunction with the government fiscal year (October 1 through September 30). Upon redelivery from MSC, the Empire State or, at our option, the Evergreen State, will be chartered to Phillips 66, to begin no earlier than August 1, 2014, for an initial term of five years, with no extension options and, upon redelivery from MSC, the Evergreen State or, at our option, the Empire State, will be chartered to Tesoro for an initial term of four years, with two options to extend for two years each. The MSC time charters are subject to cancellation by MSC at its convenience.
(4)	U.S. Government Sovereign Rating.

Upon the closing of this offering, our initial fleet of five product tankers will consist of:

•

the Golden State, delivered in 2009 and currently operating in the U.S. Gulf Coast under a time charter with an affiliate of BP that initially expires in January 2016, with three one-year renewal options;

•

the Pelican State, delivered in 2009 and currently operating under a time charter in the U.S. Gulf Coast with an affiliate of Shell that initially expires in July 2015, with two one-year renewal options;

•	the Sunshine State, delivered in 2009 and currently operating under time charters in the U.S. Gulf Coast with an affiliate of Chevron through December 2016, with one one-year renewal option;

•

the Empire State, delivered in 2010 and currently operating on the U.S. West Coast under a time charter with MSC which is currently in the second of three optional one-year renewal periods, with one eleven-month renewal option remaining; and

•

the Evergreen State, delivered in 2010 and currently operating worldwide under a time charter with MSC which is currently in the second of three optional one-year renewal periods, with one eleven-month renewal option remaining.

We have entered into new forward time charters upon expiration of the existing MSC time charters for the Empire State and the Evergreen State, which are described below:

•

At our option, either the Evergreen State or the Empire State will be chartered to Tesoro, upon redelivery from MSC, for an initial term of four years, with two options to extend for two years each; and

•

Likewise, at our option, the Empire State or the Evergreen State will be chartered to Phillips 66, upon redelivery from MSC, but in any case no earlier than August 1, 2014, for an initial term of 5 years, with no extension options.

The table below depicts the existing contracted terms and remaining extension options currently in place for our initial fleet:

(1)	Assumes the exercise of the final extension option by MSC and redelivery of the Empire State in August 2015.
(2)	Assumes the exercise of the final extension option by MSC and redelivery of the Evergreen State in August 2015.

The table below sets for the average contracted daily hire rates for the vessels in our initial fleet:

Year Ended December 31	Average Contracted Daily Hire Rates(1)
2013	$53,968
2014	$55,040
2015	$60,919
2016	$65,417

(1)	Assumes the exercise of each extension option.

Option to Purchase State Class Newbuild Vessels

Upon the closing of this offering, we will enter into an option agreement pursuant to which we will have an option to purchase each of the following Jones Act MR product tankers from State Class Tankers:

Vessel	Expected Delivery Date to State Class Tankers	Charter Expiry(1)	Charterer	Charterer Rating	Initial Charter Term	Extension Options
State Class Tanker 1	November 2015	November 2023	Major Oil Company	Aa1/AA	5 years	3 one-year options
State Class Tanker 2	April 2016	April 2024	Major Oil Company	Aa1/AA	5 years	3 one-year options
State Class Tanker 3	October 2016	October 2024	Major Oil Company	Aa1/AA	5 years	3 one-year options
State Class Tanker 4	July 2016	July 2024	Major Oil Company	Aa1/AA	5 years	3 one-year options

(1)	Assumes the exercise of each extension option.

State Class Tankers, which is owned and controlled by BCPV, has entered into a contract with the NASSCO shipyard of General Dynamics for the construction of four ECO-class MR product tankers. The vessels are being constructed based on a design by DSEC Co., Ltd., a subsidiary of Daewoo Shipbuilding & Marine Engineering, and will be among the most modern and fuel-efficient tankers in the Jones Act fleet. State Class Tankers has also entered into five-year time charters with a major oil company for each of the four State Class newbuild vessels that will begin on the vessels’ respective scheduled dates of delivery to the charterer.

Pursuant to an option agreement, which we intend to enter into with State Class Tankers at the closing of this offering, we will have an option to purchase each of the State Class newbuild vessels at an exercise price per vessel equal to its fair market value, subject to a minimum price, each as determined in accordance with the option agreement. If we do not exercise our option to purchase a State Class newbuild vessel within nine months of such vessel’s delivery date, the purchase option shall terminate for such vessel. Under the option agreement, Holding, State Class Tankers and any entity, other than the Partnership, operated by the Chief Executive Officer or the Chief Financial Officer of our general partner (each a “Related Entity”) will grant a right of first offer to us, subject to certain exceptions, for any Jones Act tanker vessel they own that is engaged in the Jones Act trade and operating under a time charter of three or more years. Additionally, under the option agreement, we and our subsidiaries will grant a similar right of first offer to the Related Entities on any proposed sale, transfer or other disposition of any MR product tanker engaged in the Jones Act trade and operating under a time charter of less than three years.

The decision to purchase a State Class newbuild vessel, the exercise price to be paid for a State Class newbuild vessel, and any other terms of our purchase must be approved by our conflicts committee. We are under no obligation to buy the State Class newbuild vessels. We intend to fund the acquisition of any State Class newbuild vessel through a combination of debt and equity, to be determined at the time of any such acquisition. Our ability to purchase the State Class newbuild vessels, should we exercise our right to purchase such vessels, is dependent on our ability to obtain financing to fund all or a portion of the acquisition costs of these vessels.

Please read “Certain Relationships and Related Party Transactions—Agreements Governing the Formation Transactions—Option Agreement” for a description of the agreement governing our relationship with State Class Tankers and our option to acquire the State Class newbuild vessels.

Competitive Strengths

We believe that our future prospects for success are enhanced by the following aspects of our business:

•

Modern, high quality fleet. We have one of the youngest Jones Act tanker fleets, with an average age of approximately 3.7 years, compared to the average age of 12 years for the rest of the Jones Act tanker fleet, which we believe provides us with a competitive advantage and will allow us to capture new charter opportunities in the near and long-term. In addition, newer vessels are more fuel-efficient, cost-effective and environmentally sound than older vessels, while requiring less annual capital expenditures to maintain. As a result, we believe our vessels and the State Class newbuild vessels will be more attractive to customers with increasingly stringent vetting and inspection standards.

•

Stable cash flows from long-term time charters with creditworthy counterparties. We benefit from the stable cash flows and high utilization rates associated with our long-term time charters. The vessels in our initial fleet are currently employed under long-term time charters with affiliates of creditworthy counterparties, including BP (currently rated A2 / A), Shell (currently rated Aa1 / AA), and Chevron (currently rated Aa1 / AA) and MSC, a subdivision of the U.S. Government (Aaa / AA+), and two of our vessels are forward chartered to Tesoro (Ba1/BB+) and Phillips 66 (Baa1/BBB). In addition, the four State Class newbuild vessels that we have the option to purchase will also operate under long-term time charters with a major oil company. Our focus on modern high quality vessels and our employment strategy have allowed us to maintain utilization rates in excess of 99% for our initial fleet since the commencement of our current time charters. In addition, our time charters contain fixed-rate escalation provisions to offset the effects of increases in operating expenses.

•

Multiple visible growth opportunities. We will have an option to purchase from State Class Tankers four newbuild Jones Act tankers, which will increase the capacity of our initial fleet by up to an aggregate of 197,720 dwt, or approximately 80%. Our existing fleet will also provide us with considerable built-in cash flow growth as we have already entered into forward time charters on existing vessels at substantially higher daily hire rates than the existing time charters with MSC. We believe our option to purchase the State Class newbuild vessels, as well as future acquisition opportunities, and the new forward time charters we have entered into will allow us to grow our cash distributions.

•

Platform and financial flexibility to support our growth. We believe that we benefit from the relationships that our management and Sponsors have developed over time with leading charterers, financing sources and shipping and energy industry participants, although our management and

Sponsors may have conflicts of interest as described under “Conflicts of Interest and Fiduciary Duties.” We believe we will have access to the public debt and equity markets in order to pursue expansion opportunities. We expect to have a moderate level of indebtedness upon consummation of this offering and the application of the net proceeds therefrom. In addition, as of June 30, 2013, after giving effect to the formation transactions, this offering and the use of proceeds therefrom, we would have had approximately $        million of available borrowing capacity under our credit facility that could be used for working capital purposes and acquisitions.

•

Superior executive and technical management teams. Our executive management team has over 40 years of combined industry experience and retains all strategic and commercial management of our vessels, while the technical management of the vessels is outsourced to certain affiliates of Crowley Maritime Corporation. Our Vessel Manager has significant Jones Act expertise, with over 120 years of history in the industry and a reputation for high standards of safety, operating performance and customer service.

Business Strategies

Our primary business objective is to generate stable cash flows that will enable us to pay quarterly cash distributions to our unitholders and to increase these quarterly cash distributions over time by executing the following strategies:

•

Manage our fleet and deepen our customer relationships to provide a stable base of cash flows. We intend to maintain and grow our cash flows over time by emphasizing customer service and strengthening our relationships with our charterers. We will actively seek the extension and/or renewal of existing time charters in addition to new opportunities to serve our customers. We charter our existing fleet to a number of the world’s leading energy companies as well as an agency within the U.S. Navy. We believe our close relationships with these parties will provide attractive opportunities as domestic marine transportation-related activity is expected to grow in coming years. We will continue to stress the importance of safety, health, security and environmental stewardship as they relate to all aspects of our operation in order to satisfy our customers and fully comply with all applicable national and international rules and regulations.

•

Pursue strategic and accretive acquisitions of product tankers on long-term, fixed-rate time charters. We will seek to pursue strategic and accretive acquisitions. Under the option agreement that we will enter into with State Class Tankers upon the closing of this offering, we will have the option to purchase four State Class newbuild vessels, expected to be delivered to time charterers during 2015 and 2016. We expect to be able to capitalize on improved industry fundamentals and rising daily hire rates as the existing time charters on our initial fleet expire over the next several years.

We can provide no assurance, however, that we will be able to implement our business strategies described above. For further discussion of the risks that we face, please read “Risk Factors.”

Our Customers and Charters

In the years ended December 31, 2011 and 2012 revenues from the following customers accounted for over 10% of our combined revenues:

		Year Ended December 31,
Customer	Vessels	2011		2012
		(dollars in thousands)
BP	Golden State	$20,495	19%	$20,522	22%
Shell	Pelican State(1)	—	—	9,363	10%
Marathon	Pelican State(1)	19,852	19%	10,362	11%
Chevron	Sunshine State	13,505	13%	13,795	14%
MSC	Empire State	25,505	24%	20,697	22%
	Evergreen State	26,925	25%	20,088	21%

(1)	Until July 2012, the Pelican State operated under a time charter with an affiliate of Marathon.

Our Charters

The vessels in our initial fleet of product tankers are currently operating under time charters, pursuant to the following agreements:

•	the Time Charterparty (the “Golden State Charter”), dated December 8, 2006, between our subsidiary JV Tanker Charterer LLC and an affiliate of BP, in respect of the Golden State;

•

the Time Charter Party (the “Pelican State Charter”), dated January 24, 2012, among our subsidiary PI 2 Pelican State LLC, APT Parent, as guarantor, and an affiliate of Shell, in respect of the Pelican State;

•

the Time Charter Party (the “Sunshine State Initial Charter”), dated June 29, 2012, between our subsidiary APT Sunshine State LLC and an affiliate of Chevron, in respect of the Sunshine State, which was extended by the Time Charter Party (the “Sunshine State Extension,” and together with the Sunshine State Initial Charter, the “Sunshine State Charter”), dated September 4, 2013, between our subsidiary APT Sunshine State LLC and an affiliate of Chevron, in respect of the Sunshine State;

•

the Solicitation, Offer and Award (the “MSC Agreement”), dated August 21, 2006, between our subsidiary American Petroleum Tankers LLC (as successor-in-interest to USS Product Carriers, LLC) and MSC, as amended, in respect of the Empire State and the Evergreen State;

We have entered into new forward time charters upon expiration of the existing MSC time charters for the Empire State and the Evergreen State, pursuant to the following agreements:

•	the Time Charter Party (the “Empire State Forward Charter”), dated July 31, 2013, between our subsidiary American Petroleum Tankers LLC and Phillips 66; and

•	the Time Charter Party (the “Evergreen State Forward Charter”), dated May 20, 2013, between our subsidiary American Petroleum Tankers LLC and Tesoro.

Each of the Empire State Forward Charter and the Evergreen State Forward Charter provides that we may charter the Evergreen State or, at our option, the Empire State, to the applicable charterer.

Services

Under the time charters, we are required to provide and pay for:

•	provisions, wages (including overtime), shipping and discharging fees and all other expenses related to the shipmaster, officers and crew;

•	all drydocking, overhaul, maintenance and repairs to the vessel;

•	cabin, deck, engine-room and other necessary stores, including domestic water;

•	radio traffic and other communication expenses;

•

insurance on the vessel fully covering (a) protection and indemnity risks (b) oil pollution liability, (c) hull and machinery and (d) except in the case of the Pelican State Charter, certain war-related risks;

•	all documentation required to permit the vessel to trade within the trading limits set out in the applicable time charter; and

•	brokerage commission, if any.

Each charterer is required to pay hire per day (or pro rata for any part of a day). In addition, each charterer must provide and/or pay for:

•	all fuel (except for quantities of fuel consumed while the vessel is off-hire);

•	agency fees, port charges, light and canal dues, and all other charges and expenses relating to loading and unloading;

•	towage, pilotage and all mooring, loading and discharging facilities and services; and

•	reimbursement payments to us for certain additional insurance costs.

Term and Termination Rights

Golden State Charter. Subject to the termination rights described below, the initial term of the Golden State Charter will expire in January 2016, with three one-year renewal options, which may be exercised in BP’s sole discretion.

Pelican State Charter. Subject to the termination rights described below, the initial term of the Pelican State Charter will expire in July 2015, with two one-year renewal options, which may be exercised in Shell’s sole discretion.

Sunshine State Charter. Subject to the termination rights described below, the term of the Sunshine State Charter will expire in December 2016, with one one-year renewal option, which may be exercised in Chevron’s discretion.

MSC Agreement. The initial term of the MSC Agreement expired in August 2011, with three one-year renewal options and one eleven-month renewal option. MSC has exercised its three one-year renewal options. The eleven-month renewal option remains outstanding. In the event that MSC fails to exercise any renewal option or terminates either time charter governed by the MSC Agreement for convenience, we are entitled to receive cancellation costs pursuant to the MSC Agreement.

Evergreen State Forward Charter. Subject to the termination rights described below, the initial term of the Evergreen Forward Charter will expire in four years, with two two-year renewal options, which may be exercised in the charterer’s sole discretion.

Empire State Forward Charter. Subject to the termination rights described below, the initial term of the Empire Forward Charter is five years with no renewal options.

Our time charters, other than the MSC Agreements, typically provide the following termination rights:

•	at the option of either party upon the outbreak of war or hostilities among specified countries;

•	if the applicable vessel is lost, missing or deemed a total constructive loss by its respective underwriters;

•	at our option upon a default in payment; and

•	at the option of the applicable charterer for certain specified events of default which we fail to cure relating to:

•	unexpected, prolonged off-hire periods; and

•	the suitability or availability of the applicable vessel to carry out or continue the uses intended by the applicable charterer.

The MSC Agreement is not terminable at our option. MSC may terminate the MSC Agreement with respect to either of the Empire State or the Emerald State:

•	for its convenience;

•	in the case of an uncured default on our part, including with respect to the performance or condition of either vessel;

•	if the applicable vessel is lost, missing or deemed a total constructive loss by its respective underwriters; or

•	more than an agreed-upon number of days are lost in any 365-day period other than due to war.

Indemnification

Under the terms of our time charters, we generally provide our charterers with customary indemnities for losses, including for off-hire time, caused by our breaches and in certain circumstances are indemnified for losses under waybills and bills of lading.

Our Vessel Manager

Operationally, we will retain all strategic and commercial management of our vessels, while the technical management of the vessels will be outsourced to certain affiliates of Crowley Maritime Corporation, an entity unaffiliated with our Sponsors. We believe Crowley Maritime Corporation is one of the leading technical managers in the Jones Act tanker industry. Our Vessel Manager’s technical management services include crewing, maintenance and repair, purchasing, insurance and claims administration, and security as well as certain accounting and reporting services. Founded in 1892, our Vessel Manager is one of the oldest maritime transportation companies in the United States, employing approximately 5,300 employees across 92 office locations as of December 31, 2012. We benefit from our Vessel Manager’s operational expertise, purchasing power and relationships with vendors, suppliers and major labor organizations which are key to providing skilled and experienced crews.

Pursuant to the Vessel Management Agreements (as defined below), we will reimburse our Vessel Manager for the reasonable costs and expenses incurred in connection with providing administrative and technical services to us. We expect that we will pay our Vessel Manager approximately $2.9 million in the aggregate under the Vessel Management Agreements for the twelve-month period ending September 30, 2014.

Vessel Management Agreements

Our Vessel Manager provides the initial fleet with substantially all of the technical and administrative services necessary to support our business. These services are provided under the following agreements:

•

the Ship Management Agreement (the “JV Tanker Agreement”), dated July 28, 2009, between our subsidiary, JV Tanker Charterer LLC, and Intrepid Ship Management, Inc., an affiliate of our Vessel Manager (“Intrepid”), in respect of the Golden State;

•	the Ship Management Agreement (the “PI 2 Agreement”), dated July 28, 2009, between our subsidiary, PI 2 Pelican State LLC, and Intrepid in respect of the Pelican State;

•	the Ship Management Agreement (the “Sunshine Agreement”), dated November 3, 2009, between our subsidiary, APT Sunshine State LLC, and Intrepid in respect of the Sunshine State;

•	the Ship Management Agreement (the “Empire Agreement”), dated June 13, 2010, between our subsidiary, American Petroleum Tankers LLC, and Intrepid in respect of the Empire State; and

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the Ship Management Agreement (the “Evergreen Agreement,” together with the JV Tanker Agreement, the PI 2 Agreement, the Sunshine Agreement and the Empire Agreement, the “Vessel Management Agreements”), dated November 7, 2010, between our subsidiary, American Petroleum Tankers LLC, and Intrepid in respect of the Evergreen State.

Summaries of the Vessel Management Agreements are included below.

Services

Under the Vessel Management Agreements, our Vessel Manager is responsible for providing certain management services, including the following:

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technical services, which include: vessel maintenance; ensuring regulatory and classification society compliance; crewing; insurance and risk management; safety, security, quality and environmental administration services; purchasing; and shipyard supervision, and

•	administrative services, which include: bookkeeping and accounting services.

Our Vessel Manager is required to use its best efforts to provide these services upon our request in a commercially reasonable manner and may provide these services directly to us or subcontract for certain of these services with other entities. However, our Vessel Manager remains responsible for any subcontracted services. We are required to indemnify our Vessel Manager for losses it incurs in connection with providing these services, excluding losses caused by the gross negligence or willful default of our Vessel Manager or its employees, agents or sub-contractors. In addition, our Vessel Manager has no liability to us for losses that are the result of any actions of the crew of each of the vessels, except to the extent such losses result from our Vessel Manager’s failure to discharge its obligations under the Vessel Management Agreements.

Term and Termination Rights

Subject to the termination rights described below, the JV Tanker Agreement and the PI 2 Agreement will each expire on July 28, 2014, the Sunshine Agreement will expire on November 3, 2014, the Empire Agreement will expire on June 13, 2015 and the Evergreen Agreement will expire on November 7, 2015.

We may terminate a Vessel Management Agreement under any of the following circumstances:

•	at our option upon 90 days’ notice by us to our Vessel Manager;

•	if our Vessel Manager experiences certain bankruptcy or insolvency events;

•	if any of the following defaults occur and either cannot be or are not remedied within 30 days of our delivery of notice:

•	our Vessel Manager fails to meet its material obligations that are within our Vessel Manager’s control;

•	any action is commenced against all or a substantial part of our Vessel Manager’s assets that results in the entry of an order for relief and such order is not vacated within 60 days;

•	our Vessel Manager becomes insolvent;

•	any potential charterer refuses to charter a vessel on the basis that the vessel is managed by our Vessel Manager or otherwise requires a bareboat charter;

•	our Vessel Manager defaults under a debt or finance agreement or any indebtedness is not paid when due or, in the case of sums payable on demand, when first demanded; or

•	our Vessel Manager breaches any warranty or covenant in any of the Vessel Management Agreements.

Our Vessel Manager may terminate a Vessel Management Agreement under any of the following circumstances:

•	if we fail to fulfill any payment obligations to our Vessel Manager within ten days of receiving written notice by our Vessel Manager of such non-payment or if the applicable vessel is repossessed; or

•	upon our Vessel Manager giving written notice to us of our default under either of the following circumstances and we fail to cure such default in a reasonable amount of time:

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we fail to satisfy the requirement that all officers and ratings supplied to us satisfy certain specified technical requirements and fail to instruct such officers and ratings to obey all reasonable orders of our Vessel Manager; or

•	we fail to satisfy the requirement that the relevant vessel is in compliance with the law of the vessel’s flag.

The applicable Vessel Management Agreement automatically terminates in the event of (i) the sale of the vessel covered by that agreement, (ii) the vessel becomes a total loss, (iii) the vessel is declared as a constructive or compromised or arranged total loss, or (iv) the vessel is requisitioned.

Compensation of our Vessel Manager

In return for providing us services under Vessel Management Agreements, we pay our Vessel Manager a management fee based on the following components:

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Vessel Management Agreements Fees. In return for the provision of services under the Vessel Management Agreements, we pay our Vessel Manager an average management fee $1,567 per vessel per day (as of June 30, 2013), with a 3% escalation per year upon each annual anniversary, payable on a monthly basis in advance.

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Vessel Management Agreements Expenses. We are obligated to reimburse our Vessel Manager for postage and communication expenses, traveling expenses and other out-of-pocket expenses incurred by our Vessel Manager in providing services.

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Reimbursable Expenses. We are obligated to advance funds to our Vessel Manager on a monthly basis for reimbursable expenses which are known and budgeted based on our periodic budget. We are also obligated to reimburse our Vessel Manager for non-budgeted expenses provided our Vessel Manager provides written documentation in its written request for payment. Reimbursable expenses are out-of-pocket expenses incurred by our Vessel Manager and include, but are not limited to:

•	reasonable out-of-pocket travel, subsistence, and accommodation expenses of our Vessel Manager’s employees and/or agents incurred in performing our Vessel Manager’s services;

•	to the extent applicable, reasonable fees and expenses of third party experts, engaged by our Vessel Manager to attend any vessel while under construction, subject to our prior written consent;

•	to the extent applicable, emergency non-budgeted expenses in relation to construction of the vessels;

•	reasonable fees and expenses of external counsel engaged by our Vessel Manager on our behalf; or

•	costs for insurance premiums.

Key Trade Routes

Two of our vessels operate worldwide, depending on the needs of MSC. Our remaining three vessels transport refined petroleum products or crude oil in the U.S. coastwise trades over two major trade routes:

•	from refineries located on the U.S. Gulf Coast to Florida;

•	from U.S. Gulf Coast crude oil terminals to refineries on the U.S. Gulf Coast and Mid-Atlantic Coast.

Our Safety and Maintenance

General

We are committed to having our vessels operated in a manner that protects the safety and health of all employees, the general public and the environment. Our primary goal is to have zero safety-and health-related accidents on our vessels and our property. With our Vessel Manager, we seek to prevent accidents that may cause damage to our personnel, equipment or the environment; such as lost time incidents, fire, collisions, petroleum spills and groundings of our vessels. In addition, we are committed to reducing overall emissions and waste generation from each of our vessels and to the safe management of associated cargo residues and cleaning wastes.

Our policy is to follow all laws and regulations as required, and, through our relationship with our Vessel Manager, we have actively engaged with government, trade organizations and the public in creating responsible laws, regulations and standards to safeguard the workplace, the community and the environment. Our Vessel

Manager is responsible for coordinating all facets of our health and safety program and identifying areas that may require special emphasis, including new initiatives that evolve within the industry. Our Vessel Manager is also responsible for all training, whether conducted in-house or at a training facility. Supervisors are responsible for carrying out and monitoring compliance with all of the safety and health policies on their vessels.

International Conventions for Safety and Environmental Protection

The United States is a member of the IMO and is a signatory to a number of the IMO’s treaties, including the International Convention for the Safety of Life at Sea (“SOLAS”), which includes, as chapters, the International Management Code for the Safe Operation of Ships and for Pollution Prevention (known as the “ISM Code”) and International Ship and Port Facility Security Code (known as the “ISPS Code”).

SOLAS, to which most governments of the world are party, contains operating, construction, equipment, safety management, and security requirements. These requirements emphasize protection of life at sea, including fire protection, lifesaving, radio communications, and safe navigation provisions. Compliance with SOLAS is determined through inspections and surveys conducted by the flag state, or its delegated representative (usually a classification society), and certificates are issued that evidence compliance with SOLAS. Port states verify compliance with these requirements.

Under the ISM Code, vessel operators are required to develop an extensive Safety Management System (“SMS”) that includes, among other things, the adoption of a safety and environmental protection policy setting forth instructions and procedures for operating their vessels safely and describing procedures for responding to emergencies. We have developed such an SMS. The ISM Code also requires that vessel operators obtain a Safety Management Certificate (“SMC”) for each vessel they operate. The SMC evidences compliance by a vessel’s management with code requirements for a SMS. No vessel can obtain an SMC unless its operator has obtained a Document of Compliance (“DOC”) issued by the vessel’s flag state. Such DOCs and SMCs must be verified or renewed periodically (annually or less frequently, depending on the type of document) in accordance with the ISM Code. Our Vessel Manager has a DOC and each vessel that we operate has an SMC.

The International Convention on the Prevention of Pollution from Ships (“MARPOL”) is the principal international convention governing marine pollution prevention and response. MARPOL has six Annexes – Annex I (oil), Annex II (noxious liquid substances in bulk), Annex III (harmful substances in packaged form), Annex IV (sewage), Annex V (garbage), and Annex VI (air). MARPOL was adopted in an effort to eliminate operational pollution of the marine environment by oil and other harmful substances and to minimize accidental discharges. To further this objective, MARPOL sets forth specific requirements related to vessel operations, equipment, recordkeeping, and reporting that are designed to prevent or minimize pollution. The flag state (in our case, either through the U.S. Coast Guard or ABS) issues certificates evidencing compliance and port states verify compliance. Our vessels have such certificates to the extent required.

Preventative Maintenance

Our Vessel Manager has a computerized preventative maintenance program that tracks U.S. Coast Guard and ABS inspection schedules and establishes a system for the reporting and handling of routine maintenance and repair.

We must periodically drydock each of our vessels for inspection, repairs and maintenance and any modifications required to comply with industry certification or governmental requirements. ABS and the U.S. Coast Guard establish drydocking schedules. The U.S. Coast Guard requires our vessels to be drydocked for inspection and maintenance twice every five years. However, up until the fifteenth year of operation, we are permitted to do an underwater hull inspection of the vessel in lieu of one of these drydockings. In addition, vessels may have to be drydocked in the event of accidents or other unforeseen damage or for capital improvements. Costs for drydocking are difficult to estimate and may be higher than we currently anticipate. In addition, vessels in drydock will generally not generate any income. The time when a vessel is out of service for maintenance is determined by a number of factors including regulatory deadlines, market conditions, shipyard availability and customer requirements. Because U.S. shipyards have limited availability for drydocking a vessel, they may not have the capacity to perform drydock maintenance on our vessels at the times required, particularly in the event of an unscheduled drydock due to accident. This may require us to have the work performed at an overseas shipyard and result in the vessel being off-hire for a longer period of time than if work were performed domestically.

We expect to drydock our vessels once every five years through year 14 and once every two and a half years thereafter, following a review of comprehensive work lists to ensure all required maintenance is completed during each drydock period. The planned maintenance period is considered complete when all work has been tested to the satisfaction of ABS or U.S. Coast Guard inspectors, or both.

Our Competition

The domestic tanker vessel industry is highly competitive. The Jones Act generally restricts U.S. point-to-point maritime shipping to vessels built in the United States, documented under the U.S. flag, owned and operated by U.S.-organized companies that are controlled and at least 75% owned by U.S. citizens and manned predominantly by U.S. crews. Our competitors can be divided into the following categories:

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Jones Act Product Tankers and Barges. In our market sectors, our primary direct competitors are the operators of U.S.-flag ocean-going tank barges and U.S.-flag product tankers, including the captive fleets of major oil companies. There are 74 vessels of 19,000 to 55,000 dwt currently eligible to engage in U.S. coastwise petroleum transport.

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Refined Product Pipelines. There are no pipelines carrying refined petroleum products to the major storage and distribution facilities we currently serve, other than the Colonial Pipeline system, which originates in Texas and terminates at New York Harbor, and the Plantation Pipeline, which originates in Louisiana and terminates in Washington, D.C. However, existing refined product pipelines are the lowest cost provider of long-haul transportation of refined petroleum products. We believe that high capital costs, tariff regulation and environmental opposition make it unlikely that a new refined product pipeline system will be built in the markets in which we operate in the foreseeable future. Furthermore, it would take in excess of five years to obtain the necessary permits and complete construction of any new pipeline system. However, the U.S. Government is currently considering revised proposals to extend the Keystone pipeline to the U.S. Gulf of Mexico. The extension of the Keystone pipeline or construction of other pipelines in the future could decrease demand for our vessels and cause our daily hire rates to decline.

Major Oil Company Vetting Process

Shipping, especially the carriage of crude oil and refined petroleum products by tankers and barges operating in the U.S. coastwise trade, has been, and is expected to remain, heavily regulated by the federal government, state governments, the U.S. Coast Guard and classification societies such as ABS. Furthermore, concerns for the environment and their public image have led the major oil companies to develop and implement a strict due diligence process when selecting their commercial shipping partners to ensure that risk exposure is carefully managed. The vetting process has, therefore, evolved into a sophisticated and comprehensive assessment of the vessel, the vessel owner, the vessel operator and/or the technical manager, among other factors.

While numerous factors are considered and evaluated prior to a commercial decision, major oil companies through their association, Oil Companies International Marine Forum (“OCIMF”), have developed and implemented two basic tools: a Ship Inspection Report Program (“SIRE”) and the Tanker Management & Self Assessment Program (“TMSA”).

The SIRE ship inspection process is based upon a thorough vessel inspection performed by accredited OCIMF inspectors, resulting in a report being generated and available for review by all OCIMF members. The report is an important element of the ship evaluation undertaken by any major oil company when a commercial need exists. Our vessels participate in the SIRE program and have been found to be acceptable to carry cargoes under the SIRE protocols. There are typically two SIRE inspections per calendar year for a vessel.

TMSA, a recent addition to the risk assessment process used by major oil companies, is composed of a set of key performance indicators against which a tanker company must self assess their compliance and submit the results to the major oil companies for their evaluation. The tanker company is expected to develop a comprehensive plan for full compliance with both the key performance indicators and the best practices identified in TMSA. We have implemented the TMSA requirements. Major oil companies will use the submitted results as a baseline when performing management audits to determine if the tanker company is, in fact, operating in accordance with internal guidelines and expectations.

Based upon commercial needs, there are three levels of assessment used by the major oil companies: (i) terminal use, which will clear a vessel to call at one of the major oil company’s terminals; (ii) voyage charter, which will clear the vessel for a single voyage; and (iii) time charter, which will clear the vessel for use for an extended period of time. The depth, complexity and difficulty of each of these levels of assessment vary.

While a ship inspection and the operator’s TMSA will be sufficient for a major oil company’s assessment of terminal usage or a voyage charter relationship, a time charter relationship will usually require a comprehensive office audit. The office audit involves multiple days in which key company personnel are interviewed and internal operating procedures/processes are reviewed. Our Vessel Manager has undergone and successfully completed numerous audits by major oil companies in the past, including but not limited to BP, Shell, Chevron and Marathon Oil Corporation.

Classification, Inspection and Certification

In accordance with standard industry practice, all of our vessels are classed by ABS. ABS is one of several internationally recognized classification societies that inspect and survey vessels at regularly scheduled intervals to ensure compliance with structural standards and certain applicable environmental and safety requirements. Insurance underwriters require an “in-class” certification by a classification society before they will extend coverage to a vessel. The classification society certifies that the pertinent vessel has been built and maintained in accordance with the rules of the society and complies with applicable rules and regulations of the vessel’s country of registry and the international conventions of which that country is a member. Inspections are conducted on our vessels by a surveyor of the classification society in three types of surveys of varying frequency and thoroughness: (i) annual surveys, (ii) an intermediate survey every two to three years, and (iii) a special survey every four to five years. As part of the intermediate survey, a vessel may be required to be drydocked for inspection of its hull and for any necessary repair work related to such inspection. A vessel is drydocked for the special surveys.

Our vessels are also inspected at periodic intervals by the U.S. Coast Guard to ensure compliance with federal safety, environmental and security regulations. All of our vessels carry Certificates of Inspection issued by the U.S. Coast Guard.

Our vessels and our Vessel Manager’s shoreside operations are also inspected and audited regularly by third party auditors and our customers, in some cases as a precondition to chartering our vessels. We maintain all necessary approvals required for our vessels to operate in the U.S. coastwise trade. We believe that the high quality of our vessels, their crews and our Vessel Manager’s shoreside staff are advantages when competing against other vessel operators.

Insurance and Risk Management

We believe that we have adequate insurance coverage to protect against the accident-related risks associated with the conduct of our business and the risks of liability for environmental damage and pollution, consistent with industry practice. We cannot assure you, however, that all risks are adequately insured against, that any particular claims will be paid or that we will be able to procure adequate insurance coverage at commercially reasonable rates in the future.

Our hull and machinery insurance covers risks of actual or constructive loss from collision, fire, grounding, engine breakdown and other casualties up to an agreed value per vessel. Our war-risks insurance covers risks of confiscation, seizure, capture, vandalism, sabotage and other war-related risks.

Our protection and indemnity insurance covers third-party liabilities and other related expenses from, among other things, injury or death of crew, passengers and other third parties, claims arising from collisions, damage to cargo, damage to third-party property, asbestos exposure and pollution arising from oil or other substances. Our current protection and indemnity insurance coverage for pollution is $1 billion per incident, the maximum amount of available coverage, and is provided by The Steamship Mutual Underwriting Association (Bermuda) Limited and its affiliated protection and indemnity association (collectively, “Steamship Mutual”), which is a member of the International Group of P&I Clubs. The protection and indemnity mutual assurance associations that comprise the International Group of P&I Clubs insure approximately 90% of the world’s commercial tonnage and have entered into a pooling agreement to reinsure each association’s liabilities. Each protection and indemnity association has capped its exposure to this pooling agreement at approximately $5.45 billion per non-pollution incident. As a member of Steamship Mutual, we are subject to periodic assessments payable to Steamship Mutual based on our claims record as well as the claims record of all other members of Steamship Mutual. We also have insurance coverage of $155 million per vessel for hull and machinery and war risks, with total coverage of $775 million for our entire fleet. In addition, under our MSC time charters, our vessels are covered by additional war risk insurance paid by the U.S. Government in the event our vessels are sent into war zone waters. We do not carry any key man insurance on any of our employees.

Regulation

Our operations are subject to increasingly stringent international, federal, state and local regulation and oversight, the principal provisions of which are described below.

Coastwise Laws

Although our vessels can trade internationally, our operations are primarily conducted in the U.S. coastwise trade and governed by the coastwise laws of the United States, which we refer to in this prospectus as the Jones Act. The Jones Act (subject to certain limited exceptions) restricts U.S. point-to-point maritime shipping to vessels built in the United States, documented under the U.S. flag, owned and operated by U.S.-organized companies that are controlled and at least 75% owned by U.S. citizens and manned predominantly by U.S. crews. Generally, an entity is deemed a U.S. citizen for these purposes so long as:

•	it is organized under the laws of the United States or of a state thereof;

•	its chief executive officer, by whatever title, and its chairman of its board of directors and all persons authorized to act in the absence or disability of such persons are U.S. citizens;

•	no more than a minority of the number of its directors (or equivalent persons) necessary to constitute a quorum are non-U.S. citizens;

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at least 75% of the stock or equity interest and voting power in the entity is beneficially owned by U.S. citizens (within the meaning of the Jones Act) free of any trust, fiduciary arrangement or other agreement, arrangement or understanding whereby voting power may be exercised directly or indirectly by non-U.S. citizens;

•	in the case of a partnership, each general partner is a U.S. citizen within the meaning of the Jones Act; and

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in the case of a limited liability company, like our general partner or operating subsidiaries, similar requirements will apply depending on the form of management contained in the limited liability company’s organizational documents.

These citizenship requirements apply at each tier in our ownership chain, which means that they must be satisfied by each other person that contributes to our eligibility as a U.S. citizen, including the holders of our common units. Citizenship requirements vary depending upon the particular entity’s structure.

There have been repeated efforts to repeal or significantly change the Jones Act. In addition, the U.S. Government recently granted limited, short-term waivers of the Jones Act following Hurricane Katrina and Hurricane Rita in 2005 and Hurricane Sandy in 2012 - and during an emergency drawdown of the United States Strategic Petroleum reserve - which allowed non-U.S. vessels to operate in the Jones Act trade. Although we believe it is unlikely that the Jones Act will be substantially modified or repealed, there can be no assurance that the U.S. Congress will not substantially modify or repeal this law.

U.S. Federal Government Contract Laws

We must comply with, and are affected by, laws and regulations relating to the award, administration, and performance of DoD contracts. Laws and regulations applicable to U.S. Government contracts, including those with DoD, affect how we do business with DoD and, in some instances, impose added costs on our business. A violation of specific laws and regulations could result in the imposition of fines and penalties, the termination of our DoD contracts, or debarment from bidding on future DoD contracts.

In some instances, these laws and regulations impose terms or rights that are more favorable to the DoD than those typically available to commercial parties in negotiated transactions. For example, the U.S. Navy may terminate our MSC time charters at its convenience or for default based on performance. Upon termination for convenience, we normally are entitled, subject to negotiation, to receive the purchase price for certain delivered items, reimbursement for allowable costs for work-in-process, and an allowance for profit on the contract or adjustment for loss if completion of performance would have resulted in a loss. Our ability to recover is subject to the U.S. Congress having appropriated sufficient funds to cover the termination costs. As funds are typically appropriated on a fiscal-year basis and as the costs of a termination for convenience may exceed the costs of continuing a program in a given fiscal year, many on-going programs do not have sufficient funds appropriated to cover the termination costs were the government to terminate them for convenience. The U.S. Congress is not required to appropriate additional funding under these circumstances.

A termination arising out of our default may expose us to liability and have a material adverse effect on our ability to compete for future contracts and orders with the U.S. Government.

In addition, our MSC time charters span one base year and multiple option years. The U.S. Government has the right to not exercise option periods and may not exercise an option period if the agency is not satisfied with our performance on the contract. In the event that MSC fails to exercise any renewal option or terminates either of our MSC time charters, the MSC time charters provide that we are entitled to receive cancellation costs.

Environmental

Government environmental regulation significantly affects the ownership and operation of our vessels. Our vessels are subject to international treaties and conventions, federal, state and local laws and regulations relating to safety and health and environmental protection, including requirements related to the generation, storage, handling, emission, transportation, discharge and remediation of releases of regulated materials. We have incurred, and will continue to incur, substantial costs to meet applicable environmental requirements. Although we believe that we are in substantial compliance with applicable safety and health and environmental laws, regulations, treaties and conventions, we cannot predict the ultimate cost of complying with these requirements or the impact of these requirements on the resale value or useful lives of our vessels. The recent trend in environmental legislation and regulations is toward more stringent requirements and we believe this trend will continue. In addition, a future serious marine incident occurring in U.S. or international waters that results in significant oil pollution or otherwise causes significant environmental impact could result in additional legislation or regulation.

We maintain operating standards for all of our vessels that emphasize operational safety, quality maintenance, continuous training of our crews and officers, care for the environment and compliance with U.S. laws and regulations. Our vessels are subject to both scheduled and unscheduled inspections by a variety of governmental and private entities, each of which may have unique requirements. These entities include the U.S. Coast Guard, state regulatory agencies or other local port authorities, classification societies and charterers, particularly the major oil companies.

We manage our exposure to losses from potential discharges of pollutants through the use of well maintained, managed and equipped vessels, our Vessel Manager’s comprehensive safety, quality and environmental program, and our Vessel Manager’s insurance program. However, the risks of substantial costs, liabilities and penalties are inherent in marine operations, including potential criminal prosecution and civil penalties for discharge of pollutants. As a result, there can be no assurance that any new regulations or requirements, more stringent enforcement policies or any discharge of oil, fuel or other pollutants by our vessels will not have a material adverse effect on us.

The Oil Pollution Act of 1990

OPA 90 established a comprehensive federal liability regime, as well as prevention and response requirements, relating to discharges of oil in U.S. waters. The major requirements include demonstrating financial responsibility up to the liability limits and having oil spill response plans in place. In addition, OPA 90 expressly allows coastal states to impose liabilities and requirements beyond those imposed under federal law. As a result, many U.S. states have enacted laws more stringent than OPA 90, some of which impose unlimited liability for oil spills, contain more stringent financial responsibility and contingency planning requirements, and, in the case of several states, impose strict, joint and several liability for cargo owners.

OPA 90 applies to all vessels trading in waters subject to U.S. jurisdiction, including the exclusive economic zone extending 200 miles seaward. OPA 90 sets forth various technical and operating requirements for vessels operating in U.S. waters. In general, all newly-built or converted vessels carrying crude oil or petroleum-based products as cargo in U.S. waters must be built with double hulls. Existing single-hulled, double-sided or double-bottomed vessels must be phased out of service by specific dates through 2015 based on their tonnage and age. Our entire fleet is comprised of double-hulled product tankers which comply with OPA 90 standards.

Under OPA 90, owners or operators of vessels operating in U.S. waters must file vessel response plans with the U.S. Coast Guard for its approval and must operate in compliance with these plans. These vessel response plans must, among other things:

•	address a “worst case” scenario and identify and ensure, through contract or other approved means, the availability of necessary private response resources;

•	describe crew training and drills; and

•	identify a qualified individual with specific authority and responsibility to implement removal actions in the event of an oil spill.

Our vessel response plans have been approved by the U.S. Coast Guard and all of our vessel crew members and spill management team personnel have been trained to comply with these guidelines. In addition, we conduct regular oil-spill response drills in accordance with the guidelines set out in OPA 90. We believe that all of our vessels are in compliance with OPA 90.

OPA 90 imposes joint and several strict liability on responsible parties, defined as owners, operators and bareboat charterers, for removal costs and other damages arising from spills attributable to their vessels up to their limits of liability (unless the limits are broken as discussed below) unless the spill results solely from the act or omission of certain third parties under specified circumstances, an act of God or an act of war. Damages are defined broadly to include: (i) injury to natural resources and the costs of remediation thereof; (ii) injury to, or economic losses resulting from the destruction of, real and personal property; (iii) net loss by the United States government, a state or political subdivision thereof, of taxes, royalties, rents, fees and profits; (iv) lost profits or impairment of earning capacity due to property or natural resources damage; (v) net costs of providing increased or additional public services necessitated by a spill response, such as protection from fire, safety or other hazards; and (vi) loss of subsistence use of available natural resources.

Effective July 31, 2009, the OPA 90 regulations were amended to increase the liability limits for responsible parties for double hulled tankers greater than 3,000 gross tons to the greater of $2,000 per gross ton or $17,088,000. These liability limits do not apply (a) if an incident is caused by the responsible party’s violation of federal safety, construction or operating regulations or by the responsible party’s gross negligence or willful misconduct, (b) if the responsible party fails to report the incident or to provide reasonable cooperation and assistance in connection with oil removal activities as required by a responsible official, or (c) if the responsible party fails to comply with an order issued under OPA 90. As a result of the Delaware River Protection Act, which was enacted by Congress in 2006, the OPA 90 limits of liability must be adjusted not less than every three years to reflect significant increases in the Consumer Price Index. The U.S. Coast Guard, however, did not raise these limits in 2012, and it is unclear when it will take action to raise these liability limits.

A complete defense to liability is available only when the responsible party establishes that it exercised due care and took precautions against foreseeable acts or omissions of third parties and when the spill is caused solely by an act of God, act of war (including civil war and insurrection) or a third party other than an employee or agent or party in a contractual relationship with the responsible party. These limited defenses may be lost if the responsible party fails to report the incident or reasonably cooperate with the appropriate authorities or refuses to comply with an order concerning clean-up activities. Even if the spill is caused solely by a third party, the owner or operator must pay removal costs and damage claims and then seek reimbursement from the third party or the Oil Spill Liability Trust Fund established under OPA 90. Finally, in certain circumstances involving oil spills from vessels, OPA 90 and other environmental laws may impose criminal liability on personnel and the vessel owner and/or operator.

OPA 90 imposes financial responsibility requirements for tankers operating in U.S. waters and requires owners and operators of such vessels to establish and maintain with the U.S. Coast Guard evidence of their financial responsibility sufficient to meet their potential liabilities under OPA 90. Under the regulations implementing the financial responsibility requirements, we may satisfy these requirements through evidence of insurance, a surety bond, a guarantee, letter of credit, qualification as a self-insurer or other evidence of financial responsibility. We satisfied these requirements and accordingly we have received Certificates of Financial Responsibility from the U.S. Coast Guard for all of our vessels.

The regulations issued under OPA 90 also implement the financial responsibility requirements of the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), which imposes liability for discharges of hazardous substances such as chemicals, similar to OPA 90, and provides compensation for cleanup, removal and natural resource damages. Liability per vessel under CERCLA is limited to the greater of $300 per gross ton or $5 million, unless the incident is caused by gross negligence, willful misconduct, or a violation of certain regulations, in which case liability is unlimited. Certificates of Financial Responsibility issued under OPA 90 also cover potential CERCLA liabilities.

Clean Water Act

The federal Clean Water Act (“CWA”) prohibits the discharge of oil or hazardous substances in United States navigable waters unless authorized by a permit or exemption. OPA 90 amended the CWA to provide for higher administrative, civil and criminal penalties for any unauthorized discharges and to impose substantial liability for the costs of removal, remediation and damages. State laws for the control of water pollution also provide varying administrative, civil and criminal penalties and liabilities in the case of a discharge of oil, its derivatives, hazardous substances, wastes and pollutants into state waters.

Pursuant to its CWA authority, the EPA issued a Vessel General Permit for Discharges Incidental to the Normal Operation of Vessels (“VGP”), which went into effect on February 6, 2009. The VGP applies to commercial vessels 79 feet in length or longer (other than commercial fishing vessels) (“Regulated Vessels”). Regulated Vessels are required to file a Notice of Intent (“NOI”) to be covered by the VGP, which applies to 26 categories of discharges, including the U.S. Coast Guard’s current ballast water requirements, as well as supplemental ballast water requirements, and also to discharges such as deck runoff, bilge water and gray water. On February 11, 2011, the EPA and the U.S. Coast Guard entered into a Memorandum of Understanding (“MOU”) outlining the steps the agencies will take to better coordinate efforts to implement and enforce the VGP. Under the MOU, the U.S. Coast Guard will identify and report to EPA detected VGP deficiencies as a result of its normal boarding protocols for U.S.-flag and foreign-flag vessels. However, EPA retains responsibility and enforcement authority to address VGP violations.

We have filed an NOI to be covered by the VGP for each of our ships. Failure to comply with the VGP may result in administrative, civil or criminal penalties. The current VGP expires on December 19, 2013. On April 12, 2013, EPA published its new final Vessel General Permit for 2013 after considering public comments. The 2013 VGP could result in increased requirements that could result in increasing our operating costs.

Other federal water quality statutes also potentially affect our operations. The Coastal Zone Management Act authorizes state implementation and development of programs of management measures for non-point source pollution to restore and protect coastal waters. The Nonindigenous Aquatic Nuisance Prevention and Control Act of 1990 and the National Invasive Species Act of 1996 authorize the U.S. Coast Guard to regulate the ballast water management practices of vessels operating in U.S. waters, which is discussed in more detail below.

Act to Prevent Pollution from Ships

The Act to Prevent Pollution from Ships (“APPS”) implements MARPOL in the United States. MARPOL is the main international convention covering the prevention of pollution of the marine environment by ships from operational or accidental causes. Among other things, MARPOL requires that discharges of machinery space bilge water must pass through pollution prevention equipment that separates the oil from the water and monitors the discharge of bilge water to ensure that the effluent does not exceed 15 parts per million oil. The United States has extended MARPOL requirements to domestic vessels through APPS and its implementing regulations. Under these regulations, vessels of more than 400 gross tons must have an oily water separator (“OWS”) with an oil content monitor (“OCM”) installed and must maintain a record of certain engine room operations, including overboard discharges of bilge water that has accumulated in machinery space bilges, in an Oil Record Book. The entries are to be signed by the person in charge of the operation and each completed page must be signed by the vessel’s master. The U.S. Coast Guard may review the Oil Record Book during inspections to determine compliance with U.S. law.

Since the 1990s, the U.S. Department of Justice has been aggressively enforcing U.S. criminal laws against vessel owners, operators, managers, crewmembers, shoreside personnel, and corporate officers for actions related to violations of APPS. Prosecutions generally involve violations related to pollution prevention devices, such as the OWS and OCM, and include falsifying the Oil Record Book, obstruction of justice, false statements and conspiracy. Over the past 15 years, the DOJ has imposed significant criminal penalties in vessel pollution cases, the majority of which did not actually involve pollution in the United States, but rather efforts to conceal or cover up pollution that occurred elsewhere. In certain cases, responsible shipboard officers and shoreside officials have been sentenced to prison. In addition, the DOJ has required defendants to implement a comprehensive environmental compliance plan (“ECP”) following a conviction. If we were subjected to a DOJ criminal prosecution, we could face significant criminal penalties and defense costs, as well as costs associated with the implementation of an ECP.

Resource Conservation and Recovery Act

Our operations occasionally generate and require the transportation and treatment or disposal of both hazardous and non-hazardous solid wastes that are subject to the requirements of the federal Resource Conservation and Recovery Act (“RCRA”) and related state and local requirements. In addition, in the course of our product tanker vessel operations, we engage contractors to remove and dispose of waste material, including tank residue.

From time to time we arrange for the disposal of hazardous waste or hazardous substances at offsite disposal facilities. With respect to our marine operations, EPA has a longstanding policy that RCRA only applies after wastes are “purposely removed” from the vessel. As a general matter, with certain exceptions, vessel owners and operators are required to determine if their wastes are hazardous, obtain a generator identification number, comply with certain standards for the proper management of hazardous wastes, and use hazardous waste manifests for shipments to disposal facilities. The degree of RCRA regulation will depend on the amount of hazardous waste a generator generates in any given month. Moreover, vessel owners and operators may be subject to more stringent state hazardous waste requirements in those states where they land hazardous wastes. If such materials are improperly disposed of by third parties that we contract with, we may still be held liable for cleanup costs under applicable laws.

U.S. National Invasive Species Act

The U.S. National Invasive Species Act (“NISA”) was enacted in 1996 in response to growing reports of harmful organisms being released into U.S. waters through ballast water taken on by vessels in foreign ports. The U.S. Coast Guard adopted regulations under NISA in July 2004 that impose mandatory ballast water management practices for all vessels equipped with ballast water tanks entering U.S. waters. These requirements can be met by performing mid-ocean ballast exchange, by retaining ballast water onboard the vessel, or by using environmentally sound ballast water treatment methods approved by the U.S. Coast Guard. Mid-ocean ballast exchange is the primary method for compliance with these regulations; alternative methods for ballast water treatment are still under development. Vessels that are unable to conduct mid-ocean ballast exchange due to voyage or safety concerns may discharge minimum amounts of ballast water, provided that they comply with recordkeeping requirements and document the reasons they could not follow the required ballast water management requirements.

On March 23, 2012, the U.S. Coast Guard issued a final rule establishing standards for the allowable concentration of living organisms in ballast water discharged in U.S. waters and requiring the phase-in of U.S. Coast Guard approved ballast water management systems. The rule went into effect on June 21, 2012 and adopts ballast water discharge standards for vessels calling on U.S. ports and intending to discharge ballast water equivalent to those set in the IMO’s Ballast Water and Sediments Convention. The final rule requires that ballast water discharge have no more than ten living organisms per milliliter for organisms between ten and 50 micrometers in size. For organisms larger than 50 micrometers, the discharge can have ten living organisms per cubic meter of discharge. In most cases vessels will be required to install and operate a ballast water management system (“BWMS”) that has been approved by the U.S. Coast Guard. A vessel’s compliance date varies based upon the date of construction and ballast water capacity. New ships constructed on or after December 1, 2013 must comply with these standards on delivery. Existing ships with ballast water capacity between 1500 and 5000 cubic meters must comply by their first drydock after January 1, 2014. Existing vessels with a ballast water capacity less than 1500 cubic meters or greater than 5000 cubic meters must comply by their first scheduled drydocking after January 1, 2016. The U.S. Coast Guard will review the practicability of implementing a more stringent ballast water discharge standard and publish the results no later than January 1, 2016.

If a vessel intends to install a BWMS prior to the applicable compliance date and the U.S. Coast Guard has not yet approved systems appropriate for the vessel’s class or type, the vessel may install an Alternate Management System (“AMS”) that has been approved by a foreign-flag administration pursuant to the IMO’s International Convention for the Control and Management of Ships Ballast Water and Sediments, which was adopted on February 13, 2004 (the “BWM Convention”), if the U.S. Coast Guard determines that it is at least as effective as ballast water exchange. If an AMS is installed prior to the applicable compliance date, it may be used until five years after the compliance date, which should provide sufficient time for the manufacturer to obtain U.S. Coast Guard approval.

In addition, states have enacted legislation or regulations to address invasive species through ballast water and hull cleaning management and permitting requirements, which in many cases have also become part of the state’s VGP certification. For instance, California requires vessels to comply with state ballast water discharge and hull fouling requirements more stringent than the U.S. Coast Guard’s. Other states may proceed with the enactment of similar requirements that could increase the costs of operating in state waters.

Our vessels will also be subject to the international ballast water management regulations, including those contained in the BMW Convention, which is expected to go into effect in 2013.

Air Emissions

The federal Clean Air Act (“CAA”) authorizes the EPA to promulgate standards applicable to emissions of certain air contaminants that are emitted by our vessels, including volatile organic compounds, oxides of nitrogen, particulate matter, and sulfur dioxide. Our vessels are subject to vapor control and recovery requirements for certain cargoes when loading, unloading, ballasting, cleaning and conducting other operations in regulated port areas. In addition, the EPA has, in recent years, issued a series of rules imposing increasingly stringent emissions standards applicable to manufacturers of various classes of marine diesel engines. While the EPA’s marine diesel rules do not impose immediate requirements on existing vessels, the new standards are potentially applicable to our engines in the future and may therefore impose added compliance costs on our operations.

The CAA also requires states to draft State Implementation Plans (“SIPs”) designed to attain or maintain attainment with national health-based and welfare-based air quality standards for certain air contaminants, including volatile organic compounds. Where states fail to present approvable SIPs or SIP revisions by certain statutory deadlines, the federal government is required to draft a Federal Implementation Plan. Several SIPs regulate emissions resulting from barge loading and degassing operations by requiring the installation of vapor control equipment. Although a risk exists that new regulations could require significant capital expenditures and otherwise increase our costs, we believe, based upon the regulations that have been proposed to date, that no material capital expenditures beyond those currently contemplated and no material increase in costs are likely to be required. Certain states are considering, or have already implemented, regulations to control emissions from marine diesel engines on vessels when operating in state waters. In the absence of regulatory relief, the most stringent of these regulations will require replacement of engines on existing vessels, which may require significant capital investment or modification of operations in certain geographic areas to remain in compliance.

The EPA and some states have proposed more stringent regulations of air emissions from propulsion and auxiliary engines on oceangoing vessels. For example, the California Air Resources Board (“CARB”) published regulations, effective July 1, 2009, requiring oceangoing vessels visiting California ports to reduce air pollution through the use of low-sulfur marine distillate fuels once they sail within 24 nautical miles of the California coastline. CARB expanded the boundaries of where these requirements apply and began enforcing these new requirements on December 1, 2011. More stringent fuel oil requirements for marine gas oil went into effect on August 1, 2012.

The state of California also began on January 1, 2010, implementing regulations on a phased in basis that require vessels to either shut down their auxiliary engines while in port in California and use electrical power supplied at the dock or implement alternative means to significantly reduce emissions from the vessel’s electric power generating equipment while in port. Generally, a vessel will run its auxiliary engines while in port in order to power lighting, ventilation, pumps, communication and other onboard equipment. The emissions from running auxiliary engines while in port may contribute to particulate matter in the ambient air. The cost of reducing vessel emissions while in port may be substantial if we determine that we cannot use or the ports will not permit us to use electrical power supplied at the dock. Alternatively, the ports may pass the cost of supplying electrical power at the port to us, and we may incur additional costs in connection with modifying our vessels to use electrical power supplied at the dock.

Annex VI of MARPOL, addressing air emissions from vessels, came into force in the United States on January 8, 2009 and requires the use of low sulfur fuels worldwide in both auxiliary and main propulsion diesel engines on vessels. In 2010, amendments to MARPOL required all diesel engines on vessels built between 1990 and 2000 to meet a Nitrous Oxide (“NOx”) standard of 17.0g-NOx/kW-hr. On January 1, 2011, the NOx standard was lowered to 14.4 g-NOx/kW-hr and on January 1, 2016, it will be further lowered to 3.4 g-NOx/kW-hr, for vessels operating in a designated Emission Control Area (“ECA”).

In addition, the current global sulfur cap of 4.5% sulfur was reduced to 3.5% effective January 1, 2012 and will be further reduced to as low as 0.5% sulfur in 2020. The recommendations made in connection with a MARPOL fuel availability study scheduled for 2018 at IMO may cause this date to slip to 2025. The current 1.0% maximum sulfur emissions permitted in designated ECAs around the world will be reduced to 0.1% sulfur on January 1, 2015. These sulfur limitations will be applied to all subsequently approved ECAs.

The EPA received approval of the IMO, in coordination with Environment Canada, to designate all waters, with certain limited exceptions, within 200 nautical miles of Hawaii and the U.S. and Canadian coasts as ECAs. The North American ECA went into effect on August 1, 2012, limiting the sulfur content in fuel that is burned as described above. After the August 1, 2012 effective date of the North American ECA, ships operating within 200 miles of the U.S. coast are required to burn 1% sulfur content fuel oil and they will be required to burn 0.1% sulfur content fuel oil as of January 1, 2015. Beginning in 2016, NOx after-treatment requirements become applicable in this ECA as well. Furthermore, in 2011, the IMO officially adopted amendments to MARPOL to designate certain waters around Puerto Rico and the U.S. Virgin Islands as a United States – Caribbean ECA, where stringent international emission standards will also apply to ships. For this area, the effective date of the first-phase fuel sulfur standard is January 2014, and the second phase begins in 2015. More stringent NOx engine standards begin in 2016.

Occupational Safety and Health Regulations

Our vessel operations are subject to occupational safety and health regulations issued by the U.S. Coast Guard. These regulations currently require us to perform monitoring, medical testing and recordkeeping with respect to personnel engaged in the handling of the various cargoes transported by our vessels.

The Maritime Labour Convention, 2006 (the “MLC”), which consolidates almost all of the 70 existing International Labour Organization maritime labor instruments in a single modern, globally applicable, legal instrument, went into force on August 20, 2013. The MLC establishes comprehensive minimum requirements for working conditions of seafarers including, among other things, conditions of employment, hours of work and rest, accommodations, recreational facilities, food and catering, health protection, medical care, welfare, and social security protection. It requires certain vessels that engage in international trade to maintain a valid Maritime Labour Certificate issued by their flag administration. We are developing and intend to implement a fleetwide action plan to comply with the MLC to the extent applicable to our vessels. The United States is not party to the MLC, but the U.S. Coast Guard has provided detailed guidance to U.S.-flag operators in the form of Navigation and Vessel Inspection Circular 02-13, Guidance Implementing the Maritime Labour Convention, 2006.

We believe we are currently in compliance in all material respects with such occupational safety and health requirements.

Greenhouse Gas Regulation

In February 2005, the Kyoto Protocol to the United Nations Framework Convention on Climate Change (the “Kyoto Protocol”) entered into force. Pursuant to the Kyoto Protocol, adopting countries are required to implement national programs to reduce emissions of greenhouse gases. Currently, the emissions of greenhouse gases from international shipping are not subject to the Kyoto Protocol. However, international negotiations are continuing with respect to a successor to the Kyoto Protocol and restrictions on shipping emissions may be included in any new treaty. In December 2009, more than 27 nations, including the United States, entered into the Copenhagen Accord that is intended to pave the way for a comprehensive, international treaty on climate change.

On July 15, 2011, the IMO approved measures to reduce emissions of greenhouse gases from international shipping by adopting technical and operational measures mandatory for all ships. The technical measures apply to new vessels, and the operational reduction measures apply to all ships. These measures were added to MARPOL Annex VI in a new Chapter 4 entitled “Regulations on energy efficiency for ships,” making mandatory the Energy Efficiency Design Index for new vessels and the Ship Energy Efficiency Plan for all vessels. The regulations, which entered into force on January 1, 2013, apply to our vessels.

In the United States, the EPA issued an “endangerment finding” regarding greenhouse gases under the Clean Air Act. While this finding in itself does not impose any requirements on our industry, it authorizes the EPA to regulate directly greenhouse gas emissions through a rule-making process. The EPA is currently regulating greenhouse gas emissions from automobiles. It is also regulating “major” stationary sources that emit large amounts of greenhouse gases, such as power plants, through its CAA Prevention of Significant Deterioration program, with regulation under the New Source Performance Standards program proposed for certain stationary sources. The EPA has been petitioned by the California Attorney General and other parties to regulate greenhouse gas emissions from oceangoing vessels. In addition, climate change initiatives are being considered in the U.S. Congress and by individual states. Any passage of new climate control legislation or other regulatory initiatives by the IMO, the United States or other countries or states where we operate that restrict emissions of greenhouse gases could have a significant financial and operational impact on our business that we cannot predict with certainty at this time.

Any passage of climate control legislation or other regulatory initiatives by the United States, or any treaty adopted at the international level to succeed the Kyoto Protocol, that restrict emissions of greenhouse gases could require us to make significant financial expenditures that we cannot predict with certainty at this time. In addition, even without such regulation, our business may be indirectly affected to the extent that climate change results in sea level changes or more intense weather events.

Security

Heightened awareness of security needs brought about by the events of September 11, 2001 caused the IMO, the U.S. Coast Guard, Customs, states and local ports to adopt increased security procedures relating to ports and vessels. In 2002, the U.S. Congress passed MTSA which, together with the ISPS Code, requires specific security plans for our vessels and more rigorous crew identification requirements. Our Vessel Manager has implemented vessel security plans and procedures for each of our vessels pursuant to regulations implementing MTSA issued by the U.S. Coast Guard. These new requirements came into effect in July 2004 and impose various detailed security obligations on vessels and port authorities. Among the various requirements under MTSA and/or the ISPS Code are:

•	onboard installation of automatic information systems to enhance vessel-to-vessel and vessel-to-shore communications;

•	onboard installation of ship security alert systems;

•	the development of vessel and facility security plans;

•	training, drills and exercises;

•	the implementation of a Transportation Worker Identification Credential program; and

•	compliance with flag state security certification requirements.

We believe our vessels are in material compliance with these MTSA and ISPS Code requirements.

Vessel Condition

Our vessels are subject to periodic inspections by the U.S. Coast Guard and periodic inspections and surveys by ABS. We believe we are currently in compliance in all material respects with the environmental and other laws and regulations, including health and safety requirements, to which our operations are subject. We are unaware of any pending or threatened litigation or other judicial, administrative or arbitration proceedings against us occasioned by any alleged non-compliance with such laws or regulations. The risks of substantial costs, liabilities and penalties are, however, inherent in marine operations, and there can be no assurance that significant costs, liabilities or penalties will not be incurred by or imposed on us in the future.

Employees

All of our affairs will be managed by our general partner, which will have three employees. Since December 2009, Robert K. Kurz has been Holding’s, and commencing May 2010, APT Parent’s, Chief Executive Officer and will be our general partner’s Chief Executive Officer. In September 2010, Philip J. Doherty joined APT Parent as Chief Financial Officer and will be our general partner’s Chief Financial Officer.

Through our Vessel Manager, we have access to an experienced and qualified work force of shore-based and seagoing personnel. As of December 31, 2012, our Vessel Manager employed approximately 5,300 persons in total, comprised of shore staff and fleet personnel. The applicable collective bargaining agreements covering seagoing employees provide for wage increases, and require our Vessel Manager to make contributions to certain pension and other welfare programs. Seagoing employees on our vessels are paid on a daily or hourly basis and typically work 60 to 120 days, depending on the trade, with vacation pay applicable to the specific rating. Our Vessel Manager’s shore-based personnel that provide services to us are generally salaried and are located primarily in Jacksonville, Florida and Seattle, Washington. We believe that our Vessel Manager’s relations with its employees are strong as we are not aware of any labor disruptions in recent years.

All unlicensed marine personnel are employed by our Vessel Manager under a collective bargaining agreement with the Seafarers International Union (“SIU”). The SIU collective bargaining agreement expires (i) in July 2017, with respect to crewing for Golden State, Pelican State, and Sunshine State and (ii) in September 2015 with respect to crewing for Empire State and Evergreen State. All licensed officers, including our captains, are employed by our Vessel Manager under a collective bargaining agreement with the American Maritime Officers Union (“AMO”). The AMO collective bargaining agreement expires (i) on April 30, 2014 with respect to crewing for Golden State, Pelican State, and Sunshine State and (ii) in September 2015 with respect to Empire State and Evergreen State.

Maritime worker injuries are covered by the Jones Act. The Jones Act permits seamen to sue their employers for job-related injuries. Seamen may sue for work-related injuries under the maritime law doctrine of unseaworthiness. Because our vessel crews are not generally protected by the limits imposed by state workers’ compensation statutes, there is potentially greater exposure for claims made by these employees as compared to employers whose employees are covered by state workers’ compensation laws. While all seamen working on our vessels are employees of our Vessel Manager, pursuant to our Vessel Management Agreements, we are required to indemnify our Vessel Manager for losses it incurs in connection its provision of vessel management services to us, including any losses resulting from legal actions brought by its employees for job-related injuries, unless such losses were caused by the gross negligence or willful default of our Vessel Manager or its employees, agents or sub-contractors.

Legal Proceedings

Currently there are no pending legal proceedings against us. From time to time we have been, and expect to continue to be, subject to legal proceedings and claims in the ordinary course of our business, principally personal injury and property casualty claims. These claims, even if lacking merit, could result in the expenditure of significant financial and managerial resources. We are not aware of any legal proceedings or claims that we believe will have, individually or in the aggregate, a material adverse effect on us.

In 2010, we applied for a $470 million loan guarantee from the U.S. Government pursuant to the U.S. Title XI Federal Ship Financing Program, which provides for a full faith and credit guarantee by the U. S. government of certain indebtedness to promote the growth and modernization of the U.S. merchant marine and U.S. shipyards. The U.S. government denied our original application for a loan guarantee in August 2012, and also denied our amended application for a loan guarantee in November 2012. We do not believe that the U.S. government’s denials comply with applicable laws and regulations, and in December 2012, we filed a lawsuit in federal court seeking judicial review of the denials. Each party has filed a motion requesting that the court enter summary judgment in its favor. Although it is anticipated that briefing on the motions will be completed this fall, we are not able to predict when the court will rule on the motions or whether the court will grant our motion.

Physical Property

Our corporate office is a leased space located in Plymouth Meeting, Pennsylvania.

MANAGEMENT

Management of American Petroleum Tankers Partners LP

Our general partner, American Petroleum Tankers GP LLC, will manage our operations and activities through its directors and officers. References to “our directors” and “our officers” refer to the directors and officers of our general partner. Our general partner is not elected by our unitholders and will not be subject to re-election on a regular basis in the future. Our general partner will be managed by its board of directors, who will be its manager for purposes of the Delaware Limited Liability Company Act. Our Sponsors have the right to appoint our entire board of directors, including our independent directors, and have delegated to our board of directors all power and authority related to management of the Partnership to the fullest extent permitted by law and the general partner’s limited liability company agreement. The board of directors will appoint one or more officers who will serve at the pleasure of the board. Unitholders will not be entitled to elect the directors of our general partner or to participate directly or indirectly in our management or operation. However, our general partner owes a fiduciary duty to us and our unitholders as set forth in the partnership agreement. Our general partner will be liable, as general partner, for all of our debts (to the extent not paid from our assets), except for indebtedness or other obligations that are made specifically nonrecourse to it. Whenever possible, our general partner intends to incur indebtedness or other obligations that are nonrecourse.

Both of the officers of our general partner are also officers of State Class Tankers and will spend a sufficient amount of time overseeing the management, operations, corporate development and future acquisition initiatives of both our business and the business of State Class Tankers. As such, our general partner’s officers and the other individuals providing services to us or our subsidiaries may face a conflict regarding the allocation of their time between our business and the business interests of State Class Tankers or its affiliates. Robert K. Kurz will be the principal executive responsible for the oversight of our affairs.

Directors and Executive Officers of our General Partner

The following table provides information about the directors and executive officers of our general partner. The business address for each of our general partner’s directors and executive officers is 600 W. Germantown Pike, Suite 400, Plymouth Meeting, PA 19462.

Name	Age	Position
Robert K. Kurz	57	Chief Executive Officer
Philip J. Doherty	54	Chief Financial Officer
Sean T. Klimczak	37	Director
Bilal Khan	32	Director
Charles W. Parks, Jr.	62	Director Nominee

Our directors hold office until the earlier of their death, resignation, removal or disqualification or until their successors have been elected and qualified. Our officers serve at the discretion of the board of directors. There are no family relationships among any of our directors or executive officers.

Robert K. Kurz is our general partner’s Chief Executive Officer. Prior to joining APT Parent in January 2010, Mr. Kurz was the President and Chief Executive Officer of American Shipping Company in 2008 and 2009. Mr. Kurz also served in 2006 and 2007 as a partner for the Leland Group, a management consulting firm focused on helping business owners grow their companies. Mr. Kurz began his professional career at Keystone Shipping Co., a wholly-owned subsidiary of Chas. Kurz & Co., Inc. in 1981 rising to the office of President in 1999 through 2005. Mr. Kurz received a Bachelor of Arts from Lafayette College and received a Master of Sciences and U.S. Coast Guard Third Mate License from the State University of New York Maritime College.

Philip J. Doherty is our general partner’s Chief Financial Officer. Prior to joining APT Parent in September 2010, Mr. Doherty was the interim Chief Executive Officer and Chief Financial Officer of Coordinate Home Health Care, Inc., a healthcare company, from 2009 to August 2010. Prior to that Mr. Doherty served as the

Chief Financial Officer and Senior Vice President of Clean Earth, Inc., an environmental services company, from 2005 to 2007, specializing in the treatment and recycling of contaminated soil, dredge spoils and construction materials. Previously, Mr. Doherty served as Chief Executive Officer of Maritrans Inc., a marine petroleum transportation services company, for approximately seven years. Mr. Doherty received a Bachelor of Science and a Master of Science in Chemistry from Tufts University and a Master of Business Administration in Finance and Operations Management from the Wharton School of the University of Pennsylvania.

Sean T. Klimczak is a Senior Managing Director in the Blackstone Group’s Private Equity Group and is based in New York. Since joining Blackstone in 2005, Mr. Klimczak has been involved in the execution of several Blackstone Group investments, including various Sithe Global investments (including Goreway, Bujagali, GNP Mariveles and SKS), Cheniere Energy Partners, PQ Energy, Meerwind, Transmission Developers and The Weather Channel. Before joining the Blackstone Group, Mr. Klimczak was an Associate at Madison Dearborn Partners. Prior to that, Mr. Klimczak worked in the Mergers & Acquisitions department of Morgan Stanley & Company’s Investment Banking Division. Mr. Klimczak received a Bachelor of Business Administration in Finance and Business Economics from the University of Notre Dame, where he graduated summa cum laude and was elected to Beta Gamma Sigma, and a Master of Business Administration with High Distinction from Harvard Business School, where he graduated with the highest academic standing in his class and was selected as a Baker Scholar, a John L. Loeb Fellow, a Henry Ford II Scholar, and a William J. Carey Scholar. Mr. Klimczak serves as a director of Sithe Global, Cheniere Energy Partners, PQ Energy, Meerwind, Transmission Developers, Fisterra Energy and The Blackstone Charitable Foundation.

Bilal Khan is an Associate in the Blackstone Group’s Private Equity Group and is based in New York. Since joining Blackstone in 2009, Mr. Khan has been involved in the execution of several Blackstone Group investments, including Fisterra Energy, PQ Energy and Transmission Developers. Prior to that, Mr. Khan was an Associate at GTCR Golder Rauner, where he was involved with the analysis and execution of private equity investments in a wide range of industries. Prior to that, Mr. Khan worked at Lazard Freres as a Mergers and Acquisitions Analyst, advising clients in the Power & Utilities sectors. Mr. Khan received a Bachelor of Science in Applied Economics from Cornell University, where he graduated magna cum laude. Prior to joining Blackstone in 2009, from 2007 to 2009, Mr. Khan earned a Master of Business Administration from the Wharton School of the University of Pennsylvania and a Master of Arts in International Studies from the University of Pennsylvania. Mr. Khan serves as a director of Fisterra Energy and PQ Energy.

Charles W. Parks, Jr. was the Chairman of the Board and President of Tesoro Maritime Company, a subsidiary of Tesoro Corporation, from 2004 to 2013. During his tenure at Tesoro Maritime Company, Mr. Parks managed a $500 million marine commercial chartering and operations organization. Prior to joining Tesoro Maritime Corporation, Mr. Parks served as Vice President – Marine at Equiva Trading Company, where he managed commercial marine operations for U.S. refining and marketing joint ventures of Shell Oil Company, Texaco Inc. and Saudi Refining, Inc. Mr. Parks began his professional career at Texaco Inc. in 1973 and held a series of senior management positions in Texaco Inc.’s marine transportation business from 1993 to 1998, including President of StenTex LLC, a joint venture company between Texaco Inc. and Stena Bulk AB. Mr. Parks holds a Bachelor of Arts in Mathematics from Rutgers College, a Master of Business Administration in Management from the New York Institute of Technology and attended the Executive Management Program at the Fuqua School of Business of Duke University. Mr. Parks is the Vice Chairman of the Chamber of Shipping of America, a director of the Board of the International Chamber of Shipping and serves on the Associate Members Committee and North American Panel of INTERTANKO.

Composition of the Board of Directors

Our business and affairs are managed under the direction of our board of directors. Our board of directors currently consists of Mr. Klimczak and Mr. Khan. Upon the completion of this offering, we expect our board of directors to initially consist of three directors, all of whom will be designated by our Sponsors and one of whom will be independent in accordance with the requirements of the NYSE. In compliance with the rules of the NYSE and the SEC, two additional independent directors will be appointed within twelve months of listing. Neither our general partner nor its board of directors will be elected by our unitholders. The NYSE does not require a listed limited partnership like us to have a majority of independent directors on the board of directors of our general partner or to establish a compensation committee or a nominating committee. We expect that our board of directors will determine Mr. Parks to be independent under the corporate governance standards of the NYSE and the SEC. Mr. Parks will serve as the initial independent member of the audit committee and the initial member of the conflicts committee of our general partner. We expect that our board of directors will eventually consist of seven directors, at least three of whom will be independent in accordance with the rules of the NYSE.

Background and Experience of Directors

When considering whether directors and nominees have the experience, qualifications, attributes or skills, taken as a whole, to enable our general partner’s board of directors to satisfy its oversight responsibilities effectively in light of our business and structure, our Sponsors focused primarily on each person’s background and experience as reflected in the information discussed in each of the directors’ individual biographies set forth above. We believe that our directors provide an appropriate mix of experience and skills relevant to the size and nature of our business. Our directors hold office until the earlier of their death, resignation, removal or disqualification or until their successors have been elected and qualified. In particular, Mr. Klimczak and Mr. Khan have significant financial, investment and operational experience from their involvement in the Blackstone Group’s investment in numerous portfolio companies and have played active roles in overseeing those businesses. Mr. Parks has significant knowledge of the Jones Act tanker industry gained from more than 20 years of experience in senior management positions in the marine transportation businesses of several major oil companies and as a board member of several high-profile industry groups. In addition, both Mr. Klimczak and Mr. Khan have significant knowledge regarding the numerous financial, operational, acquisition-related and other issues faced by similarly situated companies.

Committees of the Board of Directors

Audit Committee

Our general partner has an audit committee that will be comprised of three directors, one of whom will meet the independence standards of NYSE and all of whom will meet the experience standards established by the NYSE and the Exchange Act. Our board of directors will appoint one additional independent director within 90 days of the date of this prospectus and another independent director within one year of the date of this prospectus. The non-independent members of the audit committee will resign from the committee as the additional independent directors are added to the committee. The audit committee will assist the board of directors in its oversight of the integrity of our financial statements and our compliance with legal and regulatory requirements and corporate policies and controls. The audit committee will have the sole authority to retain and terminate our independent registered public accounting firm, approve all auditing services and related fees and terms thereof, and pre-approve any non-audit services to be rendered by our independent registered public accounting firm. The audit committee will also be responsible for confirming the independence and objectivity of our independent registered public accounting firm. Our independent registered public accounting firm will be given unrestricted access to the audit committee.

Conflicts Committee

Our general partner has a conflicts committee which will initially be comprised of one independent director. Our board of directors will appoint one additional independent director within 90 days of the date of this prospectus, and at all times thereafter, the conflicts committee will be comprised of at least two independent directors. The conflicts committee may be asked to review specific matters that the board of directors believes may involve conflicts of interest between us, our unaffiliated limited partners and our Sponsors. The conflicts committee will determine if the resolution of any conflict of interest referred to it by our general partner is in our best interests. There is no requirement (other than pursuant to the terms of the option agreement with State Class Tankers) that our general partner seek the approval of the conflicts committee for the resolution of any conflict. The members of the conflicts committee may not be officers or employees of our general partner or directors, officers or employees of its affiliates, may not hold an ownership interest in our general partner or its affiliates other than (i) a passive interest in a publicly traded affiliate and (ii) common units or awards under any long-term incentive plan, equity compensation plan or similar plan implemented by our general partner or us, and must meet the independence and experience standards established by the NYSE, the Exchange Act and other federal securities laws. Any matters approved by the conflicts committee in good faith will be deemed to be approved by all of our partners and not a breach by our general partner or the conflicts committee of any duties it may owe to us or our unitholders. Any unitholder challenging any action taken or not taken by the conflicts committee will have the burden of proving that the members of the conflicts committee did not subjectively believe that the action or inaction, as applicable, was in our best interests. Moreover, any acts taken or omitted to be taken in reliance upon the advice or opinions of experts such as legal counsel, accountants, appraisers, management consultants and investment bankers, where our general partner (or any members of our board of directors of including any member of the conflicts committee) reasonably believes the advice or opinion to be within such person’s professional or expert competence, shall be conclusively presumed to have been done or omitted in good faith.

Reimbursement of Expenses of Our General Partner

Our general partner will not receive any management fee or other compensation in connection with its activities as general partner, but will be entitled to reimbursement for all direct expenses incurred on our behalf. Please read “Certain Relationships and Related Party Transactions.” However, our general partner and its affiliates may charge the Partnership or any of its subsidiaries a management fee to the extent necessary to allow us to reduce the amount of any state franchise or income tax or any tax based upon the revenues or gross margin of the Partnership or any of its subsidiaries if the tax benefit of such fee would exceed the amount of such fee.

Code of Business Conduct and Ethics

We will adopt a Code of Business Conduct and Ethics that applies to all of our officers and employees, including our principal executive officer, principal financial officer and principal accounting officer, which will be posted on our corporate website at http://www.americanpetroleumtankers.com. Our Code of Business Conduct and Ethics will be a “code of ethics”, as defined in Item 406(b) of Regulation S-K. Please note that our website address is provided as an inactive textual reference only. We will make any legally required disclosures regarding amendments to, or waivers of, provisions of our code of ethics on our website.

Executive Compensation

We and our general partner were formed in August 2013. While, our general partner did not accrue any obligations with respect to management incentive or retirement benefits for its directors and executive officers for the 2012 fiscal year or prior periods, Messrs. Kurz and Doherty acted as the Chief Executive Officer and Chief Financial Officer for APT Parent in fiscal years 2010, 2011 and 2012.

Summary Compensation Table

The following table summarizes the compensation earned by the named executive officers (as defined in Item 402 of Regulation S-K under the Securities Act of 1933, as amended) in their capacities at APT Parent listed below during the calendar years presented. APT Parent did not have any employees prior to 2010. We do not have any executive officers except those listed below.

Name and Principal Position	Year	Salary(1)	Bonus	Predecessor Membership Interest Awards	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All other Compensation(2)	Total
Robert K. Kurz,	2012	$400,000	$300,000	—	—	—	—	$11,250	$711,250
Chief Executive Officer	2011	375,000	275,000	—	—	—	—	11,000	661,000
	2010	341,346	250,000	—	—	—	—	10,968	602,314

Philip J. Doherty	2012	$230,000	$80,500	—	—	—	—	$11,250	$321,750
Chief Financial Officer	2011	215,000	75,250	—	—	—	—	11,000	301,250
	2010	71,589	25,000	—	—	—	—	5,317	101,906

(1)	Mr. Doherty was hired in September 2010, and the table shows the pro rata portion of his $215,000 annual salary that he actually earned.
(2)	The amounts shown represent contributions by us to both of our executive officers’ 401(k) plans in 2012, 2011 and 2010.

Outstanding Equity Awards at 2012 Fiscal Year End

The following table provides information regarding equity awards made to our named executive officers that were outstanding as of December 31, 2012. The equity awards held by the named executive officers are incentive A interests and incentive B interests of APT HoldCo II LLC, a Delaware limited liability company (“HoldCo II”), that owns Class A member interests of Holding. Except for the incentive A interests and incentive B interests that have been awarded to Mr. Kurz, all the remaining equity interests in HoldCo II are owned by our Sponsors, each representing an indirect equity interest in APT Parent.

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
Robert K. Kurz	—	(1)	—	(2)
Philip Doherty	—		—

(1)	Represents 1.43157 incentive A interests and 6.19 incentive B interests, which had not vested as of December 31, 2012. Both incentive A interests and incentive B interests vest in accordance with the following schedule: 20% of such interests vested on the initial date of grant (October 11, 2011), 20% of the interests vested on each of December 31, 2011 and December 31, 2012, and an additional 20% will vest on each December 31 thereafter, subject to continued employment. In addition, in the event of a change in control of Holding in which the Class A members of Holding receive aggregate distributions on or prior to such change in control representing a 15% or greater internal rate of return, all of such interests shall fully vest.
(2)	We believe that the value of the incentive A and incentive B interests was zero as of December 31, 2012 because the value of our business had not appreciated to a level that would have created value in the incentive A and incentive B interests.

Deferred Compensation Arrangement

On October 11, 2011, APT Parent entered into a Deferred Compensation arrangement (the “Deferred Compensation Agreement”) with Mr. Kurz, whereby Mr. Kurz has the right to receive 0.5% of the amounts, in excess of a hurdle amount (as defined in the Deferred Compensation Agreement), repaid to the lenders under the sponsor facility. Mr. Kurz’s right to receive awards pursuant to the Deferred Compensation Agreement is subject to vesting. Twenty percent (20%) of the award vested upon the execution of the Deferred Compensation Agreement. An additional twenty percent (20%) vested on each of December 31, 2011 and December 31, 2012 and an additional twenty percent (20%) will vest on each December 31 thereafter. However, at any time, the award is subject to vesting in full (to the extent not previously forfeited) upon a change of control of Holding in which the Class A Members of Holding realize an internal rate of return of at least fifteen percent (15%). In addition to the Deferred Compensation Agreement.

In April 2013, the loans outstanding under the sponsor facility were converted into Class A member interests of Holding. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Borrowing Activities—April 2013 Refinancing.” On April 1, 2013, APT Parent and Mr. Kurz entered into Amendment No. 1 to the Deferred Compensation Agreement. The amendment made changes to certain definitions and provides that, among other things, (a) Mr. Kurz is entitled to 0.5% of the amounts received by our Sponsors in respect of their capital contributions in Holding in excess of a hurdle amount (as defined in the amendment), (b) the conversion of the sponsor facility loans into Class A member interests of Holding did not constitute a repayment of the sponsor facility for purposes of the Deferred Compensation Agreement and (c) no payment was due to Mr. Kurz under the Deferred Compensation Agreement as a result of the conversion of the sponsor facility loans into Class A member interests of Holding.

Incentive Interest Awards

Mr. Kurz has been awarded certain Incentive A Interests and Incentive B Interests in HoldCo II, which interests vest as described above under “—Outstanding Equity Awards at 2012 Fiscal Year End.”

Summary of Employment Agreements

Mr. Kurz entered into an employment agreement with American Petroleum Tankers LLC on December 30, 2009. The initial term of Mr. Kurz’s agreement was for one year, and the agreement automatically extends for successive one-year terms unless either party provides notice of non-extension at least 60 days prior to the expiration of the then one-year term. Mr. Kurz receives a base salary of $400,000, subject to review and potential increase, from time to time (but no less than annually), by BCPV and an annual bonus targeted at 50% of his base salary. Mr. Kurz is entitled to employee benefits (including health insurance) and reimbursement for all appropriate business expenses in connection with his duties and in accordance with American Petroleum Tankers LLC’s policies.

Upon a termination for “cause,” as defined in his employment agreement, or due to Mr. Kurz’s death or “disability,” as defined in his employment agreement, Mr. Kurz or his legal representatives (as appropriate) would be entitled to the following:

•	accrued but unpaid base salary to the date of termination;

•	the unpaid portion of his annual bonus, if any, relating to any fiscal year prior to the fiscal year of such termination; and

•	accrued expenses not yet reimbursed to the date of termination.

In addition to accrued amounts owed to Mr. Kurz at the date of termination, upon a termination without “cause,” as defined in his employment agreement, termination by reason of non-extension of the employment term by American Petroleum Tankers LLC or if Mr. Kurz terminates his employment for any reason, upon a valid release acceptable to American Petroleum Tankers LLC, Mr. Kurz would be entitled to receive continued payment of his base salary for a period of six months, subject to continued compliance with certain restrictive covenants.

During the term of Mr. Kurz’s employment and for period of six months following termination of his employment for any reason, Mr. Kurz is subject to customary non-competition and non-solicitation restrictions. Additionally, during the term of Mr. Kurz’s employment, and at any time thereafter, Mr. Kurz is subject to customary confidentiality and non-disparagement restrictions.

Mr. Doherty entered into an employment agreement with APT Parent on August 9, 2010. The initial term of Mr. Doherty’s agreement was for one year, and the agreement automatically extends for successive one-year terms unless either party provides notice of non-extension at least 60 days prior to the expiration of the then-current term. Mr. Doherty receives a base salary of $230,000, subject to annual review and increase or decrease from time to time, by APT Parent, and an annual bonus of up to 35% of his base salary. Mr. Doherty is entitled to employee benefits (including health insurance) and expense reimbursement for all appropriate business expenses in connection with his duties and in accordance with APT Parent’s policies.

Upon a termination for “cause,” as defined in his employment agreement, termination due to Mr. Doherty’s death or “disability,” as defined in his employment agreement, or if Mr. Doherty terminates his employment for any reason, Mr. Doherty or his legal representatives (as appropriate) would be entitled to the following:

•	accrued but unpaid base salary to the date of termination;

•	the unpaid portion of his annual bonus, if any, relating to any fiscal year prior to the fiscal year of such termination; and

•	accrued expenses not yet reimbursed to the date of termination.

In addition to accrued amounts owed to Mr. Doherty at the date of termination, upon a termination without “cause,” as defined in his employment agreement or termination by reason of non-extension of the employment term by APT Parent, upon a valid release acceptable to APT Parent, Mr. Doherty would be entitled to receive continued payment of his base salary for a period of six months, subject to continued compliance with certain restrictive covenants.

During the term of Mr. Doherty’s employment and for period of six months following termination of his employment for any reason, Mr. Doherty is subject to customary non-competition and non-solicitation restrictions. Additionally, during the term of Mr. Doherty’s employment, and at any time thereafter, Mr. Doherty is subject to customary confidentiality and non-disparagement restrictions.

Compensation Arrangements in Connection with This Offering

Our board of directors reviewed the cash compensation arrangements for our executive officers and determined to increase the base salary and/or target annual bonus opportunities for such individuals, including for our named executive officers. Our board of directors determined that setting base salary and target annual bonus opportunities at these levels was appropriate to reward performance and ensure retention as we transition from a private to a publicly traded company. The following table sets forth the new base salaries and target annual bonus opportunities for our named executive officers, effective as of January 1, 2014:

	Base Salary	Bonus Potential Percentage		Bonus Potential Target
Robert Kurz	$425,000		(1)		$(1)
Phillip Doherty	$275,000	40%		$110,000

(1)	Robert Kurz’s bonus potential target is within the discretion of the Board.

2013 Omnibus Incentive Plan

In connection with this offering, our board of directors expects to adopt the 2013 Omnibus Incentive Plan prior to the completion of the offering.

Purpose

The purpose of the 2013 Omnibus Incentive Plan is to provide a means through which to attract and retain key personnel and to provide a means whereby our directors, officers, employees, consultants and advisors (and prospective directors, officers, employees, consultants and advisors) can acquire and maintain an equity interest in us, or be paid incentive compensation, including incentive compensation measured by reference to the value of our units, thereby strengthening their commitment to our welfare and aligning their interests with those of our unitholders.

Administration

The 2013 Omnibus Incentive Plan will be administered by the board of directors or a committee of the board of directors to which the board of directors has delegated the power to administer the 2013 Omnibus Incentive Plan. Unless context otherwise requires, all references to the board of directors in this subsection include reference to any such committee. The board of directors has the sole and plenary authority to establish the terms and conditions of any award consistent with the provisions of the 2013 Omnibus Incentive Plan. The board of directors is authorized to interpret, administer, reconcile any inconsistency in, correct any defect in and/or supply any omission in the 2013 Omnibus Incentive Plan and any instrument or agreement relating to, or any award granted under, the 2013 Omnibus Incentive Plan; establish, amend, suspend, or waive any rules and regulations and appoint such agents as the board of directors deems appropriate for the proper administration of the 2013 Omnibus Incentive Plan; and to make any other determination and take any other action that the board of directors deems necessary or desirable for the administration of the 2013 Omnibus Incentive Plan. Except to the extent prohibited by applicable law or the applicable rules and regulations of any securities exchange or inter-dealer quotation system on which our securities are listed or traded, the board of directors may allocate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any part of its responsibilities and powers to any person or persons selected by it in accordance with the terms of the 2013 Omnibus Incentive Plan. Any such allocation or delegation may be revoked by the board of directors at any time. Unless otherwise expressly provided in the 2013 Omnibus Incentive Plan, all designations, determinations, interpretations, and other decisions under or with respect to the 2013 Omnibus Incentive Plan or any award or any documents evidencing awards granted pursuant to the 2013 Omnibus Incentive Plan are within the sole discretion of the board of directors, may be made at any time and are final, conclusive and binding upon all persons or entities, including, without limitation, us, any holder or beneficiary of any award, and any of our unitholders.

Units Subject to the 2013 Omnibus Incentive Plan

The 2013 Omnibus Incentive Plan provides that the total number of units that may be issued under the 2013 Omnibus Incentive Plan is                     . Except for substitute awards (as described below), in the event any award terminates, lapses, or is settled without the payment of the full number of units subject to such award, including as a result of net settlement of the award or as a result of the award being settled in cash, the undelivered units may be granted again under the 2013 Omnibus Incentive Plan, unless the units are surrendered after the termination of the 2013 Omnibus Incentive Plan, and only if unitholder approval is not required under the then-applicable rules of the exchange on which the units are listed. Awards may, in the sole discretion of the board of directors, be granted in assumption of, or in substitution for, outstanding awards previously granted by an entity directly or indirectly acquired by us or with which we combine (referred to as “substitute awards”), and such substitute awards shall not be counted against the total number of units that may be issued under the 2013 Omnibus Incentive Plan. No award may be granted under the 2013 Omnibus Incentive Plan after the tenth anniversary of the effective date (as defined therein), but awards theretofore granted may extend beyond that date.

Options

The board of directors may grant options under the 2013 Omnibus Incentive Plan, with terms and conditions determined by the board of directors that are not inconsistent with the 2013 Omnibus Incentive Plan;

provided that all options granted under the 2013 Omnibus Incentive Plan are required to have a per unit exercise price that is not less than 100% of the fair market value of our units underlying such options on the date an option is granted (other than in the case of options that are substitute awards). The maximum term for options granted under the 2013 Omnibus Incentive Plan will be ten years from the initial date of grant. However, if an option would expire at a time when trading of units is prohibited by our insider trading policy (or any “blackout period” imposed by us), the term will automatically be extended to the 30th day following the end of such period. The purchase price for the units as to which an option is exercised may be paid to us, to the extent permitted by law (i) in cash or its equivalent at the time the option is exercised, (ii) in units having a fair market value equal to the aggregate exercise price for the units being purchased and satisfying any requirements that may be imposed by the board of directors, or (iii) by such other method as the board of directors may permit in its sole discretion, including without limitation (A) in other property having a fair market value on the date of exercise equal to the purchase price; (B) if there is a public market for the units at such time, through the delivery of irrevocable instructions to a broker to sell the units being acquired upon the exercise of the option and to deliver to us the amount of the proceeds of such sale equal to the aggregate exercise price for the units being purchased, or (C) through a “net exercise” procedure effected by withholding the minimum number of units needed to pay the exercise price and all applicable required withholding taxes. Any fractional units will be settled in cash.

Unit Appreciation Rights

The board of directors may grant unit appreciation rights, with terms and conditions determined by the board of directors that are not inconsistent with the 2013 Omnibus Incentive Plan. Generally, each unit appreciation right will entitle the participant, upon exercise, to an amount (in cash, units or a combination of cash and units, as determined by the board of directors) equal to the product of (i) the excess of (A) the fair market value on the exercise date of one unit, over (B) the strike price per unit, times (ii) the number of units covered by the unit appreciation right. The strike price per unit of a unit appreciation right will be determined by the board of directors at the time of grant but in no event may such amount be less than the fair market value of a unit on the date the unit appreciation right is granted (other than in the case of unit appreciation rights granted in substitution of previously granted awards). The board of directors may in its sole discretion substitute, without the consent of the holder or beneficiary of such unit appreciation rights, unit appreciation rights settled in units (or settled in units or cash in the sole discretion of the board of directors) for options.

Restricted Units and Phantom Units

The board of directors may grant restricted units or phantom units, representing the right to receive, upon the expiration of the applicable restricted period, one unit for each restricted unit, or, in the sole discretion of the board of directors, the cash value thereof (or any combination thereof). As to restricted units, subject to the other provisions of the 2013 Omnibus Incentive Plan, the holder will generally have the rights and privileges of a unitholder as to such restricted units, including without limitation the right to vote such restricted units (except, that if the lapsing of restrictions with respect to such restricted units is contingent on satisfaction of performance conditions other than or in addition to the passage of time, any dividends payable on such restricted units will be retained, and delivered without interest to the holder of such units when the restrictions on such units lapse). To the extent provided in the applicable award agreement, the holder of outstanding restricted units will be entitled to be credited with dividend equivalent payments (upon the payment by us of dividends on units) either in cash or, at the sole discretion of the board of directors, in units having a value equal to the amount of such dividends (and interest may, at the sole discretion of the board of directors, be credited on the amount of cash dividend equivalents at a rate and subject to such terms as determined by the board of directors), which will be payable at the same time as the underlying restricted units are settled following the release of restrictions on such restricted units.

Other Unit-Based Awards

The board of directors may issue unrestricted units, rights to receive grants of awards at a future date, or other awards denominated in units under the 2013 Omnibus Incentive Plan, including performance units.

Effect of Certain Events on 2013 Omnibus Incentive Plan and Awards

In the event of (a) any dividend (other than regular cash dividends) or other distribution (whether in the form of cash, units, other securities or other property), recapitalization, unit split, reverse unit split, reorganization, merger, consolidation, split-up, split-off, spin-off, combination, repurchase or exchange of our units or other securities, issuance of warrants or other rights to acquire our units or other securities, or other similar corporate transaction or event (including, without limitation, a change in control, as defined in the 2013 Omnibus Incentive Plan) that affects units, or (b) unusual or nonrecurring events (including, without limitation, a change in control) affecting us, any affiliate, or the financial statements of us or any affiliate, or changes in applicable rules, rulings, regulations or other requirements of any governmental body or securities exchange or inter-dealer quotation system, accounting principles or law, such that in either case an adjustment is determined by the board of directors in its sole discretion to be necessary or appropriate, then the board of directors must make any such adjustments in such manner as it may deem equitable, including without limitation, any or all of: (i) adjusting any or all of (A) the unit limits applicable under the 2013 Omnibus Incentive Plan with respect to the number of awards which may be granted hereunder, (B) the number of our units or other securities which may be delivered in respect of awards or with respect to which awards may be granted under the 2013 Omnibus Incentive Plan and (C) the terms of any outstanding award, including, without limitation, (1) the number of units subject to outstanding awards or to which outstanding awards relate, (2) the exercise price or strike price with respect to any award or (3) any applicable performance measures; (ii) providing for a substitution or assumption of awards, accelerating the exercisability of, lapse of restrictions on, or termination of, awards or providing for a period of time for participants to exercise outstanding awards prior to the occurrence of such event; and (iii) cancelling any one or more outstanding awards and causing to be paid to the holders holding vested awards (including any awards that would vest as a result of the occurrence of such event but for such cancellation) the value of such awards, if any, as determined by the board of directors (which if applicable may be based upon the price per unit received or to be received by our other unitholders in such event), including without limitation, in the case of options and unit appreciation rights, a cash payment equal to the excess, if any, of the fair market value of the unit subject to the option or unit appreciation right over the aggregate exercise price thereof. For the avoidance of doubt, the board of directors may cancel any option or unit appreciation right for no consideration if the fair market value of the units subject to such option or unit appreciation right is less than or equal to the aggregate exercise price or strike price of such option or unit appreciation right.

Nontransferability of Awards

An award will not be transferable or assignable by a participant other than by will or by the laws of descent and distribution and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance will be void and unenforceable against us or any affiliate. However, the board of directors may, in its sole discretion, permit awards to be transferred, including transfer to a participant’s family members, any trust established solely for the benefit of a participant or such participant’s family members, any partnership or limited liability company of which a participant, or a participant and such participant’s family members, are the sole member(s), and a beneficiary to whom donations are elibigle to be treated as “charitable contributions” for tax purposes.

Amendment and Termination

The board of directors may amend, alter, suspend, discontinue, or terminate the 2013 Omnibus Incentive Plan or any portion thereof at any time; provided, that no such amendment, alteration, suspension, discontinuation or termination may be made without unitholder approval if (i) such approval is necessary to comply with any regulatory requirement applicable to the 2013 Omnibus Incentive Plan or for changes in GAAP to new accounting standards, (ii) it would materially increase the number of securities which may be issued under the 2013 Omnibus Incentive Plan (except for adjustments in connection with certain corporate events), or (iii) it would materially modify the requirements for participation in the 2013 Omnibus Incentive Plan; provided, further, that any such amendment, alteration, suspension, discontinuance or termination that would materially and adversely affect the rights of any participant or any holder or beneficiary of any award shall not to that extent be effective without such individual’s consent. Additionally, the board of directors may, to the extent consistent with the terms of any applicable award agreement, waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate, any award granted or the associated award agreement, prospectively or retroactively, subject to the consent of the affected participant if any such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination would materially and adversely affect the rights of any participant with respect to such award; provided, further, that without unitholder approval, except as otherwise permitted in the 2013 Omnibus Incentive Plan, (i) no amendment or modification may reduce the exercise price of any option or the strike price of any unit appreciation right, (ii) the board of directors may not cancel any outstanding option or unit appreciation right and replace it with a new option or unit appreciation right (with a lower exercise price or strike price, as the case may be) or other award or cash payment that is greater than the value of the cancelled option or unit appreciation right, and (iii) the board of directors may not take any other action which is considered a “repricing” for purposes of the unitholder approval rules of any securities exchange or inter-dealer quotation system on which our securities are listed or quoted.

Dividends and Dividend Equivalents

The board of directors, in its sole discretion, may provide part of an award with dividends or dividend equivalents, on such terms and conditions as may be determined by the board of directors, in its sole discretion; provided, that no dividend equivalents shall be payable in respect of outstanding (i) options or unit appreciation rights or (ii) unvested or unearned awards subject to performance conditions (other than or in addition to the passage of time) (although dividend equivalents may be accumulated in respect of unvested awards and paid within 15 days after such awards vest or become payable or distributable).

Clawback/Forfeiture

An award agreement may provide that the board of directors may, in its sole discretion, cancel an award if the participant is terminated for “cause” (as defined in the 2013 Omnibus Incentive Plan) or otherwise has engaged in or engages in detrimental activity that is in conflict with or adverse to our interests or the interests of any affiliate, including fraud or conduct contributing to any financial restatements or irregularities, as determined by the board of directors in its sole discretion. The board of directors may also provide in an award agreement that if the participant otherwise has engaged in or engages in any activity referred to in the preceding sentence, the participant will forfeit any gain realized on the vesting or exercise of such award, and must repay the gain to us. The board of directors may also provide in an award agreement that if the participant receives any amount in excess of what the participant should have received under the terms of the award for any reason (including without limitation by reason of a financial restatement, mistake in calculations or other administrative error), then the participant shall be required to repay any such excess amount to us. Without limiting the foregoing, all awards shall be subject to reduction, cancellation, forfeiture or recoupment to the extent necessary to comply with applicable law.

Compensation of Directors

Our general partner and its board of directors were formed in August 2013, and our general partner did not have any directors during fiscal year 2012. While we have not yet established a formal compensation program for our non-employee directors, going forward, we believe that attracting and retaining qualified non-employee directors will be critical to our growth and governance. Following the completion of this offering, we intend to pay a $                 cash retainer to our independent directors for serving as directors. We also believe that the compensation package for our non-employee directors should require that a portion of the total compensation package be equity-based to align the interests of our directors with those of our unitholders. We anticipate that directors who are also our employees will not receive any additional compensation for their service on our general partner’s board of directors.

PRINCIPAL UNITHOLDERS

The following table sets forth information regarding the beneficial ownership of our common units and subordinated units by (1) each person known to us to beneficially own more than 5% of any class of our outstanding voting securities, (2) each of the directors, director nominees and named executive officers of our general partner and (3) all directors, director nominees and executive officers of our general partner as a group. In addition, our general partner will own a non-economic general partner interest in us. Ownership of our units by non-U.S. citizens will be subject to limitations pursuant to the terms of our partnership agreement. See “The Partnership Agreement—Ownership by Non-U.S. Citizens.”

The information in the table below assumes no exercise of the underwriters’ option to purchase additional common units. Following this offering, there will be                  common units and                  subordinated units outstanding, representing a     % and     % limited partner interest in us, respectively. If the underwriters exercise their option to purchase additional common units in full, Holding’s percentage of common units to be beneficially owned after the offering will decrease to     %, and its percentage of total common and subordinated units to be beneficially owned will decrease to     %. The exercise of the underwriters’ option will not affect the total number of common units outstanding or the amount of cash needed to pay the minimum quarterly distribution on all units. As of                  , Holding held all of our common units.

We have determined beneficial ownership in accordance with the rules of the SEC. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. Except as indicated by footnote, the persons named in the table below have sole voting and investment power with respect to all units shown as beneficially owned by them, subject to community property laws where applicable.

Except as otherwise indicated in the footnotes below, the address of each beneficial owner is c/o American Petroleum Tankers Partners LP, 600 W. Germantown Pike, Suite 400, Plymouth Meeting, PA 19462.

	Common Units to be Beneficially Owned After the Offering			Subordinated Units to be Beneficially Owned After the Offering			Percentage of Total Common and Subordinated Units to be Beneficially Owned After the Offering
	Number	Percent		Number	Percent

American Petroleum Tankers Holding LLC(1)			%		100	% %
Robert K. Kurz(2)
Philip J. Doherty
Sean T. Klimczak(3)
Bilal Khan(4)
Charles W. Parks, Jr.
All directors, director nominees and executive officers as a group (5 persons)

(1)

The membership interests of Holding are held by a private investor group, including affiliates of the Blackstone Group and Cerberus. BCPV is the managing member of Holding. BCPV, Blackstone Family Investment Partnership V-A USS SMD L.P. (“BCP Family SMD”), Blackstone Participation Partnership V USS L.P. (“Participation”), Blackstone Family Investment Partnership V USS L.P. (“BCP Family”, and together with Participation, “BCP Family Funds”), Blackstone Mezzanine Partners II USS L.P. (“Mezzanine II”), Blackstone Mezzanine Holdings II USS L.P. (“Mezzanine Holdings”) and Blackstone Family Mezzanine Partnership II USS SMD L.P. (“Mezzanine Family SMD”, and collectively with BCPV, BCP

Family SMD, BCP Family Funds, Mezzanine II and Mezzanine Holdings, the “Blackstone Funds”) beneficially own, including through their investment in HoldCo II, 75.18% of the Class A member interests in Holding and 78.50% of the Class B member interests in Holding. Blackstone Management Associates V APT L.L.C. (“BMA V”) is the general partner of BCPV. BCP V USS Side-by-Side GP L.L.C. (“BCP SBS GP”) is the general partner of the BCP Family Funds. Blackstone Mezzanine Management Associates II APT L.L.C. (“BMMA II”) is the general partner of Mezzanine II. BMP II USS Side-by-Side GP L.L.C. (“BMP SBS GP”) is the general partner of Mezzanine Holdings. Blackstone Family GP L.L.C. is the sole member of BMA V and BMMA II and the general partner of Mezzanine Family SMD and BCP Family SMD. Blackstone Holdings II L.P. is the sole member of BCP SBS GP and BMP SBS GP. Blackstone Family GP L.L.C. is wholly owned by the Blackstone Group’s senior managing directors and controlled by its founder, Stephen A. Schwarzman. The general partner of Blackstone Holdings II L.P. is Blackstone Holdings I/II GP Inc. The sole shareholder of Blackstone Holdings I/II GP Inc. is the Blackstone Group. The Blackstone Group is controlled by its general partner, Blackstone Group Management L.L.C. Blackstone Group Management L.L.C. is wholly owned by the Blackstone Group’s senior managing directors and controlled by its founder, Stephen A. Schwarzman. Mr. Stephen A. Schwarzman is the founding member of Blackstone Family GP L.L.C. and Blackstone Group Management L.L.C. and as such may be deemed to beneficially own the member interests held or controlled by the Blackstone Funds. Each of the Blackstone entities and Mr. Schwarzman disclaims beneficial ownership of such member interests. The address of the Blackstone Funds is c/o The Blackstone Group L.P., 345 Park Avenue, New York, New York, 10154.

Cerberus	Partners, L.P. and Styx Partners, L.P., affiliates of Cerberus, collectively beneficially hold 24.82% of the Class A member interests in Holding and 21.50% of the Class B member interests in Holding. Stephen Feinberg, through one or more entities, possesses the sole power to vote and sole power to direct the disposition of all member interests of Holding held by Cerberus Partners, L.P. and Styx Partners, L.P. The address for Mr. Feinberg is c/o Cerberus Capital Management, L.P., 875 Third Avenue, New York, New York 10022.
(2)	Robert K. Kurz holds two classes of non-voting incentive interests in HoldCo II, incentive A and incentive B interests. HoldCo II is a Class A member of Holding. The incentive A interests entitle Mr. Kurz to 1.5% of the distributions from Holding to HoldCo II only after the Class A members of Holding have received distributions from Holding in the amount of $468 million in respect of capital contributions resulting from their conversion of the sponsor facility to Class A member interests. The incentive B interests entitle Mr. Kurz to an additional 6% of the distributions from Holding to HoldCo II (for a total of 7.5% of the distributions from Holding to HoldCo II) only after the attainment of an additional hurdle where the other members of HoldCo II have received $35 million in aggregate distributions.
(3)	Mr. Klimczak is a Senior Managing Director of the Blackstone Group. Mr. Klimczak disclaims beneficial ownership of any shares of the issuer’s equity securities owned by the Blackstone Funds or their affiliates. The address for Mr. Klimczak is c/o The Blackstone Group L.P., 345 Park Avenue, New York, New York 10154.
(4)	Mr. Khan is an Associate of the Blackstone Group. Mr. Khan disclaims beneficial ownership of any shares of the issuer’s equity securities owned by the Blackstone Funds or their affiliates. The address for Mr. Khan is c/o The Blackstone Group L.P., 345 Park Avenue, New York, New York 10154.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

At the closing of this offering, our Sponsors will, through Holding, own         common units and all of our subordinated units, representing a         % limited partner interest in us, assuming no exercise of the underwriters’ option to purchase additional common units. In addition, our Sponsors will own our general partner, which will control us and hold a non-economic general partner interest in us and will initially hold all of our incentive distribution rights.

Distributions and Payments to Our General Partner and Its Affiliates

The following table summarizes the distributions and payments to be made by us to our general partner and its affiliates in connection with our formation, ongoing operation and any liquidation. These distributions and payments were determined by and among affiliated entities and, consequently, are not the result of arm’s-length negotiations.

Formation Stage

The Formation Transactions

At or prior to the closing of this offering, the following transactions will occur:

•     we will issue to Holding, an entity owned and controlled by our Sponsors, common units and all of our subordinated units, representing a     % limited partner interest in us;

•     Holding will contribute to us the existing subsidiaries of Holding which directly or indirectly own the Golden State, the Pelican State, the Sunshine State, the Empire State and the Evergreen State;

•     we will issue to American Petroleum Tankers GP LLC, an entity owned and controlled by our Sponsors, a non-economic general partner interest in us and all of our incentive distribution rights, which will entitle American Petroleum Tankers GP LLC to increasing percentages of the cash we distribute in excess of $         per unit per quarter;

•     we will sell common units to the public in this offering, representing a     % limited partner interest in us; and

•     we will use the proceeds from this offering to repay a portion of the borrowings under our existing credit facility and to fund a cash distribution to Holding.

In addition, at or prior to the closing of this offering:

•     we will enter into an option agreement with State Class Tankers and our general partner governing our option to purchase the State Class newbuild vessels.

The common units and subordinated units to be owned by Holding after giving effect to this offering represent a % limited partner interest in us, assuming no exercise of the underwriters’ option to purchase additional common units. For more information, please read “The Partnership Agreement—Voting Rights” and “The Partnership Agreement—Amendment of the Partnership Agreement.”

Operational Stage

Distributions of available cash to Holding, our general partner and their affiliates	We will generally make cash distributions of available cash to unitholders (including Holding, the holder of common units and all of our subordinated units).

In addition, if distributions exceed the minimum quarterly distribution and other higher target levels, the holders of our incentive distribution rights will be entitled to increasing percentages of the distributions, up to 50% of the distributions above the highest target level. We refer to the rights to the increasing distributions as “incentive distribution rights.” Please read “How We Make Cash Distributions—General Partner Interest and Incentive Distribution Rights” for more information regarding the incentive distribution rights.

Assuming we have sufficient available cash to pay the full minimum quarterly distribution on all of our outstanding units for four quarters, but no distributions in excess of the full minimum quarterly distribution, Holding would receive an annual distribution of approximately $ million on its common and subordinated units.

Payments to our general partner and its affiliates	Our general partner will not receive any management fee or other compensation in connection with its activities as general partner, but will be entitled to reimbursement for all direct expenses it incurs on our behalf.

Withdrawal or removal of our general partner	If our general partner withdraws or is removed, its general partner interest will either be sold to the new general partner for cash or converted into common units, in each case for an amount equal to the fair market value of those interests. Please read “The Partnership Agreement—Withdrawal or Removal of our General Partner.”

Liquidation Stage

Liquidation	Upon our liquidation, the partners, including our general partner, will be entitled to receive liquidating distributions as described in “The Partnership Agreement—Liquidation and Distribution of Proceeds.”

Agreements Governing the Formation Transactions

We, our general partner, Holding, State Class Tankers our subsidiaries and certain affiliates have entered into or will enter into various documents and agreements that will effect the transactions relating to our formation and this offering, including the vesting of assets in, and the assumption of liabilities by, us and our subsidiaries. These agreements will not be the result of arm’s-length negotiations and they, or any of the transactions that they provide for, may not be effected on terms at least as favorable to the parties to these agreements as they could have obtained from unaffiliated third parties. All of the transaction expenses incurred in connection with these transactions will be paid from the proceeds of this offering.

Contribution Agreement

In connection with the closing of this offering, we will enter into a contribution, conveyance and assumption agreement, which we refer to as the contribution agreement, with Holding and certain of its subsidiaries that will effect the transactions described above, including the transfer of the ownership interests in our subsidiaries that own the vessels, and the use of the net proceeds of this offering. This agreement will not be the result of arm’s-length negotiations, and it, or any of the transactions that it provides for, may not be effected on terms at least as favorable to the parties to this agreement as could have been obtained from unaffiliated third parties. All of the transaction expenses incurred in connection with these transactions will be paid from the proceeds of this offering.

Registration Rights Agreement

Under our registration rights agreement, our general partner, Holding and their affiliates have the right to cause us to register under the Securities Act and applicable state securities laws the offer and sale of any common units that they hold. Subject to the terms and conditions of the registration rights agreement, these registration rights allow our general partner, Holding and their affiliates or their assignees holding any common units to require registration of any of these common units and to include any of these common units in a registration by us of other common units, including common units offered by us or by any unitholder. Our general partner, Holding and their affiliates will continue to have these registration rights for two years following our general partner’s withdrawal or removal as our general partner. In connection with any registration of this kind, we will indemnify each unitholder participating in the registration and its officers, directors and controlling persons from and against any liabilities under the Securities Act or any applicable state securities laws arising from the registration statement or prospectus. We will bear all costs and expenses incidental to any registration, excluding any underwriting discounts and commissions. In connection with these registration rights, we will not be required to pay any damages or penalties related to any delay or failure to file a registration statement or to cause a registration statement to become effective. Please read “Units Eligible for Future Sale.”

Option Agreement

Upon the closing of this offering, we will enter into an option agreement pursuant to which we will have an option to purchase each of the State Class newbuild vessels from State Class Tankers.

State Class Tankers, which is owned and controlled by BCPV, has entered into a contract with the NASSCO shipyard of General Dynamics, for the construction of four ECO-class MR product tankers. The vessels are being constructed based on a design by DSEC Co., Ltd., a subsidiary of Daewoo Shipbuilding & Marine Engineering, and will be among the most modern and fuel-efficient tankers in the Jones Act fleet. State Class Tankers has also entered into five-year time charters with a major oil company for each of the four State Class newbuild vessels that will begin on the vessels’ respective scheduled dates of delivery to the charterer.

We will have an option to purchase each of the State Class newbuild vessels at an exercise price per vessel equal to its fair market value, subject to a minimum price, each as determined in accordance with the option agreement. We are under no obligation to buy the State Class newbuild vessels. The option agreement provides us with an option to acquire each State Class newbuild vessel beginning at least 180 days prior to such vessel’s delivery and ending nine months following such delivery. The decision to purchase a State Class newbuild vessel, the fair market value to be paid for a State Class newbuild vessel, and any other terms of each purchase must be approved by our conflicts committee. Upon timely receipt of our notice of option exercise, State Class Tankers may then accept our price and proceed with the sale of the State Class newbuild vessel at such price, or if we cannot agree with State Class Tankers on the price to be paid for the newbuild vessel, we and State Class Tankers will appoint a mutually-agreed-upon third party appraiser to determine the fair market value for such vessel, whereupon we shall have the option, but not be required, to complete the purchase of the relevant State Class newbuild vessel at the price determined by the appraiser. If we do not exercise our option to purchase the State Class newbuild vessel within nine months of such vessel’s delivery date, the purchase option shall terminate for such vessel. We intend to fund the acquisition of any State Class newbuild vessel through a combination of debt and equity, to be determined at the time of any such acquisition. Our ability to purchase the State Class newbuild vessels, should we exercise our right to purchase such vessels, is dependent on our ability to obtain financing to fund all or a portion of the acquisition costs of these vessels.

Under the option agreement, Holding, State Class Tankers and any entity other than the Partnership operated by the Chief Executive Officer or the Chief Financial Officer of our general partner (each a “Related Entity”) will grant a right of first offer to us for any Jones Act tanker vessel they own that is engaged in the Jones Act trade and operating under a time charter of three or more years. Additionally, under the option agreement, we and our subsidiaries will grant a similar right of first offer to the Related Entities on any proposed sale, transfer or other disposition of any MR product tanker engaged in Jones Act trade and operating under a time charter of less than three years.

Prior to engaging in any negotiation regarding any vessel disposition with respect to a Related Entity three-year vessel with an unaffiliated third party or any Partnership non-three-year vessel, the interested purchaser will deliver a written notice to the other relevant party setting forth the material terms and conditions of the proposed transaction. During the 30-day period after the delivery of such notice, we and the Related Entities, as the case may be, will negotiate in good faith to reach an agreement on the transaction. If we do not reach an agreement within such 30-day period, we or the Related Entities, as the case may be, will be able within the next 180 calendar days to sell, transfer, dispose or re-charter the vessel to a third party (or to agree in writing to undertake such transaction with a third party) on terms generally no less favorable to us or the Related Entity, as the case may be, than those offered pursuant to the written notice.

Other Related Party Transactions

In May 2013, in connection with State Class Tankers’ entry into a shipbuilding contract with NASSCO to construct the State Class newbuild vessels, Holding entered into a loan agreement with State Class Tankers pursuant to which State Class Tankers borrowed $8.0 million from Holding. The loan bore interest at 6.5% per annum and was repaid in full in June 2013.

As a result of our relationships with our Sponsors, State Class Tankers and their respective affiliates, we, our general partner and our subsidiaries have entered into or will enter into various agreements that will not be the result of arm’s length negotiations. We generally refer to these agreements and the transactions that they provide for as “affiliated transactions” or “related party transactions.”

Our partnership agreement sets forth procedures by which future related party transactions may be approved or resolved by our general partner. Pursuant to our partnership agreement, our general partner may, but is not required to, seek the approval of a related party transaction from the conflicts committee of our general partner’s board of directors or from the common unitholders. Affiliated transactions that are not approved by the conflicts committee of our general partner’s board of directors and that do not involve a vote of unitholders must be on terms no less favorable to us than those generally provided to or available from unrelated third parties or be “fair and reasonable” to us. In determining whether a transaction or resolution is “fair and reasonable,” our general partner may consider the totality of the relationships between the parties involved, including other transactions that may be particularly advantageous or beneficial to us. If the above procedures are followed, it will be presumed that, in making its decision, our general partner acted in good faith, and in any proceeding brought by or on behalf of any limited partner or the Partnership, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption. When our partnership agreement requires someone to act in good faith, it requires that person to subjectively believe that he is acting in the best interests of the Partnership, unless the context otherwise requires. Please read “Conflicts of Interest and Fiduciary Duties.”

Our general partner’s conflicts committee will initially be comprised of one independent director. Our board of directors will appoint one additional independent director within 90 days of the date of this prospectus, and at all times thereafter, the conflicts committee will be comprised of at least two independent directors. The conflicts committee may be asked to review specific matters that the board of directors believes may involve conflicts of interest between us, our unaffiliated limited partners and our Sponsors. The conflicts committee will determine if the resolution of any conflict of interest referred to it by our general partner is in our best interests. There is no requirement that our general partner seek the approval of the conflicts committee for the resolution of any conflict. The members of the conflicts committee may not be officers or employees of our general partner or directors, officers or employees of its affiliates, may not hold an ownership interest in our general partner or its affiliates other than (i) a passive interest in a publicly traded affiliate and (ii) common units or awards under any long-term incentive plan, equity compensation plan or similar plan implemented by our general partner or us, and must meet the independence and experience standards established by the NYSE, the Exchange Act and other federal securities laws. Any matters approved by the conflicts committee in good faith will be deemed to be approved by all of our partners and not a breach by our general partner or the conflicts committee of any duties it may owe to us or our unitholders. Any unitholder challenging any action taken or not taken by the conflicts committee will have the burden of proving that the members of the conflicts committee did not subjectively believe that the action or inaction, as applicable, was in our best interests. Moreover, any acts taken or omitted to be taken in reliance upon the advice or opinions of experts such as legal counsel, accountants, appraisers, management consultants and investment bankers, where our general partner (or any members of our board of directors including any member of the conflicts committee) reasonably believes the advice or opinion to be within such person’s professional or expert competence, shall be conclusively presumed to have been done or omitted in good faith.

Procedures for Review, Approval or Ratification of Transactions with Related Persons

Prior to the completion of this offering, the board of directors of our general partner will adopt a written statement of policy regarding transactions with related persons, which we refer to as our “related person policy.” Our related person policy requires that a “related person” (as defined as in paragraph (a) of Item 404 of Regulation S-K) must promptly disclose to the chief financial officer of our general partner any “related person transaction” (defined as any transaction that is anticipated would be reportable by us under Item 404(a) of Regulation S-K in which we were or are to be a participant and the amount involved exceeds $120,000 and in which any related person had or will have a direct or indirect material interest) and all material facts with respect thereto. The chief financial officer will then promptly communicate that information to our conflicts committee or another independent body of the board of directors of our general partner. No related person transaction will be executed without the approval or ratification of our conflicts committee or another independent body of the board of directors of our general partner. It is our policy that directors interested in a related person transaction will recuse themselves from any vote of a related person transaction in which they have an interest.

CONFLICTS OF INTEREST AND FIDUCIARY DUTIES

Conflicts of Interest

Our general partner has a fiduciary duty to manage us in a manner beneficial to our unitholders. However, conflicts of interest exist and may arise in the future as a result of the relationships between us and our unaffiliated limited partners on the one hand, and our Sponsors and their affiliates, including Holding and our general partner, on the other hand, or between us and our unaffiliated limited partners on the one hand, and State Class Tankers and its affiliates on the other hand. The officers of our general partner have fiduciary duties to manage our general partner in a manner beneficial to its owners and as the officers of State Class tankers have fiduciary duties to manage State Class Tankers in a manner beneficial to its owners. In addition, as GSO and Cerberus do not own interests in State Class Tankers, there is a conflict of interest among our Sponsors with respect to transactions between us and State Class Tankers. Our partnership agreement contains provisions that modify and limit our general partner’s fiduciary duties to the unitholders. Our partnership agreement also restricts the remedies available to unitholders for actions taken that, without those limitations, might constitute breaches of fiduciary duty.

Whenever a conflict arises between our general partner or its affiliates, on the one hand, and us or any other partner, on the other hand, our general partner will resolve that conflict. Our general partner may, but is not required to, seek the approval of such resolution from the conflicts committee of the board of directors of our general partner. An independent third party is not required to evaluate the fairness of the resolution.

Our general partner will not be in breach of its obligations under the partnership agreement or its duties to us or our unitholders if the resolution of the conflict is:

•	approved by a majority of the members of the conflicts committee, although our general partner is not obligated to seek such approval;

•	approved by the vote of holders of a majority of the outstanding common units, excluding any common units owned by our general partner or any of its affiliates;

•	on terms no less favorable to us than those generally being provided to or available from unrelated third parties; or

•

determined by the board of directors of our general partner in good faith to be fair and reasonable to us, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to us).

If our general partner does not seek approval from the conflicts committee and the board of directors of our general partner determines that the resolution or course of action taken with respect to the conflict of interest satisfies either of the standards set forth in the third and fourth bullet points above, then it will be presumed that, in making its decision, the board of directors, which may include board members affected by the conflict of interest, acted in good faith, and in any proceeding brought by or on behalf of any limited partner or the Partnership, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption. Unless the resolution of a conflict is specifically provided for in our partnership agreement, our general partner or the conflicts committee may consider any factors that it determines in good faith to consider when resolving a conflict. When our partnership agreement requires someone to act in good faith, it requires that person to subjectively believe that he is acting in the best interests of the Partnership. Please read “Management—Management of American Petroleum Tankers Partners LP” for information about the conflicts committee of the board of directors of our general partner.

Conflicts of interest could arise in the situations described below, among others.

Neither our partnership agreement nor any other agreement requires Holding or State Class Tankers to pursue a business strategy that favors us or utilizes our assets or dictates what markets to pursue or grow. Holding’s and State Class Tankers’ respective directors and officers have a fiduciary duty to make these decisions in the best interests of the equityholders of Holding and State Class Tankers, respectively, which may be contrary to our interests.

Because the officers and certain of the directors of our general partner are also directors and/or officers of Holding and State Class Tankers, such directors and officers have fiduciary duties to Holding and State Class Tankers that may cause them to pursue business strategies that disproportionately benefit Holding or State Class Tankers, as the case may be, or which otherwise are not in our best interests.

Our general partner is allowed to take into account the interests of parties other than us, such as Holding, in resolving conflicts of interest.

Our partnership agreement contains provisions that modify the standards to which our general partner, its affiliates and their directors and officers would otherwise be held by state fiduciary duty law. For example, our partnership agreement permits our general partner to make a number of decisions in its individual capacity, as opposed to in its capacity as our general partner or otherwise, free of any duty or obligation whatsoever to us and our unitholders, other than the implied contractual covenant of good faith and fair dealing. This entitles our general partner to consider only the interests and factors that it desires, including its own interests, and it has no duty or obligation to give any consideration to any interest of, or factors affecting, us, our affiliates or any limited partner. Examples include the exercise of its limited call right, its voting rights with respect to the units that it owns, whether to reset target distribution levels, whether to transfer the incentive distribution rights it owns or the general partner interests it owns to a third party, whether to exercise its registration rights and its determination whether or not to consent to any merger or consolidation of the Partnership in its capacity as a limited partner of the Partnership.

Our general partner has limited its liability and reduced its fiduciary duties and has also restricted the remedies available to our unitholders for actions that, without the limitations, might constitute breaches of fiduciary duty.

In addition to the provisions described above, our partnership agreement contains provisions that restrict the remedies available to our unitholders for actions that might otherwise constitute breaches of fiduciary duty. For example, our partnership agreement:

•

provides that our general partner will not have any liability to us or our unitholders for decisions made in its capacity as a general partner so long as it acted in good faith, meaning that it subjectively believed that the decision was in the best interests of our Partnership;

•

provides that, unless otherwise provided in our partnership agreement or an operating agreement of one of our subsidiaries, whenever our general partner makes a determination to refer a potential conflict of interest to the conflicts committee or to seek unitoholder approval or to act without the approval of our conflicts committee or our unitholders, our general partner shall be entitled to do so without any duty or obligation to the Partnership or any limited partner and shall not be required to act in good faith or any other standard imposed by the Delaware Act or otherwise;

•

generally provides that affiliated transactions and resolutions of conflicts of interest not approved by a majority of the conflicts committee of the board of directors of our general partner and not involving a vote of unitholders must be on terms no less favorable to us than those generally being provided to or available from unrelated third parties or be “fair and reasonable” to us, as determined by our general partner in good faith, and that, in determining whether a transaction or resolution is “fair and reasonable,” our general partner may consider the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to us); and

•

provides that our general partner, its affiliates and their officers and directors will not be liable for monetary damages to us or our limited partners for any acts or omissions unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that our general partner or those other persons acted in bad faith or engaged in fraud, willful misconduct or, in the case of a criminal matter, acted with knowledge that such conduct was criminal.

Our general partner intends to limit its liability regarding our obligations.

Our general partner intends to limit its liability under contractual arrangements so that the other party has recourse only to our assets and not against our general partner or its assets or any affiliate of our general partner or its assets. Our partnership agreement provides that any action taken by our general partner to limit its or our liability is not a breach of our general partner’s duties, even if we could have obtained terms that are more favorable without the limitation on liability.

Common unitholders will have no right to enforce obligations of our general partner and its affiliates under agreements with us.

Any agreements between us, on the one hand, and our general partner and its affiliates, on the other hand, will not grant to the unitholders, separate and apart from us, the right to enforce the obligations of our general partner and its affiliates in our favor.

Actions taken by our general partner may affect the amount of cash available to pay distributions to unitholders or accelerate the right to convert subordinated units.

The amount of cash that is available for distributions to unitholders is affected by decisions of our general partner regarding such matters as:

•	amount and timing of asset purchases and sales;

•	cash expenditures;

•	borrowings;

•	issuance of additional units; and

•	the creation, reduction or increase of reserves in any quarter.

Our general partner determines the amount and timing of any capital expenditures and whether a capital expenditure is classified as a maintenance capital expenditure, which reduces operating surplus, or an expansion capital expenditure, which does not reduce operating surplus. Please read “How We Make Cash Distributions—Operating Surplus and Capital Surplus—Capital Expenditures” for a discussion on when a capital expenditure constitutes a maintenance capital expenditure or an expansion capital expenditure. This determination can affect the amount of cash that is distributed to our unitholders and to our general partner and the ability of the subordinated units to convert into common units. Please read “How We Make Cash Distributions.”

In addition, our general partner may use an amount, initially equal to $        million, which would not otherwise constitute available cash from operating surplus, in order to permit the payment of cash distributions on its units and the incentive distribution rights. All of these actions may affect the amount of cash distributed to our unitholders and our general partner and may facilitate conversion of the subordinated units into common units. Please read “How We Make Cash Distributions.”

Furthermore, borrowings by us and our affiliates do not constitute a breach of any duty owed by our general partner to our unitholders, including borrowings that have the purpose or effect of:

•	enabling our general partner or its affiliates to receive distributions on any subordinated units held by them; or

•	hastening the expiration of the subordination period.

For example, in the event that we have not generated sufficient cash from our operations to pay the minimum quarterly distribution on our common units and our subordinated units, our partnership agreement permits us to borrow funds, which would enable us to pay this distribution on all outstanding units. Please read “How We Make Cash Distributions—Subordination Period.”

Our partnership agreement provides that we and our subsidiaries may borrow funds from our general partner and its affiliates. Our general partner and its affiliates may not borrow funds from us, our operating company, or its operating subsidiaries.

We do not have any officers or employees and rely solely on officers and employees of our general partner and its affiliates.

Affiliates of our general partner conduct businesses and activities of their own in which we have no economic interest. If these separate activities are significantly greater than our activities, there could be material competition for the time and effort of the officers and employees who provide services to our general partner. The officers of our general partner are not required to work full time on our affairs. These officers are required to devote time to the affairs of State Class Tankers or its affiliates and are compensated by them for the services rendered to them.

Certain of our general partner’s officers are not required to devote their full time to our business.

All of the senior officers of our general partner are also senior officers of State Class Tankers and will spend sufficient amounts of their time overseeing the management, operations, corporate development and future acquisition initiatives of our business. Robert K. Kurz will be the principal executive responsible for the oversight of our affairs. Our general partner’s non-executive directors will devote as much time as is necessary to prepare for and attend board of directors and committee meetings.

State Class Tankers’ affiliates may compete with us, and neither our general partner nor its affiliates have any obligation to present business opportunities to us.

Our partnership agreement provides that our general partner will be restricted from engaging in any business activities other than those incidental to its ownership of interests in us. However, affiliates of State Class Tankers are not prohibited from engaging in other businesses or activities, including those that might be in direct competition with us. In addition, under our partnership agreement, the doctrine of corporate opportunity, or any analogous doctrine, will not apply to the general partner and its affiliates. As a result, neither the general partner nor any of its affiliates will have any obligation to present business opportunities to us.

Contracts between us, on the one hand, and our general partner and its affiliates, on the other hand, will not be the result of arm’s-length negotiations.

Neither our partnership agreement nor any of the other agreements, contracts and arrangements between us and our general partner and its affiliates are or will be the result of arm’s-length negotiations. Our partnership agreement generally provides that any affiliated transaction, such as an agreement, contract or arrangement between us and our general partner and its affiliates that does not receive unitholder or conflicts committee approval, must be determined by our board of directors to be:

•	on terms no less favorable to us than those generally being provided to or available from unrelated third parties; or

•	fair and reasonable to us, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to us).

Our general partner will determine, in good faith, the terms of any of these transactions entered into after the sale of the common units offered in this offering.

Our general partner and its affiliates will have no obligation to permit us to use any facilities or assets of our general partner and its affiliates, except as may be provided in contracts entered into specifically dealing with that use. Our general partner may also enter into additional contractual arrangements with any of its affiliates on our behalf. There is no obligation of our general partner and its affiliates to enter into any contracts of this kind.

Except in limited circumstances, our general partner has the power and authority to conduct our business without unitholder approval.

Under our partnership agreement, our general partner has full power and authority to do all things, other than those items that require unitholder approval or with respect to which our general partner has sought conflicts committee approval, on such terms as it determines to be necessary or appropriate to conduct our business, including, but not limited to, the following:

•

the making of any expenditures, the lending or borrowing of money, the assumption or guarantee of, or other contracting for, indebtedness and other liabilities, the issuance of evidences of indebtedness, including indebtedness that is convertible into or exchangeable for securities of our Partnership, and the incurring of any other obligations;

•	the making of tax, regulatory and other filings, or rendering of periodic or other reports to governmental or other agencies having jurisdiction over our business or assets;

•

the acquisition, disposition, mortgage, pledge, encumbrance, hypothecation or exchange of any or all of our assets or the merger or other combination of us with or into another person subject to any prior approval that may be required under our partnership agreement;

•	the use of our assets for any purpose consistent with the terms of our partnership agreement;

•	the negotiation, execution and performance of any contracts, conveyances or other instruments;

•	the distribution of partnership cash;

•	the selection and dismissal of employees and agents, outside attorneys, accountants, consultants and contractors and the determination of their compensation and other terms of employment or hiring;

•	the maintenance of insurance for our benefit and the benefit of our partners;

•

the formation of, or acquisition of an interest in, and the contribution of property and the making of loans to, any further limited or general partnerships, joint ventures, corporations, limited liability companies or other relationships subject to the restrictions in the partnership agreement;

•

the control of any matters affecting our rights and obligations, including the bringing and defending of actions at law or in equity and otherwise engaging in the conduct of litigation, arbitration or mediation and the incurring of legal expense and the settlement of claims and litigation;

•	the indemnification of any person against liabilities and contingencies to the extent permitted by law;

•	the entering into of listing arrangements with any national securities exchange and the delisting of some or all of our securities from, or requesting that trading be suspended on, any such exchange;

•	the purchase, sale or other acquisition or disposition of our securities, or the issuance of options, rights, warrants and appreciation rights relating to our securities;

•	the undertaking of any action in connection with our participation in any affiliate; and

•	the entering into of agreements with any of its affiliates to render services to us or to itself in the discharge of its duties as our general partner.

Please read “The Partnership Agreement” for information regarding the voting rights of unitholders.

Common units are subject to our general partner’s limited call right.

Our general partner may exercise its right to call and purchase common units as provided in the partnership agreement or assign this right to one of its affiliates or to us. Our general partner may use its own discretion, free of fiduciary duty restrictions, in determining whether to exercise this right. As a result, a common unitholder may have his common units purchased from him at an undesirable time or price. Please read “The Partnership Agreement—Limited Call Right.”

We may choose not to retain separate advisors for ourselves or for the holders of common units.

The attorneys, independent accountants and others who perform services for us are selected by our general partner or the conflicts committee and may also perform services for our general partner and its affiliates. We may retain separate counsel for ourselves or the holders of our common units in the event of a conflict of interest between our general partner and its affiliates, on the one hand, and us or the holders of our common units, on the other hand, depending on the nature of the conflict. We do not intend to do so in most cases.

Fiduciary Duties of the General Partner

Our general partner is accountable to us and our unitholders as a fiduciary. Fiduciary duties owed to unitholders by our general partner are prescribed by the partnership agreement. The Delaware Revised Uniform Limited Partnership Act, which we refer to as the Delaware Act, provides that Delaware limited partnerships may, in their partnership agreements, expand, restrict or eliminate the fiduciary duties otherwise owed by a general partner to limited partners and the Partnership.

Pursuant to these provisions of the Delaware Act, our partnership agreement contains various provisions that replace, and thus have the effect of modifying and restricting, the fiduciary duties that might otherwise be owed by our general partner to us and our limited partners at law or in equity with contractual standards. We have adopted these provisions to allow our general partner or its affiliates to engage in transactions with us that otherwise may be prohibited or limited by state law fiduciary standards and to take into account the interests of other parties in addition to our interests when resolving conflicts of interest. We believe this is appropriate and necessary because the board of directors of our general partner has fiduciary duties to manage our general partner in a manner beneficial both to its owners, our Sponsors, as well as to you. Without these modifications, our general partner’s ability to make decisions involving conflicts of interests would be restricted. The modifications to the fiduciary standards benefit our general partner by enabling it to take into consideration all parties involved in the proposed action. These modifications also strengthen the ability of our general partner to attract and retain experienced and capable directors. These modifications represent a detriment to the common unitholders because they restrict the remedies available to unitholders for actions that, without those limitations, might constitute breaches of fiduciary duty, as described below, and permit our general partner to take into account the interests of third parties in addition to our interests when resolving conflicted interests. The following is a summary of:

•	the fiduciary duties imposed on general partners of a limited partnership by the Delaware Act in the absence of partnership agreement provisions to the contrary;

•	the contractual duties of our general partner contained in our partnership agreement that replace the fiduciary duties that would otherwise be imposed on our general partner by the Delaware Act; and

•	certain rights and remedies of limited partners contained in the Delaware Act.

State law fiduciary duty standards

Fiduciary duties are generally considered to include an obligation to act in good faith and with due care and loyalty. The duty of care, in the absence of a provision in a partnership agreement providing otherwise, would generally require a general partner to inform itself of all material information reasonably available to it prior to making a business decision and to make decisions in a deliberate manner. The duty of loyalty, in the absence of a provision in a partnership agreement providing otherwise, would generally prohibit a general partner of a Delaware limited partnership from taking any action or engaging in any transaction that furthers its own interests as opposed to what is fair and in the best interests of the limited partnership.

Partnership agreement standards	Our partnership agreement contains provisions that waive or consent to conduct by our general partner and its affiliates that might otherwise raise issues as to compliance with fiduciary duties or applicable law. For example, our partnership agreement provides that when our general partner is acting in its capacity as our general partner, as opposed to in its individual capacity, it must act in “good faith” and will not be subject to any other standard under applicable law. In addition, when our general partner is acting in its individual capacity, as opposed to in its capacity as our general partner, it may act without any fiduciary obligation to us or the unitholders whatsoever. These standards reduce the obligations to which our general partner would otherwise be held.

Our partnership agreement generally provides that affiliated transactions and resolutions of conflicts of interest not involving a vote of unitholders and that are not approved by a majority of the members of the conflicts committee of the board of directors of our general partner must be:

•	on terms no less favorable to us than those generally being provided to or available from unrelated third parties; or

•	fair and reasonable to us, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to us).

If our general partner does not seek approval from the conflicts committee and the board of directors of our general partner determines that the resolution or course of action taken with respect to the conflict of interest satisfies either of the standards set forth in the bullet points above, then it will be presumed that, in making its decision, the board of directors, which may include board members affected by the conflict of interest, acted in good faith, and in any proceeding brought by or on behalf of any limited partner or the Partnership, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption. These standards reduce the obligations to which our general partner would otherwise be held at law or in equity.

In addition to the other more specific provisions limiting the obligations of our general partner, our partnership agreement further provides that our general partner, its affiliates and their officers and directors will not be liable for monetary damages to us or our limited partners for any acts or omissions unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that our general partner or those other persons acted in bad faith or engaged in fraud or willful misconduct or, in the case of a criminal matter, acted with knowledge that such conduct was criminal.

Rights and remedies of limited partners	The Delaware Act generally provides that a limited partner may institute legal action on behalf of the Partnership to recover damages from a third party where a general partner has refused to institute the action or where an effort to cause a general partner to do so is not likely to succeed. These actions include actions against a general partner for breach of its fiduciary duties or of the partnership agreement. In addition, the statutory or case law of some jurisdictions may permit a limited partner to institute legal action on behalf of itself and all other similarly situated limited partners to recover damages from a general partner for violations of its fiduciary duties to the limited partners.

In order to become one of our limited partners, a common unitholder is required to agree to be bound by the provisions in the partnership agreement, including the provisions discussed above. Please read “Description of the Common Units—Transfer of Common Units.” This is in accordance with the policy of the Delaware Act favoring the principle of freedom of contract and the enforceability of partnership agreements. The failure of a limited partner to sign our partnership agreement does not render the partnership agreement unenforceable against that person.

Under the partnership agreement, we must indemnify our general partner and any person who is or was an affiliate of our general partner and any person who is or was a manager, managing member, general partner, officer, director, member, employee, agent, fiduciary or trustee of us, our subsidiaries, our general partner, any departing general partner or any of their affiliates, to the fullest extent permitted by law, against liabilities, costs and expenses incurred by our general partner or these other persons. We must provide this indemnification unless there has been a final, non-appealable judgment by a court of competent jurisdiction determining that these persons acted in bad faith or engaged in fraud or willful misconduct or, in the case of a criminal matter, acted with knowledge that the conduct was unlawful. Thus, our general partner could be indemnified for its negligent acts if it meets the requirements set forth above. To the extent that these provisions purport to include indemnification for liabilities arising under the Securities Act, in the opinion of the SEC such indemnification is contrary to public policy and therefore unenforceable. If you have questions regarding the fiduciary duties of our general partner, please read “The Partnership Agreement—Indemnification.”

DESCRIPTION OF THE COMMON UNITS

The Units

The common units and the subordinated units represent limited partner interests in us. The holders of units are entitled to participate in partnership distributions and exercise the rights and privileges available to limited partners under our partnership agreement. No certificates will be issued to the unitholders in respect of the common units or subordinated units. For a description of the relative rights and privileges of holders of common units and subordinated units in and to partnership distributions, please read this section and “How We Make Cash Distributions.” For a description of the rights and privileges of limited partners under our partnership agreement, including voting rights, please read “The Partnership Agreement.”

Transfer Agent and Registrar

Duties

American Stock Transfer & Trust Company, LLC will serve as registrar and transfer agent for the common units. We pay all fees charged by the transfer agent for transfers of common units, except the following, which must be paid by unitholders:

•	surety bond premiums to replace lost or stolen certificates, taxes and other governmental charges;

•	special charges for services requested by a holder of a common unit; and

•	other similar fees or charges.

There is no charge to unitholders for disbursements of our cash distributions. We will indemnify the transfer agent, its agents and each of their stockholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence or intentional misconduct of the indemnified person or entity.

Resignation or Removal

The transfer agent may resign, by notice to us, or be removed by us. The resignation or removal of the transfer agent will become effective upon our appointment of a successor transfer agent and registrar and its acceptance of the appointment. If a successor has not been appointed or has not accepted its appointment within 30 days after notice of the resignation or removal, our general partner may, at the direction of our board of directors, act as the transfer agent and registrar until a successor is appointed.

Restrictions on Ownership by Non-U.S. Citizens

For a discussion of restrictions on the ownership of partnership interests by persons other than U.S. citizens within the meaning of the Jones Act, please read “The Partnership Agreement—Ownership by Non-U.S. Citizens.” The provisions below relating to voting and transfer are entirely subject to the additional restrictions in our partnership agreement on ownership by persons other than U.S. citizens within the meaning of the Jones Act.

Restrictions on Voting

For a discussion of restrictions on the voting rights of unitholders holding 20% or more of our common units, please read “The Partnership Agreement—Meetings; Voting.”

Transfer of Common Units

By transfer of common units in accordance with our partnership agreement, each transferee of common units will be admitted as a limited partner with respect to the common units transferred when such transfer and admission is reflected in our books and records. Each transferee:

•	represents that the transferee has the capacity, power and authority to become bound by our partnership agreement;

•	automatically agrees to be bound by the terms and conditions of, and is deemed to have executed, our partnership agreement;

•

gives the consents, acknowledgments and waivers contained in our partnership agreement, such as the approval of all transactions and agreements we are entering into in connection with our formation and this offering; and

•	shall be deemed to certify that the transferee is an eligible taxable holder,

all without executing our partnership agreement.

A transferee will become a substituted limited partner of our Partnership for the transferred common units automatically upon the recording of the transfer on our books and records. Our general partner will cause any transfers to be recorded on our books and records no less frequently than quarterly.

We may, at our discretion, treat the nominee holder of a common unit as the absolute owner. In that case, the beneficial holder’s rights are limited solely to those that it has against the nominee holder as a result of any agreement between the beneficial owner and the nominee holder.

Common units are securities and are transferable according to the laws governing transfer of securities. In addition to other rights acquired upon transfer, the transferor gives the transferee the right to become a limited partner in our Partnership for the transferred common units.

Until a common unit has been transferred on our books, we and the transfer agent may treat the record holder of the unit as the absolute owner for all purposes, except as otherwise required by law or stock exchange regulations.

THE PARTNERSHIP AGREEMENT

The following is a summary of the material provisions of our partnership agreement. The form of our partnership agreement is included in this prospectus as Appendix A. We will provide prospective investors with a copy of our partnership agreement upon request at no charge.

We summarize the following provisions of our partnership agreement elsewhere in this prospectus:

•	with regard to distributions of available cash, please read “How We Make Cash Distributions;”

•	with regard to the fiduciary duties of our general partner and our directors, please read “Conflicts of Interest and Fiduciary Duties;”

•	with regard to the authority of our general partner to manage our business and activities, please read “Management—Management of American Petroleum Tankers Partners LP;”

•	with regard to the transfer of common units, please read “Description of the Common Units—Transfer of Common Units;” and

•	with regard to allocations of taxable income and taxable loss, please read “Material U.S. Federal Income Tax Considerations.”

Organization and Duration

We were organized on August 21, 2013 and have perpetual existence.

Purpose

Our purpose under the partnership agreement is to engage in, directly or indirectly, any business activity that is approved by our general partner and that may lawfully be engaged in by a limited partnership organized under Delaware law; provided, that our general partner may not, without the consent of a unit majority, cause us to engage, directly or indirectly, in any business activity that our general partner determines would be reasonably likely to cause us to be treated as an association taxable as a corporation or otherwise taxable as an entity for U.S. federal income tax purposes.

Although our general partner has the ability to cause us or our subsidiaries to engage in activities other than the provision of Jones Act marine transportation services for refined petroleum products and crude oil in the U.S. coastwise trade, it has no current plans to do so and may decline to do so free of any fiduciary duty or obligation whatsoever to us or the limited partners, including any duty to act in good faith or in the best interests of us or the limited partners. Our general partner is generally authorized to perform all acts it determines to be necessary or appropriate to carry out our purposes and to conduct our business.

Deemed Authority

Each limited partner, and each person who acquires a unit from another unitholder grants to our general partner and, if appointed, a liquidator, a power of attorney to, among other things, execute and file documents required for our qualification, continuance or dissolution. The power of attorney also grants our general partner the authority to amend, and to make consents and waivers under, the partnership agreement.

Cash Distributions

Our partnership agreement specifies the manner in which we will make cash distributions to holders of our common units and other partnership interests, including to the holders of our incentive distribution rights. For a description of these cash distribution provisions, please read “How We Make Cash Distributions.”

Capital Contributions

Unitholders are not obligated to make additional capital contributions, except as described below under “—Limited Liability.”

Voting Rights

The following is a summary of the unitholder vote required for the approval of the matters specified below. Matters that require the approval of a “unit majority” require:

•

during the subordination period, the approval of the holders of a majority of the common units, excluding those common units held by Holding, our general partner and their affiliates, voting as a single class and the holders of a majority of the subordinated units voting as a single class; and

•	after the subordination period, the approval of a majority of the common units voting as a single class.

In voting its common units and subordinated units, neither Holding nor our general partner will have any fiduciary duty or obligation whatsoever to us or the limited partners, including any duty to act in good faith or in the best interests of us or the limited partners, other than the implied covenant of good faith and fair dealing.

The incentive distribution rights may be entitled to vote in certain circumstances. See “—Voting Rights of Incentive Distribution Rights.”

Action	Unitholder Approval Required and Voting Rights
Issuance of additional units	No approval rights.

Amendment of the partnership agreement	Certain amendments may be made by our general partner without the approval of the unitholders. Other amendments generally require the approval of a unit majority. Please read “—Amendment of the Partnership Agreement.”

Merger or conversion of our Partnership or the sale of all or substantially all of our assets	Unit majority and approval of our general partner. Please read “—Merger, Sale, Conversion or Other Disposition of Assets.”

Dissolution of our Partnership	Unit majority and approval of our general partner. Please read “—Termination and Dissolution.”

Continuation of our business upon dissolution	Unit majority. Please read “—Termination and Dissolution.”

Withdrawal of our general partner	Under most circumstances, the approval of the holders of a majority of the common units, excluding common units held by Holding, our general partner and their affiliates, is required for the withdrawal of our general partner prior to , 2023. Please read “—Withdrawal or Removal of our General Partner.”

Removal of our general partner	The holders of not less than 66 2/3% of the outstanding units, including units held by Holding, our general partner and their respective affiliates, voting together as a single class. Please read “—Withdrawal or Removal of our General Partner.”

Action	Unitholder Approval Required and Voting Rights
Transfer of our general partner interest in us	Our general partner may transfer all, but not less than all, of its general partner interest in us without a vote of our unitholders to an affiliate (other than an individual), or to another person (other than an individual) in connection with its merger or consolidation with or into, or a transfer of all or substantially all of its assets to, such person or in connection with an enforcement of a pledge of the general partner interest made in support of our or any of our subsidiaries’ indebtedness. The approval of the holders of a majority of the common units, excluding common units held by Holding, our general partner and their affiliates, is required in other circumstances for a transfer of the general partner interest to a third party prior to , 2023. Please read “—Transfer of General Partner Interest.”

Transfer of incentive distribution rights	No approval right.

Reset of incentive distribution levels as described under “—How We Make Cash Distributions—our General Partner’s Right to Reset Incentive Distribution Levels”	No approval right.

Transfer of ownership interests in our general partner	No approval right. Please read “—Transfer of Ownership Interests in General Partner.”

Applicable Law; Forum, Venue and Jurisdiction

Our partnership agreement is governed by Delaware law. Our partnership agreement requires that any claims, suits, actions or proceedings:

•

arising out of or relating in any way to the partnership agreement (including any claims, suits or actions to interpret, apply or enforce the provisions of the partnership agreement or the duties, obligations or liabilities among limited partners or of limited partners to us, or the rights or powers of, or restrictions on, the limited partners or us);

•	brought in a derivative manner on our behalf;

•	asserting a claim of breach of a duty owed by any director, officer or other employee of us or our general partner, or owed by our general partner, to us or the limited partners;

•	asserting a claim arising pursuant to any provision of the Delaware Act; and

•	asserting a claim governed by the internal affairs doctrine;

shall be exclusively brought in the Court of Chancery of the State of Delaware (or, if such court does not have subject matter jurisdiction thereof, any other court located in the State of Delaware with subject matter jurisdiction), regardless of whether such claims, suits, actions or proceedings arise under laws relating to contract, tort, fraud or otherwise, are based on common law, statutory, equitable, legal or other grounds, or are derivative or direct claims. By purchasing a common unit, a limited partner is irrevocably consenting to these limitations and provisions regarding claims, suits, actions or proceedings and submitting to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or such other Delaware court), in connection with any such claims, suits, actions or proceedings.

Limited Liability

Assuming that a limited partner does not participate in the control of our business within the meaning of the Delaware Act and that such limited partner otherwise acts in conformity with the provisions of our partnership agreement, such limited partner’s liability under the Delaware Act will be limited, subject to possible exceptions, to the amount of capital such limited partner is obligated to contribute to us for its common units plus such limited partner’s share of any undistributed profits and assets. If it were determined, however, that the right, or exercise of the right, by the limited partners as a group:

•	to remove or replace our general partner;

•	to approve some amendments to our partnership agreement; or

•	to take other action under our partnership agreement;

constituted “participation in the control” of our business for the purposes of the Delaware Act, then the limited partners could be held personally liable for our obligations under the laws of Delaware, to the same extent as our general partner. This liability would extend to persons who transact business with us who reasonably believe that the limited partner is a general partner. Neither our partnership agreement nor the Delaware Act specifically provides for legal recourse against our general partner if a limited partner were to lose limited liability through any fault of our general partner. While this does not mean that a limited partner could not seek legal recourse, we know of no precedent for this type of a claim in Delaware case law.

Under the Delaware Act, a limited partnership may not make a distribution to a partner if, after the distribution, all liabilities of the limited partnership, other than liabilities to partners on account of their partnership interests and liabilities for which the recourse of creditors is limited to specific property of the partnership, would exceed the fair value of the assets of the limited partnership. For the purpose of determining the fair value of the assets of a limited partnership, the Delaware Act provides that the fair value of property subject to liability for which recourse of creditors is limited shall be included in the assets of the limited partnership only to the extent that the fair value of that property exceeds the non-recourse liability. The Delaware Act provides that a limited partner who receives a distribution and knew at the time of the distribution that the distribution was in violation of the Delaware Act shall be liable to the limited partnership for the amount of the distribution for three years. Under the Delaware Act, a purchaser of units who becomes a limited partner of a limited partnership is liable for the obligations of the transferor to make contributions to the partnership, except that the transferee is not obligated for liabilities unknown to him at the time he became a limited partner and that could not be ascertained from the partnership agreement.

Our subsidiaries conduct business in several states and we may have subsidiaries that conduct business in other states in the future. Maintenance of our limited liability may require compliance with legal requirements in the jurisdictions in which our subsidiaries conduct business, which may include qualifying to do business in those jurisdictions.

Limitations on the liability of limited partners for the obligations of a limited partnership or limited liability company have not been clearly established in many jurisdictions. If, by virtue of our ownership interest in an operating subsidiary or otherwise, it were determined that we were conducting business in any jurisdiction without compliance with the applicable limited partnership or limited liability company statute, or that the right or exercise of the right by the limited partners as a group to remove or replace the general partner, to approve some amendments to the partnership agreement or to take other action under the partnership agreement constituted “participation in the control” of our business for purposes of the statutes of any relevant jurisdiction, then the limited partners could be held personally liable for our obligations under the law of that jurisdiction to the same extent as our general partner under the circumstances. We will operate in a manner that our general partner considers reasonable and necessary or appropriate to preserve the limited liability of the limited partners.

Issuance of Additional Partnership Interests

The partnership agreement authorizes us to issue an unlimited number of additional partnership interests and rights to buy partnership interests for the consideration and on the terms and conditions determined by our general partner without the approval of the unitholders.

It is possible that we will fund acquisitions through the issuance of additional units or other equity securities. Holders of any additional common units we issue will be entitled to share equally with the then-existing holders of common units in our distributions of available cash. In addition, the issuance of additional common units or other equity securities may dilute the value of the interests of the then-existing holders of common units in our net assets.

In accordance with Delaware law and the provisions of our partnership agreement, we may also issue additional partnership interests that, in the sole discretion of our general partner, may have special voting rights to which the common units are not entitled. In addition, our partnership agreement does not prohibit our subsidiaries from issuing equity securities, which may effectively rank senior to the common units.

Our general partner, Holding and their affiliates will have the right, which they may from time to time assign in whole or in part to any of their affiliates, to purchase common units, subordinated units or other equity securities whenever, and on the same terms that, we issue those securities to persons other than our general partner, Holding and their affiliates, to the extent necessary to maintain their and their affiliates’ percentage interest, including their interest represented by common units and subordinated units, that existed immediately prior to each issuance. The holders of common units will not have similar pre-emptive rights to acquire additional common units or other partnership interests.

Amendment of the Partnership Agreement

General

Amendments to our partnership agreement may be proposed only by or with the consent of our general partner. However, our general partner will have no duty or obligation to propose any amendment and may decline to do so free of any fiduciary duty or obligation whatsoever to us or the limited partners, including any duty to act in good faith or in the best interests of us or the limited partners. In order to adopt a proposed amendment, other than the amendments discussed below, our general partner is required to seek written approval of the holders of the number of units required to approve the amendment or call a meeting of the limited partners to consider and vote upon the proposed amendment. Except as we describe below, an amendment must be approved by a unit majority.

Prohibited Amendments

No amendment may be made that would:

(1)	increase the obligations of any limited partner without its consent, unless approved by the holders of at least a majority of the type or class of limited partner interests so affected; or

(2)	increase the obligations of, restrict, change or modify in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable by us to our general partner or any of its affiliates without the consent of the general partner, which may be given or withheld at its option.

The provision of our partnership agreement preventing the amendments having the effects described in clauses (1) through (2) above can be amended upon the approval of the holders of at least 90% of the outstanding units voting together as a single class (including units owned by Holding, our general partner and their affiliates). Upon completion of this offering, Holding will own     % of our outstanding common and subordinated units, assuming no exercise of the underwriters’ option to purchase additional common units.

No Unitholder Approval

Our general partner may generally make amendments to our partnership agreement without the approval of any limited partner to reflect:

(1)	a change in our name, the location of our principal place of business, our registered agent or our registered office;

(2)	the admission, substitution, withdrawal or removal of partners in accordance with our partnership agreement;

(3)	a change that our general partner determines to be necessary or appropriate for us to qualify or to continue our qualification as a limited partnership or other entity in which the limited partners have limited liability under the laws of any state or to ensure that neither we nor any of our subsidiaries will be treated as an association taxable as a corporation or otherwise taxed as an entity for U.S. federal income tax purposes to the extent not already so taxed;

(4)	an amendment that is necessary, upon the advice of our counsel, to prevent us or our general partner or its directors, officers, agents or trustees from in any manner being subjected to the provisions of the U.S. Investment Company Act of 1940, the U.S. Investment Advisers Act of 1940, or “plan asset” regulations adopted under the U.S. Employee Retirement Income Security Act of 1974 whether or not substantially similar to “plan asset” regulations currently applied or proposed by the United States Department of Labor;

(5)	an amendment that our general partner determines to be necessary or appropriate for the creation, authorization or issuance of additional partnership interests or rights to acquire partnership interests, including, without limitation, any amendment that our general partner determines in its discretion is necessary or appropriate in connection with:

•

the adjustments of the minimum quarterly distribution, first target distribution, second target distribution and third target distribution in connection with the reset of our incentive distribution rights as described under “How We Make Cash Distributions—our General Partner’s Right to Reset Incentive Distribution Levels;”

•

the implementation of the provisions relating to the right of our general partner, as the initial holder of all of our incentive distribution rights, to reset the incentive distribution rights in exchange for common units;

•

any modification of the incentive distribution rights made in connection with the creation, authorization or issuance of additional partnership interests or rights to acquire partnership interests, provided that, any such modifications and related issuance of partnership interests have received approval by a majority of the members of the conflicts committee of the board of directors of our general partner; or

•	any amendment expressly permitted in the partnership agreement to be made by our general partner acting alone;

(6)	an amendment effected, necessitated or contemplated by a merger agreement that has been approved under the terms of the partnership agreement;

(7)	any amendment that our general partner determines to be necessary or appropriate for the formation by us of, or our investment in, any corporation, partnership or other entity, as otherwise permitted by the partnership agreement;

(8)	a change in our fiscal year or taxable year and related changes;

(9)

conversions into, mergers with or conveyances to another limited liability entity that is newly formed and has no assets, liabilities or operations at the time of the conversion, merger or conveyance other than those it receives by way of the conversion, merger or conveyance, including to effect a change in our domiciliation, if our general partner has received an opinion of counsel regarding certain limited liability and tax matters and the governing instruments of the new entity provide the limited partners and the general partner with substantially the same rights and obligations as our partnership agreement; or

(10)	any other amendments substantially similar to any of the matters described in (1) through (9) above.

In addition, our general partner may make amendments to the partnership agreement without the approval of any limited partner if our general partner determines that those amendments:

(1)	do not adversely affect in any material respect the limited partners considered as a whole or any particular class of limited partners;

(2)	are necessary or appropriate to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any U.S. federal or state agency or judicial authority or contained in any U.S. federal or state statute;

(3)	are necessary or appropriate to facilitate the trading of limited partner interests or to comply with any rule, regulation, guideline or requirement of any securities exchange on which the limited partner interests are or will be listed or admitted for trading;

(4)	are necessary or appropriate for any action taken by our general partner relating to splits or combinations of units under the provisions of the partnership agreement; or

(5)	are required to effect the intent expressed in this prospectus or the intent of the provisions of the partnership agreement or are otherwise contemplated by the partnership agreement.

Opinion of Counsel and Unitholder Approval

Other than as set forth above, if one of the amendments described above under “—Amendment of the Partnership Agreement—No Unitholder Approval” should occur, our general partner will not be required to obtain any opinion of counsel. No other amendments to our partnership agreement will become effective without the approval of holders of at least 90% of the outstanding units voting as a single class unless we obtain an opinion of counsel to the effect that the amendment will not cause any of our limited partners to cease having limited liability under the Delaware Act or cause us or our subsidiaries to be taxable as a corporation or otherwise to be taxed as an entity for U.S. federal income tax purposes (to the extent not previously taxed as such) (such opinion is described herein as an “opinion regarding limited liability and tax matters”).

In addition to the above restrictions, any amendment that would adversely affect, in any material respect, the rights or preferences of any type or class of outstanding units in relation to other classes of units will require the approval of at least a majority of the type or class of units so affected. Any amendment that reduces the voting percentage required to take any action must be approved by the affirmative vote of limited partners whose aggregate outstanding units constitute not less than the voting requirement sought to be reduced.

Merger, Sale, Conversion or Other Disposition of Assets

A merger or consolidation of us requires the prior consent of our general partner. However, to the fullest extent permitted by law, our general partner will have no duty or obligation to consent to any merger or consolidation and may decline to do so free of any fiduciary duty or obligation whatsoever to us or the limited partners, including any duty to act in good faith or in the best interests of us or the limited partners.

In addition, our partnership agreement generally prohibits our general partner, without the prior approval of the holders of units representing a unit majority, from causing us to, sell, exchange or otherwise dispose of all or substantially all of the assets of us and our subsidiaries taken as a whole in a single transaction or a series of related transactions, including by way of merger, consolidation or other combination. Our general partner may, however, mortgage, pledge, hypothecate or grant a security interest in all or substantially all of our assets without unitholder approval. Our general partner may also determine to sell all or substantially all of our assets under a foreclosure or other realization upon those encumbrances without the approval of the holders of units representing a unit majority.

Our general partner may consummate any merger or consideration without the prior approval of our limited partners if we are the surviving entity in the transaction, the transaction would not result in an amendment to our partnership agreement (other than any amendment that our general partner could adopt without the consent of the partners), each of our units will be an identical unit of our Partnership following the transaction, the units to be issued do not exceed 20% of our outstanding units (other than incentive distribution rights) immediately prior to the transaction and our general partner has received an opinion of counsel regarding certain limited liability and tax matters.

The unitholders are not entitled to dissenters’ rights of appraisal under our partnership agreement or applicable Delaware law in the event of a conversion, merger or consolidation, a sale of substantially all of our assets or any other similar transaction or event.

Termination and Dissolution

We will continue as a limited partnership until terminated or converted under our partnership agreement. We will dissolve upon:

(1)	the election of our general partner to dissolve us, if approved by the holders of units representing a unit majority;

(2)	at any time there are no limited partners, unless we continue without dissolution in accordance with applicable Delaware law;

(3)	the entry of a decree of judicial dissolution of our Partnership; or

(4)	the withdrawal or removal of our general partner or any other event that results in its ceasing to be our general partner, unless a successor is elected and admitted.

Upon a dissolution under clause (4), the holders of a unit majority may also elect, within specific time limitations, to continue our business on the same terms and conditions described in the partnership agreement by appointing as successor general partner an entity approved by the holders of units representing a unit majority, subject to our receipt of an opinion regarding limited liability and tax matters.

Liquidation and Distribution of Proceeds

Upon our dissolution, unless our business is continued, the liquidator authorized to wind up our affairs will, acting with all of the powers of our general partner that are necessary or appropriate, liquidate our assets and apply the proceeds of the liquidation as provided in “How We Make Cash Distributions—Distributions of Cash Upon Liquidation.” The liquidator may defer liquidation or distribution of our assets for a reasonable period of time or distribute assets to partners in kind if it determines that a sale would be impractical or would cause undue loss to our partners.

Withdrawal or Removal of our General Partner

Except as described below, withdrawal of our general partner shall not constitute a breach of our partnership agreement if, prior to                    , 2023, our general partner gives 90 days’ notice, obtains the approval of the holders of at least a majority of the outstanding common units, excluding common units held by Holding, our general partner and their affiliates, and furnishes an opinion of counsel regarding limited liability and tax matters. On or after                    , 2023, our general partner may withdraw as general partner without first obtaining approval of any unitholder by giving 90 days’ written notice, and that withdrawal will not constitute a violation of the partnership agreement. Notwithstanding the foregoing, our general partner may withdraw without unitholder approval upon 90 days’ written notice to the limited partners if at least 50.0% of the outstanding common units are held or controlled by one person and its affiliates other than Holding, our general partner and their affiliates. In addition, the partnership agreement permits our general partner in some instances to sell or otherwise transfer all of its general partner interest in us without the approval of the unitholders. Please read “—Transfer of General Partner Interest” and “—Transfer of Subordinated Units and Incentive Distribution Rights.”

Upon withdrawal of our general partner under any circumstances, other than as a result of a transfer by our general partner of all or a part of its general partner interest, the holders of a unit majority may select a successor to that withdrawing general partner. If a successor is not elected, or is elected but an opinion of counsel regarding limited liability and tax matters cannot be obtained, we will be dissolved, wound up and liquidated, unless within a specified period of time after that withdrawal, the holders of a unit majority agree in writing to continue our business and to appoint a successor general partner. Please read “—Termination and Dissolution.”

Our general partner may not be removed unless that removal is approved by the vote of the holders of not less than 66 2/3% of the outstanding common and subordinated units, including units held by Holding, our general partner and their affiliates, voting together as a single class, and we receive an opinion of counsel regarding limited liability and tax matters. The ownership of more than 33 1/3% of the outstanding units by Holding, our general partner and their affiliates would provide the practical ability to prevent our general partner’s removal. At the closing of this offering, Holding will own                common units and all of our subordinated units, representing a     % limited partner interest in us, assuming no exercise of the underwriters’ option to purchase additional common units. Any removal of our general partner is also subject to the approval of holders of a majority of the outstanding common units, voting as a single class, and of the holders of a majority of the outstanding subordinated units, voting as a single class, of a successor general partner.

Our partnership agreement also provides that if our general partner is removed as our general partner under circumstances where cause does not exist:

•

the subordination period will end, and all outstanding subordinated units held by any person will immediately convert into common units on a one-for-one basis provided that neither that person nor its affiliates voted any units in favor of removal of the general partner and that person is not an affiliate of the successor general partner; and

•	any existing arrearages in payment of the minimum quarterly distribution on the common units will be extinguished; and

•

as described below, the holder or holders of our incentive distribution rights will have the right to convert their incentive distribution rights into common units or to receive cash in exchange for those interests based on the fair market value of those interests at the time.

In the event of removal of our general partner under circumstances where cause exists, or withdrawal of our general partner where that withdrawal violates the partnership agreement, a successor general partner will have the option to purchase the general partner interest and incentive distribution rights for a cash payment equal to the fair market value of those interests. Under all other circumstances where our general partner withdraws or is removed by the limited partners, the departing general partner will have the option to require the successor general partner to purchase the general partner interest and the incentive distribution rights of the departing general partner or its affiliates for fair market value. In each case, this fair market value will be determined by agreement between the departing general partner and the successor general partner. If no agreement is reached within 30 days after the effective date of such departing general partner’s withdrawal or removal, an independent investment banking firm or other independent expert selected by the departing general partner and the successor general partner will determine the fair market value. Or, if the departing general partner and the successor general partner cannot agree upon an expert, then an expert chosen by agreement of the experts selected by each of them will determine the fair market value.

If the option described above is not exercised by either the departing general partner or the successor general partner, the departing general partner’s general partner interest and all of its and its affiliates’ incentive distribution rights will automatically convert into common units equal to the fair market value of those interests as determined by an independent investment banking firm or other independent expert selected in the manner described in the preceding paragraph.

In addition, we will be required to reimburse the departing general partner for all amounts due the departing general partner, including, without limitation, any employee-related liabilities, including severance liabilities, incurred for the termination of any employees employed by the departing general partner or its affiliates for our benefit.

Transfer of General Partner Interest

Except for the transfer by our general partner of all, but not less than all, of its general partner interest to:

•	an affiliate of our general partner (other than an individual);

•

another entity as part of the merger or consolidation of our general partner with or into another entity or the transfer by our general partner of all or substantially all of its assets to another entity; or

•	another entity in connection with enforcement of a pledge of the general partner interest enforceable in support of indebtedness of us or our subsidiaries,

our general partner may not transfer all or any part of its general partner interest to another person prior to                 , 2023, without the approval of the holders of at least a majority of the outstanding common units, excluding common units held by Holding, our general partner and their affiliates. As a condition of this transfer, the transferee must, among other things, assume the rights and duties of the general partner, agree to be bound by the provisions of the partnership agreement and, except with respect to a transfer in connection with enforcement of a pledge of the general partner interest, furnish an opinion of counsel regarding limited liability and tax matters.

Our general partner and its affiliates may at any time transfer units to one or more persons, without unitholder approval, except that they may not transfer subordinated units to us.

Transfer of Ownership Interests in General Partner

At any time, the members of our general partner may sell or transfer all or part of their respective membership interests in our general partner to an affiliate or a third party without the approval of our unitholders.

Transfer of Subordinated Units and Incentive Distribution Rights

At any time, Holding, our general partner and their affiliates may transfer subordinated units, common units or incentive distribution rights without the approval of our unitholders. By transfer of subordinated units, common units or incentive distribution rights in accordance with our partnership agreement, each transferee of subordinated units, common units or incentive distribution rights will be admitted as a limited partner with respect to the subordinated units, common units or incentive distribution rights transferred when such transfer and admission is reflected in our books and records.

Anti-Takeover Provisions

Our partnership agreement contains specific provisions that are intended to discourage a person or group from attempting to remove our general partner or otherwise change management.

If any person or group, other than Holding, our general partner or their affiliates, acquires beneficial ownership of 20% or more of any class of units, that person or group loses voting rights on all of its units. This loss of voting rights does not apply to any person or group that acquires the units from Holding, our general partner or its affiliates and any transferees of that person or group provided that our general partner has notified such transferees in writing that the loss of voting rights shall not apply, or to any person or group who acquires the units from us with the prior approval of the board of directors of our general partner provided that our general partner has notified such transferees in writing that the loss of voting rights shall not apply.

Our partnership agreement also contains provisions designed to discourage removal of our general partner under circumstances where cause does not exist. See “—Withdrawal or Removal of our General Partner.”

Our partnership agreement also contains specific provisions that are intended to discourage a person or group from attempting to take control of our Partnership without the approval of our general partner. Specifically, our partnership agreement provides that we have elected to have Section 203 of the DGCL apply to transactions in which an interested unitholder (as described below) seeks to enter into a business combination with us. Under this provision, such a holder will not be permitted to enter into a business combination with us for a period of three years following the time that the unitholder became an interested unitholder unless:

•

prior to the time the unitholder becomes an interested unitholder, our general partner approved either the business combination or the transaction that resulted in the unitholder becoming an interested unitholder;

•

upon consummation of the transaction that resulted in the unitholder’s becoming an interested unitholder, the interested unitholder owned at least 85% of our outstanding limited partner units at the time the transaction commenced, excluding for purposes of determining the number of limited partner units outstanding those limited partner units owned:

¡	by persons who are directors and also officers of our general partner; and

¡	by employee unit plans in which employee participants do not have the right to determine confidentially whether units held subject to the plan will be tendered in a tender or exchange offer; or

•

at or subsequent to such time the business combination is approved by our general partner and authorized at an annual or special meeting of holders of our limited partner units, and not by written consent, by the affirmative vote of the holders of at least 66 2/3% of our outstanding voting limited partner units that are not owned by the interested unitholder.

With respect to our Partnership, a “business combination” under Section 203 of the DGCL would generally include:

•	any merger or consolidation involving the Partnership and the interested unitholder;

•	any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 10% or more of the assets of the Partnership involving the interested unitholder;

•	subject to certain exceptions, any transaction that results in the issuance or transfer by the Partnership of any limited partner units of the Partnership to the interested unitholder;

•

any transaction involving the Partnership that has the effect of increasing the proportionate share of the units of any class or series of the Partnership beneficially owned by the interested unitholder; or

•	the receipt by the interested unitholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the Partnership.

In general, by reference to Section 203, an “interested unitholder” is any person or entity, other than our general partner and its affiliates, that beneficially owns (or within three years did own) 15% or more of the outstanding limited partner units of the Partnership and any entity or person affiliated or associated with such entity or person.

The existence of this provision is expected to have an anti-takeover effect with respect to transactions not approved in advance by our general partner, thereby discouraging attempts that might result in a premium over the market price for units held by unitholders.

In addition, our partnership agreement contains provisions that limit the ability of unitholders who are not U.S. citizens within the meaning of the Jones Act to acquire significant ownership of, or significant voting power with respect to, units of any class or series of our limited partnership interests. See “—Ownership by Non-U.S. Citizens.”

Limited Call Right

If at any time Holding, our general partner and their affiliates hold more than 80% of the then-issued and outstanding partnership interests of any class, our general partner will have the right, which it may assign in whole or in part to any of its affiliates, Holding or to us, to acquire all, but not less than all, of the remaining partnership interests of the class held by unaffiliated persons (as of a record date to be selected by the general partner), on at least ten but not more than 60 days’ written notice, at a purchase price equal to the greater of (x) the average of the daily closing prices of the partnership interests of such class over the 20 trading days preceding the date three days before the notice of exercise of the call right is first mailed and (y) the highest price paid by our general partner or any of its affiliates for partnership interests of such class during the 90-day period preceding the date such notice is first mailed. Our general partner is not obligated to obtain a fairness opinion regarding the value of the common units to be repurchased by it upon the exercise of this limited call right and has no fiduciary duty in determining whether to exercise this limited call right.

As a result of the general partner’s right to purchase common units, a holder of common units may have the holder’s common units purchased at an undesirable time or at a price that may be lower than market prices at various times prior to such purchase or lower than a unitholder may anticipate the market price to be in the future. The U.S. federal income tax consequences to a unitholder of the exercise of this call right are the same as a sale by that unitholder of common units in the market. Please read “Material U.S. Federal Income Tax Considerations—Disposition of Common Units.”

At the completion of this offering and assuming no exercise of the underwriters’ option to purchase additional common units, Holding will own     % of our common units. At the end of the subordination period, assuming no additional issuances of common units, no exercise of the underwriters’ option to purchase additional common units, no repurchases or redemptions of our common units and conversion of all of our subordinated units into common units, Holding will own     % of our common units.

Ownership by Non-U.S. Citizens

In order for us to be permitted to operate our vessels in the U.S. coastwise trade, we must be a U.S. citizen within the meaning of the Jones Act, specifically 46 U.S.C. § 50501 and the regulations promulgated thereunder. Under these statutes and regulations, to maintain our status as a U.S. citizen and, therefore, be qualified to engage in the U.S. coastwise trade:

•	we must be formed under the laws of the United States or a state or territory of the United States;

•	our general partner must be a U.S. citizen (within the meaning of the Jones Act);

•

the chief executive officer, by whatever title, the chairman of the board of directors of our general partner and all persons authorized to act in the absence or disability of such persons must be U.S. citizens, and not more than a minority of the number of the directors necessary to constitute a quorum of the board of directors of our general partner are permitted to be non-U.S. citizens; and

•	at least 75% of the ownership and voting power of the units of each class or series of our limited partnership interests must be owned and controlled by U.S. citizens (within the meaning of the Jones

Act), free from any trust or fiduciary obligations in favor of, or any agreement, arrangement or understanding whereby voting power or control may be exercised directly or indirectly by, non-U.S. citizens.

These citizenship requirements apply at each tier in our ownership chain, which means that they must be satisfied by each other person that contributes to our eligibility as a U.S. citizen, including the holders of our common units. Citizenship requirements vary depending upon the particular entity’s structure. Investors are encouraged to consult their own counsel to determine how these requirements apply to them before purchasing the common units.

In order to protect our ability to register our vessels under U.S. maritime laws and operate our vessels in the U.S. coastwise trade, our partnership agreement restricts ownership in the aggregate by non-U.S. citizens of our common units to a percentage equal to not more than 19.9% of the outstanding common units and by a single non-U.S. citizen (and any other non-U.S. citizen whose ownership position would be aggregated with such non-U.S. citizen) to no more than 4.9% of the outstanding common units. We refer in this prospectus to such percentage limitations on ownership by persons who are not U.S. citizens within the meaning of the Jones Act as the “applicable permitted percentage.”

Our partnership agreement provides that any transfer, or attempted transfer, of any common units that would result in the ownership or control of common units (of record or beneficially) by non-U.S. citizens in excess of the applicable permitted percentage will be void and ineffective, and neither we nor our transfer agent will register any such transfer or purported transfer in our records or recognize any such transferee or purported transferee as our unitholder for any purpose (including for purposes of voting and distributions) except to the extent necessary to effect the remedies available to us under our partnership agreement. However, in order for us to comply with the conditions to listing specified by the NYSE, our partnership agreement also provides that nothing therein, such as the provisions voiding transfers to non-U.S. citizens, shall preclude the settlement of any transaction entered into through the facilities of the NYSE or any other national securities exchange or automated inter-dealer quotation service so long as our common units are listed on the NYSE.

In the event such restrictions voiding transfers would be ineffective for any reason, our partnership agreement provides that if any transfer would otherwise result in the number of common units owned (of record or beneficially) by non-U.S. citizens in excess of the applicable permitted percentage, such transfer will cause such excess units to be automatically transferred to a trust for the exclusive benefit of one or more charitable beneficiaries that are U.S. citizens. The proposed transferee will not acquire any rights in the units transferred into the trust. Our partnership agreement also provides that the above trust transfer provisions shall apply to a change in the status of a record or beneficial owner of common units from a U.S. citizen to a non-U.S. citizen that results in non-U.S. citizens owning (of record or beneficially) in excess of the applicable permitted percentage. In addition, under our partnership agreement, the above trust transfer provisions apply to any issuance of units (including the units offered pursuant to this prospectus), if any, that would result in non-U.S. citizens owning (of record or beneficially) in excess of the applicable permitted percentage. The automatic transfer will be deemed to be effective as of immediately before the consummation of the proposed transfer or change in status and as of the time of issuance of such excess units, as the case may be. Units of our limited partnership interests held in the trust will be issued and outstanding units. The proposed transferee (including a proposed transferee of common units offered pursuant to this prospectus) or person whose citizenship status has changed or proposed purchaser (each, a “restricted person”) will not benefit economically from ownership of any common units held in the trust, will have no rights to distributions and no rights to vote or other rights attributable to the common units held in the trust. The trustee of the trust, who is a U.S. citizen chosen by us and unaffiliated with us, will have all voting rights and rights to distributions with respect to common units held in the trust. These rights will be exercised for the exclusive benefit of the charitable beneficiary. Any distribution authorized and paid to the restricted person after the automatic transfer of the related common units into the trust will be paid by the recipient to the trustee upon demand. Any distribution authorized after the automatic transfer of the related common units into the trust but unpaid will be paid when due to the trustee. Any distribution paid to the trustee will be held in trust for distribution to the charitable beneficiary. The initial trustee of the trust will be        .

Within 20 days of receiving notice from our general partner (or the transfer agent) that common units have been transferred to the trust, the trustee will sell the units to a U.S. citizen (which may include the Partnership) designated by the trustee. Upon the sale, the interest of the charitable beneficiary in the units sold will terminate and the trustee will distribute the net proceeds of the sale to the restricted person and to the charitable beneficiary as described in this paragraph. In the case of excess units transferred into the trust as a result of a proposed transfer where the sale of excess units is made to a person other than us, the restricted person will receive the lesser of (i) the price paid by the proposed transferee for the common units or, if the proposed transferee did not give value for the common units in connection with the event causing the common units to be held in the trust (e.g., a gift, devise or other similar transaction), the market price of the common units on the day of the event causing the units to be held in the trust, and (ii) the price received by the trustee from the sale of the common units. In the case of excess units transferred into the trust as a result of a U.S. citizen changing its status to a non-U.S. citizen where the sale of excess units is made to a person other than us, the restricted person will receive the lesser of (i) the market price of such common units on the date of such status change, and (ii) the price received by the trustee from the sale of such common units. In the case of excess units transferred into the trust as a result of being issued in connection with an issuance of common units (including the units offered pursuant to this prospectus), where the sale of excess units is made to a person other than us the restricted person will receive the lesser of (i) the price paid by such restricted person for such common units or, if such restricted person did not give value for the common units in connection with the original issuance of the common units to such restricted person, the market price of such common units on the day of such original issuance, and (ii) the price received by the trustee from the sale of such common units. Any net sale proceeds in excess of the amount payable to the restricted person will be paid immediately to the charitable beneficiary. If, prior to our discovery that common units have been transferred to the trust, the units are sold by the restricted person, then (i) the common units shall be deemed to have been sold on behalf of the trust and (ii) to the extent that the restricted person received an amount for the common units that exceeded the amount such restricted person was entitled to receive, the excess shall be paid to the trustee upon demand.

In addition, common units held in the trust will be deemed to have been offered for sale to us at a price per unit equal to the lesser of (i) the market price on the date we accept the offer and (ii) the price per unit in the purported transfer or original issuance of units (or, in the case of a devise or gift, the market price on the date of the devise or gift), as described in the preceding paragraph, or the market price per unit on the date of the status change, that resulted in the transfer to the trust. We will have the right to accept the offer until the trustee has sold the units. Upon a sale to us, the interest of the charitable beneficiary in the units sold will terminate and the trustee will distribute the net proceeds of the sale to the restricted person.

To the extent that the above trust transfer provisions would be ineffective for any reason, our partnership agreement provides that, if the percentage of the common units owned (of record or beneficially) by non-U.S. citizens is known to us to be in excess of the applicable permitted percentage, we, in our sole discretion, shall be entitled to redeem all or any portion of such units most recently acquired (as determined by the board of directors of our general partner in accordance with the guidelines that are set forth in our partnership agreement) by such non-U.S. citizens in excess of the applicable permitted percentage at a redemption price based on a fair market value formula that is set forth in our partnership agreement. We may pay the redemption price, as determined by the board of directors or a committee of the board of directors in its sole discretion, (i) in cash (by wire transfer or bank or cashier’s check), (ii) by the issuance of redemption notes, or (iii) by the issuance of redemption warrants by issuing one redemption warrant for each excess unit. Such excess units shall not be accorded any voting or distribution rights until they have ceased to be excess units, provided that they have not been already redeemed by us.

The redemption notes may be issued in consideration for “excess units” and will be interest-bearing promissory notes issued by us with a maturity of not more than 10 years from the date of issue and will bear interest at a fixed rate equal to the yield on the U.S. Treasury Note having a maturity comparable to the term of such promissory notes as published in The Wall Street Journal or comparable publication at the time of the issuance of the redemption notes. The redemption notes will be redeemable at par plus accrued but unpaid interest.

Each redemption warrant, which would be issued to redeem an “excess unit” of our common units, will entitle the holder to purchase one common unit at a price of $0.01 per unit, subject to certain adjustments. The redemption warrants may be exercised by cashless exercise or they may be converted into common units without any required payment of the exercise price. The redemption warrants may not be exercised for cash. All warrants will expire on the 25th anniversary of the redemption warrant agreement that will govern the redemption warrants and will be entered into by us from time to time. The redemption warrants are issued as separate instruments from our common units and are permitted to be transferred independently from our common units. Redemption warrant holders will not be permitted to exercise or convert their redemption warrants for common units if and to the extent that the common units issuable upon exercise or conversion would constitute “excess units” if they were issued. In addition, a redemption warrant holder who cannot establish to our reasonable satisfaction that it is a U.S. citizen within the meaning of the Jones Act will not be permitted to exercise or convert its warrants to the extent the receipt of the common units upon exercise or conversion would cause such person (or any non-U.S. citizen whose ownership position would be aggregated with such person) to exceed 4.9% of the outstanding common units. The exercise price and number of our common units issuable on exercise or conversion of the redemption warrants may be adjusted in certain circumstances, including in the event of a unit distribution, unit split, unit combination, merger or consolidation. Redemption warrant holders will not have any rights or privileges of holders of our common units, including any voting rights, until they exercise or convert their redemption warrants and receive common units of our limited partnership interests. After the issuance of our common units upon exercise of the redemption warrants, each holder will be entitled to one vote for each unit held of record on all matters to be voted on by common unitholders.

So that we may ensure compliance with the applicable maritime laws, our partnership agreement provides us with the power to require confirmation from time to time of the citizenship of the record and beneficial owners of any units of our limited partnership interests. As a condition to acquiring and having record or beneficial ownership of any units of our limited partnership interests, every record and beneficial owner must comply with certain provisions in our partnership agreement concerning citizenship.

To facilitate our compliance with these laws, our partnership agreement requires that every person acquiring, directly or indirectly, 5% or more of the units of any class or series of our limited partnership interests must provide us a written statement or affidavit, duly signed, stating the name and address of such person, the number of units of our limited partnership interests directly or indirectly owned (of record or beneficially) by such person as of a recent date, the legal structure of such person, and a statement as to whether such person is a U.S. citizen within the meaning of the Jones Act, and such other information required by 46 C.F.R. part 355. In addition, our partnership agreement requires that each record and beneficial owner of any units of our limited partnership interests must promptly provide us with such documents and certain other information concerning their citizenship as we request. We have the right under our partnership agreement to require additional reasonable proof of the citizenship of a record or beneficial owner of any units of our limited partnership interests and to determine the citizenship of the record and beneficial owners of the units of any class or series of our limited partnership interests.

Under our partnership agreement, when a record or beneficial owner of any units of our limited partnership interests ceases to be a U.S. citizen, such person is required to provide to us, as promptly as practicable but in no event less than two business days after the date such person is no longer a U.S. citizen, a written statement, duly signed, stating the name and address of such person, the number of units of each class or series of our limited partnership interests directly or indirectly owned (of record or beneficially) by such person as of a recent date, the legal structure of such person, and a statement as to such change in status of such person to a non-U.S. citizen. Every record and beneficial owner of units of our limited partnership interests is also required by our partnership agreement to provide or authorize such person’s broker, dealer, custodian, depositary, nominee or similar agent with respect to such units to provide us with such person’s address. In the event that we request the documentation discussed in this paragraph or the preceding paragraph and the record or beneficial owner fails to provide it, our partnership agreement provides for the suspension of the voting rights of such person’s units of our limited partnership interests and for the payment of distributions with respect to those units into an escrow account, and empowers our general partner (or our transfer agent) to refuse to register their units, until such requested documentation is submitted in form and substance reasonably satisfactory to us.

Certificates representing units of any class or series of our limited partnership interests will bear legends concerning the restrictions on ownership by persons other than U.S. citizens. In addition, our partnership agreement:

•

subject to the NYSE provision described above, permits us to require, as a condition precedent to the transfer of units on our records or those of our transfer agent, representations and other proof as to the identity and citizenship of existing or prospective unitholders (including the beneficial owners); and

•

permits us to establish and maintain a dual unit certificate system under which different forms of certificates may be used to reflect whether or not the owner thereof is a U.S. citizen within the meaning of the Jones Act.

Non-Taxpaying Assignees; Redemption

Our partnership agreement provides that if our general partner, with the advice of counsel, determines that our status as a pass-through entity for U.S. federal, state or local income tax purposes, coupled with the tax status (or lack of proof thereof) of one or more of our limited partners, has, or will have, a material adverse effect on our economic interests, then our general partner may, in its sole discretion, adopt such amendments to our partnership agreement as it determines necessary or advisable to:

•	obtain proof of the U.S. federal income tax status of our limited partners (and their owners, to the extent relevant); and

•

permit our general partner to redeem the units held by any limited partner whose tax status has or is reasonably likely to have such a material adverse effect or who fails to comply with the procedures instituted by our general partner to obtain proof of the U.S. federal income tax status. The redemption price in the case of such a redemption will be the average of the daily closing prices per unit for the 20 consecutive trading days immediately prior to the date set for redemption.

Meetings; Voting

Except as described below regarding a person or group owning more than 20% of any class of units then outstanding, unitholders who are record holders of units on the record date will be entitled to notice of, and to vote at, meetings of our limited partners and to act upon matters for which approvals may be solicited.

Our general partner does not anticipate that any meeting of our unitholders will be called in the foreseeable future. Any action that is required or permitted to be taken by the unitholders may be taken either at a meeting of the unitholders or without a meeting, if consents in writing describing the action so taken are signed by holders of the number of units necessary to authorize or take that action at a meeting. Meetings of the unitholders may be called by our general partner or by unitholders owning at least 20% of the outstanding units of the class for which a meeting is proposed. Unitholders may vote either in person or by proxy at meetings. The holders of a majority of the outstanding units of the class or classes for which a meeting has been called (including outstanding units owned by Holding, our general partner or any of their affiliates), represented in person or by proxy, will constitute a quorum unless any action by the unitholders requires approval by holders of a greater percentage of the units, in which case the quorum will be the greater percentage.

Each record holder of a unit has a vote according to the holder’s percentage interest in us, although additional limited partner interests having special voting rights could be issued. Please read “—Issuance of Additional Partnership Interests.” However, if at any time any person or group, other than Holding, our general partner or their affiliates and certain other purchasers, acquires beneficial ownership of 20% or more of any class of units, that person or group will lose voting rights on all of its units and such units may not be voted on any matter and will not be considered to be outstanding when sending notices of a meeting of unitholders, calculating required votes, determining the presence of a quorum or for other similar purposes. Please read “—Anti-Takeover Provisions.”

Common units held in nominee or street name account will be voted by the broker or other nominee in accordance with the instruction of the beneficial owner unless the arrangement between the beneficial owner and his nominee provides otherwise. Except as our partnership agreement otherwise provides, subordinated units will vote together with common units as a single class.

Any notice, demand, request, report or proxy material required or permitted to be given or made to record holders of common units under our partnership agreement will be delivered to the record holder by us or by the transfer agent.

Voting Rights of Incentive Distribution Rights

If a majority of the incentive distribution rights are held by our general partner and its affiliates, the holders of the incentive distribution rights will have no right to vote with respect to such incentive distribution rights on any matter, unless otherwise required by law, and the holders of the incentive distribution rights shall be deemed to have approved any matter approved by our general partner.

If less than a majority of the incentive distribution rights are held by our general partner and its affiliates, the incentive distribution rights will be entitled to vote on all matters submitted to a vote of unitholders, other than amendments and other matters that our general partner determines do not adversely affect the holders of the incentive distribution rights as a whole in any material respect. On any matter in which the holders of incentive distribution rights are entitled to vote, such holders will vote together with the subordinated units, prior to the end of the subordination period, or together with the common units, thereafter, in either case as a single class, and such incentive distribution rights shall be treated in all respects as subordinated units or common units, as applicable, when sending notices of a meeting of our limited partners to vote on any matter (unless otherwise required by law), calculating required votes, determining the presence of a quorum or for other similar purposes under our partnership agreement. The relative voting power of the holders of the incentive distribution rights and the subordinated units or common units, depending on which class the holders of incentive distribution rights are voting with, will be set in the same proportion as cumulative cash distributions, if any, in respect of the incentive distribution rights for the four quarter period prior to the record date for the vote bears to the cumulative cash distributions in respect of such class of units for such four quarter period.

Status as Limited Partner

Except as described above under “—Limited Liability,” the common units will be fully paid, and unitholders will not be required to make additional contributions. By transfer of common units in accordance with our partnership agreement, each transferee of common units will be admitted as a limited partner with respect to the common units transferred when such transfer and admission is reflected in our books and records.

Indemnification

Under the partnership agreement, in most circumstances, we will indemnify the following persons to the fullest extent permitted by law, from and against all losses, claims, damages or similar items:

(1)	our general partner;

(2)	any departing general partner;

(3)	any person who is or was an affiliate of our general partner or any departing general partner;

(4)	any person who is or was a manager, managing member, general partner, officer, director, member, employee, agent, fiduciary or trustee of our Partnership, our subsidiaries, our general partner, any departing general partner or any of their affiliates;

(5)	any person who is or was serving as a manager, managing member, general partner, officer, director, member, employee, agent, fiduciary or trustee of another person at the request of our general partner or any departing general partner or any of their affiliates;

(6)	any person designated by our general partner; and

(7)	any person who controls our general partner or any departing general partner.

We must provide this indemnification unless there has been a final, non-appealable judgment by a court of competent jurisdiction determining that the person acted in bad faith or engaged in fraud or willful misconduct or, in the case of the a criminal matter, acted with knowledge that the conduct was unlawful. Unless it otherwise agrees, our general partner will not be personally liable for, or have any obligation to contribute or loan funds or assets to us to enable us to effectuate, the foregoing indemnity. Any indemnification under these provisions will only be out of our assets. We may purchase insurance against liabilities asserted against and expenses incurred by persons for our activities, regardless of whether we would have the power to indemnify the person against liabilities under the partnership agreement.

Reimbursement of Expenses

Our general partner will not receive any management fee or other compensation for its management of us. However, our general partner and its affiliates may charge the Partnership or any of its subsidiaries a management fee to the extent necessary to allow us to reduce the amount of any state franchise or income tax or any tax based upon the revenues or gross margin of the Partnership or any of its subsidiaries if the tax benefit of such fee would exceed the amount of such fee. Our partnership agreement requires us to reimburse our general partner or its affiliates for their out-of-pocket costs and expenses incurred on our behalf for managing and controlling our business and operations. Our partnership agreement also requires us to reimburse our general partner for all expenses it incurs or payments it makes on our behalf and all other expenses allocable to us or otherwise incurred by our general partner in connection with operating our business. These expenses include salary, bonus, incentive compensation and other amounts paid to persons who perform services for us or on our behalf, and expenses allocated to us or our general partner by its board of directors.

Books and Reports

Our general partner is required to keep appropriate books and records of our business at our principal offices. The books will be maintained for both tax and financial reporting purposes on an accrual basis. For tax and financial reporting purposes, our fiscal year is the calendar year.

We will furnish or make available to record holders of common units, within 120 days after the close of each fiscal year, an annual report containing audited financial statements and a report on those financial statements by our independent registered public accounting firm. Except for our fourth quarter, we will also furnish or make available summary financial information within 90 days after the close of each quarter. We will be deemed to have made any such report available if we file such report with the SEC on EDGAR or make the report available on a publicly available website which we maintain.

We will furnish each record holder of a unit with information reasonably required for U.S. federal and state tax reporting purposes within 90 days after the close of each calendar year. This information is expected to be furnished in summary form so that some complex calculations normally required of partners can be avoided. Our ability to furnish this summary information to unitholders will depend on the cooperation of unitholders in supplying us with specific information. Every unitholder will receive information to assist him in determining his U.S. federal and state tax liability and filing his U.S. federal and state income tax returns, regardless of whether he supplies us with information.

Right to Inspect Our Books and Records

The partnership agreement provides that a limited partner can, for a purpose reasonably related to his interest as a limited partner, upon reasonable written demand stating the purpose of such demand and at the limited partner’s own expense, obtain a copy of:

(1)	a current list of the name and last known address of each record holder;

(2)	copies of the partnership agreement, the certificate of limited partnership of the Partnership, related amendments and any powers of attorney under which they have been executed;

(3)	information regarding the status of our business and financial position (provided that this obligation shall be satisfied to the extent the limited partner is furnished our most recent annual report and any subsequent current or quarterly reports required to be filed (or which would be required to be filed) with the SEC pursuant to Section 13 of the Exchange Act); and

(4)	any other information regarding our affairs that our general partner determines is just and reasonable.

Our general partner may, and intends to, keep confidential from the other partners trade secrets or other information the disclosure of which our general partner believes in good faith is not in our best interests, could damage us, our subsidiaries or our business or that we are required by law or by agreements with third parties to keep confidential.

Notwithstanding any other provision of our partnership agreement or Delaware law, each of our partners, each other person who acquires an interest in a partnership interest in us and each other person bound by our partnership agreement has agreed under our partnership agreement to the fullest extent permitted by law that they do not have rights to receive information from us or any indemnitee for the purpose of determining whether to pursue litigation or assist in pending litigation against us or any indemnitee relating to our affairs except pursuant to the applicable rules of discovery relating to litigation commenced by such person.

UNITS ELIGIBLE FOR FUTURE SALE

After the sale of the common units offered by this prospectus and assuming the underwriters do not exercise their option to purchase additional common units, Holding and its affiliates will hold an aggregate of common units and              subordinated units. All of the subordinated units will convert into common units on a one-for- one basis (or, on or after                     , 2016, at the option of the holder or holders of a majority of our subordinated units, at a ratio that may be less than one-to-one) at the end of the subordination period. The sale of these common and subordinated units could have an adverse impact on the price of the common units or on any trading market that may develop.

Rule 144

The common units sold in this offering will generally be freely transferable without restriction or further registration under the Securities Act. Any common units held by an “affiliate” of ours may not be resold publicly except in compliance with the registration requirements of the Securities Act or under an exemption from the registration requirements of the Securities Act pursuant to Rule 144 or otherwise. Rule 144 permits securities acquired by an affiliate of ours to be sold into the market in an amount that does not exceed, during any three-month period, the greater of:

•	1.0% of the total number of the class of securities outstanding; or

•	the average weekly reported trading volume of the common units for the four calendar weeks prior to the sale.

Sales under Rule 144 are also subject to specific manner of sale provisions, holding period requirements, notice requirements and the availability of current public information about us. A person who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale, and who has beneficially owned common units for at least six months (provided we are in compliance with the current public information requirement) or one year (regardless of whether we are in compliance with the current public information requirement), would be entitled to sell those common units under Rule 144 without regard to the public information requirements, volume limitations, manner of sale provisions and notice requirements of Rule 144.

Our Partnership Agreement

Our partnership agreement provides that we may issue an unlimited number of limited partner interests of any type without a vote of the unitholders. Any issuance of additional common units or other equity securities would result in a corresponding decrease in the proportionate ownership interest in us represented by, and could adversely affect the cash distributions to and market price of, common units then outstanding. Please read “The Partnership Agreement—Issuance of Additional Partnership Interests.”

Our Registration Rights Agreement

Under our registration rights agreement, our general partner and its affiliates have the right to cause us to register under the Securities Act and applicable state securities laws the offer and sale of any common units that they hold. Subject to the terms and conditions of the registration rights agreement, these registration rights allow our general partner and its affiliates or their assignees holding any common units to require registration of any of these common units and to include any of these common units in a registration by us of other common units, including common units offered by us or by any unitholder. Our general partner and its affiliates will continue to have these registration rights for two years following its withdrawal or removal as our general partner. In connection with any registration of this kind, we will indemnify each unitholder participating in the registration and its officers, directors and controlling persons from and against any liabilities under the Securities Act or any applicable state securities laws arising from the registration statement or prospectus. We will bear all costs and expenses incidental to any registration, excluding any underwriting discounts and commissions. In connection with these registration rights, we will not be required to pay any damages or penalties related to any delay or failure to file a registration statement or to cause a registration statement to become effective. Except as described below, our general partner and its affiliates may sell their common units in private transactions at any time, subject to compliance with applicable laws. See “Certain Relationships and Related Party Transactions—Agreements Governing the Formation Transactions—Registration Rights Agreement.”

Long-Term Incentive Plan

In order to incentivize our management, directors and employees following the completion of this offering to continue to grow our business, our general partner intends to adopt a long-term incentive plan for employees, consultants and directors of our general partner and its affiliates who perform services for us. We expect that the long-term incentive plan will provide for the grant of equity-based awards. These awards are intended to align the interests of key employees, consultants and directors with those of our unitholders and to give them the opportunity to share in our long-term performance. We intend to file a registration statement on Form S-8 under the Securities Act following this offering to register all common units issued or reserved for issuance under our long-term incentive plan. Common units covered by the registration statement on Form S-8 will be eligible for sale in the public market, subject to applicable vesting requirements and the terms of applicable lock-up agreements described below.

Lock-Up Agreements

We, our directors and executive officers, our general partner and Holding have agreed with the underwriters not to sell any common units for a period of 180 days from the date of this prospectus, subject to certain exceptions and extensions. Please read “Underwriting” for a description of these lock-up provisions.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discusses the material U.S. federal income tax considerations that may be relevant to prospective unitholders who are individual citizens or residents of the United States. For purposes of this discussion, references to “American Petroleum Tankers Partners LP,” “we,” “our,” us” and “the Partnership” mean only American Petroleum Tankers Partners LP and not its subsidiaries, except as otherwise indicated. This discussion is based on provisions of the Internal Revenue Code of 1986, as amended (the “Code”), on the regulations promulgated thereunder and on published administrative rulings and pronouncements of the IRS and judicial decisions, all of which are subject to change or differing interpretations at any time, possibly with retroactive effect.

The following discussion does not address all U.S. federal income tax matters affecting us or the unitholders. Moreover, the discussion focuses on unitholders who are individual citizens or residents of the United States and has only limited application to corporations, estates, entities treated as partnerships for U.S. federal income tax purposes, trusts, nonresident aliens or other unitholders subject to specialized tax treatment, such as tax-exempt institutions, non-U.S. persons, U.S. expatriates, former citizens or long-term residents of the U.S., individual retirement accounts (IRAs), real estate investment trusts (REITs), or mutual funds. In addition, except to the extent provided below, this discussion does not address any aspect of state, local or non-U.S. tax law. If a partnership holds common units, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our common units, you are urged to consult your tax advisors. This discussion does not constitute tax advice and is not intended to be a substitute for tax planning. The actual tax consequences of the purchase and ownership of common units will vary depending on your circumstances.

Except as described in “—Partnership Status” below, no ruling has been or will be requested by us from the IRS regarding any matter affecting us or prospective unitholders. Instead, we will rely on opinions of Simpson Thacher & Bartlett LLP. An opinion of counsel represents only that counsel’s best legal judgment and does not bind the IRS or the courts. Accordingly, the opinions and statements made herein may not be sustained by a court if contested by the IRS. Any contest of this sort with the IRS may materially and adversely impact the market for our common units and the prices at which common units trade. In addition, the costs of any contest with the IRS, principally legal, accounting and related fees, will result in a reduction in cash available for distribution to our unitholders and our general partner and thus will be borne indirectly by our unitholders and our general partner. Furthermore, the tax treatment of us, or of an investment in us, may be significantly modified by future legislative or administrative changes or court decisions. Any modifications may or may not be retroactively applied.

This discussion, to the extent that it states matters of U.S. federal tax law or legal conclusions and subject to the qualifications herein, represents the opinion of Simpson Thacher & Bartlett LLP. Such opinion is based in part on facts described in this prospectus and on various other factual assumptions, representations and determinations. Any alteration or incorrectness of such facts, assumptions, representations or determinations could adversely affect such opinion.

For the reasons described below, Simpson Thacher & Bartlett LLP has not rendered an opinion with respect to the following specific U.S. federal income tax issues:

•	the treatment of a unitholder whose common units are loaned to a short seller to cover a short sale of common units (Please see “—Tax Consequences to Unitholders—Treatment of Short Sales”);

•

whether our monthly convention for allocating taxable income and losses is permitted by existing Treasury Regulations (Please see “—Disposition of Common Units—Allocations Between Transferors and Transferees”); and

•	whether our method for depreciating Section 743 adjustments is sustainable in certain cases (Please see “—Tax Consequences to Unitholders—Section 754 Election”).

Prospective holders of common units are urged to consult their own tax advisors concerning the U.S. federal, state and local income tax and estate tax consequences in their particular situations of the purchase, ownership and disposition of a common unit, as well as any consequences under the laws of any other taxing jurisdiction.

Partnership Status

Subject to the discussion set forth in the next paragraph, an entity that is treated as a partnership for U.S. federal income tax purposes is not a taxable entity and incurs no U.S. federal income tax liability. Instead, each partner is required to take into account its allocable share of items of income, gain, loss and deduction of the partnership in computing its U.S. federal income tax liability, regardless of whether or not cash distributions are then made. Investors in this offering will become limited partners of American Petroleum Tankers Partners LP. Distributions of cash by a partnership to a partner are generally not taxable unless the amount of cash distributed to a partner is in excess of the partner’s adjusted basis in its partnership interest.

An entity that would otherwise be classified as a partnership for U.S. federal income tax purposes may nonetheless be taxable as a corporation if it is a “publicly traded partnership,” unless an exception applies. An entity that would otherwise be classified as a partnership is a publicly traded partnership if (i) interests in the partnership are traded on an established securities market or (ii) interests in the partnership are readily tradable on a secondary market or the substantial equivalent thereof. We will be publicly traded. However, an exception to taxation as a corporation, referred to as the “Qualifying Income Exception,” generally applies (and will apply to us) if at least 90% of such partnership’s gross income for every taxable year consists of “qualifying income”. Qualifying income includes certain income and gains derived from the transportation, storage and processing of crude oil, natural gas and products thereof. Other types of qualifying income include certain interest income, dividends, real property rents, gains from the sale or other disposition of real property, and any gain from the sale or disposition of a capital asset or other property held for the production of income that otherwise constitutes qualifying income. We have received a ruling from the IRS that the gross income that we derive from providing transportation services for refined petroleum products and crude oil pursuant to our charters, and other substantially similar charters that we may enter into in the future, will constitute qualifying income under Section 7704 of the Code. A ruling from the IRS, while generally binding on the IRS, may under certain circumstances be revoked or modified by the IRS retroactively.

We estimate that less than         % of our current gross income is not qualifying income; however, this estimate could change from time to time. Based upon and subject to this estimate, the factual representations made by us and our general partner, a review of the applicable legal authorities, and the ruling from the IRS discussed above, Simpson Thacher & Bartlett LLP is of the opinion that at least 90% of our current gross income constitutes qualifying income. The portion of our income that is qualifying income may change from time to time.

It is the opinion of Simpson Thacher & Bartlett LLP that, based upon the Code, its regulations, published revenue rulings and court decisions, the ruling from the IRS described above and the representations described below:

•	We will be classified as a partnership for U.S. federal income tax purposes; and

•	Each of our non-corporate subsidiaries will be disregarded as an entity separate from us or will be treated as a partnership for U.S. federal income tax purposes.

In rendering its opinion, Simpson Thacher & Bartlett LLP has also relied on factual representations made by us and our general partner. The representations made by us and our general partner upon which Simpson Thacher & Bartlett LLP has relied are:

•	Neither we nor any of our partnership or limited liability company subsidiaries has elected or will elect to be treated as a corporation; and

•

For every taxable year, more than 90% of our gross income has been and will be income of the type that we have received a ruling from the IRS is “qualifying income” or that Simpson Thacher & Bartlett LLP has otherwise opined or will opine is “qualifying income” within the meaning of Section 7704(d) of the Code.

We believe that these representations are true and expect that these representations will continue to be true in the future. If these factual statements and representations are or become incomplete or untrue, the IRS ruling could become inoperative and Simpson Thacher & Bartlett LLP’s conclusions may be or may become incorrect. We have reviewed the statements of fact and representations on which the IRS ruling and Simpson Thacher & Bartlett LLP’s opinion will be based, and we are not aware of any facts or circumstances that would cause any of the statements of fact or representations to be incomplete or untrue.

If we fail to meet the Qualifying Income Exception, other than a failure that is determined by the IRS to be inadvertent and that is cured within a reasonable time after discovery (in which case the IRS may also require us to make adjustments with respect to our unitholders or pay other amounts), we will be treated as if we had transferred all of our assets, subject to liabilities, to a newly formed corporation, on the first day of the year in which we fail to meet the Qualifying Income Exception, in return for stock in that corporation, and then distributed that stock to the unitholders in liquidation of their interests in us. This deemed contribution and liquidation should be tax-free to unitholders and us so long as we do not have liabilities in excess of the tax basis of our assets at that time. Thereafter, we would be treated as a corporation for U.S. federal income tax purposes.

If we were treated as a corporation in any taxable year, either as a result of a failure to meet the Qualifying Income Exception or otherwise, our items of income, gain, loss and deduction would be reflected only on our tax return rather than being passed through to common unitholders, and we would be subject to U.S. corporate income tax on our taxable income at regular corporate rates, which may materially reduce the amount of cash available for distribution to holders of our common units. Distributions made to common unitholders would be treated as either a taxable dividend, which may be eligible for reduced rates of taxation, to the extent of our current or accumulated earnings and profits, or in the absence of earnings and profits, as a nontaxable return of capital, to the extent of the unitholder’s tax basis in the common units, or as taxable capital gain, after the unitholder’s basis is reduced to zero. Accordingly, treatment as a corporation could materially reduce a unitholder’s after-tax return and thus could result in a substantial reduction of the value of the common units.

The discussion below is based on Simpson Thacher & Bartlett LLP’s opinion that we will be classified as a partnership for U.S. federal income tax purposes.

Certain State, Local and Non-U.S. Tax Matters

We and our subsidiaries may be subject to state, local or non-U.S. taxation in various jurisdictions, including those in which we or they transact business, own property or reside. We may be required to file tax returns in some or all of those jurisdictions. The state, local or non-U.S. tax treatment of us and our common unitholders may not conform to the U.S. federal income tax treatment discussed herein. Any non-U.S. taxes incurred by us may not pass through to common unitholders as a credit against their U.S. federal income tax liability.

Limited Partner Status

Unitholders who have become limited partners of American Petroleum Tankers Partners LP will be treated as partners of American Petroleum Tankers Partners LP for U.S. federal income tax purposes. Also, unitholders whose common units are held in street name or by a nominee and who have the right to direct the nominee in the exercise of all substantive rights attendant to the ownership of their common units will be treated as partners of American Petroleum Tankers Partners LP for U.S. federal income tax purposes.

A beneficial owner of common units whose units have been transferred to a short seller to complete a short sale would appear to lose its status as a partner with respect to those units for U.S. federal income tax purposes. Please read “—Tax Consequences to Unitholders—Treatment of Short Sales.”

Items of our income, gain, loss and deduction would not appear to be reportable by a unitholder who is not a partner for U.S. federal income tax purposes, and any cash distributions received by a unitholder who is not a partner for U.S. federal income tax purposes would therefore appear to be fully taxable as ordinary income. These unitholders are urged to consult their own tax advisors with respect to their tax consequences of holding common units in American Petroleum Tankers Partners LP. The references to “unitholders” in the discussion that follow are to persons who are treated as partners in American Petroleum Tankers Partners LP.

Tax Consequences to Unitholders

Flow-Through of Taxable Income

Subject to the discussion below under “—Entity-Level Collections” we will not pay any U.S. federal income tax. Instead, each unitholder will be required to report on its income tax return its share of our income, gain, loss and deduction for our taxable year ending with or within its taxable year. Consequently, we may allocate income to a unitholder even if that unitholder has not received a cash distribution.

Treatment of Distributions

Distributions by us to a unitholder generally will not be taxable to the unitholder for U.S. federal income tax purposes, except to the extent the amount of any cash distribution exceeds the unitholder’s tax basis in its common units immediately before the distribution. Our cash distributions in excess of a unitholder’s tax basis generally will be considered to be gain from the sale or exchange of the common units, taxable in accordance with the rules described under “—Disposition of Common Units.” Any reduction in a unitholder’s share of our liabilities for which no partner bears the economic risk of loss, known as “nonrecourse liabilities,” will be treated as a distribution by us of cash to that unitholder. To the extent our distributions cause a unitholder’s “at-risk” amount to be less than zero at the end of any taxable year, the unitholder must recapture any losses deducted in previous years. Please read “—Limits on Deductions for Losses and Expenses.”

A decrease in a unitholder’s percentage interest in us because of our issuance of additional common units will decrease the unitholder’s share of our nonrecourse liabilities, and thus will result in a corresponding deemed distribution of cash. This deemed distribution may constitute a non-pro rata distribution. A non-pro rata distribution of money or property may result in ordinary income to a unitholder, regardless of the unitholder’s tax basis in its common units, if the distribution reduces the unitholder’s share of our “unrealized receivables,” including depreciation recapture and/or substantially appreciated “inventory items,” each as defined in the Code, and collectively, “Section 751 Assets.” To that extent, the unitholder will be treated as having been distributed its proportionate share of the Section 751 Assets and then having exchanged those assets with us in return for the non-pro rata portion of the actual distribution made to it. This latter deemed exchange will generally result in the unitholder’s realization of ordinary income, which will equal the excess of (i) the non-pro rata portion of that distribution over (ii) the unitholder’s tax basis (often zero) for the share of Section 751 Assets deemed relinquished in the exchange.

Ratio of Taxable Income to Distributions

We estimate that a purchaser of units in this offering who owns those common units from the date of completion of this offering through                 will be allocated, on a cumulative basis, an amount of federal taxable income for that period that will be         % or less of the cash distributed to the unitholder with respect to that period. We anticipate that after the taxable year ending          the ratio of allocable taxable income to cash distributions to the unitholders will increase. These estimates are based upon the assumption that gross income from operations will approximate the amount required to make the minimum quarterly distribution on all units and other assumptions with respect to capital expenditures, cash flow and anticipated cash distributions. These estimates and assumptions are subject to, among other things, numerous business, economic, regulatory, legislative, competitive and political uncertainties beyond our control. Further, the estimates are based on current tax law and tax reporting positions that we will adopt and with which the IRS could disagree. Accordingly, we cannot assure you that these estimates will prove to be correct. The actual percentage of distributions that will constitute taxable income could be higher or lower and any differences could be material and could materially affect the value of the common units.

For example, the ratio of allocable taxable income to cash distributions to a purchaser of common units in this offering will be greater, and perhaps substantially greater, than our estimate with respect to the period described above if:

•	gross income from operations exceeds the amount required to make anticipated quarterly distributions on all units, yet we only distribute the anticipated quarterly distributions on all units; or

•

we make a future offering of common units and use the proceeds from the offering in a manner that does not produce substantial additional deductions during the period described above, such as to repay indebtedness outstanding at the time of this offering or to acquire property that is not eligible for deprecation or amortization for U.S. federal income tax purposes or that is depreciable or amortizable at a rate significantly slower than the rate applicable to our assets at the time of this offering.

Basis of Common Units

You will have an initial tax basis for your common unit equal to the amount you paid for the common unit plus your share under the partnership tax rules of our liabilities, if any. That basis will be increased by your share of our income and by increases in your share of our liabilities, if any. That basis will be decreased, but not below zero, by distributions from us, by your share of our losses and by any decrease in your share of our liabilities.

Holders who purchase common units in separate transactions must combine the basis of those units and maintain a single adjusted tax basis for all those units. Upon a sale or other disposition of less than all of the common units, a portion of that tax basis must be allocated to the common units sold.

Valuation and Tax Basis of Our Properties

The U.S. federal income tax consequences of the ownership and disposition of units will depend in part on our estimates of the relative fair market values and the initial tax bases of our assets. Although we may from time to time consult with professional appraisers regarding valuation matters, we will make many of the relative fair market value estimates ourselves. These estimates and determinations of basis are subject to challenge and will not be binding on the IRS or the courts. If the estimates of fair market value or basis are later found to be incorrect, the character and amount of items of income, gain, loss, deductions or credit previously reported by unitholders might change, and unitholders might be required to adjust their tax liability for prior years and incur interest and penalties with respect to those adjustments.

Limits on Deductions for Losses and Expenses

The deduction of your share of our losses will be limited to your tax basis in your common units and, if you are an individual or a corporate unitholder that is subject to the “at risk” rules, to the amount for which you are considered to be “at risk” with respect to our activities, if that is less than your tax basis. In general, you will be at risk to the extent of your tax basis in your common units, reduced by (1) the portion of that basis attributable to your share of our liabilities for which you will not be personally liable and (2) any amount of money you borrow to acquire or hold your common units, if the lender of those borrowed funds owns an interest in us, is related to you or another unitholder or can look only to the common units for repayment. Your at risk amount generally will increase by your allocable share of our income and gain and decrease by cash distributions to you and your allocable share of losses and deductions. You must recapture losses deducted in previous years to the extent that distributions cause your at risk amount to be less than zero at the end of any taxable year. Losses disallowed or recaptured as a result of these limitations will carry forward and will be allowable to the extent that your tax basis or at risk amount, whichever is the limiting factor, subsequently increases. Any excess loss above that gain previously suspended by the at risk or basis limitations may no longer be used.

In addition to the basis and at risk limitations on the deductibility of losses, the passive loss limitations generally provide that individuals, estates, trusts, and some closely-held corporations and personal service corporations can deduct losses from passive activities, which are generally trade or business activities in which the taxpayer does not materially participate, only to the extent of the taxpayer’s income from those passive activities. The passive loss limitations are applied separately with respect to each publicly traded partnership. Consequently, any passive losses we generate will only be available to offset our passive income generated in the future and will not be available to offset income from other passive activities or investments, including our investments or investments in other publicly traded partnerships, or salary or active business income. Passive losses that are not deductible because they exceed a unitholder’s share of passive income we generate may be deducted in full when the unitholder disposes of its entire investment in us in a fully taxable transaction with an unrelated party. The passive activity loss rules are applied after other applicable limitations on deductions, including the at risk rules and the basis limitation. A unitholder’s share of our net passive income may be offset by any of our suspended passive losses, but it may not be offset by any other current or carryover losses from other passive activities, including those attributable to other publicly traded partnerships.

In addition, other provisions of the Code may limit or disallow any deduction for losses by you or deductions associated with certain assets of the Partnership in certain cases. You are urged to consult with your tax advisors regarding their limitations on the deductibility of losses under applicable sections of the Code.

Limitations on Deductibility of Organizational Expenses and Syndication Fees

In general, neither we nor any unitholder may deduct organizational or syndication expenses. An election may be made by us to amortize organizational expenses over a fifteen-year period. Syndication fees (which would include any sales or placement fees or commissions or underwriting discount payable to third parties) must be capitalized and cannot be amortized or otherwise deducted.

Limitations on Interest Deductions

Your share of our interest expense is likely to be treated as “investment interest” expense. The deductibility of a non-corporate unitholder’s “investment interest” expense is generally limited to the amount of your “net investment income.” In addition, state and local tax laws may disallow deductions for your share of our interest expense.

The computation of your investment interest expense will take into account interest on any margin account borrowing or other loan incurred to purchase a common unit. Net investment income includes gross income from property held for investment and amounts treated as portfolio income, such as dividends and interest, under the passive loss rules less deductible expenses, other than interest, directly connected with the production of investment income, but generally does not include gains attributable to the disposition of property held for investment. For this purpose, any long-term capital gain or qualifying dividend income that is taxable at long-term capital gain rates is excluded from net investment income, unless the unitholder elects to pay tax on such gain or dividend income at ordinary income rates.

Entity-Level Collections

If we are required or elect under applicable law to pay any federal, state, local or foreign income tax on behalf of any unitholder or our general partner or any former unitholder, we are authorized to pay those taxes from our funds. That payment, if made, will be treated as a distribution of cash to the partner on whose behalf the payment was made. If the payment is made on behalf of a person whose identity cannot be determined, we are authorized to treat the payment as a distribution to all current unitholders. We are authorized to amend the partnership agreement in the manner necessary to maintain uniformity of intrinsic tax characteristics of units and to adjust later distributions, so that after giving effect to these distributions, the priority and characterization of distributions otherwise applicable under our partnership agreement is maintained as nearly as is practicable. Payments by us as described above could give rise to an overpayment of tax on behalf of an individual unitholder in which event the unitholder would be required to file a claim in order to obtain a credit or refund.

Allocation of Income, Gain, Loss and Deduction

In general, if we have a net profit, our items of income, gain, loss and deduction will be allocated among our general partner and the unitholders in accordance with their percentage interests in us. At any time that distributions are made to the common units in excess of distributions to the subordinated units, or incentive distributions are made to our general partner, gross income will be allocated to the recipients to the extent of these distributions. If we have a net loss, that loss will be allocated first to our general partner and the unitholders in accordance with their percentage interests in us to the extent of their positive capital accounts and, second, to our general partner.

For U.S. federal income tax purposes, your allocable share of our recognized items of income, gain, loss, deduction or credit (other than items allocated under Section 704(c), as discussed below) will be determined by our partnership agreement if such allocations have “substantial economic effect” or are determined to be in accordance with your interest in the Partnership. Simpson Thacher & Bartlett LLP is of the opinion that, with the exception of the issues described in “—Section 754 Election” and “—Disposition of Common Units—Allocations Between Transferors and Transferees,” allocations under our partnership agreement will be given effect for U.S. federal income tax purposes, in determining a partner’s share of an item of income, gain, loss, deduction or credit, and our general partner intends to prepare tax returns based on such allocations. If the IRS successfully challenges the allocations made pursuant to the limited partnership agreement, the resulting allocations for U.S. federal income tax purposes might be less favorable than the allocations set forth in the limited partnership agreement.

Specified items of our income, gain, loss and deduction will be allocated under Section 704(c) to account for any difference between the tax basis and fair market value of (i) any property contributed to us by our general partner and its affiliates (or by a third party) that exists at the time of such contribution and (ii) our property at the time of an offering, such property together referred to in this discussion as “Contributed Property.” These allocations are required by the Code to eliminate the difference between a partner’s “book” capital account, credited with the fair market value of Contributed Property, and “tax” capital account credited with the tax basis of Contributed Property, referred to in the discussion as the “Book-Tax Disparity.” The effect of these allocations to a unitholder purchasing common units in this offering will be essentially the same as if the tax basis of our assets were equal to their fair market value at the time of this offering. In the event we issue additional common units or engage in certain other transactions in the future, “reverse Section 704(c) allocations,” similar to the Section 704(c) allocations described above, will be made to all holders of partnership interests, including purchasers of common units in this offering, to account for the difference between the “book” basis for purposes of maintaining capital accounts and the fair market value of all property we hold at the time of the future transaction. In addition, items of recapture income will be allocated to the extent possible to the unitholder who was allocated the deduction giving rise to the treatment of that gain as recapture income in order to minimize the recognition of ordinary income by some unitholders. Finally, although we do not expect that our operations will result in the creation of negative capital accounts, if negative capital accounts nevertheless result, items of our income and gain will be allocated in such amount and manner as is needed to eliminate the negative balance as quickly as possible.

We may derive taxable income that is not matched by a corresponding distribution of cash. This could occur, for example, if we used cash to make an investment or to reduce debt instead of distributing profits. In addition, special provisions of the Code may be applicable to certain of our investments, and may affect the timing of our income, requiring us (and, consequently, you) to recognize taxable income before we (or you) receive cash attributable to such income. Accordingly, it is possible that your U.S. federal income tax liability with respect to your allocable share of our income for a particular taxable year could exceed any cash distribution you receive for the year, thus giving rise to an out-of-pocket tax liability for you.

Treatment of Short Sales

A unitholder whose units are loaned to a “short seller” to cover a short sale of units may be considered as having disposed of those units. If so, he would no longer be treated for tax purposes as a partner with respect to those units during the period of the loan and may recognize gain or loss from the disposition. As a result, during this period:

•	any of our income, gain, loss or deduction with respect to those units would not be reportable by the unitholder;

•	any cash distributions received by the unitholder as to those units would be fully taxable; and

•	all of these distributions would appear to be ordinary income.

Because the proper tax characterization of a loan of units is unclear under current law, and may depend on the terms of the particular transaction, it is not possible to reach a general legal conclusion regarding the tax characterization of such loans. Therefore, Simpson Thacher & Bartlett LLP has not rendered an opinion regarding the treatment of a unitholder whose common units are loaned to a short seller. Unitholders desiring to assure their status as partners and avoid the risk of gain recognition from a loan to a short seller are urged to modify any applicable brokerage account agreements to prohibit their brokers from loaning their units. The IRS has announced that it is studying issues relating to the tax treatment of short sales of partnership interests. Please read “—Disposition of Common Units—Recognition of Gain or Loss.”

Alternative Minimum Tax

Each unitholder will be required to take into account its distributive share of any items of our income, gain, loss or deduction for purposes of the alternative minimum tax. Prospective unitholders are urged to consult with their tax advisors as to the impact of an investment in units on their liability for the alternative minimum tax.

Tax Rates

Under current law, the highest marginal U.S. federal income tax rate applicable to ordinary income of individuals is 39.6% and the highest marginal U.S. federal income tax rate applicable to long-term capital gains (generally, capital gains on certain assets held for more than twelve months) of individuals is 20.0%. However, such rates are subject to change by new legislation at any time.

In addition, a 3.8% Medicare tax applies to certain net investment income earned by individuals, estates and trusts for taxable years beginning after December 31, 2012. For these purposes, net investment income generally includes a unitholder’s allocable share of our income and gain realized by a unitholder from a sale of units. In the case of an individual, the tax will be imposed on the lesser of (1) the unitholder’s net investment income and (2) the amount by which the unitholder’s modified adjusted gross income exceeds $250,000 (if the unitholder is married and filing jointly or a surviving spouse), $125,000 (if the unitholder is married and filing separately) or $200,000 (in any other case). In the case of an estate or trust, the tax will be imposed on the lesser of (1) undistributed net investment income and (2) the excess of the adjusted gross income over the dollar amount at which the highest income tax bracket applicable to an estate or trust begins. Prospective unitholders are urged to consult with their tax advisors as to the impact of the Medicare tax on an investment in our common units.

Section 754 Election

We will make the election permitted by Section 754 of the Code. That election is irrevocable without the consent of the IRS. The election will generally permit us to adjust a common unit purchaser’s tax basis in our assets (“inside basis”) under Section 743(b) of the Code to reflect the unitholder’s purchase price. This election does not apply to a person who purchases common units directly from us. The Section 743(b) adjustment belongs to the purchaser and not to other unitholders. For purposes of this discussion, a unitholder’s inside basis in our assets will be considered to have two components: (1) its share of our tax basis in our assets (“common basis”) and (2) its Section 743(b) adjustment to that basis.

Where the remedial allocation method is adopted (which we will adopt), Treasury Regulations under Section 743 of the Code require a portion of the Section 743(b) adjustment attributable to recovery property to be depreciated over the remaining cost recovery period for the Section 704(c) built-in gain. Under Treasury Regulation Section 1.167(c)-1(a)(6), a Section 743(b) adjustment attributable to property subject to depreciation under Section 167 of the Code, rather than cost recovery deductions under Section 168, is generally required to be depreciated using either the straight-line method or the 150% declining balance method. Under our partnership agreement, our general partner is authorized to take a position to preserve the uniformity of units even if that position is not consistent with these and any other Treasury Regulations. Please read “—Uniformity of Common Units.”

Although Simpson Thacher & Bartlett LLP is unable to opine as to the validity of this approach because there is no controlling authority on this issue, we intend to depreciate the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of Contributed Property, to the extent of any unamortized Book-Tax Disparity, using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the common basis of the property, or treat that portion as non-amortizable to the extent attributable to property the common basis of which is not amortizable. This method is consistent with the methods employed by other publicly traded partnerships but is arguably inconsistent with Treasury Regulation Section 1.167(c)-1(a)(6), which is not expected to directly apply to a material portion of our assets. To the extent this Section 743(b) adjustment is attributable to appreciation in value in excess of the unamortized Book-Tax Disparity, we will apply the rules described in the Treasury Regulations and legislative history. If we determine that this position cannot reasonably be taken, we may take a depreciation or amortization position under which all purchasers acquiring units in the same month would receive depreciation or amortization, whether attributable to common basis or a Section 743(b) adjustment, based upon the same applicable rate as if they had purchased a direct interest in our assets. This kind of aggregate approach may result in lower annual depreciation or amortization deductions than would otherwise be allowable to some unitholders. Please read “—Uniformity of Common Units.” A unitholder’s tax basis for its common units is reduced by its share of our deductions (whether or not such deductions were claimed on an individual’s income tax return) so that any position we take that understates deductions will overstate the unitholder’s basis in its common units, which may cause the unitholder to understate gain or overstate loss on any sale of such units. Please read “—Disposition of Common Units.” The IRS may challenge our position with respect to depreciating or amortizing the Section 743(b) adjustment we take to preserve the uniformity of the units. If such a challenge were sustained, the gain from the sale of units might be increased without the benefit of additional deductions.

A Section 754 election is advantageous if the transferee’s tax basis in its units is higher than the units’ share of the aggregate tax basis of our assets immediately prior to the transfer. In that case, as a result of the election, the transferee would have, among other items, a greater amount of depreciation deductions and its share of any gain or loss on a sale of our assets would be less. Conversely, a Section 754 election is disadvantageous if the transferee’s tax basis in its units is lower than those units’ share of the aggregate tax basis of our assets immediately prior to the transfer. Thus, the fair market value of the units may be affected either favorably or unfavorably by the election. A basis adjustment is required regardless of whether a Section 754 election is made in the case of a transfer of an interest in us if we have a substantial built-in loss immediately after the transfer, or if we distribute property and have a substantial basis reduction. Generally a basis reduction or a built-in loss is substantial if it exceeds $250,000.

The calculations involved in the Section 754 election are complex and will be made on the basis of assumptions as to the value of our assets and other matters. For example, the allocation of the Section 743(b)

adjustment among our assets must be made in accordance with the Code. The IRS could seek to reallocate some or all of any Section 743(b) adjustment we allocated to our tangible assets to goodwill instead. Goodwill, an intangible asset, is generally nonamortizable or amortizable over a longer period of time or under a less accelerated method than our tangible assets. We cannot assure you that the determinations we make will not be successfully challenged by the IRS and that the deductions resulting from them will not be reduced or disallowed altogether. Should the IRS require a different basis adjustment to be made, and should, in our opinion, the expense of compliance exceed the benefit of the election, we may seek permission from the IRS to revoke our Section 754 election. If permission is granted, a subsequent purchaser of units may be allocated more income than he would have been allocated had the election not been revoked.

Disposition of Common Units

Recognition of Gain or Loss

You will recognize gain or loss on a sale of common units equal to the difference, if any, between the amount realized and your tax basis in the common units sold. Your amount realized will be measured by the sum of the cash or the fair market value of other property received plus your share under the partnership tax rules of our liabilities, if any. Your adjusted tax basis will be adjusted for this purpose by your allocable share of our income or loss for the year of such sale or other disposition.

Gain or loss recognized by you on the sale or exchange of a common unit, other than sales by “dealers” in common units, generally will be taxable as capital gain or loss and will be long-term capital gain or loss if all of the common units you hold were held for more than one year on the date of such sale or exchange. However, certain gain attributable to “unrealized receivables” or “inventory items” would be characterized as ordinary income rather than capital gain. The term “unrealized receivables” includes potential recapture items, including depreciation recapture. The deductibility of capital losses is subject to limitations.

Holders who purchase units at different times and intend to sell all or a portion of the units within a year of their most recent purchase are urged to consult their tax advisors regarding the application of certain “split holding period” rules to them and the treatment of any gain or loss as long-term or short-term capital gain or loss.

Specific provisions of the Code affect the taxation of some financial products and securities, including partnership interests, by treating a taxpayer as having sold an “appreciated” partnership interest, one in which gain would be recognized if it were sold, assigned or terminated at its fair market value, if the taxpayer or related persons enter(s) into:

•	a short sale;

•	an offsetting notional principal contract; or

•	a futures forward contract with respect to the partnership interest or substantially identical property.

Moreover, if a taxpayer has previously entered into a short sale, an offsetting notional principal contract or a futures or forward contract with respect to the partnership interest, the taxpayer will be treated as having sold that position if the taxpayer or a related person then acquires the partnership interest or substantially identical property. The Secretary of the Treasury is also authorized to issue regulations that treat a taxpayer that enters into transactions or positions that have substantially the same effect as the preceding transactions as having constructively sold the financial position.

Allocations Between Transferors and Transferees

In general, our taxable income and losses will be determined annually, will be prorated on a monthly basis and will be subsequently apportioned among the unitholders in proportion to the number of units owned by each of them as of the opening of the applicable exchange on the first business day of the month, which we refer to in this prospectus as the “Allocation Date.” Accordingly, gain or loss realized on a sale or other disposition of our assets other than in the ordinary course of business will be allocated among the unitholders on the Allocation Date in the month in which that gain or loss is recognized. As a result, a unitholder transferring units may be allocated income, gain, loss and deduction realized after the date of transfer. Similarly, a transferee may be allocated income, gain, loss and deduction realized by us prior to the date of the transferee’s acquisition of our common units.

Although simplifying conventions are contemplated by the Code and most publicly traded partnerships use similar simplifying conventions, the use of this method may not be permitted under existing Treasury Regulations as there is no direct or indirect controlling authority on this issue. The U.S. Department of the Treasury and the IRS have issued proposed Treasury Regulations that provide a safe harbor pursuant to which a publicly traded partnership may use a similar monthly simplifying convention to allocate tax items among transferor and transferee unitholders, although such tax items must be prorated on a daily basis. Existing publicly traded partnerships are entitled to rely on these proposed Treasury Regulations; however, they are not binding on the IRS and are subject to change until final Treasury Regulations are issued. Accordingly, Simpson Thacher & Bartlett LLP is unable to opine on the validity of this method of allocating income and deductions between transferor and transferee unitholders because the issue has not been finally resolved by the IRS or the courts. If this method is not allowed under the Treasury Regulations, or only applies to transfers of less than all of the unitholder’s interest, our taxable income or losses might be reallocated among the unitholders. We are authorized to revise our method of allocation between transferor and transferee unitholders, as well as unitholders whose interests vary during a taxable year, to conform to a method permitted under future Treasury Regulations.

A unitholder who owns units at any time during a quarter and who disposes of them prior to the record date set for a cash distribution for that quarter will be allocated items of our income, gain, loss and deductions attributable to that quarter but will not be entitled to receive that cash distribution.

Notification Requirements

A unitholder who sells or purchases any of our units is generally required to notify us in writing of that transaction within 30 days after the transaction (or in the case of a sale, if earlier, January 15 of the year following the transaction). Upon receiving such notifications, we are required to notify the IRS of that transaction and to furnish specified information to the transferor and transferee. Failure to notify us of a purchase may, in some cases, lead to the imposition of penalties. However, these reporting requirements do not apply to a sale by an individual who is a citizen of the U.S. and who effects the sale or exchange through a broker who will satisfy such requirements.

Uniformity of Common Units

Because we cannot match transferors and transferees of common units, we must maintain uniformity of the economic and tax characteristics of the units to a purchaser of these units. In the absence of uniformity, we may be unable to completely comply with a number of U.S. federal income tax requirements, both statutory and regulatory. A lack of uniformity can result from a literal application of Treasury Regulation Section 1.167(c)-1(a)(6). Any non-uniformity could have a negative impact on the value of the units. Please read “—Tax Consequences to Unitholders—Section 754 Election.”

Tax-Exempt Organizations and Other Investors

Ownership of units by employee benefit plans, other tax-exempt organizations, non-resident aliens, non-U.S. corporations and other non-U.S. persons raises issues unique to those investors and, as described below, may have substantially adverse tax consequences to them.

Employee benefit plans and most other organizations exempt from U.S. federal income tax, including individual retirement accounts and other retirement plans, are subject to U.S. federal income tax on unrelated business taxable income. Virtually all of our income allocated to a unitholder that is a tax-exempt organization will be unrelated business taxable income and will be taxable to it.

Unitholders who are non-resident aliens or non-U.S. corporations, trusts or estates for U.S. federal income tax purposes will be considered to be engaged in business in the United States because of the ownership of units. As a consequence, they will be required to file U.S. federal tax returns to report their share of our income, gain, loss or deduction and pay U.S. federal income tax at regular rates on their share of our net income or gain.

Under rules applicable to publicly traded partnerships, quarterly cash distributions to non-U.S. unitholders will generally be reduced by withholding taxes at the highest applicable effective tax rate. Withholding on cash distributions to non-U.S. unitholders is generally required whether or not we have taxable income for the year in which the distribution occurs. Each non-U.S. unitholder must obtain a taxpayer identification number from the IRS and submit that number to our transfer agent on a Form W-8BEN or applicable substitute form in order to obtain credit for these withholding taxes. If the amounts withheld from distributions exceed the unitholder’s U.S. federal income tax liability, the unitholder may claim a refund of the excess withholding on the unitholder’s U.S. federal income tax return.

In addition, because a non-U.S. corporation that owns units will be treated as engaged in a U.S. trade or business, that corporation may be subject to the U.S. branch profits tax at a rate of 30%, in addition to regular U.S. federal income tax, on its share of our income and gain, as adjusted for changes in the non-U.S. corporation’s “U.S. net equity,” that is effectively connected with the conduct of a United States trade or business. That tax may be reduced or eliminated by an income tax treaty between the United States and the country in which the non-U.S. corporate unitholder is a “qualified resident.” In addition, this type of unitholder is subject to special information reporting requirements under Section 6038C of the Code.

A non-U.S. unitholder who sells or otherwise disposes of a unit will be subject to U.S. federal income tax on gain realized on the sale or disposition of that unit to the extent that this gain is effectively connected with a U.S. trade or business of the Partnership. Otherwise, a non-U.S. unitholder will not be taxed or subject to withholding upon the sale or disposition of a unit if he has owned 5% or less in value of the units during the five-year period ending on the date of the disposition and if the units are regularly traded on an established securities market at the time of the sale or disposition.

Administrative Matters

Accounting Method and Taxable Year

We currently intend to use the year ending December 31 as our taxable year for U.S. federal income tax purposes and the accrual method of accounting for U.S. federal income tax purposes. Each unitholder will be required to include in income its share of our income, gain, loss and deduction for our taxable year ending within or with the unitholder’s taxable year. In addition, a unitholder who has a taxable year ending on a date other than December 31 and who disposes of all of its units following the close of our taxable year but before the close of the unitholder’s taxable year must include its share of our income, gain, loss and deduction in income for its taxable year, with the result that the unitholder will be required to include in income for its taxable year its share of more than twelve months of our income, gain, loss and deduction. Please read “—Disposition of Common Units—Allocations Between Transferors and Transferees.”

Constructive Termination

Our Partnership will be considered to have been terminated for U.S. federal income tax purposes if there is a sale or exchange of 50% or more of the total interests in our capital and profits within a twelve-month period. A constructive termination would result in the close of our taxable year for all unitholders, which would result in us filing two tax returns (and our unitholders could receive two Schedules K-1 if relief was not available, as described below) for one fiscal year and could result in a deferral of depreciation deductions allowable in computing our taxable income. In the case of a unitholder reporting on a taxable year other than a fiscal year ending on our year-end, the closing of our taxable year may result in more than twelve months of our taxable income or loss being includable in the unitholder’s taxable income for the year of termination. We would be required to make new tax elections after a termination, including a new tax election under Section 754 of the Code. A termination could also result in penalties if we were unable to determine that the termination had occurred. Moreover, a termination might either accelerate the application of, or subject us to, any tax legislation enacted before the termination. The IRS has a publicly traded partnership technical termination relief program whereby, if a publicly traded partnership that is technically terminated requests publicly traded partnership technical termination relief and such relief is granted by the IRS, among other things, the partnership will only have to provide one Schedule K-1 to unitholders for the year notwithstanding two partnership tax years.

Tax Matters Partner

Our general partner will act as our “Tax Matters Partner.” The Tax Matters Partner will have the authority, subject to certain restrictions, to act on our behalf in connection with any administrative or judicial review of our items of income, gain, loss, deduction or credit.

The Tax Matters Partner has made and will make some elections on our behalf and on behalf of unitholders. In addition, the Tax Matters Partner can extend the statute of limitations for assessment of tax deficiencies against unitholders for items in our returns. The Tax Matters Partner may bind a unitholder with less than a 1.0% profits interest in us to a settlement with the IRS unless that unitholder elects, by filing a statement with the IRS, not to give that authority to the Tax Matters Partner. The Tax Matters Partner may seek judicial review, by which all the unitholders are bound, of a final partnership administrative adjustment and, if the Tax Matters Partner fails to seek judicial review, judicial review may be sought by any unitholder having at least a 1.0% interest in profits or by any group of unitholders having in the aggregate at least a 5.0% interest in profits. However, only one action for judicial review will go forward, and each unitholder with an interest in the outcome may participate.

Information Returns and Audits

We intend to furnish to each unitholder, within 90 days after the close of each calendar year, tax information (including Schedule K-1), which describes your share of our income, gain, loss and deduction for our preceding taxable year. A unitholder must file a statement with the IRS identifying the treatment of any item on its U.S. federal income tax return that is not consistent with the treatment of the item on our return. Intentional or negligent disregard of this consistency requirement may subject a unitholder to substantial penalties.

In preparing this information, which will not be reviewed by counsel, we will use various accounting and reporting conventions, some of which have been mentioned in the previous discussion, to determine your share of income, gain, loss and deduction. The IRS may successfully contend that certain of these reporting conventions are impermissible, which could result in an adjustment to your income or loss.

We may be audited by the IRS. Adjustments resulting from an IRS audit may require you to adjust a prior year’s tax liability and possibly may result in an audit of your own tax return. Any audit of your tax return could result in adjustments not related to our tax returns as well as those related to our tax returns.

Additional Withholding Requirements

Under legislation enacted in 2010 and administrative guidance, a 30% United States federal withholding tax may apply to any interest, dividends and other fixed or determinable annual or periodical gains, profits and income from sources within the United States paid after June 30, 2014, and the gross proceeds from a disposition of our common units occurring after December 31, 2016, in each case paid to (i) a “foreign financial institution” (as specifically defined in the legislation), whether such foreign financial institution is the beneficial owner or an intermediary, unless such foreign financial institution agrees to verify, report and disclose its United States “account” holders (as specifically defined in the legislation) and meets certain other specified requirements or (ii) a non-financial foreign entity, whether such non-financial foreign entity is the beneficial owner or an intermediary, unless such entity provides a certification that the beneficial owner of the payment does not have any substantial United States owners or provides the name, address and taxpayer identification number of each such substantial United States owner and certain other specified requirements are met. In certain cases, the relevant foreign financial institution or non-financial foreign entity may qualify for an exemption from, or be deemed to be in compliance with, these rules. Unitholders are encouraged to consult their own tax advisors regarding this legislation and whether it may be relevant to their ownership and disposition of our common units.

Nominee Reporting

Persons who hold an interest in our Partnership as a nominee for another person are required to furnish to us:

(a)	the name, address and taxpayer identification number of the beneficial owner and the nominee;

(b)	whether the beneficial owner is (1) a person that is not a U.S. person, (2) a foreign government, an international organization or any wholly-owned agency or instrumentality of either of the foregoing, or (3) a tax-exempt entity;

(c)	the amount and description of common units held, acquired or transferred for the beneficial owner; and

(d)	specific information including the dates of acquisitions and transfers, means of acquisitions and transfers and acquisition cost for purchases, as well as the amount of net proceeds from sales.

Brokers and financial institutions are required to furnish additional information, including whether they are U.S. persons and specific information on common units they acquire, hold or transfer for their own account. A penalty of $100 per failure, up to a maximum of $1,500,000 per calendar year, is imposed by the Code for failure to report that information to us. The nominee is required to supply the beneficial owner of the common units with the information furnished to us.

Reportable Transactions

If we were to engage in a “reportable transaction,” we (and possibly you and others) would be required to make a detailed disclosure of the transaction to the IRS in accordance with recently issued regulations governing tax shelters and other potentially tax-motivated transactions. A transaction may be a reportable transaction based upon any of several factors, including the fact that it is a type of tax avoidance transaction publicly identified by the IRS as a “listed transaction” or that it produces certain kinds of losses in excess of $2 million in any single year, or $4 million in any combination of six successive tax years. An investment in us may be considered a “reportable transaction” if, for example, we recognize certain significant losses in the future. In certain circumstances, a common unitholder who disposes of an interest in a transaction resulting in the recognition by such unitholder of significant losses in excess of certain threshold amounts may be obligated to disclose its participation in such transaction. Our participation in a reportable transaction also could increase the likelihood that our U.S. federal income tax information return (and possibly your tax return) would be audited by the IRS. Certain of these rules are currently unclear and it is possible that they may be applicable in situations other than significant loss transactions.

Moreover, if we were to participate in a reportable transaction with a significant purpose to avoid or evade tax, or in any listed transaction, you may be subject to (i) significant accuracy-related penalties with a broad scope, (ii) for those persons otherwise entitled to deduct interest on federal tax deficiencies, non-deductibility of interest on any resulting tax liability, and (iii) in the case of a listed transaction, an extended statute of limitations.

Common unitholders are urged to consult their tax advisors concerning any possible disclosure obligation under the regulations governing tax shelters with respect to the dispositions of their interests in us.

New Legislation or Administrative or Judicial Action

The U.S. federal income tax treatment of common unitholders depends in some instances on determinations of fact and interpretations of complex provisions of U.S. federal income tax law for which no clear precedent or authority may be available.

The rules dealing with U.S. federal income taxation are constantly under review by persons involved in the legislative process, the IRS and the U.S. Department of the Treasury, frequently resulting in revised interpretations of established concepts, statutory changes, revisions to regulations and other modifications and interpretations. No assurance can be given as to whether, or in what form, any proposals affecting us or our common unitholders will be enacted. The IRS pays close attention to the proper application of tax laws to partnerships. The present U.S. federal income tax treatment of an investment in our common units may be modified by administrative, legislative or judicial interpretation at any time, and any such action may affect investments and commitments previously made. Changes to the U.S. federal income tax laws and interpretations thereof could make it more difficult or impossible to meet the Qualifying Income Exception for us to be treated as a partnership that is not taxable as a corporation for U.S. federal income tax purposes affect or cause us to change our investments and commitments, affect the tax considerations of an investment in us, change the character or treatment of portions of our income and adversely affect an investment in our common units. In addition, statutory changes, revisions to regulations and other modifications and interpretations with respect to the tax laws of the states and other jurisdictions in which we operate could result in us or our common unitholders having to pay additional taxes.

Taxes in Other State, Local and Non-U.S. Jurisdictions

In addition to U.S. federal income taxes, you likely will be subject to other taxes, such as state, local and foreign income taxes, unincorporated business taxes, and estate, inheritance or intangible taxes that may be imposed by the various jurisdictions in which we do business or own property or in which you are a resident. We currently do business or own property in several states, most of which impose personal income taxes on individuals. Moreover, we may also own property or do business in other states in the future that impose income or similar taxes on nonresident individuals. Although an analysis of those various taxes is not presented here, each prospective unitholder should consider their potential impact on its investment in us. A unitholder may be required to file income tax returns and to pay income taxes in many of these jurisdictions in which we do business or own property and may be subject to penalties for failure to comply with those requirements.

In some jurisdictions, tax losses may not produce a tax benefit in the year incurred and may not be available to offset income in subsequent taxable years. Some of the jurisdictions may require us, or we may elect, to withhold a percentage of income from amounts to be distributed to a unitholder who is not a resident of the jurisdiction. Withholding, the amount of which may be greater or less than a particular unitholder’s income tax liability to the jurisdiction, generally does not relieve a nonresident unitholder from the obligation to file an income tax return. Amounts withheld will be treated as if distributed to unitholders for purposes of determining the amounts distributed by us. Please read “—Tax Consequences to Unitholders—Entity-Level Collections.” Based on current law and our estimate of our future operations, our general partner anticipates that any amounts required to be withheld will not be material.

It is the responsibility of each unitholder to investigate the legal and tax consequences, under the laws of pertinent jurisdictions, of an investment in us. Accordingly, each prospective unitholder is urged to consult, and depend upon, its tax counsel or other advisor with regard to those matters. Further, it is the responsibility of each unitholder to file all state, local and foreign, as well as U.S. federal income tax returns, that may be required of it. Simpson Thacher & Bartlett LLP has not rendered an opinion on the state, local or non-U.S. tax consequences of an investment in us.

CERTAIN ERISA CONSIDERATIONS

The following is a summary of certain considerations associated with the purchase of the common units by employee benefit plans that are subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”) or provisions under any other federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code (collectively, “Similar Laws”), and entities whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement (each, a “Plan”).

General Fiduciary Matters

ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (an “ERISA Plan”) and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such an ERISA Plan or the management or disposition of the assets of such an ERISA Plan, or who renders investment advice for a fee or other compensation to such an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan.

In considering an investment in the common units of a portion of the assets of any Plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Law relating to a fiduciary’s duties to the Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws.

Prohibited Transaction Issues

Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest,” within the meaning of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engaged in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the ERISA Plan that engaged in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code.

Whether or not our underlying assets were deemed to include “plan assets,” as described below, the acquisition of the common units by an ERISA Plan with respect to which we or an underwriter is considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the U.S. Department of Labor (the “DOL”) has issued prohibited transaction class exemptions, or “PTCEs,” that may apply to the acquisition of the common units. These class exemptions include, without limitation, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank collective investment funds, PTCE 95-60 respecting life insurance company general accounts and PTCE 96-23 respecting transactions determined by in-house asset managers. In addition, Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code provide relief from the prohibited transaction provisions of ERISA and Section 4975 of the Code for certain transactions, provided that neither the issuer of the securities nor any of its affiliates (directly or indirectly) have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any ERISA Plan involved in the transaction and provided further that the ERISA Plan pays no more than adequate consideration in connection with the transaction. There can be no assurance that all of the conditions of any such exemptions will be satisfied.

Plan Asset Issues

ERISA and the regulations (the “Plan Asset Regulations”) promulgated under ERISA by the DOL generally provide that when an ERISA Plan acquires an equity interest in an entity that is neither a “publicly-offered security” nor a security issued by an investment company registered under the Investment Company Act of 1940, as amended, the ERISA Plan’s assets include both the equity interest and an undivided interest in each of the underlying assets of the entity unless it is established either that less than 25% of the total value of each class of equity interest in the entity is held by “benefit plan investors” as defined in Section 3(42) of ERISA (the “25% Test”) or that the entity is an “operating company,” as defined in the Plan Asset Regulations.

There can be no assurance that we will satisfy the 25% Test and it is not anticipated that we will register as an investment company under the Investment Company Act of 1940.

Although no assurances can be given in this regard, it is anticipated that the common units will qualify for the exemption for a “publicly-offered security.” For purposes of the Plan Asset Regulations, a “publicly offered security” is a security that is (a) “freely transferable,” (b) part of a class of securities that is “widely held,” and (c) (i) sold to the Plan as part of an offering of securities to the public pursuant to an effective registration statement under the Securities Act and the class of securities to which such security is a part is registered under the Securities Exchange Act within 120 days after the end of the fiscal year of the issuer during which the offering of such securities to the public has occurred, or (ii) is part of a class of securities that is registered under Section 12 of the Exchange Act. The Plan Asset Regulations provide that a security is “widely held” only if it is part of a class of securities that is owned by 100 or more investors independent of the issuer and one another. A security will not fail to be “widely held” because the number of independent investors falls below 100 subsequent to the initial offering thereof as a result of events beyond the control of the issuer. It is anticipated that the common units will be “widely held” within the meaning of the Plan Asset Regulations, although no assurance can be given in this regard. The Plan Asset Regulations provide that whether a security is “freely transferable” is a factual question to be determined on the basis of all the relevant facts and circumstances. It is anticipated that the common units will be “freely transferable” within the meaning of the Plan Asset Regulations, although no assurance can be given in this regard.

Plan Asset Consequences

If our assets were deemed to be “plan assets” under ERISA, this would result, among other things, in (i) the application of the prudence and other fiduciary responsibility standards of ERISA to investments made by us, and (ii) the possibility that certain transactions in which we might seek to engage could constitute “prohibited transactions” under ERISA and the Code.

Because of the foregoing, the common units should not be purchased by any person investing “plan assets” of any Plan, unless such purchase will not constitute a non-exempt prohibited transaction under ERISA and the Code or similar violation of any applicable Similar Laws.

Representation

Accordingly, by acceptance of the common units, each purchaser and subsequent transferee of the common units will be deemed to have represented and warranted that either (i) no portion of the assets used by such purchaser or transferee to acquire the common units constitutes assets of any Plan or (ii) the purchase of the common units by such purchaser or transferee will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or similar violation under any applicable Similar Laws.

The foregoing discussion is general in nature and is not intended to be all-inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering purchasing the common units on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such investment and whether an exemption would be applicable to the purchase of the common units.

UNDERWRITING

Merrill Lynch, Pierce, Fenner & Smith Incorporated and Barclays Capital Inc. are acting as representatives of each of the underwriters named below. Merrill Lynch, Pierce, Fenner & Smith Incorporated, Barclays Capital Inc., Credit Suisse Securities (USA) LLC, UBS Securities LLC and Wells Fargo Securities, LLC are acting as joint book-running managers of this offering. Subject to the terms and conditions set forth in an underwriting agreement among us and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the number of common units set forth opposite its name below.

Underwriter	Number of Common Units
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Barclays Capital Inc.
Credit Suisse Securities (USA) LLC
UBS Securities LLC
Wells Fargo Securities, LLC

Total

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the common units sold under the underwriting agreement if any of these common units are purchased. However, the underwriters are not required to take or purchase the common units covered by the underwriters’ option described below. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

We, our general partner, Holding, APT New Intermediate Holdco LLC and APT Parent have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the common units, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the common units, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Discounts and Fees

The representatives have advised us that the underwriters propose initially to offer the common units to the public at the public offering price set forth on the cover page of this prospectus and to dealers at that price less a concession not in excess of $        per common unit. After the initial offering, the public offering price, concession or any other term of the offering may be changed.

The following table shows the public offering price, underwriting discount and proceeds before expenses to us. The information assumes either no exercise or full exercise by the underwriters of their option to purchase additional common units.

	Per Common Unit	Without Option	With Option
Public offering price	$	$	$
Underwriting discount	$	$	$
Proceeds, before expenses, to American Petroleum Tankers Partners, LP	$	$	$

We will pay to Merrill Lynch, Pierce, Fenner & Smith Incorporated and Barclays Capital Inc. a structuring fee equal to 0.25% of the gross proceeds of this offering for the evaluation, analysis and structuring of our Partnership.

We have also agreed to reimburse the underwriters for up to $         of any fees and expenses of counsel related to the review by the Financial Industry Regulatory Authority, Inc., or FINRA, of the terms of sale of the common units offered hereby.

The expenses of the offering, not including the underwriting discount, are estimated at $         and are payable by us.

Option to Purchase Additional Common Units

We have granted an option to the underwriters, exercisable for 30 days after the date of this prospectus, to purchase up to         additional common units at the public offering price, less the underwriting discount. If the underwriters exercise this option, each will be obligated, subject to conditions contained in the underwriting agreement, to purchase a number of additional common units proportionate to that underwriter’s initial amount reflected in the above table. If and to the extent the underwriters exercise their option to purchase additional common units, the number of common units purchased by the underwriters pursuant to any such exercise will be sold to the public, and any remaining common units not purchased by the underwriters pursuant to any exercise of the option will be issued to Holding at the expiration of the 30-day option period.

Lock-Up Agreement

We, our general partner, our general partner’s directors and executive officers, and Holding, have agreed not to sell or transfer any common units or securities convertible into, exchangeable for, exercisable for, or repayable with common units, for 180 days after the date of this prospectus without first obtaining the written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated and Barclays Capital Inc. Specifically, we and these other persons have agreed, with certain exceptions, not to directly or indirectly:

•	offer, pledge, sell or contract to sell any common units,

•	sell any option or contract to purchase any common units,

•	purchase any option or contract to sell any common units,

•	grant any option, right or warrant for the sale of any common units,

•	lend or otherwise dispose of or transfer any common units,

•	request or demand that we file a registration statement related to the common units, or

•

enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of any common units whether any such swap or transaction is to be settled by delivery of common units or other securities, in cash or otherwise.

This lock-up provision applies to common units and to securities convertible into or exchangeable or exercisable for or repayable with common units. It also applies to common units owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition.

Listing

We intend to apply to list the common units on the NYSE under the symbol “JAT.” In order to meet the requirements for listing on the NYSE, the underwriters have undertaken to sell a minimum number of common units to a minimum number of beneficial owners as required by that exchange.

Before this offering, there has been no public market for our common units. The initial public offering price will be determined through negotiations between us and the representatives. In addition to prevailing market conditions, the factors to be considered in determining the initial public offering price are:

•	the valuation multiples of publicly traded companies that the representatives believe to be comparable to us,

•	our financial information,

•	the history of, and the prospects for, our company and the industry in which we compete,

•	an assessment of our management, its past and present operations, and the prospects for, and timing of, our future revenues,

•	the present state of our development, and

•	the above factors in relation to market values and various valuation measures of other companies engaged in activities similar to ours.

An active trading market for the common units may not develop. It is also possible that after the offering the common units will not trade in the public market at or above the initial public offering price.

The underwriters do not expect to sell more than 5% of the common units in the aggregate to accounts over which they exercise discretionary authority.

Price Stabilization, Short Positions and Penalty Bids

Until the distribution of the common units is completed, SEC rules may limit underwriters and selling group members from bidding for and purchasing our common units. However, the representatives may engage in transactions that stabilize the price of the common units, such as bids or purchases to peg, fix or maintain that price.

In connection with the offering, the underwriters may purchase and sell our common units in the open market. These transactions may include short sales, purchases on the open market to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriters of a greater number of common units than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional common units described above. The underwriters may close out any covered short position by either exercising their option to purchase additional common units or purchasing common units in the open market. In determining the source of common units to close out the covered short position, the underwriters will consider, among other things, the price of common units available for purchase in the open market as compared to the price at which they may purchase common units through the option granted to them. “Naked” short sales are sales in excess of such option. The underwriters must close out any naked short position by purchasing common units in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our common units in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of common units of common units made by the underwriters in the open market prior to the completion of the offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased common units sold by or for the account of such underwriter in stabilizing or short covering transactions.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our common units or preventing or retarding a decline in the market price of our common units. As a result, the price of our common units may be higher than the price that might otherwise exist in the open market. The underwriters may conduct these transactions on the NYSE, in the over-the-counter market or otherwise.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common units. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Electronic Distribution

A prospectus in electronic format may be made available on the Internet sites or through other online services maintained by one or more of the underwriters and/or selling group members participating in this offering, or by their affiliates. In those cases, prospective investors may view offering terms online and, depending on the particular underwriter or selling group member, prospective investors may be allowed to place online orders. The underwriters may agree with us to allocate a specific number of common units for sale to online brokerage account holders. Any such allocation for online distributions will be made by the representatives on the same basis as other allocations.

Other than the prospectus in electronic format, the information on any underwriter’s or selling group member’s web site and any information contained in any other web site maintained by an underwriter or selling group member is not part of the prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or any underwriter or selling group member in its capacity as underwriter or selling group member and should not be relied upon by investors.

Discretionary Sales

The underwriters have informed us that they do not intend to confirm sales to discretionary accounts that exceed 5% of the total number of common units offered by them.

FINRA

Because FINRA is expected to view the common units offered hereby as interests in a direct participation program, this offering is being made in compliance with Rule 2310 of the FINRA rules. Investor suitability with respect to the common units should be judged similarly to the suitability with respect to other securities that are listed for trading on a national securities exchange.

Other Relationships

Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

We intend to use approximately $         of the net proceeds of this offering to repay term loan borrowings under our existing credit facility. Affiliates of Merrill Lynch, Pierce, Fenner & Smith Incorporated are lenders under our existing credit facility and, in that respect, will indirectly receive a portion of the net proceeds from this offering. In addition, affiliates of Merrill Lynch, Pierce, Fenner & Smith Incorporated and Barclays Capital Inc. act in various capacities in connection with State Class Tankers’ senior secured credit facility.

Notice to Prospective Investors in Australia

No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission (“ASIC”), in relation to the offering. This prospectus does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the “Corporations Act”), and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of the common units may only be made to persons (the “Exempt Investors”), who are:

•

“sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act; and

•	“wholesale clients” (within the meaning of section 761G of the Corporations Act),

so that it is lawful to offer the common units without disclosure to investors under Chapters 6D and 7 of the Corporations Act.

The common units applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapters 6D and 7 of the Corporations Act would not be required pursuant to an exemption under both section 708 and Subdivision B of Division 2 of Part 7.9 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapters 6D and 7 of the Corporations Act. Any person acquiring common units must observe such Australian on-sale restrictions.

This prospectus contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Notice to Prospective Investors in the European Economic Area

In relation to each member state of the European Economic Area (each, a relevant member state), other than Germany, an offer of securities described in this prospectus may not be made to the public in that relevant member state other than:

•	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

•

to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the relevant Dealer or Dealers nominated by the Issuer for any such offer; or

•

in any other circumstances falling within Article 3(2) of the Prospectus Directive; provided that no such offer of securities shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For purposes of this provision, the expression an “offer of securities to the public” in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe for the securities, as the expression may be varied in that member state by any measure implementing the Prospectus Directive in that member state, and the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State, and includes any relevant implementing measure in each relevant member state. The expression 2010 PD Amending Directive means Directive 2010/73/EU.

We have not authorized and do not authorize the making of any offer of securities through any financial intermediary on their behalf, other than offers made by the underwriters with a view to the final placement of the securities as contemplated in this prospectus. Accordingly, no purchaser of the securities, other than the underwriters, is authorized to make any further offer of the securities on behalf of us or the underwriters.

Notice to Prospective Investors in the United Kingdom

Our Partnership may constitute a “collective investment scheme” as defined by section 235 of the Financial Services and Markets Act 2000 (“FSMA”) that is not a “recognised collective investment scheme” for the purposes of FSMA (“CIS”) and that has not been authorised or otherwise approved. As an unregulated scheme, it cannot be marketed in the United Kingdom to the general public, except in accordance with FSMA. This prospectus is only being distributed in the United Kingdom to, and is only directed at:

•

if we are a CIS and are marketed by a person who is an authorised person under FSMA, (a) investment professionals falling within Article 14(5) of the Financial Services and Markets Act 2000 (Promotion of Collective Investment Schemes) Order 2001, as amended (the “CIS Promotion Order”) or (b) high net worth companies and other persons falling within Article 22(2)(a) to (d) of the CIS Promotion Order; or

•

otherwise, if marketed by a person who is not an authorised person under FSMA, (a) persons who fall within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Financial Promotion Order”) or (b) Article 49(2)(a) to (d) of the Financial Promotion Order; and

•	in both cases described above, to any other person to whom it may otherwise lawfully be made, (all such persons together being referred to as “relevant persons”).

The common units are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such common units will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this prospectus or any of its contents.

An invitation or inducement to engage in investment activity (within the meaning of Section 21 of FSMA) in connection with the issue or sale of any common units which are the subject of the offering contemplated by this prospectus will only be communicated or caused to be communicated in circumstances in which Section 21(1) of FSMA does not apply to us.

Notice to Prospective Investors in Germany

This prospectus has not been prepared in accordance with the requirements for a securities or sales prospectus under the German Securities Prospectus Act (Wertpapierprospektgesetz), the German Sales Prospectus Act (Verkaufsprospektgesetz), or the German Investment Act (Investmentgesetz). Neither the German Federal Financial Services Supervisory Authority (Bundesanstalt für Finanzdienstleistungsaufsicht—BaFin) nor any other German authority has been notified of the intention to distribute the common units in Germany. Consequently, the common units may not be distributed in Germany by way of public offering, public advertisement or in any similar manner and this prospectus and any other document relating to this offering, as well as information or statements contained therein, may not be supplied to the public in Germany or used in connection with any offer for subscription of the common units to the public in Germany or any other means of public marketing. The common units are being offered and sold in Germany only to qualified investors which are referred to in Section 3, paragraph 2 no. 1, in connection with Section 2, no. 6, of the German Securities Prospectus Act, Section 8f paragraph 2 no. 4 of the German Sales Prospectus Act, and in Section 2 paragraph 11 sentence 2 no. 1 of the German Investment Act. This prospectus is strictly for use of the person who has received it. It may not be forwarded to other persons or published in Germany.

This offering of our common units does not constitute an offer to buy or the solicitation or an offer to sell the common units in any circumstances in which such offer or solicitation is unlawful.

Notice to Prospective Investors in Hong Kong

No advertisement, invitation or document relating to the common units has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to common units which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Notice to Prospective Investors in the Netherlands

The common units may not be offered or sold, directly or indirectly, in the Netherlands, other than to qualified investors (gekwalificeerde beleggers) within the meaning of Article 1:1 of the Dutch Financial Supervision Act (Wet op het financieel toezicht).

Notice to Prospective Investors in Switzerland

This prospectus is being communicated in Switzerland to a small number of selected investors only. Each copy of this prospectus is addressed to a specifically named recipient and may not be copied, reproduced, distributed or passed on to third parties. The common units]are not being offered to the public in Switzerland, and neither this prospectus, nor any other offering materials relating to the common units may be distributed in connection with any such public offering.

We have not been registered with the Swiss Financial Market Supervisory Authority FINMA as a foreign collective investment scheme pursuant to Article 120 of the Collective Investment Schemes Act of June 23, 2006 (“CISA”). Accordingly, the common units may not be offered to the public in or from Switzerland, and neither this prospectus, nor any other offering materials relating to the common units may be made available through a public offering in or from Switzerland. The common units may only be offered and this prospectus may only be distributed in or from Switzerland by way of private placement exclusively to qualified investors (as this term is defined in the CISA and its implementing ordinance).

LEGAL MATTERS

The validity of the common units and certain other legal matters, including tax matters, will be passed upon for us by Simpson Thacher & Bartlett LLP, New York, New York. Certain other legal matters will be passed upon for us by Shiboleth LLP, New York, New York. Certain matters with respect to this offering will be passed upon for the underwriters by Baker Botts L.L.P., Austin, Texas.

EXPERTS

The consolidated financial statements of American Petroleum Tankers Holding LLC as of December 31, 2012 and 2011, and for each of the three years in the period ended December 31, 2012, included in this prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein. Such consolidated financial statements have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The balance sheet of American Petroleum Tankers Partners LP as of August 22, 2013 included in this prospectus has been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein. Such balance sheet is included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The section of this prospectus entitled “The Jones Act Product Carrier Market” has been reviewed by Navigistics, which has confirmed to us that such section accurately describes the U.S. coastwise oil and petroleum products shipping industry, as indicated in the consent of Navigistics filed as an exhibit to the registration statement of which this prospectus is a part.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission (the “SEC”) a registration statement on Form S-1 under the Securities Act with respect to the common units offered by this prospectus. This prospectus is a part of the registration statement and does not contain all of the information set forth in the registration statement and its exhibits and schedules, portions of which have been omitted as permitted by the rules and regulations of the SEC. For further information about us and our common units, you should refer to the registration statement and its exhibits and schedules. Statements in this prospectus about the contents of any contract, agreement or other document are not necessarily complete and in each instance that a copy of such contract, agreement or document has been filed as an exhibit to the registration statement, we refer you to the copy that we have filed as an exhibit.

We will file annual, quarterly and special reports and other information with the SEC. Our filings with the SEC are available to the public on the SEC’s website at http://www.sec.gov. Those filings will also be available to the public on, or accessible through, our corporate web site at http://www.americanpetroleumtankers.com. Information on our website or any other website is not incorporated by reference into this prospectus and does not constitute a part of this prospectus. You may also read and copy, at SEC prescribed rates, any document we file with the SEC, including the registration statement (and its exhibits) of which this prospectus is a part, at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington D.C. 20549. You can call the SEC at 1-800-SEC-0330 to obtain information on the operation of the Public Reference Room.

We intend to make available to our common unitholders annual reports containing consolidated financial statements audited by an independent registered public accounting firm.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Members of

American Petroleum Tankers Holding LLC

Plymouth Meeting, Pennsylvania

We have audited the accompanying consolidated balance sheets of American Petroleum Tankers Holding LLC and subsidiaries (the “Company”) as of December 31, 2012 and 2011, and the related consolidated statements of operations, members’ equity, and cash flows for each of the three years in the period ended December 31, 2012. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of American Petroleum Tankers Holding LLC and subsidiaries as of December 31, 2012 and 2011, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2012, in conformity with accounting principles generally accepted in the United States of America.

/s/ DELOITTE & TOUCHE LLP

Certified Public Accountants

Jacksonville, Florida

March 28, 2013 (October 4, 2013 as to Note 15)

American Petroleum Tankers Holding LLC

Consolidated Balance Sheets

as of December 31, 2012 and 2011

(in thousands)

	2012	2011
Assets
Cash and cash equivalents	$61,148	$31,402
Accounts receivable	8,497	9,820
Prepaid expenses and other current assets	2,262	3,073

Total Current Assets	71,907	44,295
Deferred financing costs, net	6,454	9,586
Other assets	2,990	3,267
Vessels and equipment, net	645,558	669,260

Total Assets	$726,909	$726,408

Liabilities and Members’ Equity
Accrued expenses and other liabilities	$3,350	$2,308
Vessel construction costs payable	1,900	1,900
Accrued interest	4,408	4,408
Unearned revenue	5,022	4,629

Total Current Liabilities	14,680	13,245

Long-term debt (includes amounts to related parties of $455,530 and $405,998 at December 31, 2012 and 2011, respectively)	710,130	659,141

Total Liabilities	724,810	672,386
Commitments and Contingencies (Note 12)

Members’ Equity	2,099	54,022

Total Liabilities and Members’ Equity	$726,909	$726,408

The accompanying notes are an integral part of these consolidated financial statements.

American Petroleum Tankers Holding LLC

Consolidated Statements of Operations

For the Years Ended December 31, 2012, 2011 and 2010

(in thousands)

	2012	2011	2010
Revenues	$94,827	$106,282	$63,600
Expenses:
Vessel operating expenses	35,405	34,306	24,771
General and administrative expenses	2,797	2,246	2,058
Depreciation and amortization	23,786	23,749	17,302
Vessel management expenses	2,760	2,969	2,489

Total expenses	64,748	63,270	46,620

Operating income	30,079	43,012	16,980
Other income (expense):
Interest income	2	7	125
Interest expense (includes amounts to related parties, as discussed in Note 7)	(80,245)	(75,710)	(50,312)
Debt extinguishment expense	—	(2,220)	(7,640)
Write-off of Title XI deferred financing costs	(1,536)	—	—
Derivative losses	(223)	(718)	(1,561)

Net loss	$(51,923)	$(35,629)	$(42,408)

Supplemental pro forma loss per common unit (unaudited, see Note 2)

The accompanying notes are an integral part of these consolidated financial statements.

American Petroleum Tankers Holding LLC

Consolidated Statements of Changes in Members’ Equity

For the Years Ended December 31, 2012, 2011, and 2010

(in thousands)

	Members’ Interests		Total Members’ Equity
	Class A	Class B
Beginning balance at January 1, 2010	$93,854	$38,205	$132,059
Net loss	(4,203)	(38,205)	(42,408)

Ending balance at December 31, 2010	89,651	—	89,651
Net loss	(35,629)	—	(35,629)

Ending balance at December 31, 2011	54,022	—	54,022
Net loss	(51,923)	—	(51,923)

Ending balance at December 31, 2012	$2,099	$—	$2,099

The accompanying notes are an integral part of these consolidated financial statements.

American Petroleum Tankers Holding LLC

Consolidated Statements of Cash Flows

For the Years Ended December 31, 2012, 2011, and 2010

(in thousands)

	2012	2011	2010
OPERATING ACTIVITIES:
Net loss	$(51,923)	$(35,629)	$(42,408)
Adjustments to reconcile net loss to net cash provided by operating activities:
Straight-line charter revenues	(30)	(216)	(1,148)
Depreciation and amortization	23,786	23,749	17,302
Amortization of deferred financing costs	2,511	2,532	3,013
Amortization of discount on notes issued	1,457	1,495	997
Debt prepayment penalty fees	—	810	2,814
Write-off of deferred financing costs	1,536	787	4,826
Write-off of discount on notes issued	—	623	—
Derivative losses	223	718	1,561
Interest paid-in-kind	49,532	44,038	32,279
Changes in current assets and liabilities:
Accounts receivables	1,323	1,275	(6,578)
Prepaid expenses and other current assets	811	(2,620)	(47)
Accrued expenses and other liabilities	1,042	(2,269)	4,610
Unearned revenue	393	121	1,217

Net cash provided by operating activities	30,661	35,414	18,438

INVESTING ACTIVITIES:
Vessel and equipment additions	—	(1,006)	(170,387)
Software additions	—	(252)	—
Deposits of restricted cash	—	(4)	(170,823)
Withdrawals of restricted cash	—	7,927	165,700

Net cash provided by (used in) investing activities	—	6,665	(175,510)

FINANCING ACTIVITIES:
Proceeds from the issuance of debt	—	—	277,029
Payment on long-term debt	—	(27,000)	(96,904)
Debt prepayment penalty fees	—	(810)	(2,814)
Payment of debt issuance costs	(915)	(1,108)	(9,891)

Net cash (used in) provided by financing activities	(915)	(28,918)	167,420

Net increase in cash and cash equivalents	29,746	13,161	10,348
Cash and cash equivalents at beginning of year	31,402	18,241	7,893

Cash and cash equivalents at end of year	$61,148	$31,402	$18,241

NON-CASH INVESTING AND FINANCING ACTIVITIES
Vessel and construction-in-progress accruals	$—	$—	$2,380

Interest paid-in-kind	$49,532	$44,038	$32,279

The accompanying notes are an integral part of these consolidated financial statements.

American Petroleum Tankers Holding LLC

Notes to Consolidated Financial Statements

For the Years Ended 2012, 2011 and 2010

(dollars in thousands)

Note 1 – Formation and Nature of Operations

American Petroleum Tankers LLC (formerly USS Products Investor LLC) (“APT”) was formed on August 7, 2006 as a Limited Liability Company under the laws of the State of Delaware for purposes of financing the construction of and operating five 49,000 deadweight tons (“dwt”) double-hulled tankers pursuant to a contract between USS Product Carriers LLC (“Product Carriers”), a wholly-owned subsidiary of U.S. Shipping Partners L.P. (the “Partnership”), and National Steel and Shipbuilding Company (“NASSCO”), a subsidiary of General Dynamics Corporation (“General Dynamics”) as assigned to APT with respect to five tankers pursuant to the Assignment and Assumption Agreement between Product Carriers and APT on August 7, 2006 (the “Construction Contract Assignment”). Equity interests in APT were owned by affiliates of The Blackstone Group and Cerberus Capital Management, L.P. (“Class A Members”) and by Product Carriers (“Class B Member”). Several subsidiaries of APT have been formed to own the vessels constructed upon delivery and hold the charters entered into by APT. From APT’s formation through September 28, 2009, USS Product Manager LLC (“Product Manager”), a wholly-owned subsidiary of the Partnership, served as the manager and operator of APT’s vessels pursuant to a Management Agreement among APT, the Partnership and the subsidiaries of APT, as described in Note 9. On July 28, 2009 Product Carriers transferred its Class B membership interest to the Class A Members and Product Manager began the transition of manager and operator of APT to another operator chosen by APT. This transition was completed on September 29, 2009. Furthermore, the Company changed its name from USS Products Investor LLC to American Petroleum Tankers LLC on July 28, 2009.

On May 14, 2010, APT consummated a restructuring of its corporate organization, resulting in: (i) the formation of American Petroleum Tankers Holding LLC (“APT Holding”, the “Company”, “we”, “our”, or “us”) as the new parent holding company; (ii) the formation of American Petroleum Tankers Parent LLC (“APT Parent”), as a new wholly-owned subsidiary of APT Holding, and AP Tankers Co., as a new wholly-owned subsidiary of APT Parent; and (iii) the contribution down of the interests of: (a) the former parent holding company, APT, and (b) APT Intermediate Holdco LLC (“Intermediate Holdco”), such that APT and Intermediate Holdco became wholly-owned subsidiaries of APT Parent. As a result of this restructuring, APT, Intermediate Holdco and AP Tankers Co. are entities at the same corporate level, each a directly, wholly-owned subsidiary of APT Parent.

Note 2 Summary of Significant Accounting Policies

Principles of Consolidation

These financial statements present the consolidated financial position, results of operations, changes in members’ equity and cash flows for American Petroleum Tankers Holding LLC and its subsidiaries. All intercompany transactions and balances have been eliminated in consolidation.

Basis of Presentation

The accompanying consolidated financial statements for the Company have been prepared in accordance with accounting principles generally accepted in the United States of America.

Cash and Cash Equivalents

The Company considers all highly liquid investments, with original maturities of three months or less, of which are primarily investments in money market funds, to be cash equivalents.

American Petroleum Tankers Holding LLC

Notes to Consolidated Financial Statements (cont.)

For the Years Ended 2012, 2011 and 2010

(dollars in thousands)

Accounts Receivable

Accounts Receivable consists of trade receivables. Based upon historical collection experience and the credit risk of customers, there is no allowance for doubtful accounts recorded.

Deferred Financing Costs

Direct costs associated with obtaining long-term financing are deferred and amortized utilizing the effective interest method over the term of the related financing.

Drydocking Costs

The U.S. Coast Guard requires our vessels to be drydocked for inspection and maintenance twice every five years. However, up until the fifteenth year of operation, we are permitted to do an underwater hull inspection of the vessel in lieu of one of these drydockings. Vessel drydocking costs, consisting of costs incurred at the drydocking site, are deferred and amortized on a straight-line basis over the estimated period between drydockings. All other costs incurred during drydocking, including the underwater hull inspection costs and mobilization costs to and from the drydocking site, are expensed as incurred. No drydocking costs have been incurred.

Vessels and Equipment

Vessels are stated at cost. Construction costs of new vessels are capitalized and included in construction-in-progress until completed. Normal repair and maintenance expenditures are expensed as incurred. Depreciation is computed using the straight-line method over the vessels’ estimated useful lives of 30 years based on the vessels cost less their estimated salvage value. Interest is capitalized in conjunction with the Company’s construction of vessels.

The Company assesses recoverability of the carrying value of a long-lived asset when indicators of impairment are present by estimating the future undiscounted net cash flows expected to result from the asset, including eventual disposition. If the future net cash flows are less than the carrying value of the asset, an impairment loss is recorded equal to the difference between the asset’s carrying value and its fair value. There have been no vessel impairments recorded.

In the chart below, we list each of our vessels, the date it was delivered, the total cost, accumulated depreciation, and its carrying value at December 31, 2012 and 2011.

	Delivery Date	Purchase Price	December 31, 2012		December 31, 2011
Vessel Name			Accumulated Depreciation	Carrying Value	Accumulated Depreciation	Carrying Value
Golden State	01/09/2009	$184,508	$(24,399)	$160,109	$(18,299)	$166,209
Pelican State	06/15/2009	139,231	(16,067)	123,164	(11,476)	127,755
Sunshine State	12/03/2009	134,328	(13,281)	121,047	(8,854)	125,474
Empire State	07/13/2010	133,502	(10,632)	122,870	(6,233)	127,269
Evergreen State	12/07/2010	127,085	(8,717)	118,368	(4,532)	122,553

Total		$718,654	$(73,096)	$645,558	$(49,393)	$669,260

American Petroleum Tankers Holding LLC

Notes to Consolidated Financial Statements (cont.)

For the Years Ended 2012, 2011 and 2010

(dollars in thousands)

There were no disposals, acquisitions, or other changes to the Vessel and Equipment accounts during the years ended December 31, 2012 and 2011.

There were first preferred ship mortgages on all of these vessels as collateral for the First Priority Senior Secured Notes as described in Note 7.

Revenue and Expense Recognition

Revenues from long-term time charters of vessels with fixed annual escalation clauses are recognized on a straight-line basis over the term of the contract. The Company currently has long-term charters on three vessels of two to seven years, and charters on two vessels of one year. Certain of the charter agreements allow the Company to prebill for charter fees one month in advance. Such prebillings are recognized as accounts receivable and unearned revenue. Based on the terms of the time charter agreements, expenses such as fuel, port charges, canal dues, and cargo handling operations are either paid by the customer or paid by the Company and reimbursed by the customer. Such expenses, if paid by the Company, are presented net of reimbursements from customers. All other expenses are recognized by the Company as incurred.

The charter agreements generally provide for a pro-rata adjustment to charter revenues for off-hire days due to the scheduled or unscheduled repair or maintenance of the vessels.

Insurance

The Company is insured for marine, liability and protection and indemnity, subject to certain deductibles and aggregate stop-loss limits. Reinsurance is obtained to cover losses in excess of certain limits. Provisions for losses are determined on the basis of claim adjusters’ evaluations and other estimates including those for salvage and subrogation recoveries. Such provisions and any related claim receivables are recorded when insured events occur. The determinations of such estimates and the establishment of the related reserves are continually reviewed and updated. Any adjustments resulting from these reviews are reflected in current operations.

Derivative Instruments

The Company’s use of its derivative instrument, an interest rate cap, is limited to non-trading purposes and is designed to manage exposure to interest rate risks. The derivative is recognized on the balance sheet at fair value. Changes in the fair value of this instrument is reported in earnings as it does not qualify for hedge accounting.

Concentrations of Credit Risk

The Company places its temporary cash investments with high credit quality financial institutions. In 2012, the Company chartered its vessels to five customers for various charter periods, representing approximately 43%, 22%, 14%, 11%, and 10% of total revenues. In 2011, the Company chartered its vessels to four customers for various charter periods, representing approximately 49%, 19%, 19%, and 13% of total revenues. In 2010, the Company chartered its vessels to four customers, representing approximately 32%, 31%, 19% and 18% of total revenues. The Company monitors its credit risk by chartering to customers with a high credit quality. The Company regularly monitors its exposure to counterparty credit risk, ensuring that it only contracts with major institutions with strong credit ratings. The Company has outstanding trade receivables with three customers that represent 49%, 26%, and 25% of total Accounts Receivable at December 31, 2012, and 62%, 20%, and 18% at December 31, 2011.

American Petroleum Tankers Holding LLC

Notes to Consolidated Financial Statements (cont.)

For the Years Ended 2012, 2011 and 2010

(dollars in thousands)

Taxes

As a limited liability company, the Company is treated similar to a partnership for income tax purposes. Accordingly, the Company is generally not subject to federal and state taxes, and its profits and losses are passed directly to its members for inclusion in their respective income tax returns. The Company is subject to certain state franchise and other taxes, which are recorded as Vessel Operating Expenses or General and Administrative Expenses when incurred.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Supplemental Unaudited Pro Forma Financial Information

Staff Accounting Bulletin 1.B.3 requires that certain distributions to owners prior to or coincident with an initial public offering be considered distributions in contemplation of that offering. Upon completion of the initial public offering of American Petroleum Tankers Partners LP (the “Partnership”), the Partnership intends to distribute approximately $             in cash to APT Holding. In addition, on April 16, 2013, the Company paid a distribution of $57,000 to the Class A members. As the initial public offering is expected to occur within twelve months of the distributions and the Company has a net loss for fiscal year 2012 and for the six months ended June 30, 2013, the distribution is deemed to be paid out of proceeds of the offering rather than current period earnings for those periods. As part of the initial public offering, APT Holding will own a portion of the common and all of the subordinated units of the Partnership and a newly created entity, American Petroleum Tankers GP LLC (“APT GP”) will own the Partnership’s non-economic general partner interest. The unaudited basic and diluted pro forma loss per common unit for the year ended December 31, 2012 has been calculated based on the assumed capital structure of the Partnership consisting of a noneconomic general partner interest and              common and subordinated units. The number of common units that we would have been required to issue to fund the              distributions was             , which was calculated at $             divided by the initial public offering price of $             per common unit. However, such additional units have been excluded in the pro forma loss per unit as the affect is antidilutive. There were no potential common units outstanding to be considered in the pro forma loss per unit calculation.

New Accounting Pronouncements

There are no recently issued accounting standards that we believe will have a material impact on our consolidated financial position, results of operations or cash flows.

Note 3 – Restricted Cash

In connection with the issuance of $285,000 of 10 1/4% First Priority Senior Secured Notes (the “Notes”) on May 17, 2010, as discussed in Note 7, $169,900 of the net proceeds were placed in an escrow account to fund the remaining construction costs of the Company’s vessels. The balance in the escrow account at December 31, 2010 was $7,923. The remaining balance in the escrow account was released from escrow after the first anniversary of the Notes issuance date.

American Petroleum Tankers Holding LLC

Notes to Consolidated Financial Statements (cont.)

For the Years Ended 2012, 2011 and 2010

(dollars in thousands)

Note 4 – Deferred Financing Costs, Net

The gross carrying amount and accumulated amortization of the Company’s deferred financing charges at December 31 are as follows:

	2012	2011
Gross carrying amount	$23,362	$23,983
Accumulated amortization	(16,908)	(14,397)

Total deferred financing costs, net	$6,454	$9,586

In connection with issuing the Notes on May 17, 2010, $10,407 of costs were capitalized as deferred financing costs and are being amortized over the five year term of the Notes using the effective interest method.

On August 13, 2009, the Company executed a senior secured loan facility, the “DVB Facility” and incurred $5,787 of deferred financing costs. With the issuance of the Notes on May 17, 2010, the DVB facility was prepaid with a portion of the proceeds, as discussed on Note 7. The remaining unamortized deferred financing costs in the amount of $4,826 were written off and recognized as a loss on extinguishment of debt.

The Company incurred costs of $1,536 through December 31, 2012 related to potential refinancing under the U.S. Title XI Federal Ship Financing Program. These costs were recognized as a write-off of Title XI deferred financing costs when our application was denied in November 2012.

Amortization of deferred financing costs of $2,511, $2,532, and $3,013, was recorded to Interest Expense during the years ended December 31, 2012, 2011, and 2010, respectively. Amortization of deferred financing costs related to financings associated with the construction of the vessels is included in interest expense, as further disclosed in Note 7.

The amortization expense for deferred financing costs for each of the succeeding fiscal years through December 31, 2016 is estimated to be as follows:

2013	$2,511
2014	2,511
2015	1,229
2016	203

Note 5 – Vessels and Equipment, Net

Vessels and Equipment, Net consists of the following at December 31:

	2012	2011
Vessels and equipment	$718,654	$718,654
Less accumulated depreciation	(73,096)	(49,394)

Total vessels and equipment, net	$645,558	$669,260

Depreciation of vessels was $23,702, $23,694, and $17,302 for the years ended December 31, 2012, 2011, and 2010, respectively.

American Petroleum Tankers Holding LLC

Notes to Consolidated Financial Statements (cont.)

For the Years Ended 2012, 2011 and 2010

(dollars in thousands)

Capitalized interest is recorded as part of the asset to which it relates and is amortized over the estimated useful life of the asset. Interest expense of $5,988 was capitalized in 2010.

Note 6 – Lease Receipts

The Company currently leases its vessels on a time charter basis. The Golden State, delivered and placed in service in January 2009, is operating under a seven year time charter with three extension options exercisable by the charterer of one year each. The Pelican State, delivered in June 2009 and placed in service in July 2009, is operating under a three year time charter with two extension options of one year each that commenced in July 2012. The Sunshine State, delivered in December 2009 and placed in service in January 2010, is operating under a two year charter that began in January 2013. The Empire State and Evergreen State, delivered and placed in service in July and December 2010, respectively, are operating under one year time charters, with three one year extension options and one 11 month extension option exercisable by the charterer. Charters for the Empire State and Evergreen State with the Military Sealift Command of the U.S. Navy (“MSC”) are subject to termination for default based upon performance or termination for the convenience of the U.S. Government. Future minimum annual receipts required under operating leases that have initial or remaining noncancelable lease terms in excess of one year, excluding renewal options, as of December 31, 2012 (including the Sunshine State charter that was entered into in June 2012 but began in January 2013) are summarized as follows:

2013	$59,985
2014	61,212
2015	32,469
2016	810

$154,476

Note 7 – Long-Term Debt

Long-term debt consists of the following at December 31:

	2012	2011
Notes, net of $3,400 and $4,857 unamortized original issuance discount at December 31, 2012 and 2011, respectively	$254,600	$253,143
Sponsor Facility	455,530	405,998

	$710,130	$659,141

First Priority Senior Secured Notes

On May 17, 2010, APT Parent and AP Tankers Co. issued $285,000, 10 1/4% First Priority Senior Secured Notes (the “Notes”) due 2015 at a price of 97.203%. Interest on the Notes is payable on May 1 and November 1 of each year, beginning November 1, 2010. On May 17, 2010, net proceeds of $271,329, (net of underwriters’ discounts and commissions) were received from the Notes. The original issuance discount, $7,971 at the time of issue, is being amortized over the five year term of the Notes using the effective interest method. The net proceeds were used to place $169,900 cash in escrow for the construction of vessels, prepay $97,574 related to the DVB Facility (including principal, interest, and prepayment penalty), and the remainder was used to pay

American Petroleum Tankers Holding LLC

Notes to Consolidated Financial Statements (cont.)

For the Years Ended 2012, 2011 and 2010

(dollars in thousands)

related transaction fees and expenses, of which $10,407 of costs were capitalized as debt issuance costs within Deferred Financing Costs in the accompanying Consolidated Balance Sheets.

In connection with the issuance of the Notes, APT Parent and AP Tankers Co. entered into a registration rights agreement (“Registration Rights Agreement”) which required the use of reasonable efforts to register notes having substantially identical terms as the Notes with the Securities and Exchange Commission (“SEC”) under the Securities Act of 1933, as amended, prior to May 12, 2011. The Company completed the registration of the Notes and an exchange offer, exchanging unregistered Notes for Notes registered with the SEC, on May 12, 2011 (the “Exchange Offer”).

Prior to May 1, 2012, the Notes could be redeemed in part or in full at a redemption price equal to 100% of the principal amount, plus a make-whole premium calculated in accordance with the indenture governing the Notes and accrued and unpaid interest. In addition, prior to May 1, 2012, a portion of the Notes could be redeemed at: (a) 110.25% plus accrued and unpaid interest with the net proceeds of certain equity offerings, provided that at least 65% of the Notes remain outstanding, and/or (b) 103% plus accrued and unpaid interest provided that not more than 10% of the original aggregate principal amount of the Notes issued is redeemed during any twelve month period. On or after May 1, 2012, the Notes could be redeemed in part or in full at the following percentages of the outstanding principal amount prepaid plus accrued and unpaid interest: 105.125% prior to May 1, 2013; 102.563% prior to May 1, 2014; and 100% on or after May 1, 2014.

Under the terms of the indenture governing the Notes, the Company could redeem up to 10% of the original issue amount in a twelve month period prior to May 1, 2012 at 103%. On March 28, 2011, the Company provided notice to the trustee that, pursuant to the indenture, the Company would redeem $27,000 of the principal amount of the Notes, unconditionally. The redemption was completed on April 28, 2011 with the principal payment of $27,000 plus debt prepayment fees of $810 and accrued interest of $1,361. As a result, the Company recognized a loss on redemption of the Notes of $2,220 in the second quarter of 2011, representing the debt prepayment fees of $810, write-off of deferred financing costs of $787, and write-off of discounts on notes issued of $623. No debt was repaid in 2012.

The indenture governing the Notes contains customary covenants and restrictions on the activities of APT Parent and AP Tankers Co. and APT Parent’s restricted subsidiaries, including, but not limited to, limitations on the incurrence of debt, certain restricted payments, dividends and other payments affecting restricted subsidiaries, asset sales, transactions with affiliates, liens, and sale and leaseback transactions. The incurrence of debt, other than permitted debt as defined in the indenture, is limited if the consolidate fixed charge coverage ratio was less than 2.0 to 1.0. The consolidated fixed charge coverage ratio is defined as the ratio of the aggregate amount of consolidated cash flow available for fixed charges in the prior four quarter period to the aggregate amount of consolidated fixed charges in the same period. Restricted payments, as defined in the indenture, can only be made if (a) no event of default has or will occur, (b) the fixed charge coverage ratio is greater than 2.0 to 1.0, and (c) other terms and conditions as defined in the indenture. After the first anniversary of the issuance of the Notes, restricted payments of $6,250 per year, up to $25,000 in total, were permitted without any limitation. The indentures also contain provisions requiring us to offer to repurchase the Notes upon a change of control.

In connection with the prepayment of the DVB Facility on May 17, 2010, the Company recognized a loss on extinguishment of debt totaling $7,640. This amount consisted of a $2,814 prepayment penalty and the write-off of $4,826 of unamortized deferred financing costs.

American Petroleum Tankers Holding LLC

Notes to Consolidated Financial Statements (cont.)

For the Years Ended 2012, 2011 and 2010

(dollars in thousands)

Sponsor Facility

In 2006, the Company entered into a Revolving Notes Facility Agreement (the “Sponsor Facility”) pursuant to which the Class A Members or their affiliates made available $325,000 of revolving credit loans. In 2009, the Company amended its Sponsor Facility to allow the monthly interest payments due and payable, beginning July 2009, to be treated as paid-in-kind in lieu of monthly cash payments. As a result, the Company is allowed to exceed its total commitment under the Sponsor Facility for the capitalized paid-in-kind payments. On April 23, 2010, APT entered into Amendment No. 4 to the Sponsor Facility Agreement in connection with the corporate restructuring to permit the incurrence of indebtedness under the Notes and to include APT Parent as obligor under the Sponsor Facility. On May 5, 2010, APT entered into Amendment No. 5 to the Sponsor Facility Agreement to convert the revolving credit loans to a term loan, extend the maturity to May 2016, increase the paid-in-kind interest rate to a fixed rate of 12%, and to permit quarterly and annual financial reporting to be made on the same timetable as the financial reporting required pursuant to the indenture governing the Notes. As a result, the outstanding balance of the Sponsor Facility has been recorded as long-term debt. In addition, the security agent is due a fee of 0.005% of borrowings outstanding and the administrative agent is due a fee of $300 per year.

In 2012, the Company recorded $49,532 for paid-in-kind interest that was capitalized in the Sponsor Facility balance, including a paid-in-kind interest accrual of $33,743 at December 31, 2012. In 2011, the Company recorded $44,038 for paid-in-kind interest that was capitalized in the Sponsor Facility balance, including an interest-in-kind accrual of $30,074 at December 31, 2011. In 2010, the Company recorded $32,279 for paid-in-kind interest that was capitalized in the Sponsor Facility balance, including a paid-in-kind interest accrual of $26,812 at December 31, 2010. The Company estimates total paid-in-kind interest of $332,699 to be capitalized under the amended Sponsor Facility for the period May 5, 2010 through May 5, 2016. The Sponsor Facility is secured by substantially all of the assets of APT Parent and its subsidiaries on a second priority basis.

Under the terms of the Sponsor Facility, the ability to borrow additional amounts against this facility ceased in June 2011.

The restrictive covenants under the company’s debt include limitations on: (a) restricted payments and investments; (b) dividends and other payments affecting restricted subsidiaries; (c) debt and guarantees; (d) asset sales and asset acquisitions; (e) transactions with affiliates; (f) liens and negative pledges; (g) sale and leaseback transactions; (h) activities of AP Tankers Co., (i) creation of unrestricted subsidiaries; (j) capital expenditures; (k) consolidations, mergers, etc.; (l) business activities; and (m) modifications to collateral and other documents.

The maturities of long-term debt subsequent to December 31, 2012, excluding accreted interest on the Sponsor Facility are as follows:

2015	$258,000
2016	455,530

$713,530

American Petroleum Tankers Holding LLC

Notes to Consolidated Financial Statements (cont.)

For the Years Ended 2012, 2011 and 2010

(dollars in thousands)

A reconciliation of Interest Expense for the years ended December 31, 2012, 2011 and 2010 is as follows:

	2012	2011	2010
OPERATING ACTIVITIES:
Cash paid for interest—other(1)	$26,445	$27,806	$15,352
Paid-in-kind interest to members	49,532	44,038	32,279
Amortization of deferred financing costs	2,511	2,532	3,013
Amortization of discounts on notes issued	1,457	1,495	997
Administrative fee to members	300	300	300
Change in interest accrual	—	(461)	4,359

Gross interest expense	80,245	75,710	56,300
Less capitalized interest	—	—	(5,988)

Net Interest Expense	$80,245	$75,710	$50,312

(1)	Represents additional cash flow disclosures.

Note 8 – Capital Structure and Limited Liability Company Agreement

The Company was formed on August 7, 2006 for purposes of financing the construction of and operating five tankers pursuant to the NASSCO contract. The Class A Members and Class B Member provided $105,000 and $70,000, respectively, of equity financing to the Company.

The LLC Agreement governs the rights and obligations of the members. The LLC agreement specifies, among other matters, the following: a) the rights and obligations of the Class A Members and the Class B Members, including voting rights; b) maintenance of individual capital accounts; c) allocations of profits and losses; and d) distributions to the members. Profits of the Company are allocated first to the Class A Members until they receive a specified return, then to the Class B Member until it receives a specified return, and then on a shared basis dependent on the returns generated. Losses of the Company are allocated to the Class B interests until their respective capital accounts have been reduced to zero and any further losses are allocated to the Class A Members.

Note 9 – Related Party Transactions

USS Entities

Until July 28, 2009, Product Manager managed the construction of, and until September 28, 2009 the operation of, the tankers for the Company. Product Manager earned $250 during 2010 for the cost savings realized in the construction of one vessel completed in 2010 which is reported in Accrued Expenses and Other Liabilities in the accompanying Consolidated Balance Sheets at December 31, 2012 and 2011. During 2011 and 2010, the Company reimbursed the Partnership $70 and $166, respectively, for expenses paid on behalf of the Company.

Blackstone/Cerberus Entities

The Company pays an annual administration fee of $300 for the Sponsor Facility to an affiliate of certain of the Class A Members. This fee is recognized as a component of interest expense in the accompanying consolidated financial statements as further disclosed in Note 7.

American Petroleum Tankers Holding LLC

Notes to Consolidated Financial Statements (cont.)

For the Years Ended 2012, 2011 and 2010

(dollars in thousands)

Also disclosed in Note 7, in 2012, the Company recorded $49,532 for paid-in-kind interest to members that was capitalized in the Sponsor Facility balance, including a paid-in-kind interest accrual of $33,743 at December 31, 2012. In 2011, the Company recorded $44,038 for paid-in-kind interest to members that was capitalized in the Sponsor Facility balance, including a paid-in-kind interest accrual of $30,074 at December 31, 2011. In 2010, the Company recorded $32,279 for paid-in-kind interest to members that was capitalized in the Sponsor Facility balance, including a paid-in-kind interest accrual of $26,812 at December 31, 2010. The Company estimates total paid-in-kind interest of $332,699 to be capitalized under the amended Sponsor Facility for the period May 5, 2010 through May 5, 2016.

Note 10 – Derivative Instruments

Effective April 1, 2007, the Company entered into a nine-year interest rate cap, with a notional amount of $100,000, for $1,924, including transaction fees. This interest rate cap of the three-month U.S. Dollar LIBOR of 6.0% was designed to manage exposure to interest rate risks.

The Company recognizes all derivatives as either assets or liabilities in the balance sheet and measures those instruments at fair value. Changes in the fair value of those instruments are reported in earnings, as the Company did not designate the interest rate cap as a hedge. The fair market value of the interest rate cap at December 31, 2012 and 2011 was $25 and $248, respectively, and is recorded as a long-term asset in Other Assets in the accompanying Consolidated Balance Sheets. The change in the fair value of the derivative financial instrument of $223, $718 and $1,561 for the years ended December 31, 2012, 2011, and 2010, respectively, was recorded to Derivative Losses.

Note 11 – Fair Value of Financial Instruments

The methods and assumptions used to estimate the fair value of each class of financial instruments are set forth below:

•

Cash and cash equivalents and restricted cash-the carrying amounts approximate fair value because of the relatively short time between the origination of the instrument and its expected realization. If this instrument were measured at fair value it would be classified as Level 1 in the fair value hierarchy.

•

Derivative financial instruments-the fair value of the interest rate cap is developed from market-based inputs under the income approach, as obtained from a brokerage agency, using cash flows discounted at relevant market interest rates.

•

Long-term debt-The fair value of debt is estimated based on each obligation’s characteristics, using the borrowing rates currently available for the same or similar issues for debt of the same remaining maturities, and discounted back to the present value. The Company regularly monitors its credit risk in evaluating its fair value of long-term debt. Significant factors evaluated include changes in margin on its various loans and its ability to make future debt payments. For registered debt, the fair value is also based on quoted prices in inactive markets. At December 31, 2012, the carrying value and estimated fair value of the Company’s debt was $710,130 and $753,533, respectively. At December 31, 2011, the carrying value and estimated fair value of the Company’s debt was $659,141 and $693,291, respectively.

The following valuation hierarchy prioritizes the inputs for valuation used to measure fair value into three broad levels as follows:

Level 1: Quoted market prices in active markets for identical assets or liabilities.

American Petroleum Tankers Holding LLC

Notes to Consolidated Financial Statements (cont.)

For the Years Ended 2012, 2011 and 2010

(dollars in thousands)

Level 2: Observable market based inputs or unobservable inputs that are corroborated by market data.

Level 3: Unobservable inputs that are not corroborated by market data.

The Company utilizes the best available information in measuring fair value. The Company has determined that its interest rate cap and long-term debt are valued using Level 2 inputs.

Note 12 – Commitments and Contingencies

Since July 28, 2009, the Company has engaged a third party to provide administrative, construction oversight supervision, and management services for the construction and operation of its vessels, subject to a management and construction supervision agreement (the “Agreement”). The Agreement has an initial term of 5 years and is subject to early termination at any time and without cause upon 90 days notice, at the Company’s option.

Note 13 – Retirement Benefits and Deferred Compensation

Our executive officers participate in a 401(k) savings plan. The Company makes a matching contribution equal to 50%, subject to annual limits established under the Internal Revenue Code, of the officer’s contributions to the 401(k) plan. The matching contributions to the 401(k) plan are fully vested to the officer’s account when made.

On October 11, 2011, APT Parent entered into a Deferred Compensation arrangement (the “Deferred Compensation Agreement”) with its Chief Executive Officer, whereby the Chief Executive Officer has the right to receive 0.5% of the amounts repaid to the lenders under the Sponsor Facility; provided that such amounts are in excess of a hurdle amount as defined in the Deferred Compensation Agreement. At this time it cannot be estimated how much the Chief Executive Officer might receive under the Deferred Compensation Agreement, if any, and no compensation expense has been recorded in the current period related to the Deferred Compensation Agreement.

The right to receive awards pursuant to the Deferred Compensation Agreement is subject to vesting. Twenty percent (20%) of the award vested upon the execution of the Deferred Compensation Agreement. An additional twenty percent (20%) vested on December 31, 2011 and December 31, 2012, and an additional twenty percent (20%) will vest on each anniversary thereafter. However, at any time, the award is subject to vesting in full (to the extent not previously forfeited) upon a change of control of Holding in which the Class A members of Holding realize an internal rate of return of at least fifteen percent (15%).

Note 14 – Financial Information by Segments and Geographic Area

The Company’s business is to own and charter its tankers that transport refined petroleum products and crude oil primarily in the U.S. domestic trade, which is commonly referred to as the Jones Act trade, under long-term charter agreements. Two of the vessels currently operate worldwide. Each of the vessels represents an operating segment. These segments are aggregated into one reportable segment as the vessels have similar economic characteristics and are all of the same design and capacity such that they may be chartered interchangeably to potential counterparties and all vessels are managed using common processes and procedures.

American Petroleum Tankers Holding LLC

Notes to Consolidated Financial Statements (cont.)

For the Years Ended 2012, 2011 and 2010

(dollars in thousands)

Note 15 – Subsequent Events

The Company evaluated events and transactions that occurred during the period from December 31, 2012, the date of the balance sheet, through October 4, 2013, the date of reissuance of the consolidated financial statements, and identified the following events or transactions that should be disclosed:

On March 18, 2013, the Company reached a settlement of the construction contract assignment and warranty claims with NASSCO. Prior to the settlement, the Company owed NASSCO $1,900 relating to unpaid construction costs of the vessels. The settlement provided for a settlement payment of $118 to NASSCO in exchange for settlement of amounts due under the construction contract assignment and settlement of all potential warranty claims, resulting in a gain on settlement of $1,500 which is reported as Other Income.

On April 2, 2013, APT Parent entered into a $280,000 credit facility consisting of a $270,000 Term Loan (the “Term Loan”) and a $10,000 revolving credit facility (the “Revolver”). The Term Loan matures on October 2, 2019. Borrowings for the term loans bear interest, at the Company’s option, at a rate equal to a margin over either (a) a base rate determined by reference to the highest of (1) the administrative agent’s prime lending rate, (2) the federal funds effective rate plus 0.5% and (3) the LIBOR rate determined by reference to the British Bankers’ Association LIBOR rate (“BBA LIBOR”) for the interest period relevant to such borrowing plus 1.00% or (b) a Eurocurrency rate based on the BBA LIBOR rate. The margin for the term loans is 2.50%, in the case of base rate loans, and 3.50%, in the case of Eurocurrency rate loans, subject to a base rate floor of 2.25% and a Eurocurrency rate floor of 1.25%.

The Revolver matures on April 2, 2018. Borrowings under the revolving credit facility bear interest, at the Company’s option, at a rate equal to a margin over either (a) a base rate determined by reference to the highest of (1) the administrative agent’s prime lending rate, (2) the federal funds effective rate plus 0.5% and (3) the BBA LIBOR rate plus 1.00% or (b) a Eurocurrency rate based on the BBA LIBOR rate. The margin for the revolving credit facility is 2.25%, in the case of base rate loans, and 3.25%, in the case of Eurocurrency rate loans.

In addition to paying interest on outstanding principal under our subsidiary’s credit agreement, the Company is required to pay a commitment fee to the lenders under the revolving credit facility in respect of the unutilized commitments thereunder. The commitment fee rate is 0.50% per annum.

The Term Loan has minimum annual payments of $2,700 (payable quarterly), plus additional mandatory payments based on excess cash flow, as defined in the credit agreement. The Term Loan is to be repaid with 50% of the excess cash flow for each fiscal year of the borrower (commencing with the 2014 fiscal year) with a decrease to 25% if consolidated senior secured net leverage ratio is equal to or less than 4.00:1.00 and 0% is consolidated senior secured net leverage ratio is equal to or less than 3.50:1.00. The consolidated senior secured net leverage ratio is the ratio of total net debt (debt less cash) to earnings before interest, taxes, depreciation, and amortization (EBITDA), as defined in the credit agreement. There is a single financial covenant, requiring that consolidated total net leverage ratio as of the last day of any quarter (commencing September 30, 2013) must not exceed 6.50:1.00. There are additional restrictions on dividends and other restricted payments as well as limitations on additional indebtedness. The Term Loan is collateralized by a first priority lien on substantially all of the assets of APT Parent and its subsidiaries.

The proceeds were used to pay certain financing costs and to redeem the Notes. On May 2, 2013, the Company completed the redemption of the remaining $258,000 principal amount of the Notes and also paid debt prepayment fees of $6,615 and accrued interest of $13,295. As a result, the Company recognized a loss on

American Petroleum Tankers Holding LLC

Notes to Consolidated Financial Statements (cont.)

For the Years Ended 2012, 2011 and 2010

(dollars in thousands)

redemption of the Notes of $13,647 in the second quarter of 2013, representing the debt prepayment fees of $6,615, write-off of deferred financing costs of $4,001, and write-off of discount on notes issued of $3,031.

On April 2, 2013, in conjunction with the refinancing noted above, the Company converted the balance of the Sponsor Facility of $468,464 into Class A members’ equity. The Company recognized a loss on the conversion of $1,893, consisting of the write-off of deferred financing costs.

On April 16, 2013, the Company paid a distribution of $57,000 to the Class A members.

On May 20, 2013, the Company entered into a forward charter agreement with a major US refining company for the Evergreen State or, at our option, the Empire State, upon redelivery from MSC. The charter has an initial term of four years, with two options to extend for two years each.

On July 31, 2013, the Company entered into a forward charter agreement with a major US refining company for the Empire State or, at our option, the Evergreen State, upon redelivery from MSC but no earlier than August 1, 2014. The charter has an initial term of 5 years, with no extension options.

On July 31, 2013, the Company made a principal payment of $10,000 on the Term Loan.

On August 23, 2013, the Company filed a confidential draft Registration Statement on Form S-1 in order to issue partnership units of a newly formed master limited partnership, American Petroleum Tankers Partners LP (the “Partnership”). The Partnership will issue units to APT Holding in exchange for all interests in APT New Intermediate Holdco LLC. The owners of APT Holding will be the majority owners of the Partnership as they will own 100% of the general partner of the Partnership and certain common units and all subordinated units, representing limited partnership interests. The Partnership will use approximately $                 of the net proceeds from this offering to repay term loan borrowings under the Company’s existing credit facility and approximately $       to fund a cash distribution to APT Holding.

On August 30, 2013, the Company made a principal payment of $8,000 on the Term Loan.

On September 4, 2013, the Company extended the fixed term of the charter agreement with Chevron on the Sunshine State through December 31, 2016, with an additional one year option period.

On September 27, 2013, the Military Sealift Command exercised the third option on the charters for the Empire State and Evergreen State, for the period from October 1, 2013 through September 30, 2014.

On September 30, 2013, the Company made a principal payment of $3,500 on the Term Loan.

*****

INTERIM FINANCIAL STATEMENTS (unaudited)

American Petroleum Tankers Holding LLC

Unaudited Condensed Consolidated Balance Sheets

as of June 30, 2013 and December 31, 2012

(in thousands)

	Pro Forma June 30, 2013	June 30, 2013	December 31, 2012
Assets
Cash and cash equivalents	$8,863	$8,863	$61,148
Accounts receivable	11,739	11,739	8,497
Prepaid expenses and other current assets	1,830	1,830	2,262

Total Current Assets	22,432	22,432	71,907
Deferred financing costs, net	5,950	5,950	6,454
Other assets	3,039	3,039	2,990
Vessels and equipment, net	633,707	633,707	645,558

Total Assets	$665,128	$665,128	$726,909

Liabilities and Members’ Equity
Accrued expenses and other liabilities	$2,554	$2,554	$3,350
Vessel construction costs payable	—	—	1,900
Accrued interest	107	107	4,408
Unearned revenue	5,102	5,102	5,022
Current portion of long-term debt		2,700	—
Distribution payable		—	—

Total Current Liabilities		10,463	14,680
Long-term debt (includes amounts to related parties of $455,530 at December 31, 2012)		266,002	710,130

Total Liabilities		276,465	724,810
Commitments and Contingencies (Note 11)
Equity:
Members’ Equity		388,663	2,099
Common units—APT Holding		—	—
Subordinated Units—APT Holding		—	—
General partner interest		—	—

Total Equity		388,663	2,099

Total Liabilities and Equity	$665,128	$665,128	$726,909

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

American Petroleum Tankers Holding LLC

Unaudited Condensed Consolidated Statements of Operations

For the Six Months Ended June 30, 2013 and 2012

(in thousands)

	Six Months Ended June 30,
	2013		2012
Revenues		$48,616	$47,171

Expenses:
Vessel operating expenses		18,363	17,665
General and administrative expenses		1,404	1,199
Depreciation and amortization		11,893	11,893
Vessel management expenses		1,405	1,368

Total Expenses		33,065	32,125
Other income		1,500	—

Operating income		17,051	15,046

Other income (expense):
Interest expense (includes amounts to related parties, as discussed in Note 7)		(26,422)	(39,018)
Debt extinguishment expense		(15,540)	—
Derivative gains (losses)		11	(188)

Net loss		$(24,900)	$(24,160)

Supplemental pro forma loss per common unit (unaudited, see Note 2)	$

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

American Petroleum Tankers Holding LLC

Unaudited Condensed Consolidated Statement of Changes in Members’ Equity

For the Six Months Ended June 30, 2013

(in thousands)

	Member Interests		Total Members’ Equity
	Class A	Class B
Beginning balance at January 1, 2013	$2,099	$—	$2,099
Conversion of Sponsor Facility to Members’ equity	468,464	—	468,464
Distribution to Members	(57,000)	—	(57,000)
Net loss	(24,900)	—	(24,900)

Ending balance at June 30, 2013	$388,663	$—	$388,663

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

American Petroleum Tankers Holding LLC

Unaudited Condensed Consolidated Statements of Cash Flows

For the Six Months Ended June 30, 2013 and 2012

(in thousands)

	2013	2012
OPERATING ACTIVITIES:
Net loss	$(24,900)	$(24,160)
Adjustments to reconcile net loss to net cash provided by operating activities:
Straight-line charter revenues	(80)	165
Depreciation and amortization	11,893	11,893
Other income	(1,500)	—
Amortization of deferred financing costs	873	1,255
Amortization of discount on notes issued	420	729
Debt prepayment penalty fee	6,615	—
Write-off of deferred financing costs	5,894	—
Write-off of discount on notes issued	3,031	—
Derivative (gains) losses	(11)	188
Interest paid-in-kind	12,935	23,662
Changes in current assets and liabilities:
Accounts receivable	(3,242)	1,090
Prepaid expenses and other current assets	333	2,820
Accrued expenses and other liabilities	(5,355)	508
Unearned revenue	80	13

Net cash provided by operating activities	6,986	18,163

INVESTING ACTIVITIES:
Vessel and equipment additions	(118)	—

Net cash used in investing activities	(118)	—

FINANCING ACTIVITIES:
Proceeds from debt issuance	268,650	—
Payment on debt	(258,000)	—
Debt prepayment penalty fees	(6,615)	—
Payment of debt issuance costs	(6,188)	(317)
Distribution to Members	(57,000)	—

Net cash used in financing activities	(59,153)	(317)

Net (decrease) increase in cash and cash equivalents	(52,285)	17,846
Cash and cash equivalents at beginning of period	61,148	31,402

Cash and cash equivalents at end of period	$8,863	$49,248

NON-CASH INVESTING AND FINANCING ACTIVITIES:
Interest paid-in-kind	$12,935	$23,662

Conversion of Sponsor Facility to Members’ equity	$468,464	$—

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

American Petroleum Tankers Holding LLC

Notes to Unaudited Condensed Consolidated Financial Statements

Six Months Ended June 30, 2013 and 2012

(dollars in thousands)

Note 1 – Formation and Nature of Operations

American Petroleum Tankers LLC (formerly USS Products Investor LLC) (“APT”) was formed on August 7, 2006 as a Limited Liability Company under the laws of the State of Delaware for purposes of financing the construction of and operating five 49,000 deadweight tons (“dwt”) double-hulled tankers pursuant to a contract between USS Product Carriers LLC (“Product Carriers”), a wholly-owned subsidiary of U.S. Shipping Partners L.P. (the “Partnership”), and National Steel and Shipbuilding Company (“NASSCO”), a subsidiary of General Dynamics Corporation (“General Dynamics”) as assigned to APT with respect to five tankers pursuant to the Assignment and Assumption Agreement between Product Carriers and APT on August 7, 2006 (the “Construction Contract Assignment”). Equity interests in APT were owned by affiliates of The Blackstone Group and Cerberus Capital Management, L.P. (“Class A Members”) and by Product Carriers (“Class B Member”). Several subsidiaries of APT have been formed to own the vessels constructed upon delivery and hold the charters entered into by APT. From APT’s formation through September 28, 2009, USS Product Manager LLC (“Product Manager”), a wholly-owned subsidiary of the Partnership, served as the manager and operator of APT’s vessels pursuant to a Management Agreement among APT, the Partnership and the subsidiaries of APT, as described in Note 12. On July 28, 2009 Product Carriers transferred its Class B membership interest to the Class A Members and Product Manager began the transition of manager and operator of APT to Crowley Maritime Corporation. This transition was completed on September 29, 2009. Furthermore, the Company changed its name from USS Products Investor LLC to American Petroleum Tankers LLC on July 28, 2009.

On May 14, 2010, APT consummated a restructuring of its corporate organization, resulting in: (i) the formation of American Petroleum Tankers Holding LLC (“APT Holding”, the “Company”, “we”, “our”, or “us”) as the new parent holding company; (ii) the formation of American Petroleum Tankers Parent LLC (“APT Parent”), as a new wholly-owned subsidiary of APT Holding, and AP Tankers Co., as a new wholly-owned subsidiary of APT Parent; and (iii) the contribution down of the interests of: (a) the former parent holding company, APT, and (b) APT Intermediate Holdco LLC (“Intermediate Holdco”), such that APT and Intermediate Holdco became wholly-owned subsidiaries of APT Parent. As a result of this restructuring, APT, Intermediate Holdco and AP Tankers Co. are entities at the same corporate level, each a directly, wholly-owned subsidiary of APT Parent.

On April 2, 2013, APT Holding further restructured its corporate organization resulting in the formation of APT New Intermediate Holdco LLC (“New Intermediate Holdco”), a newly-formed Delaware limited liability company. New Intermediate Holdco assumed from APT Holding all of its rights, title and interest in and to its limited liability company interests in APT Parent. New Intermediate Holdco was formed in order to pledge the membership interests of APT Parent to Bank of America, N.A., as Collateral Agent (the “Collateral Agent”), pursuant to the Security Agreement dated as of April 2, 2013, by and among New Intermediate Holdco, APT Parent, certain subsidiaries of APT Parent, and the Collateral Agent, and which was entered into in order to provide a security interest in certain collateral to the lenders and certain other parties to the Credit Agreement dated as of April 2, 2013 as described in Note 6. As a result of such restructuring, New Intermediate Holdco became fully owned by APT Holding and APT Parent became fully owned by New Intermediate Holdco. Each of Intermediate Holdco, APT and AP Tankers Co. is still a direct wholly-owned subsidiary of APT Parent.

Note 2 – Basis of Presentation

The accompanying unaudited condensed consolidated financial statements for the Company have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information. These financial statements should be read in conjunction with the Company’s audited consolidated financial statements for the year ended December 31, 2012.

American Petroleum Tankers Holding LLC

Notes to Unaudited Condensed Consolidated Financial Statements

Six Months Ended June 30, 2013 and 2012

(dollars in thousands)

These financial statements include, in the opinion of management, all adjustments necessary for the fair presentation of the financial information included herein, which are of a normal recurring nature.

Supplemental Unaudited Pro Forma Financial Information

Staff Accounting Bulletin 1.B.3 requires that certain distributions to owners prior to or coincident with an initial public offering be considered distributions in contemplation of that offering. Upon completion of the initial public offering of American Petroleum Tankers Partners LP (the “Partnership”), the Partnership intends to distribute approximately $                 in cash to APT Holding. In addition, on April 16, 2013, the Company paid a distribution of $57,000 to the Class A members. As the initial public offering is expected to occur within twelve months of the distributions and the Company has a net loss for the six months ended June 30, 2013, the distribution is deemed to be paid out of proceeds of the offering rather than current period earnings for those periods. As part of the initial public offering, APT Holding will own a portion of the common and all of the subordinated units of the Partnership and a newly created entity, American Petroleum Tankers GP LLC (“APT GP”) will own the Partnership’s non-economic general partner interest. The unaudited basic and diluted pro forma loss per common unit for the six month period ended June 30, 2013 has been calculated based on the assumed capital structure of the Partnership consisting of a noneconomic general partner interest and                  common and subordinated units. The number of common units that we would have been required to issue to fund the              distributions was             , which was calculated at $                 divided by the initial public offering price of $                 per common unit. However, such additional units have been excluded in the pro forma loss per unit as the affect is antidilutive. There were no potential common units outstanding to be considered in the pro forma loss per unit calculation.

The unaudited pro forma balance sheet as of June 30, 2013 gives pro forma effect to the assumed distribution discussed above and the effect of the change in capitalization with respect to the elimination of Members’ equity as though the transaction was effective and the distribution was payable as of that date.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

New Accounting Pronouncements

There are no recently issued accounting standards that we believe will have a material impact on our financial position, results of operations or cash flows.

Note 3 – Deferred Financing Costs, Net

The gross carrying amount and accumulated amortization of the Company’s deferred financing charges at June 30, 2013 and December 31, 2012 are as follows:

	June 30, 2013	December 31, 2012
Gross carrying amount	$6,188	$23,362
Accumulated amortization	(238)	(16,908)

Total deferred financing costs, net	$5,950	$6,454

American Petroleum Tankers Holding LLC

Notes to Unaudited Condensed Consolidated Financial Statements

Six Months Ended June 30, 2013 and 2012

(dollars in thousands)

In connection with issuing the Notes on May 17, 2010, $10,407 of costs were capitalized as deferred financing costs and were being amortized over the five year term of the Notes using the effective interest method. The remaining balance of unamortized costs were written off with the refinancing of the Notes on April 2, 2013.

The Company incurred costs of $1,536 related to potential refinancing under the U.S. Title XI Federal Ship Financing Program. These costs were recognized as a write-off of Title XI deferred financing costs when our application was denied in November 2012.

In connection with issuing the Term Loan and Revolver on April 2, 2013, $6,188 of costs were capitalized as deferred financing costs are being amortized over the six and a half year term of the loan using the effective interest method.

Amortization of deferred financing costs of $873 and $1,255 was recorded to Interest Expense during the six months ended June 30, 2013 and 2012, respectively.

The amortization expense for deferred financing costs for each of the succeeding fiscal years through December 31, 2018 is estimated to be as follows:

Remainder of 2013	$486
2014	967
2015	957
2016	947
2017	937
2018	928

Note 4 – Vessels and Equipment, Net

Vessel and Equipment, Net consists of the following:

	June 30, 2013	December 31, 2012
Vessels and equipment	$718,654	$718,654
Less accumulated depreciation	(84,947)	(73,096)

	$633,707	$645,558

On March 18, 2013, the Company reached a settlement of the construction contract assignment and warranty claims with NASSCO. Prior to the settlement, the Company owed NASSCO $1,900 relating to unpaid construction costs of the vessels. The settlement provided for a settlement payment of $118 to NASSCO in exchange for settlement of amounts due under the construction contract assignment and settlement of all potential warranty claims, resulting in a gain on settlement of $1,500 which is reported as Other Income.

Note 5 – Lease Receipts

In May 2013, the Company entered into a forward charter agreement with a major oil refiner for the Evergreen State or, at the Company’s option, the Empire State, upon redelivery from the Military Sealift Command of the U.S. Navy (“MSC”). The charter has an initial term of four years, with two two-year extension options. Also, as disclosed in Note 13, in July 2013 the Company entered into a forward charter agreement with another major oil refiner for the Empire State or, at the Company’s option, the Evergreen State, upon redelivery from MSC. The charter has an initial term of five years, with no extension options.

American Petroleum Tankers Holding LLC

Notes to Unaudited Condensed Consolidated Financial Statements

Six Months Ended June 30, 2013 and 2012

(dollars in thousands)

Note 6 – Long-Term Debt

Long-term debt consists of the following:

	June 30, 2013	December 31, 2012
Term Loan, net of $1,298 unamortized original issuance discount at June 30, 2013	$268,702	$—
Notes, net of $3,400 unamortized original issuance discount at December 31, 2012	—	254,600
Sponsor Facility	—	455,530

	268,702	710,130
Less current portion	(2,700)	—

	$266,002	$710,130

Term Loan

On April 2, 2013, APT Parent entered into a $280,000 credit facility consisting of a $270,000 Term Loan (the “Term Loan”) and a $10,000 revolving credit facility (the “Revolver”).

The Term Loan matures on October 2, 2019. Borrowings for the term loans bear interest, at the Company’s option, at a rate equal to a margin over either (a) a base rate determined by reference to the highest of (1) the administrative agent’s prime lending rate, (2) the federal funds effective rate plus 0.5% and (3) the LIBOR rate determined by reference to the British Bankers’ Association LIBOR rate (“BBA LIBOR”) for the interest period relevant to such borrowing plus 1.00% or (b) a Eurocurrency rate based on the BBA LIBOR rate. The margin for the term loans is 2.50%, in the case of base rate loans, and 3.50%, in the case of Eurocurrency rate loans, subject to a base rate floor of 2.25% and a Eurocurrency rate floor of 1.25%. The interest rate on the Term Loan at June 30, 2013 was 4.75%.

The Revolver matures on April 2, 2018. Borrowings under the revolving credit facility bear interest, at the Company’s option, at a rate equal to a margin over either (a) a base rate determined by reference to the highest of (1) the administrative agent’s prime lending rate, (2) the federal funds effective rate plus 0.5% and (3) the BBA LIBOR rate plus 1.00% or (b) a Eurocurrency rate based on the BBA LIBOR rate. The margin for the revolving credit facility is 2.25%, in the case of base rate loans, and 3.25%, in the case of Eurocurrency rate loans.

In addition to paying interest on outstanding principal under APT Parent’s credit agreement, the Company is required to pay a commitment fee to the lenders under the revolving credit facility in respect of the unutilized commitments thereunder. The commitment fee rate is 0.50% per annum.

The Term Loan has minimum annual payments of $2,700 (payable quarterly), plus additional mandatory payments based on excess cash flow, as defined in the credit agreement. The Term Loan is to be repaid with 50% of the excess cash flow for each fiscal year of the borrower (commencing with the 2014 fiscal year) with a decrease to 25% if consolidated senior secured net leverage ratio is equal to or less than 4.00:1.00 and 0% is consolidated senior secured net leverage ratio is equal to or less than 3.50:1.00. The consolidated senior secured net leverage ratio is the ratio of total net debt (debt less cash) to earnings before interest, taxes, depreciation, and

American Petroleum Tankers Holding LLC

Notes to Unaudited Condensed Consolidated Financial Statements

Six Months Ended June 30, 2013 and 2012

(dollars in thousands)

amortization (EBITDA), as defined in the credit agreement. There is a single financial covenant, requiring that consolidated total net leverage ratio as of the last day of any quarter (commencing September 30, 2013) must not exceed 6.50:1.00.

There are additional restrictions on dividends and other restricted payments as well as limitations on additional indebtedness. The Company may make restricted payments in an aggregate amount not to exceed, (a) $15,000, plus, if the consolidated total net leverage ratio is less than or equal to 4.50 to 1.00, (b) the portion, if any, of any cumulative credits from retained excess cash flow, equity offerings or asset sales, as defined in the credit agreement, as long as no event of default has occurred. Limitations on the ability of the Company to make additional restricted payments are reduced so long as the consolidated total net leverage ratio calculated is less than or equal to 4.00 to 1.00. The Company is permitted to incur additional indebtedness if such indebtedness is unsecured or secured on a junior lien basis with the Senior Facilities, and the consolidated total net leverage ratio is less than 6.00:1.00. If such indebtedness is secured on a pari passu basis with the Term Loan, a consolidated senior secured net leverage ratio must be less than 4.50:1.00. Additionally, the maturity of the additional indebtedness must be at least 91 days past the maturity of the Term Loan and have other terms and conditions that are generally no less favorable than the Term Loan.

First Priority Senior Secured Notes

On May 17, 2010, APT Parent and AP Tankers Co. issued $285,000 10.25% First Priority Senior Secured Notes (the “Notes”) due 2015 at a price of 97.203%. Interest on the Notes was payable on May 1 and November 1 of each year, beginning November 1, 2010.

On April 2, 2013, the Company completed the redemption of the remaining $258,000 principal amount of the Notes plus debt prepayment fees of $6,615 and accrued interest of $13,295. As a result, the Company recognized a loss on redemption of the Notes of $13,647 in the second quarter of 2013, representing the debt prepayment fees of $6,615, write-off of deferred financing costs of $4,001, and write-off of discount on notes issued of $3,031.

Sponsor Facility

The Company maintained a Notes Facility (the “Sponsor Facility”) pursuant to which the Class A Members or their affiliates made available $325,000 of revolving credit loans. Beginning July 2009, the monthly interest payments are treated as paid-in-kind in lieu of monthly cash payments. As a result, the Company is allowed to exceed its total commitment under the Sponsor Facility for the capitalized paid-in-kind payments. Under the terms of the Sponsor Facility, the ability to borrow additional amounts against this facility ceased in June 2011.

During the six months ended June 30, 2013 and 2012, the Company recorded $12,935 and $23,662, respectively, for interest-in-kind payments that were capitalized in the Sponsor Facility balance.

The Sponsor Facility was converted to members’ equity on April 2, 2013. The Company recognized a loss on the conversion of $1,893, consisting of the write-off of deferred financing costs.

American Petroleum Tankers Holding LLC

Notes to Unaudited Condensed Consolidated Financial Statements

Six Months Ended June 30, 2013 and 2012

(dollars in thousands)

The maturities of long-term debt subsequent to June 30, 2013, are as follows:

2013	$1,350
2014	2,700
2015	2,700
2016	2,700
2017	2,700
Thereafter	257,850

$270,000

A reconciliation of Interest Expense for the six month periods ended June 30, 2013 and 2012 is as follows:

	Six Months Ended June 30,
	2013	2012
Cash paid for interest—other(1)	$16,395	$13,222
Paid-in-kind interest to members	12,935	23,662
Amortization of deferred financing costs	873	1,255
Amortization of discounts on notes issued	420	729
Administrative fees	95	150
Unused revolver commitment fee	5	—
Change in interest accrual	(4,301)	—

Net Interest Expense	$26,422	$39,018

(1)	Represents additional cash flow disclosures.

Note 7 – Capital Structure and Limited Liability Company Agreement

The Company was formed on August 7, 2006 for purposes of financing the construction of and operating five tankers pursuant to the NASSCO contract. The Class A Members and Class B Member provided $105,000 and $70,000, respectively, of equity financing to the Company.

The LLC agreement governs the rights and obligations of the members. The LLC agreement specifies, among other matters, the following: a) the rights and obligations of the Class A Members and the Class B Members, including voting rights; b) maintenance of individual capital accounts; c) allocations of profits and losses; and d) distributions to the members. Profits of the Company are allocated first to the Class A Members until they receive a specified return, then to the Class B Member until it receives a specified return, and then on a shared basis dependent on the returns generated. Losses of the Company are allocated to the Class B interests until their respective capital accounts have been reduced to zero and any further losses are allocated to the Class A Members.

On April 2, 2013, the Sponsor Facility was converted to Class A Members’ equity in conjunction with the refinancing of the Notes. On April 16, 2013, the Company returned $57,000 of capital to the Class A Members.

American Petroleum Tankers Holding LLC

Notes to Unaudited Condensed Consolidated Financial Statements

Six Months Ended June 30, 2013 and 2012

(dollars in thousands)

Note 8 – Related Party Transactions

Blackstone/Cerberus Entities

The Company paid an annual administration fee of $300 for the Sponsor Facility to an affiliate of certain of the Class A Members. This fee was recognized as a component of Interest Expense in the accompanying Unaudited Condensed Consolidated Statements of Operations. The unamortized amount of the administrative fee was written-off on April 2, 2013 with the conversion of the Sponsor Facility to equity.

During the six months ended June 30, 2013, the Company recorded $12,935 for interest-in-kind payments that were capitalized in the Sponsor Facility balance. During the six months ended June 30, 2012, the Company recorded $23,662 for interest-in-kind payments that were capitalized in the Sponsor Facility balance.

In connection with issuing the Term Loan and Revolver on April 2, 2013, the Class A Members were paid an aggregate of $338 for financing costs incurred.

Note 9 – Derivative Instruments

Effective April 1, 2007, the Company entered into a nine-year interest rate cap, with a notional amount of $100,000, for $1,924, including transaction fees. This interest rate cap of the three-month U.S. Dollar LIBOR of 6.0% was intended to reduce the potential negative impacts to the Company’s cash flows that could result from movements in interest rates.

The Company recognizes all derivatives as either assets or liabilities in the balance sheet and measures those instruments at fair value. Changes in the fair value of those instruments are reported in earnings, as the Company did not designate the interest rate cap as a hedge. The fair market value of the interest rate cap at June 30, 2013 and December 31, 2012 was $36 and $25, respectively, and is recorded as a long-term asset in Other Assets in the accompanying Unaudited Condensed Consolidated Balance Sheets. The change in the fair value of the derivative of $11 and $(188) during the six months ended June 30, 2013 and 2012, respectively, was recorded to Derivative Gains (Losses) in the accompanying Unaudited Condensed Consolidated Statement of Operations.

Note 10 – Fair Value of Financial Instruments

The methods and assumptions used to estimate the fair value of each class of financial instruments are set forth below:

•	Cash and cash equivalents—the carrying amounts approximate fair value because of the relatively short time between the origination of the instrument and its expected realization.

•

Derivative financial instruments—the fair value of the interest rate cap is developed from market-based inputs under the income approach, as obtained from a brokerage agency, using cash flows discounted at relevant market interest rates.

•

Long-term debt—The fair value of debt is estimated based on each obligation’s characteristics, using the borrowing rates currently available for the same or similar issues for debt of the same remaining maturities, and discounted back to the present value. The Company regularly monitors its credit risk in evaluating its fair value of long-term debt. Significant factors evaluated include changes in margin on its various loans and its ability to make future debt payments. For registered debt, the fair value at December 31, 2012 was based on quoted prices in inactive markets. At June 30, 2013, the carrying

American Petroleum Tankers Holding LLC

Notes to Unaudited Condensed Consolidated Financial Statements

Six Months Ended June 30, 2013 and 2012

(dollars in thousands)

value and estimated fair value of the Company’s debt was $268,702. At December 31, 2012, the carrying value and estimated fair value of the Company’s debt was $710,130 and $753,533, respectively.

The following valuation hierarchy prioritizes the inputs for valuation used to measure fair value into three broad levels as follows:

Level 1: Quoted market prices in active markets for identical assets or liabilities.

Level 2: Observable market based inputs or unobservable inputs that are corroborated by market data.

Level 3: Unobservable inputs that are not corroborated by market data.

The Company utilizes the best available information in measuring fair value. The Company has determined that its interest rate cap and debt are valued using Level 2 inputs.

Note 11 – Commitments and Contingencies

Since July 28, 2009, the Company has engaged a third party to provide administrative, construction oversight supervision, and management services for the construction and operation of its vessels, subject to a management and construction supervision agreement (the “Agreement”). The Agreement has an initial term of 5 years and is subject to early termination at any time and without cause upon 90 days notice, at the Company’s option.

Note 12 – Financial Information by Segments and Geographic Area

The Company’s business is to own and charter its tankers that transport refined petroleum products and crude oil primarily in the U.S. domestic trade, which is commonly referred to as the Jones Act trade, under long-term charter agreements. Two of the vessels currently operate worldwide. Each of the vessels represents an operating segment. These segments are aggregated into one reportable segment as the vessels have similar economic characteristics and are all of the same design and capacity such that they may be chartered interchangeably to potential counterparties and all vessels are managed using common processes and procedures.

Note 13 – Subsequent Events

The Company evaluated events and transactions that occurred during the period from June 30, 2013, the date of the balance sheet, through October 4, 2013, the date of issuance of the consolidated financial statements, and identified the following events or transactions that should be disclosed:

On July 31, 2013, the Company entered into a forward charter agreement with a major US refining company for the Empire State or, at our option, the Evergreen State, upon redelivery from MSC but no earlier than August 1, 2014. The charter has an initial term of 5 years, with no extension options.

On July 31, 2013, the Company made a principal payment of $10,000 on the Term Loan.

On August 23, 2013, the Company filed a confidential draft Registration Statement on Form S-1 in order to issue partnership units of a newly formed master limited partnership, American Petroleum Tankers Partners LP (the “Partnership”). The Partnership will issue units to APT Holding in exchange for all interests in APT New Intermediate Holdco LLC. The owners of APT Holding will be the majority owners of the Partnership as they will own 100%

American Petroleum Tankers Holding LLC

Notes to Unaudited Condensed Consolidated Financial Statements

Six Months Ended June 30, 2013 and 2012

(dollars in thousands)

of the general partner of the Partnership and certain common units and all subordinated units, representing limited partnership interests. The Partnership will use approximately $                 of the net proceeds from this offering to repay term loan borrowings under the Company’s existing credit facility and approximately $                 to fund a cash distribution to APT Holding.

On August 30, 2013, the Company made a principal payment of $8,000 on the Term Loan.

On September 4, 2013, the Company extended the fixed term of the charter agreement with Chevron on the Sunshine State through December 31, 2016, with an additional one year option period.

On September 27, 2013, the Military Sealift Command exercised the third option on the charters for the Empire State and Evergreen State, for the period from October 1, 2013 through September 30, 2014.

On September 30, 2013, the Company made a principal payment of $3,500 on the Term Loan.

*****

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Partners of

American Petroleum Tankers Partners LP

Plymouth Meeting, Pennsylvania

We have audited the accompanying balance sheet of American Petroleum Tankers Partners LP (the “Partnership”) as of August 22, 2013. This balance sheet is the responsibility of the Partnership’s management. Our responsibility is to express an opinion on this balance sheet based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. The Partnership is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Partnership’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such balance sheet presents fairly, in all material respects, the financial position of American Petroleum Tankers Partners LP at August 22, 2013, in conformity with accounting principles generally accepted in the United States of America.

/s/ DELOITTE & TOUCHE LLP

Certified Public Accountants

Jacksonville, Florida

August 23, 2013 (October 4, 2013 as to note 2)

American Petroleum Tankers Partners LP

Balance Sheet

as of August 22, 2013

Assets
Cash	$1

Total Assets	$1

Partners’ Capital
Common units	$1
Subordinated units	—
General partner interest	—

Total Partners’ Capital	$1

The accompanying notes are an integral part of this balance sheet.

American Petroleum Tankers Partners LP

Notes to Balance Sheet

As of August 22, 2013

Note 1 – Formation and Nature of Operations

American Petroleum Tankers Partners LP (the “Partnership”) is a Delaware limited partnership formed on August 21, 2013 by American Petroleum Tankers GP LLC (the “APT GP”) to provide Jones Act marine transportation services for refined petroleum products and crude oil in the U.S. domestic trades. APT GP is a Delaware limited liability company formed to become the general partner of the Partnership.

On August 21, 2013, American Petroleum Tankers Holding LLC, a Delaware limited liability company, contributed $1 to the Partnership in exchange for a 100% limited partnership interest. Other than the capital contribution, there was no activity in the Partnership between August 21, 2013 and August 22, 2013.

Note 2 – Subsequent Events

The Partnership has evaluated subsequent events through October 4, 2013, the date the financial statements were issued. Any material subsequent events that have occurred during this time have been properly recognized or disclosed in our Balance Sheet or Notes to the Balance Sheet.

APPENDIX A: FORM OF AGREEMENT OF LIMITED PARTNERSHIP

To be filed by Amendment.

A-1

Through and including                      (the 25th day after the date of this prospectus), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligations to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

            Common Units

Representing Limited Partnership Interests

American Petroleum Tankers Partners LP

Prospectus

                    , 2013

BofA Merrill Lynch

Barclays

Credit Suisse

UBS Investment Bank

Wells Fargo Securities

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.

The following table sets forth the expenses payable by the Registrant expected to be incurred in connection with the issuance and distribution of common units being registered hereby (other than underwriting discounts and structuring fees). All of such expenses are estimates, except for the Securities and Exchange Commission (“SEC”) registration fee, the Financial Industry Regulatory Authority (“FINRA”) filing fee and the New York Stock Exchange (“NYSE”) listing fee.

SEC registration fee		$22,218
FINRA filing fee		26,375
NYSE listing fee		*
Printing fees and expenses		*
Legal fees and expenses		*
Blue sky fees and expenses		*
Registrar and transfer agent fees		*
Accounting fees and expenses		*
Miscellaneous expenses		*

Total	$	*

*	To be completed by amendment.

Item 14.	Indemnification of Directors and Officers.

The section of the prospectus entitled “The Partnership Agreement—Indemnification” discloses that we will generally indemnify officers, directors and affiliates of our general partner to the fullest extent permitted by the law against all losses, claims, damages or similar events and is incorporated herein by this reference. Reference is also made to the form of Underwriting Agreement to be filed as an exhibit to this registration statement in which we and our affiliates will agree to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, and to contribute to payments that may be required to be made in respect of these liabilities. Subject to any terms, conditions or restrictions set forth in the partnership agreement, Section 17-108 of the Delaware Revised Uniform Limited Partnership Act empowers a Delaware limited partnership to indemnify and hold harmless any partner or other person from and against all claims and demands whatsoever.

Item 15.	Recent Sales of Unregistered Securities.

On August 21, 2013, in connection with our formation, (i) we issued to our general partner a non-economic general partner interest in us and (ii) we issued to Holding a 100% limited partnership interest in us in exchange for $1.00. These transactions were exempt from registration by virtue of Section 4(2) of the Securities Act.

Item 16.	Exhibits and Financial Statement Schedules.

(a) Exhibits. See the Exhibit Index immediately following the signature page hereto, which is incorporated by reference as if fully set forth herein.

(b) Financial Statement Schedules. The following Financial Statements Schedules are included herein:

None.

II-1

Item 17.	Undertakings.

(1) The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

(2) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(3) The undersigned registrant hereby undertakes that:

(A)	For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(B)	For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The registrant undertakes to send to each common unitholder at least on an annual basis a detailed statement of any transactions with American Petroleum Tankers GP LLC or its affiliates, and of fees, commissions, compensation and other benefits paid, or accrued to American Petroleum Tankers GP LLC or its affiliates for the fiscal year completed, showing the amount paid or accrued to each recipient and the services performed.

The registrant undertakes to provide to the common unitholders the financial statements required by Form 10-K for the first full fiscal year of operations of the registrant.

The registrant undertakes to promptly notify each common unitholder, in writing, of the receipt of the ruling or of an adverse ruling or refusal to rule by the IRS, and undertakes to file with the SEC a Form 8-K describing such event.

II-2

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Plymouth Meeting, the State of Pennsylvania, on October 31, 2013.

AMERICAN PETROLEUM TANKERS PARTNERS LP

By:	AMERICAN PETROLEUM TANKERS GP LLC,
its general partner

By:	/s/ Philip J. Doherty
Name: Philip J. Doherty Title: Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on October 31, 2013.

Signature	Capacity

* Robert K. Kurz	Chief Executive Officer (Principal Executive Officer)

/s/ Philip J. Doherty Philip J. Doherty	Chief Financial Officer (Principal Financial and Accounting Officer)

* Sean T. Klimczak	Director

* Bilal Khan	Director

*	/s/ Philip J. Doherty Philip J. Doherty as Attorney in Fact

EXHIBIT INDEX

Exhibit No.	Description
1.1**	Form of Underwriting Agreement

1.2**	Form of Structuring Fee Agreement, among American Petroleum Tankers Partners LP, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Barclays Capital Inc.

2.1**	Form of Contribution, Conveyance and Assumption Agreement

3.1***	Certificate of Limited Partnership of American Petroleum Tankers Partners LP

3.2**	Form of Amended and Restated Agreement of Limited Partnership of American Petroleum Tankers Partners LP (included as Appendix A to the prospectus)

3.3***	Certificate of Formation of American Petroleum Tankers GP LLC

3.4**	Amended and Restated Limited Liability Company Agreement of American Petroleum Tankers GP LLC

5.1**	Opinion of Simpson Thacher & Bartlett LLP as to the legality of the securities being registered

8.1**	Opinion of Simpson Thacher & Bartlett LLP relating to tax matters

10.1	Settlement Agreement and Release, dated July 10, 2009, by and among U.S. Shipping Partners L.P., USS Product Manager LLC, USS Product Carriers LLC, USS PC Holding Corp., Blackstone Corporate Debt Administration L.L.C., the Blackstone Funds, Cerberus Partners L.P., Styx Partners, L.P., A3 Funding LP and American Petroleum Tankers LLC (f/k/a USS Products Investor LLC) (previously filed as Exhibit 10.6 to Amendment No. 1 to the Registration Statement on Form S-4 (Reg. No. 333-171331) originally filed with the SEC by American Petroleum Tankers Parent LLC on February 3, 2011 and incorporated by reference herein).

10.2	Solicitation, Offer and Award, dated August 31, 2006, by and among MSC and American Petroleum Tankers LLC (as successor in interest to USS Product Carriers LLC), as amended (previously filed as Exhibit 10.7 to Amendment No. 1 to the Registration Statement on Form S-4 (Reg. No. 333-171331) originally filed with the SEC by American Petroleum Tankers Parent LLC on February 3, 2011 and incorporated by reference herein).

10.3	Amendment of Solicitation/Modification of Contract, dated as of December 19, 2011 between American Petroleum Tankers LLC and MSC (previously filed as Exhibit 10.1 to the Current Report on Form 8-K originally filed with the SEC by American Petroleum Tankers Parent LLC (Commission No. 333-171331) on December 23, 2011 and incorporated by reference herein).

10.4

Time Charterparty, dated December 8, 2006, by and among BP West Coast Products LLC and JV Tanker Charterer LLC (previously filed as Exhibit 10.8 to Amendment No. 5 to the Registration Statement on Form S-4 (Reg. No. 333-171331) originally filed with the SEC by American Petroleum Tankers Parent LLC on April 8, 2011 and incorporated by reference herein). Portions of this d ocument have been omitted and filed separately with the SEC pursuant to a request for confidential treatment.

10.5**	Time Charter Party, dated January 24, 2012, between PI 2 Pelican State LLC, American Petroleum Tankers Parent LLC and Shell. Portions of this document have been omitted and filed separately with the SEC pursuant to a request for confidential treatment.

10.6	Time Charter Party, dated June 29, 2012, by and among Chevron USA Inc. and APT Sunshine State LLC, as amended (previously filed as Exhibit 10.1 to the Quarterly Report on Form 10-Q originally filed with the SEC by American Petroleum Tankers Parent LLC (Commission No. 333-171331) on November 13, 2012 and incorporated by reference herein). Portions of this document have been omitted and filed separately with the SEC pursuant to a request for confidential treatment.

10.7**	Time Charter Party, dated September 4, 2013, by and among Chevron USA Inc. and APT Sunshine State LLC.

10.8**	Time Charter Party, dated May 20, 2013, between American Petroleum Tankers LLC and Gold Star Maritime Company.

Exhibit No.	Description

10.9**	Time Charter Party, dated July 31, 2013, between American Petroleum Tankers LLC and Phillips 66 Company. Portions of this document have been omitted and filed separately with the SEC pursuant to a request for confidential treatment.

10.10**	Form of Option Agreement, among State Class Tankers II LLC, American Petroleum Tankers Partners LP and American Petroleum Tankers GP LLC.

10.11**	Form of Ship Management Agreement with Intrepid Ship Management, Inc. an affiliate of Crowley Maritime Corporation (previously filed as Exhibit 10.5, and included in Exhibit 10.4, to the Registration Statement on Form S-4 (Reg. No. 333-171331) originally filed with the SEC on December 21, 2010 and incorporated by reference herein).

10.12†	Employment Agreement, dated December 30, 2009 as amended between American Petroleum Tankers LLC, American Petroleum Tankers Parent LLC and Robert K. Kurz (previously filed as Exhibit 10.1 to the Registration Statement on Form S-4 (Reg. No. 333-171331) originally filed with the SEC by American Petroleum Tankers Parent LLC on December 21, 2010 and incorporated by reference herein).

10.13†	Employment Agreement, dated August 9, 2010 between American Petroleum Tankers Parent LLC and Philip J. Doherty (previously filed as Exhibit 10.2 to the Registration Statement on Form S-4 (Reg. No. 333-171331) originally filed with the SEC by American Petroleum Tankers Parent LLC on December 21, 2010 and incorporated by reference herein).

10.14†	Deferred Compensation Agreement between American Petroleum Tankers Parent LLC and Robert K. Kurz (previously filed as Exhibit 10.1 to the Current Report on Form 8-K originally filed with the SEC by American Petroleum Tankers Parent LLC (Commission No. 333-171331) on December 14, 2011 and incorporated by reference herein).

10.15**†	Amendment No. 1 to Deferred Compensation Agreement, dated October 1, 2011, between American Petroleum Tankers Parent LLC and Robert K. Kurz.

10.16**†	Form of American Petroleum Tankers Partners LP 2013 Omnibus Incentive Plan

10.17**	Credit Agreement, dated as of April 2, 2013, among APT New Intermediate Holdco LLC, as parent guarantor, American Petroleum Tankers Parent LLC, as borrower, certain subsidiaries of the borrower from time to time party thereto, as subsidiary guarantors, Bank of America, N.A., as administrative agent, collateral agent, security trustee, swing line lender, letter of credit issuer and a lender, and the other lenders from time to time party thereto.

10.18**	Form of Registration Rights Agreement

21.1***	List of subsidiaries of the registrant

23.1*	Consent of Deloitte & Touche LLP

23.2*	Consent of Deloitte & Touche LLP

23.3**	Consent of Simpson Thacher & Bartlett LLP (included in Exhibit 5.1)

23.4**	Consent of Simpson Thacher & Bartlett LLP (included in Exhibit 8.1)

23.5***	Consent of Navigistics Consulting

23.6*	Consent of Charles W. Parks, Jr.

24.1***	Powers of Attorney

*	Filed herewith.
**	To be filed by amendment.
***	Previously filed.
†	Identifies exhibits that consist of a management contract or compensatory plan or arrangement.